     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996

                                                      REGISTRATION NO. 333-02703
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         THE PROVIDENCE JOURNAL COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                         4833, 2710                        05-0481966
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL             (IRS EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)


                               75 FOUNTAIN STREET
                         PROVIDENCE, RHODE ISLAND 02902
                                 (401) 277-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                JOHN L. HAMMOND
        VICE PRESIDENT -- GENERAL COUNSEL & CHIEF ADMINISTRATIVE OFFICER
                               75 FOUNTAIN STREET
                         PROVIDENCE, RHODE ISLAND 02902
                                 (401) 277-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        Copies of all correspondence to:


      LAURA N. WILKINSON, ESQ.                     MICHAEL L. FITZGERALD, ESQ.
         EDWARDS & ANGELL                                BROWN & WOOD
     2700 HOSPITAL TRUST TOWER                      ONE WORLD TRADE CENTER
   PROVIDENCE, RHODE ISLAND 02903                  NEW YORK, NEW YORK 10048

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                        CALCULATION OF REGISTRATION FEE
=================================================================================
                                          PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF           AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED            PRICE(1)(2)         REGISTRATION FEE
- ---------------------------------------------------------------------------------
Class A Common Stock,
par value $1.00 per share(3).............     $139,125,000         $47,975(4)
=================================================================================

- -------------

(1) Includes $17,100,000 of Class A Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.


(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.


(3) Including Class A rights.


(4) $47,587 of the registration fee was paid with the original filing of the Form S-1 on APRIL 22, 1996 relating to $138,000,000 of Class A Common Stock registered. $1,125,000 of new Class A Common Stock is being registered herewith, for which a filing fee of $388 is being paid herewith.


                            ----------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     The Registration Statement contains two forms of prospectus, one to be used in connection with an underwritten offering (the "Underwritten Prospectus") and one to be used in connection with a concurrent direct sale by the Company of Common Stock to eligible employees of the Company and its subsidiaries (the "Direct Placement Prospectus"). The Underwritten Prospectus and the Direct Placement Prospectus will be identical in all respects except for the outside and inside front cover pages, pages 16 and 17, the sections entitled "Underwriting", and alternatively, "Plan of Distribution", and the outside back cover pages.

     The form of the Underwritten Prospectus is included herein and the form of the front cover page, inside front cover page, alternative pages 16 and 17, "Plan of Distribution" section and back cover page of the Direct Placement Prospectus are included following the back cover page of the Underwritten Prospectus as pages X-1 though X-8.

                         THE PROVIDENCE JOURNAL COMPANY
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                  ITEM NUMBER                              LOCATION IN PROSPECTUS*
- -----------------------------------------------  --------------------------------------------
 1. Forepart of the Registration Statement and
    Outside Front Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet; Outside
                                                   Front Cover Page of Prospectus
 2. Inside Front and Outside Back Cover Pages
    of Prospectus; Available Information.......  Inside Front and Outside Back Cover Pages of
                                                   Prospectus; Available Information
 3. Summary Information, Risk Factors and Ratio
    of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors
 4. Use of Proceeds............................  Prospectus Summary; Use of Proceeds
 5. Determination of Offering Price............  Underwriting or Plan of Distribution
 6. Dilution...................................  Dilution
 7. Selling Security Holders...................  Not Applicable
 8. Plan of Distribution.......................  Outside and Inside Front Cover Pages;
                                                   Underwriting or Plan of Distribution;
                                                   Outside Back Cover Page
 9. Description of Securities to be
    Registered.................................  Outside Front Cover Page; Prospectus
                                                 Summary; Description of Capital Stock
10. Interests of Named Experts and Counsel.....  Not Applicable
11. Information with Respect to the
    Registrant.................................  Outside Front Cover Page; Prospectus
                                                 Summary; Risk Factors; Use of Proceeds;
                                                   Dividend Policy; Capitalization; Selected
                                                   Financial Data; Management's Discussion
                                                   and Analysis of Financial Condition and
                                                   Results of Operations; Business;
                                                   Management; Principal Stockholders;
                                                   Certain Transactions; Description of
                                                   Capital Stock
12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities................................  Not Applicable

- ---------------

* All cross-references relate to each of the Underwritten Prospectus and the Direct Placement Prospectus, except that references to "Underwriting" relate solely to the Underwritten Prospectus and references to "Plan of Distribution" relate solely to the Direct Placement Prospectus.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 21, 1996

PROSPECTUS
- ----------
                                7,125,000 SHARES

THE PROVIDENCE                      [LOGO]                    JOURNAL COMPANY

                              CLASS A COMMON STOCK
                               ($1.00 PAR VALUE)

                                ---------------


     All of the 7,125,000 shares of Class A Common Stock, $1.00 par value (the "Class A Common Stock"), offered hereby (the "Underwritten Offering") are being offered by The Providence Journal Company (the "Company"). In addition to the Underwritten Offering contemplated hereby, the Company is also offering an additional 450,000 shares of Class A Common Stock to eligible employees of the Company and its subsidiaries (the "Direct Placement" and, together with the Underwritten Offering, the "Offerings") at a price per share equal to the initial public offering price per share for the Class A Common Stock less an amount equal to the underwriting discount per share. Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price for the Class A Common Stock will be between $15.00 and $17.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price.


     Upon consummation of the Offerings, the Company's authorized and outstanding capital stock will consist of Class A Common Stock and Class B Common Stock, $1.00 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"). The rights of the holders of the Common Stock are identical, except that each share of Class B Common Stock entitles the holder to four votes per share, while each share of Class A Common Stock entitles the holder to one vote per share. The Class A Common Stock and Class B Common Stock vote as a single class on substantially all matters, except as otherwise required by law. The Class B Common Stock is convertible at any time at the election of the holder on a share-for-share basis into Class A Common Stock, and automatically converts into Class A Common Stock under certain circumstances involving a transfer. See "Description of Capital Stock".

     The shares of Class A Common Stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "PRJ".

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                           PRICE TO       UNDERWRITING         PROCEEDS TO
                            PUBLIC         DISCOUNT(1)          COMPANY(2)
- --------------------------------------------------------------------------------
Per Share.............       $                $                    $
- --------------------------------------------------------------------------------
Total(3)..............       $                $                    $
================================================================================

- -----------

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting".

(2) Before deducting expenses estimated at $1,400,000 payable by the Company.

(3) The Company has granted the Underwriters an option, exercisable within 30 days after the date hereof, to purchase up to an aggregate of 1,068,750 additional shares of Class A Common Stock, at the initial price to public per share, less the underwriting discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting".

                                ---------------

        The shares of Class A Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of certificates for the shares of Class A Common
Stock will be made in New York, New York on or about             ,1996.

                                ---------------

MERRILL LYNCH & CO.
                    BEAR, STEARNS & CO. INC.
                                               DONALDSON, LUFKIN & JENRETTE
                                                  SECURITIES CORPORATION

                                ---------------

                 The date of this Prospectus is        , 1996.

                                     [LOGO]


     IN CONNECTION WITH THIS UNDERWRITTEN OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

- -------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Company" are to The Providence Journal Company and its consolidated subsidiaries, as successor to Providence Journal Company ("Old PJC") after giving effect to the transactions described herein under "The Company -- Background; Reorganization". Unless otherwise indicated, all market rank, station rank in market and station audience rating and share data contained herein have been obtained from the Nielsen Station Index dated May 1996 and all "effective buying income" ("EBI"), market population, household growth and retail sales data contained herein have been obtained from Investing in Television, 1996 Market Report, published by BIA Publications, Inc. ("BIA"). Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the over-allotment option granted to the Underwriters, (ii) assumes that 450,000 shares of Class A Common Stock will be issued in the Direct Placement and (iii) gives effect to a 450-for-1 stock split (the "Stock Split") of the Common Stock effected on June 18, 1996.


                                  THE COMPANY

GENERAL

     The Company owns and operates nine network-affiliated television stations (the "Stations") and provides or will provide programming and marketing services to three television stations (the "LMA Stations") under local marketing agreements ("LMAs") in geographically diverse markets throughout the United States (the "Broadcasting Business"), publishes the largest daily newspaper in the Rhode Island and southeastern Massachusetts market (the "Publishing Business"), and produces diversified programming and interactive electronic media services (the "Programming and Electronic Media Business"). The Company's television broadcasting group reaches 5.6 million households, or 6% of all U.S. television households; its newspaper is the leading newspaper in its market in terms of advertising and circulation; and certain of its programming and electronic media businesses, such as the Television Food Network, serve subscribers and viewers nationwide.

     Important factors in the success of the Company's broadcasting and publishing businesses have been its strong local news focus, targeted local advertising sales efforts, investment in advanced technology and emphasis on cost control. The resulting strength of its media franchises presents attractive opportunities for future growth and for realization of operating efficiencies. In addition to increasing the reach of its broadcasting operations and cable and satellite television networks through acquisitions and internal growth, the Company intends to develop new revenue sources that build on the existing strength of its brands and expertise and have broad regional or national appeal. See "Business".

     The Company's broadcasting operations are located in markets ranging from the 12th to the 127th largest Designated Market Areas (defined by A. C. Nielsen Co. ("Nielsen") as geographic markets for the sale of national "spot" and local advertising time) in the United States ("DMAs"), with five such Stations and one LMA Station in the 50 largest DMAs. Five of the Stations are network affiliates of the National Broadcasting Company Incorporated ("NBC") television network, two are network affiliates of the Fox Broadcasting Network ("Fox"), one is a network affiliate of the American Broadcasting Company ("ABC") and one is a network affiliate of CBS, Inc. ("CBS"). In 1995, EBITDA (as defined herein) of the Broadcasting Business represented approximately 81% of the Company's EBITDA excluding programming and electronic media and corporate expenses. Eight of these nine Stations are VHF (as defined herein) television stations. Two of the LMA Stations are affiliated with the United Paramount Network ("UPN"). See "Business -- Broadcasting".

     The Company publishes the leading newspaper in terms of advertising and circulation in its market of Rhode Island and southeastern Massachusetts, the Providence Journal-Bulletin Monday through Saturday and The Providence Sunday Journal (collectively the "Providence Journal"). Average daily circulation levels for the three months ended March 31, 1996 following the consolidation of the morning and afternoon newspapers in June 1995 (see "Business -- Publishing") were approximately 169,500 for Monday through

- ------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

Saturday and 251,300 for Sunday. The Company, which was founded in 1820, believes that the Providence Journal, published daily since 1829, is the oldest continuously published daily newspaper in the United States. See
"Business -- Publishing".


     The Company produces cable and satellite television programming and interactive and on-line electronic media services through its management role or ownership interests in a variety of content-driven entertainment and information businesses. The Company owns a 46% interest in and participates in the management of Television Food Network, a cable television network that is distributed to approximately 16.5 million subscribers throughout the United States. The Company controls America's Health Network with a 65% ownership interest, and owns all of the equity interest in NorthWest Cable News, both recently launched development stage cable programming network services. The Company also owns equity interests in a variety of interactive, on-line, and broadcast programming businesses. See "Business -- Programming and Electronic Media".


BROADCASTING

     GENERAL. The Stations generally are in markets that the Company believes will experience above-average economic growth in retail sales, EBI and population. The Stations are typically located in the largest cities or state capitals of the states in which they operate. The Company's Stations and the LMA Stations are in geographically diverse regions of the United States, which reduces the Company's exposure to regional economic fluctuations.


     The following table sets forth general information for each of the Stations and the LMA Stations and the markets they serve, based on the Nielsen Station Index as of May 1996. In February 1992, the Company acquired a 50% joint venture interest (the "King Acquisition") in King Holding Corp. ("KHC"), which indirectly owned Stations KING (Seattle), KGW (Portland), KHNL (Honolulu), KREM (Spokane) and KTVB (Boise) (the "King Stations"). The Company has operated the King Stations since such acquisition and in 1995 acquired 100% of the ownership of the King Stations in the Kelso Buyout (as defined herein). The Stations are listed in order of the ranking of their DMA.



                                                                                       NUMBER OF
                                                                                       COMMERCIAL
                                                                                       TELEVISION
                                              NETWORK       CHANNEL/        DMA         STATIONS        RANK IN      STATION
MARKET AREA(1)     STATION(1)   STATUS      AFFILIATION     FREQUENCY(2)  RANK(3)     IN MARKET(4)     MARKET(5)     SHARE(6)
- ---------------    -------     --------     -----------     ---------     -------     ------------     ---------     --------
Seattle, WA         KING        Owned         NBC              5/VHF         12             8                1           19%
                    KONG(8)      LMA          N/A               N/A          12             8               --           --
Portland, OR         KGW        Owned         NBC              8/VHF         24             8                1           17
Charlotte, NC       WCNC        Owned         NBC             36/UHF         28             8                3           10
Albuquerque/        KASA        Owned         Fox              2/VHF         48             6                4            7
Santa Fe, NM
Louisville, KY      WHAS        Owned         ABC             11/VHF         50             6                1           23
Honolulu, HI        KHNL        Owned         NBC             13/VHF         70             8                1           19
                    KFVE         LMA          UPN              5/VHF         70             8               --           --
Spokane, WA         KREM        Owned         CBS              2/VHF         74             4                2           18
Tucson, AZ          KMSB        Owned         Fox             11/VHF         80             6                4           10
                    KTTU         LMA          UPN             18/UHF         80             6               --           --
Boise, ID           KTVB        Owned         NBC              7/VHF        127             5                1           30

                         1995
                        MARKET
                      REVENUE(7)
                 ---------------------
                 STATION       $ (IN
  MARKET AREA     SHARE      MILLIONS)
- ---------------  -------     ---------
Seattle, WA          25%      $ 269.0
                     --         269.0
Portland, OR         22         144.9
Charlotte, NC        11         118.1
Albuquerque/         16          79.0
Santa Fe, NM
Louisville, KY       31          82.3
Honolulu, HI         19          63.7
                     --          63.7
Spokane, WA          27          42.8
Tucson, AZ           21          52.2
                     --          52.2
Boise, ID            40          26.0


- ---------------

(1) As used in this Prospectus, the following "call letters" refer, as the context may require, either to the corporate owner of the station indicated or to the station itself: "KING" refers to KING-TV, Seattle, Washington; "KONG" refers to KONG-TV, Seattle, Washington; "KGW" refers to KGW(TV), Portland, Oregon; "WCNC" refers to WCNC-TV, Charlotte, North Carolina; "KASA" refers to KASA-TV, Albuquerque/Santa Fe, New Mexico; "WHAS" refers to WHAS-TV, Louisville, Kentucky; "KHNL" refers to KHNL(TV), Honolulu, Hawaii; "KFVE" refers to KFVE(TV), Honolulu, Hawaii; "KREM" refers to KREM-TV, Spokane, Washington; "KMSB" refers to KMSB-TV, Tucson, Arizona; "KTTU" refers to KTTU(TV), Tucson, Arizona; and "KTVB" refers to KTVB(TV), Boise, Idaho.

- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

(2) As used in this Prospectus, "VHF" refers to the very high frequency band (channels 2-13) of the spectrum and "UHF" refers to the ultra-high frequency band (channels above 13) of the spectrum.
(3) Ranking of DMA served by the Station among all DMAs, measured by the number of television households for the 1995-1996 broadcast year.
(4) Represents the number of television stations ("reportable stations") designated by Nielsen as "local" to the DMA, excluding public television stations and stations that do not meet minimum Nielsen reporting standards (weekly cumulative audience of less than 2.5%) for reporting in the Sunday through Saturday, 6:00 a.m. to 2:00 a.m. period ("sign-on to sign-off"). Does not include national cable channels or satellite stations. The number of reportable stations may change for each reporting period.

(5) Station's rank relative to other reportable stations, based upon the DMA rating as reported by Nielsen, 6:00 a.m. to 2:00 a.m., during the May 1996 measuring period. Data for KHNL and KMSB include KFVE and KTTU, respectively. Data for KING does not include KONG because the LMA for such LMA Station was entered into on May 14, 1996 and the station is not yet operational.


(6) Represents the number of television households tuned to the Station as a percentage of the number of television households with sets in use for Sunday-Saturday 6:00 a.m. to 2:00 a.m. from the May 1996 Nielsen Station Index. Data for KHNL and KMSB include KFVE and KTTU, respectively. Data for KING does not include KONG because the LMA for such LMA Station was entered into on May 14, 1996 and the station is not yet operational.

(7) Represents gross national, local, regional and political advertising revenues, excluding network and barter revenues (defined as the revenue resulting from the exchange of unsold advertising time for products or services, typically including programming, merchandise, fixed assets, other media advertising privileges, travel and hotel arrangements, and entertainment), for all commercial television stations in the DMA, based on actual local market reporting, as estimated by BIA. Station share of 1995 market revenue for KHNL and KMSB includes revenues of KFVE and KTTU, respectively. Data for KING does not include KONG because the LMA for such LMA Station was entered into on May 14, 1996 and the station is not yet operational.
(8) Data for KONG is not available because the station is not yet operational.

     BROADCASTING BUSINESS AND OPERATING STRATEGY. The Company's strategy in the Broadcasting Business is to increase viewership, advertising revenue and EBITDA primarily by capitalizing on its strong local news franchises, targeted marketing and local sales efforts, high quality, non-network programming and strict cost controls. This strategy has contributed to average compound annual growth in the Company's net revenues and EBITDA in the Broadcasting Business, calculated on a combined basis as herein described, of 9.5% and 23.9%, respectively, from 1991 to 1995. In addition, EBITDA as a percentage of net revenues, calculated on a combined basis, has increased from 21.6% in 1991 to 35.7% in 1995. The components of the Company's Broadcasting Business strategy include the following:

          ENHANCE STRONG LOCAL NEWS FRANCHISES. Most of the Stations lead their markets in terms of ratings for local news and number of hours of local news that are broadcast per week. The Company has focused on enhancing each Station's local market news programming franchise as the foundation to build significant audience share in such market. Local news programming is commercially valuable because of its high viewership level, the attractiveness to advertisers of the demographic characteristics of the typical news audience (allowing stations generally to charge higher rates for advertising time) and the enhanced ratings of programming in time periods adjacent to the news. In addition, the Company believes that its strong local news programming has helped to differentiate the Stations from cable programming competitors, which generally do not provide such programming.

          LEVERAGE LOCAL MARKET STRENGTH WITH ADDITIONAL LMAS. The Company plans to pursue opportunities to enter into LMAs in the DMAs in which the Company's Stations operate. The Company believes that LMAs enable the Company to increase revenue and broadcast cash flow by taking advantage of the economies of scale derived from being a television station group owner. The Company also believes that there are benefits in terms of increased advertising revenue from LMA arrangements.

          MATCH ADVERTISERS TO AUDIENCES THROUGH TARGETED LOCAL SALES. The Company seeks to leverage its strong local presence to increase its advertising revenues and broadcast cash flow by expanding relationships with local and national advertisers and attracting new advertisers through targeted marketing techniques and carefully tailored programming. Each of the Company's Stations has developed high quality programming of local interest and sponsored community events to attract audiences with demographic characteristics desirable to advertisers. In addition, the Company works closely with

- -------------------------------------------------------------------------------
     advertisers to develop campaigns that match specifically targeted audience segments with the advertisers' overall marketing strategies.

          MAXIMIZE VIEWER SHARE THROUGH HIGH QUALITY, NON-NETWORK
     PROGRAMMING. Each of the Company's Stations is focused on improving its syndicated and locally produced non-network programming to attract audiences with favorable demographic characteristics. The Company believes that through a cooperative approach to programming, it can generate incremental revenue by adjusting its programming mix to capture viewers of certain targeted demographic segments that meet the needs of valued advertisers.

          MAINTAIN EFFECTIVE COST CONTROLS AND LEVERAGE ECONOMIES OF
     SCALE. Each Station emphasizes strict control of its programming and operating costs as an essential factor in increasing broadcast cash flow. In addition, the Company, as a television station group owner, believes that it has the ability to enter into advantageous group programming contracts. As the provider of NBC network programming in five markets, the Company believes that its ability to enter into stable and favorable affiliation agreements with NBC is enhanced. Through strategic planning and annual budget processes, the Company continually seeks to identify and implement cost-saving opportunities at each of the Stations.

          CREATE OPERATING EFFICIENCIES THROUGH INVESTING IN TECHNOLOGY. The Company invests selectively in technology to increase operating efficiency, reduce Station operating expenses, or gain a local market competitive advantage. Areas of focus include digital news production, editing and library systems, advanced weather radar equipment, and robotic cameras. The Company has entered into an agreement with AVID Technology, Inc. ("AVID") to test and deploy advanced digital editing, production and server technology that is intended to create a more efficient video production environment. The Company believes that the use of AVID or other digital equipment will result in cost savings and operating efficiencies when fully deployed at the Stations.

     BROADCASTING ACQUISITION STRATEGY. The Company plans to pursue favorable acquisition opportunities as they become available. The Company's acquisition strategy is to target network-affiliated television stations where it believes it can successfully apply its operating strategy and where such stations can be acquired on attractive terms. The Company generally intends to review acquisition opportunities in growth markets, typically in the 75 largest DMAs in the nation, with what the Company believes to be advantageous business climates. In assessing acquisitions, the Company targets stations for which it has identified specific expense reductions and proposals for revenue enhancement that can be implemented upon acquisition. The Company does not presently have any agreements or understandings to acquire or sell any television stations.

     See "Business -- Broadcasting -- Business and Operating Strategy".

PUBLISHING

     GENERAL. The Providence Journal is the leading newspaper in terms of advertising and circulation in its market of Rhode Island and southeastern Massachusetts. Average daily circulation levels for the three months ended March 31, 1996 following the consolidation of the morning and afternoon newspapers in June 1995 (as described below) were approximately 169,500 for circulation Monday through Saturday and 251,300 for circulation on Sunday. According to a Belden Associates study, an average of approximately 58% and 69% of the 929,000 total adults in the market surveyed in the fourth quarter of 1995 read the daily Providence Journal-Bulletin and The Providence Sunday Journal, respectively, on a daily basis. In addition, according to this study, an average of approximately 77% and 87% of adults in the market who read any newspaper read the daily Providence Journal-Bulletin and The Providence Sunday Journal, respectively, on a daily basis. The Providence Journal has received numerous awards over the years for its local and national coverage, including its fourth Pulitzer Prize in 1994.

     BUSINESS AND OPERATING STRATEGY. The Company's publishing strategy is to leverage the Providence Journal's comprehensive regional and local news coverage to generate increased readership, local advertising sales, and new revenue sources based on its strong brand recognition. The Company believes that the recent consolidation of its daily newspapers, reorganization of its staff, and effective cost controls will help contribute to improved operating results. The Company's business and operating strategy for the Publishing Business includes the following key elements:

          ENHANCE STRONG LOCAL NEWS PRESENCE. The Company has the largest local news gathering resources in its Rhode Island and southeastern Massachusetts market. In 1995, the Company intensified its commitment to local news by reallocating resources to the Providence Journal's regional sections that target readers in seven geographic zones of its market. As a result of the Company's strategies to emphasize regionally-zoned news and information sections and to control costs, on June 5, 1995, the Company consolidated the morning and afternoon newspapers in order to reallocate resources to the regional editions and to reduce operating costs (the "Newspaper Consolidation"). A portion of the total annual savings from this consolidation is being used to enhance local news coverage.

          REORGANIZE SALES FORCE TO INCREASE CUSTOMER FOCUS. The Company emphasizes a targeted approach to its advertisers and has recently begun the reorganization of its sales force to enhance its effectiveness in attracting advertisers. The Company also intends to institute a new performance-based incentive compensation plan for its salespeople that rewards employees based on their contribution to EBITDA rather than to revenues. The Company believes that this reorganization will enable its sales force to better identify sales opportunities, be more responsive to advertiser needs, and operate more cost effectively.

          REDUCE OPERATING COSTS. Expenses of the Company's Publishing Business are closely monitored in an effort to control costs without sacrificing revenue opportunities. The Company seeks to reduce labor costs through investment in modern production equipment and the consolidation of operations and administrative activities. The Company has recently reduced operating costs through the Newspaper Consolidation and the Newspaper Restructuring (as defined herein), which together have resulted in an estimated $10 million in annual savings. The Company has also made efforts to reduce its newsprint costs through a variety of methods, including reducing the page width of the newspaper and strict control of newspaper waste.

          INCREASE REVENUES THROUGH RELATED PRODUCTS. The Company has introduced new informational products and services to generate revenue from sources other than newspaper publishing. These products and services seek to exploit the strong local brand recognition of the Providence Journal and include fax-on-demand products, voice information services, a news wire service, and telemarketing services.

     See "Business -- Publishing -- Business and Operating Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

PROGRAMMING AND ELECTRONIC MEDIA

     GENERAL; BUSINESS AND OPERATING STRATEGY. The Company produces cable television and satellite network programming and interactive and on-line electronic media services through its management role or ownership interests in a variety of content-driven entertainment and information businesses. The Company's approach to development of programming and interactive opportunities is to invest in or manage businesses that are extensions of its experience in the production of programming content or that build on existing media franchises. The Company's programming and electronic media strategy consists of the following key elements:

          LEVERAGE EXISTING EXPERTISE IN PROGRAMMING AND OTHER CONTENT DEVELOPMENT. The Company has invested in and operates certain businesses, such as the Television Food Network, America's Health Network and NorthWest Cable News, that capitalize on the Company's experience in television broadcasting and newspaper publishing. As additional opportunities arise, the Company expects to pursue such opportunities that best exploit or extend the capabilities of existing talent and resources.

          EMPHASIZE PROGRAMMING TOPICS WITH BROAD APPEAL. The Company's strategy in its programming businesses is to develop cable and satellite programming networks, such as the Television Food Network, America's Health Network and NorthWest Cable News, based on issues of interest to potential viewers such as food, health and local news. As the Company reviews additional opportunities, it plans to invest in such ventures that it believes have broad audience appeal.

          EXTEND AND ENHANCE EXISTING BRANDS AND CONTENT. The Company's strategy in developing cable network programming and interactive and on-line electronic media products has been to create products that are closely related to the Company's existing brands and franchises. For example, NorthWest Cable News builds on the leading local news franchises of the Stations in Washington, Oregon and Idaho, and Rhode Island Horizons, an on-line service, presents news, features and advertising displayed in the Providence Journal. The Company also believes that the success of these ventures will serve to enhance the Company's existing broadcast and newspaper properties.

          MINIMIZE RISK THROUGH STAGED INVESTMENTS IN NEW OPPORTUNITIES. The Company attempts to take a staged approach to investing in start-up ventures by committing financial and managerial resources upon reaching certain milestones in the businesses' development. Such milestones are dependent on the nature of the start-up business, but include identifying promising concepts, commissioning market research, establishing strategic relationships with other investors, negotiating contractual arrangements with key suppliers and evaluating early-stage financial results of specific projects.

     See "Business -- Programming and Electronic Media -- Business and Operating Strategy".

                                 THE OFFERINGS


Class A Common Stock offered in the
  Underwritten Offering...............  7,125,000 shares(1)
Class A Common Stock offered in the
  Direct Placement....................  450,000 shares
Common Stock to be outstanding after
  the Offerings:
  Class A Common Stock................  24,911,700 shares(2)(3)
  Class B Common Stock................  21,067,650 shares
          Total.......................  45,979,350 shares
Use of Proceeds.......................  The net proceeds from the Offerings will be used to repay a portion of the indebtedness
                                          outstanding under the Company's revolving
                                          credit facility. See "Use of Proceeds".
Voting and Conversion Rights..........  The rights of the holders of the Common Stock are identical, except that each share of Class
                                          B Common Stock entitles the holder to four
                                          votes per share, while each share of Class A
                                          Common Stock entitles the holder to one vote
                                          per share. The Class A Common Stock and Class
                                          B Common Stock vote as a single class on
                                          substantially all matters, except as
                                          otherwise required by law. The Class B Common
                                          Stock is convertible at any time at the
                                          election of the holder on a share-for-share
                                          basis into Class A Common Stock, and
                                          automatically converts into Class A Common
                                          Stock under certain circumstances involving a
                                          transfer. See "Description of Capital Stock".
New York Stock Exchange symbol........  The shares of Class A Common Stock have been approved for listing on the New York Stock
                                          Exchange, subject to official notice of
                                          issuance, under the symbol "PRJ".


- ---------------
(1) If the Underwriters exercise their over-allotment option in full, the total number of shares of Class A Common Stock offered will be 8,193,750.


(2) If the Underwriters exercise their over-allotment option in full, the total number of shares of Class A Common Stock outstanding after the Offerings will be 25,980,450.



(3) Excludes an aggregate of 1,989,900 shares of Class A Common Stock currently issuable upon exercise of options and units outstanding under the Company's 1994 Employee Stock Option Plan and the 1994 Non-Employee Director Stock Option Plan (the "Option Plans") and the Restricted Stock Unit Plan (the "RSU"). See "Risk Factors -- Shares Eligible For Future Sale". Also excludes approximately $7.7 million of Class A Common Stock that could be issued in 1996 to participants in the Option Plans, the RSU and the Incentive Units Plan (the "IUP", and together with the Option Plans and the RSU, collectively, the "Stock Incentive Plans") in the event of the consummation of the proposed US West Merger (as defined herein under the caption, "Business -- Background; Reorganization") as adjustments required pursuant to the terms of such plans. See "Risk Factors -- Shares Eligible for Future Sale" and "Business -- Background; Reorganization". The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans at the effective time of the US West Merger.


                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth herein under "Risk Factors", in addition to the other information contained in this Prospectus, before purchasing any of the shares of Class A Common Stock offered hereby.

- --------------------------------------------------------------------------------

                 SUMMARY SUPPLEMENTAL PRO FORMA FINANCIAL DATA


     The following table presents summary supplemental pro forma financial data for the years ended December 31, 1994 and 1995, and the three months ended March
31, 1995 and 1996, as if the Spin-Off, Merger and Kelso Buyout (each as defined herein under "The Company -- Background; Reorganization") had occurred on January 1, 1994. Supplemental pro forma financial data is presented because the Company believes such data is more meaningful than historical financial data in comparing 1995 and 1996 results of operations with 1994 because such pro forma data includes KHC's operations and excludes discontinued cable operations for all periods presented. Although the Company did not consolidate the results of KHC's operations for accounting purposes until after the Kelso Buyout, the Company has managed these operations since the completion of the King
Acquisition in February 1992. This summary supplemental pro forma financial data, which is unaudited, consolidates the historical results of operations of the Company and KHC, after giving effect to the supplemental pro forma adjustments and eliminations described in footnote (1) below, for all periods presented. This data is not necessarily indicative of the results of operations that would have actually been obtained had the transactions referred to above been consummated on January 1, 1994, nor is it indicative of the results of operations that may be obtained in the future. Such financial data should be read in conjunction with "Selected Financial Data", "-- Broadcasting
Business -- Summary of Financial Results", "-- Publishing Business -- Summary of
Financial Results" and "-- Programming and Electronic Media Business -- Summary of Financial Results" and "Management's Discussion and Analysis of Financial
Condition and Results of Operations", and is qualified in its entirety by reference to, the consolidated financial statements of the Company and KHC and respective notes thereto, included elsewhere in this Prospectus.


                                                          SUPPLEMENTAL PRO FORMA (UNAUDITED)(1)
                                                         -----------------------------------------
                                                           YEARS ENDED          THREE MONTHS ENDED
                                                           DECEMBER 31,              MARCH 31,
                                                         ----------------         ----------------
                                                         1994        1995         1995        1996
                                                         ----        ----         ----        ----
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Broadcasting.......................................  $171,083    $180,547    $38,904    $ 43,381
  Publishing.........................................   127,893     128,491     30,300      30,125
  Programming and Electronic Media...................     2,300       3,468        525       1,608
                                                       --------    --------    --------   --------
       Total revenues................................   301,276     312,506     69,729      75,114
                                                       --------    --------    --------   --------

Expenses:
  Operating and administrative expenses:
     Broadcasting....................................   113,449     116,128     28,000      31,073
     Publishing, excluding Newspaper Consolidation
       Costs(2) and Newspaper Restructuring
       Costs(3)......................................   107,425     113,683     27,889      27,381
     Programming and Electronic Media................     2,914       5,132        898       4,989
     Corporate.......................................    13,074      12,363      3,550       3,136
                                                       --------    --------    --------   --------
       Total.........................................   236,862     247,306     60,337      66,579
  Depreciation and amortization(1)...................    41,219      39,585      9,807       9,845
  Stock-based compensation...........................    15,138       2,387      1,498      11,730
  Pension expense....................................       303       1,236         44         214
                                                       --------    --------    --------   --------
       Total.........................................   293,522     290,514     71,686      88,368
  Newspaper Consolidation Costs
     and Newspaper Restructuring Costs...............        --      14,222        102       1,150
                                                       --------    --------    --------   --------
       Total expenses................................   293,522     304,736     71,788      89,518
                                                       --------    --------    --------   --------
Operating income (loss)..............................     7,754       7,770     (2,059)    (14,404)
Interest expense(1)..................................   (17,971)    (19,573)    (4,893)     (5,084)
Equity in loss of affiliates(4)......................    (5,054)     (7,835)    (1,272)     (1,595)
Other income (expense), net..........................     2,601       4,797        616       1,364
                                                       --------    --------    --------   --------
Loss from continuing operations before income
  taxes..............................................   (12,670)    (14,841)    (7,608)    (19,719)
Income tax expense (benefit)(1)......................     6,466          52     (1,888)     (4,834)
                                                       --------    --------    --------   --------
Loss from continuing operations......................  $(19,136)   $(14,893)   $(5,720)   $(14,885)
                                                       ========    ========    ========   ========
Loss from continuing operations per share............  $  (0.50)   $  (0.39)   $ (0.15)   $  (0.39)
Number of shares used in per share calculation.......    38,197      38,507     38,110      38,400
                                                       ========    ========    ========   ========
Pro forma loss from continuing operations per share
  after giving effect to the Offerings(5)............              $  (0.20)   $ (0.09)   $  (0.30)
                                                                   ========    ========   ========
Number of shares used in per share calculation.......                46,082     45,685      45,975
                                                                   ========    ========   ========



- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                             SUPPLEMENTAL PRO FORMA (UNAUDITED)(1)
                                          (UNAUDITED)     -------------------------------------------
                                          COMBINED(6)
                                           YEAR ENDED     YEARS ENDED DECEMBER     THREE MONTHS ENDED
                                          DECEMBER 31,             31,                  MARCH 31,
                                          ------------    ---------------------    ------------------
                                              1993          1994         1995       1995        1996
                                              ----          ----         ----       ----        ----
                                                                 (IN THOUSANDS)
CERTAIN FINANCIAL DATA:
Revenues:
  Broadcasting............................   $147,846     $171,083     $180,547    $38,904    $ 43,381
  Publishing..............................    124,914      127,893      128,491     30,300      30,125
  Programming and Electronic Media........         --        2,300        3,468        525       1,608
                                             --------     --------     --------    -------    --------
       Total revenues.....................    272,760      301,276      312,506     69,729      75,114
                                             ========     ========     ========    =======    ========
EBITDA(7):
  Broadcasting............................   $ 43,014     $ 57,634     $ 64,419    $10,904    $ 12,308
  Publishing..............................     21,317       20,468       14,808      2,411       2,744
                                             --------     --------     --------    -------    --------
     EBITDA excluding programming and
       electronic media and corporate
       expenses...........................     64,331       78,102       79,227     13,315      15,052
  Programming and Electronic Media........         --         (614)      (1,664)      (373)     (3,381)
  Corporate...............................    (17,346)     (13,074)     (12,363)    (3,550)     (3,136)
                                             --------     --------     --------    -------    --------
     Total EBITDA.........................   $ 46,985     $ 64,414     $ 65,200    $ 9,392    $  8,535
                                             ========     ========     ========    =======    ========
Broadcast Cash Flow(8)....................   $ 42,620     $ 59,492     $ 66,274    $11,219    $ 12,364
Capital expenditures......................     14,683       13,617       15,276      3,578       3,008

- ---------------

(1) The Supplemental Pro Forma results of operations consolidate KHC's results of operations for 1994 with those of the Company in order for the Company's results of operations during those years to be comparable with 1995 and 1996. To effect this consolidation, adjustments were made to consolidate and eliminate the minority interest in KHC for 1994. In addition, pro forma adjustments were made for all periods presented to reflect the Spin-Off, the Kelso Buyout and the Merger as if those transactions had occurred on January 1, 1994. For a detailed description of the pro forma adjustments and elimination entries, see footnote (1) to "Selected Financial
    Data -- Supplemental Pro Forma Financial Data".
(2) "Newspaper Consolidation Costs" are defined as those costs totaling $7,422 incurred in 1995 in connection with the Newspaper Consolidation.
(3) "Newspaper Restructuring Costs" are defined as estimated severance costs totaling $6,800 incurred in 1995 and $1,150 incurred in the three months ended March 31, 1996 in connection with the Newspaper Restructuring.
(4) Equity in loss of affiliates consists of equity in loss of affiliates in the Programming and Electronic Media Business of $4,545, and $6,796 in 1994 and 1995, respectively, and $1,072 and $1,265 for the three months ended March 31, 1995 and 1996, respectively, and also consists of equity in loss of Linkatel Pacific, LP, an investment of the Company which is held for sale, of $509, and $1,039 for 1994, and 1995, respectively, and $200 and $330 for the three months ended March 31, 1995 and 1996, respectively.

(5) "Pro forma loss from continuing operations per share" assumes the Offerings occurred on January 1, 1995, that 7,575,000 shares of Class A Common Stock are issued in the Offerings and that the estimated net proceeds of the Offerings were used to repay indebtedness. See "Use of Proceeds." After giving effect to the resulting reduction in interest expense, loss from continuing operations would have been $9,071 in 1995 and $3,941 and $13,663 for the three months ended March 31, 1995, and 1996, respectively.

(6) The 1993 certain financial data combine KHC's financial data for 1993 with those of the Company in order to be comparable with the other periods presented. Management fees of $1,584 paid to the Company from KHC included in KHC operating expenses have been eliminated in such combination.

(7) "EBITDA" is defined by the Company as operating income (loss) plus Newspaper Consolidation Costs, Newspaper Restructuring Costs, depreciation, amortization, stock-based compensation and pension expense. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with generally accepted accounting principles ("GAAP") as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.
(8) "Broadcast Cash Flow" is defined by the Company as Broadcasting EBITDA plus corporate expense allocations for the Broadcasting Business plus program rights amortization less program rights payments. Corporate expense allocations for the Broadcasting Business were $514, $773, and $703 for 1993, 1994, and 1995, respectively, and $209 and $172 for the three months ended March 31, 1995 and 1996, respectively. Program rights amortization was $17,899, $18,924, and $17,318 for 1993, 1994 and 1995, respectively, and
    $4,269 and $4,379 for the three months ended March 31, 1995 and 1996, respectively. Program rights payments were $18,807, $17,839, and $16,166 for 1993, 1994 and 1995, respectively, and $4,163 and $4,495 for the three months ended March 31, 1995 and 1996, respectively.


- --------------------------------------------------------------------------------

                                  RISK FACTORS

     Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing any of the shares of Class A Common Stock offered hereby.

     LOSSES FROM CONTINUING OPERATIONS OF THE COMPANY. The Company experienced losses from continuing operations of $16.3 million, $23.2 million and $5.0 million in 1993, 1994 and 1995, respectively, and $2.8 million and $14.9 million for the three months ended March 31, 1995 and 1996, respectively. These losses include certain non-cash charges attributable to amortization of intangibles resulting from the acquisition of the Stations, costs associated with stock-based compensation expense and equity in losses from its affiliated companies. In 1995, Newspaper Consolidation Costs and Newspaper Restructuring Costs accounted for a total of $14.2 million in additional operating expenses. In the three months ended March 31, 1996, the Company recorded a charge to continuing operations of $11.4 million related to a one-time adjustment to stock-based compensation plans. The Company expects to incur losses from continuing operations during the next few years primarily due to amortization charges attributable to its acquisitions and costs associated with the development of its Programming and Electronic Media Business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     RELIANCE ON NETWORK PROGRAMMING; DEPENDENCE ON NETWORK AFFILIATION. Of the Company's nine Stations, five are affiliated with NBC, two with Fox, one with ABC and one with CBS. The television viewership levels for each of the Stations are materially dependent upon programming provided by the network with which each Station is affiliated. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. In 1995, 68.7%, 11.8%, 13.5% and 6.0% of the Company's revenues in the Broadcasting Business were attributable to the Company's Stations affiliated with NBC, Fox, ABC and CBS, respectively. Since the majority of the Company's Stations are affiliated with NBC and 68.2% and 55.5% of the Broadcasting Business 1995 EBITDA and the Company's 1995 EBITDA, excluding programming and electronic media and corporate expenses, respectively, was derived from such Stations, a material decline in NBC's ratings could have an adverse effect on the Company. Each of the Stations is a party to a network affiliation agreement giving such Station the right to rebroadcast programs transmitted by the network. The affiliation agreement for each of the NBC Stations expires in 2001 (except for the affiliation agreement for KHNL (Honolulu) which expires in 2002), while such agreements for each of the ABC, CBS and Fox Stations expire in 2000, 1998 and 1998, respectively. Each network has the right to terminate its respective affiliation agreement in the event of a material breach of such agreement by a Station and in certain other circumstances. Although the Company expects to continue to be able to renew its network affiliation agreements, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the Stations' network affiliation agreements could have a material adverse effect on the Company's results of operations. See
"Business -- Broadcasting".

     INDEMNIFICATION; TAX LIABILITIES AND RECENT ADVERSE JUDGMENT. The Agreement and Plan of Merger, dated as of November 18, 1994, as amended and restated as of August 1, 1995 (the "Merger Agreement"), by and among Continental Cablevision, Inc. ("Continental"), Old PJC, the Company, KHC and King Broadcasting Company ("KBC") provides that the Company will, with certain exceptions, hold Continental, as successor by merger to Old PJC, harmless from all of Old PJC's liabilities arising from its non-cable businesses. The Company's indemnification obligations include responsibility for all federal and state income tax liabilities of Old PJC and its subsidiaries for periods ending on or before the closing of the transactions contemplated by the Merger Agreement (the "Closing Date"), including income tax liabilities resulting from any failure of the Spin-Off and the Merger (each as described under "The
Company -- Background; Reorganization") to qualify as tax-free reorganizations under the Internal Revenue Code of 1986, as amended (the "Code"), unless such failure to qualify is the result of certain actions by Continental. See "The Company -- Background; Reorganization" and "Business -- Background; Reorganization".

     On January 17, 1995 a declaratory judgment action was brought by Cable LP I, Inc. ("Cable LP") against Old PJC, among other parties, claiming that a subsidiary of Colony Communications, Inc., a wholly-owned subsidiary of Old PJC ("Colony") had breached a right of first refusal entitling Cable LP to purchase a general partnership interest in a cable system Colony had transferred to Continental in connection with the Merger Agreement. A final declaratory judgment in this action in favor of Cable LP was entered on May 21, 1996. Such judgment requires, among other matters, Dynamic and Colony to negotiate on a price to transfer Dynamic's interest in the general partnership to Cable LP. See "Business -- Legal Proceedings" for a more detailed description of this legal proceeding.


     The Merger Agreement provides that if, as a result of such litigation, Continental is required to convey its interest, at the time of any such conveyance the Company will pay Continental an amount equal to the sum of (i) the amount (if any) by which the consideration received in connection with the conveyance is less than $115 million plus (ii) the taxes which would be payable assuming the purchase price for such interest equaled $115 million.


     The Company has appealed this judgment and moved to stay the effect of the judgment during the pendency of the appeal. On June 10, 1996 a hearing was held on the Company's motion to stay. At such hearing the judge declined to grant or deny the Company's motion to stay at this time. The Company is unable to predict at this time what the ultimate outcome of this litigation might be. In accordance with applicable accounting principles, should any loss resulting from this litigation ultimately prove to be probable and reasonably estimatable, such loss, at that time, would result in a charge to stockholders' equity to reflect the estimated decrease in the net book value of the cable assets disposed of in 1995 pursuant to the Merger Agreement. Such a charge could have a material effect upon the Company's financial condition. If any payment obligations are ultimately required under the terms of the Merger Agreement, it is currently anticipated that such payments could be up to $40 million and could have a material effect upon the Company's liquidity position. It is currently contemplated that any such payment would be funded by borrowings under the Company's revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     RISKS ASSOCIATED WITH NEW BUSINESSES. The Company has invested approximately $101.8 million through May 31, 1996 in its existing start-up businesses, including three cable and satellite television networks, Television Food Network, America's Health Network and NorthWest Cable News, and intends to fund approximately an additional $25.8 million during the remainder of 1996 and $36.5 million in 1997 in the form of investments and funding of the Company's share of operating losses in Television Food Network, G.P. ("TVFN") and America's Health Network, LLC and AHN Partners, L.P. (collectively, "AHN") which own and operate the Television Food Network and America's Health Network, respectively, and NorthWest Cable News. The Company does not intend to use any of the proceeds of the Offerings to fund these amounts. Except as set forth above, the Company cannot predict the amount it will be required to expend in such businesses in the future, but believes that it will likely spend additional amounts in its existing and other early stage businesses. These investments involve the considerable risks frequently encountered in the establishment of a new business in an evolving industry characterized by new market entrants, intense competition, new and rapidly changing technology and new marketing concepts, such as the technique of combining America's Health Network's informational content with the on-air sale of products. In addition, the Company is highly dependent upon the negotiation of contracts with cable television multi-system operators for distribution of its three cable and satellite television networks, particularly in the case of NorthWest Cable News which is primarily carried by one such operator, in an environment which is currently characterized by a scarcity of channel capacity. See "Business -- Programming and Electronic Media -- Competition".

     TELEVISION INDUSTRY; COMPETITION AND TECHNOLOGY. The television industry is highly competitive. Some of the stations with which the Stations and the LMA Stations compete are subsidiaries of large national or regional companies that have greater resources, including financial resources, than the Company. Technological innovation, and the resulting proliferation of programming alternatives such as cable, direct satellite-to-home services and home video rentals, have fractionalized television viewing audiences and subjected television broadcast stations to new types of competition. Over the past decade, cable television has captured an increasing market share, while the overall viewership of the major networks has generally declined. In addition, the expansion of cable television and other industry changes have increased, and may continue to increase, competitive demand for programming. Such increased demand, together with rising production costs, may in the future increase the Company's programming costs or impair the Company's ability to acquire programming. In addition, new television networks, such as the recently launched UPN and the Warner Brothers Network ("WB"), could create additional competition.

     The Federal Communications Commission (the "FCC") has proposed the adoption of rules for implementing advanced (including high-definition) television ("ATV") service in the United States. Implementation of ATV is expected to improve the technical quality of television. Under certain circumstances, however, conversion to ATV operations may reduce a station's geographical coverage area. Implementation of ATV is expected to impose additional costs on television stations providing the new service, due to increased equipment costs and possible spectrum-related fees. Recently some leaders in Congress have proposed various plans that might require broadcasters to bid at auction for ATV channels, or which might require that the current conventional channels be returned to the government on an expedited schedule. In addition, some leaders in Congress have asked the FCC to postpone issuing ATV licenses pending consideration of such matters. While the Company believes the FCC will eventually authorize the implementation of ATV, the Company cannot predict when such authorization might occur or whether an auction might be required, the implementation costs of ATV or the effect such authorization might have on the Company's business. See "Business -- Broadcasting -- Competition" and
"-- Licensing and Regulation".

     In addition to competing with other media outlets for audience share, the Stations also compete for advertising revenue, their primary source of revenue. The Stations compete for such advertising revenue with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. The Stations are located in highly competitive markets. Accordingly, the Company's results of operations will be dependent upon the ability of each Station to compete successfully for advertising revenue in its market, and there can be no assurance that any one of the Stations will be able to maintain or increase its current audience share or revenue share. To the extent that certain of its competitors have, or may in the future obtain, greater resources than the Company, the Company's ability to compete successfully in its broadcasting markets may be impeded. See "Business -- Broadcasting -- Competition".

     DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF ECONOMIC CONDITIONS. Since the Company is significantly dependent upon sales of advertising for its revenues (approximately 85% of the Company's revenues during 1995), the operating results of the Company are affected by the national economy as well as by regional economic conditions in each of the markets in which the Company operates. For 1995, KING (Seattle) and KGW (Portland) accounted for 36.7% and 14.0% of the Company's EBITDA (excluding programming and electronic media and corporate expenses), respectively, while the Providence Journal and related businesses accounted for 18.7% of the Company's EBITDA (excluding programming and electronic media and corporate expenses). As a result, the Company's results of operations are highly dependent on the local economies in these geographic regions, particularly as they may affect advertising expenditures and, to a lesser extent, circulation of the Providence Journal. In addition, the Company's results of operations are slightly higher in the fourth quarter of the year, and EBITDA is significantly higher during such period, due principally to increased expenditures by advertisers. During 1995, 28.4% of the Company's revenues and 36.8% of the Company's EBITDA (excluding programming and electronic media and corporate expenses) were earned in the fourth quarter. See "Management's Discussion and Analysis and Results of Financial Condition",
"Business -- Broadcasting" and "-- Publishing".

     NEWSPAPER CIRCULATION. The Company's daily newspaper has experienced a steady decline in circulation from 1990 to 1995, attributable to a number of factors, including increased prices, a lackluster economy and, more recently, the Newspaper Consolidation. While the Company in recent years has been able to offset the effect on revenues of this decline with periodic price increases, there can be no assurance that the Company will be able to continue to raise prices sufficiently to offset any future declines in circulation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Publishing".

     NEWSPRINT COSTS. Newsprint, the single largest raw material expense of the Publishing Business, represented 18.9% and 8.7% of the operating and administrative costs of the Publishing Business and the Company, respectively, during 1995, reflecting an increase in newsprint costs of approximately 45% per metric ton. While the major newsprint producers recently announced a withdrawal of their previously planned price increase, any future increases could have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Publishing".

     REGULATORY MATTERS. The Company's television operations are subject to significant regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"), most recently amended by the Telecommunications Act of 1996 (the "Telecommunications Act"). Approval of the FCC is required for the issuance, renewal and transfer of television station operating licenses. In particular, the Company's business is dependent upon its continuing to hold broadcasting licenses from the FCC. License renewals filed after 1996 will be customarily granted for terms of eight years. While broadcast licenses are typically renewed by the FCC, there can be no assurance that the Company's licenses or the licenses of the owner-operators of the LMA Stations will be renewed at their expiration dates, or, if renewed, that the renewal terms will be for eight-year periods. All of the Stations are presently operating under five-year licenses that expire on the following dates: December 1, 1996 (WCNC (Charlotte)); August 1, 1997 (WHAS (Louisville)); October 1, 1998 (KASA (Albuquerque/Santa Fe), KMSB (Tucson) and KTVB (Boise)); and February 1, 1999 (KING (Seattle), KGW (Portland), KHNL (Honolulu) and KREM (Spokane)). In addition, the licenses for the LMA Stations, KFVE (Honolulu), KTTU (Tucson), expire on February 1, 1999 and April 1, 1997, respectively. KONG holds a permit which expired on December 30, 1995 to construct a television station in the Seattle, Washington market. KONG applied for an extension in November, 1995, and on May 22, 1996, applied to co-locate its transmission facilities with KING. An FCC license is granted when a station commences on-air broadcasting, which is expected for KONG in the first quarter of 1997. The non-renewal or revocation of one or more of the Company's FCC licenses could have a material adverse effect on the Company's operations. LMAs may also be subject to regulation by the FCC. The Telecommunications Act grandfathers existing LMAs and permits future LMAs that are in compliance with FCC rules. The FCC may, however, consider the adoption of new restrictions on television LMAs, including the treatment of an LMA as an attributable interest in the future. Further, the Communications Act and FCC rules restrict alien ownership and voting of the capital stock of, and participation in the affairs of, the Company.

     The United States Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially adversely affect the operation and ownership of the Company's broadcast properties. The FCC has not yet fully implemented the Telecommunications Act. The Company is unable to predict the outcome of future federal legislation or the impact of any such laws or regulations on its operations. See "Business -- Licensing and Regulation".

     ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS AGREEMENT. Certain provisions of the Company's Certificate of Incorporation, as amended (the "Certificate") and the Company's By-Laws, as amended (the "By-Laws"), could have the effect of making it more difficult for a third party to acquire a majority of the outstanding capital stock of the Company. These provisions include the disparate voting rights of the Class A Common Stock and the Class B Common Stock, and the division of the Company's Board of Directors into three classes to be elected on a staggered basis of one class per year. In addition, the Rights Agreement dated May 8, 1996 between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agreement"), provides stockholders of the Company with certain rights which would substantially increase the cost of acquiring the Company in a transaction not approved by the Company's Board of Directors. See "Description of Capital Stock".

     RELIANCE ON KEY PERSONNEL. The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers. The loss of the services of any of the present officers, especially Stephen Hamblett, Chairman of the Board and Chief Executive Officer, and Jack C. Clifford, Executive Vice President-Broadcasting, Programming and Electronic Media, could have a material adverse effect on the operations of the Company. The Company does not have employment contracts with, nor does it maintain key person life insurance on, any of its executive officers. See "Management".

     NO PRIOR PUBLIC MARKET FOR CLASS A COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offerings, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price of the Class A Common Stock will be determined by negotiations among the Company and the Underwriters and may not be indicative of the price at which the Class A Common Stock will trade after the Offerings. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock. There can be no assurance that any active public market for the Class A Common Stock will develop or be sustained after the Offerings, or that the market price of the Class A Common Stock will not decline below the initial public offering price. The trading price of the Class A Common Stock may fluctuate significantly based upon a number of factors, including actual or anticipated business performance, announcements by the Company or changes in general industry or securities market conditions. See "Underwriting".

     DIVIDEND POLICY. The Company has no intention of paying any cash dividends on the Class A Common Stock or the Class B Common Stock for the foreseeable future following consummation of the Offerings. The Company intends to reevaluate this dividend policy in the event the proposed US West Merger is not consummated or should other circumstances change. The payment of future dividends will be at the discretion of the Company's Board of Directors and will be dependent upon a variety of factors, including the Company's future earnings, financial condition and capital requirements, the ability to obtain dividends or advances from its subsidiaries and restrictions in applicable financing and other agreements. See "Dividend Policy".

     RESTRICTIONS IN CERTAIN AGREEMENTS. As part of the Merger, the Company agreed that until October 5, 1999, without the prior consent of Continental, it would not dispose of any material assets or declare or pay any dividend or distribution on its capital stock if, as a result of such transaction, the fair market value of the Company (determined as described herein under "Business -- Restrictions in Certain Agreements") would be less than certain specified amounts. In addition, the Company agreed to certain non-competition and employee non-solicitation restrictions related to the disposed cable operations for a three-year period ending October 5, 1998.

     The credit agreement of the Company and its principal subsidiaries contains various covenants, events of default and other provisions that could affect the Company's business, operating and acquisition strategies. Such provisions include requirements to maintain compliance with certain financial ratios and limitations on the ability of the Company and its principal subsidiaries to make acquisitions or investments without the consent of the lenders, to incur indebtedness, to make dividend and other restricted payments and to take certain other actions. In addition, such indebtedness is secured by pledges of the stock of the Company's principal subsidiaries. See "Business -- Restrictions in Certain Agreements".


     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offerings, the Company will have outstanding 24,911,700 shares of Class A Common Stock and 21,067,650 shares of Class B Common Stock. All of the shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis at any time at the option of the holder. Shares held by affiliates of the Company may be sold only if they are registered under the Securities Act or are sold pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. All but 11,700 shares of Class A Common Stock and all shares of Class B Common Stock currently outstanding are subject to legended transfer restrictions imposed to protect the tax-free nature of the Spin-Off and the Merger, which restrictions prohibit all transfers, sales, assignments or other dispositions for value prior to October 5, 1996 (the "Tax Lockup"). See "Business -- Background; Reorganization". Of the 11,700 shares of Class A Common Stock not subject to the Tax Lockup, 9,450 shares are held by executive officers of the Company. In addition, each of the Company's directors and executive officers and each of the beneficial owners of more than 5% of the Class A Common Stock and Class B Common Stock (other than
(i) Rhode Island Hospital Trust National Bank ("Hospital Trust") as to 900,000 shares of Class A Common Stock and Class B Common Stock over which Hospital Trust exercises sole or shared investment power under 64 wills, trusts and agency arrangements and (ii) Fiduciary Trust Company International as to 617,400 shares of Class A Common Stock and Class B Common Stock over which Fiduciary Trust Company International exercises sole or shared investment power under five wills, trusts and agency relationships) have agreed not to offer, sell, contract to sell or otherwise dispose of such shares (or securities convertible into, or exchangeable or exercisable for, such shares) for 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated acting on behalf of the Underwriters. See "Underwriting". Further, all employees who purchase Class A Common Stock in the Direct Placement have agreed to similar transfer restrictions for a period of 30 days after the date of this Prospectus. Up to an additional 1,989,900 shares of Class A Common Stock are currently issuable upon exercise of options and units outstanding under the Option Plans and the RSU. Further, the Company intends to implement an employee stock purchase plan following consummation of the Offerings under which participants may purchase Class A Common Stock through periodic payroll deductions and the reinvestment of dividends (the "Employee Stock Purchase Plan").



     In addition, in accordance with certain adjustments required pursuant to the terms of the Company's existing Stock Incentive Plans as a result of the proposed US West Merger, the Company believes that it will issue approximately $7.7 million of Class A Common Stock in the event of the consummation of the US West Merger. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Stock Based Compensation Payouts", "Business -- Background; Reorganization" and footnote 2 to the table "Aggregated SAR Exercises in Fiscal Year 1995 and Fiscal Year-End SAR Values" set forth herein under "Management -- Executive Compensation." The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans at the effective time of the US West Merger.


     In addition, the Company may finance a portion of the cost of future acquisitions through additional issuances of Class A Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Class A Common Stock and the Company's ability to raise capital through an offering of Class A Common Stock.

     See "Shares Eligible for Future Sale".


     DILUTION. Purchasers of shares of Class A Common Stock in the Underwritten Offering and the Direct Placement will incur immediate and substantial dilution in net tangible book value of $15.93 and $14.89, respectively, per share of Class A Common Stock based on an assumed initial public offering price of $16.00 per share in the Underwritten Offering and an assumed offering price of $14.96 per share in the Direct Placement. See "Dilution".

                                  THE COMPANY

     GENERAL. The Company owns and operates nine network affiliated television stations and provides or will provide programming and marketing services to three television stations under local marketing agreements in geographically diverse markets throughout the United States, publishes the largest daily newspaper in the Rhode Island and southeastern Massachusetts market, and produces diversified programming and interactive electronic media services. The Company's television broadcasting group reaches 5.6 million households, or 6% of all U.S. television households; its newspaper is the leading newspaper in its market in terms of advertising and circulation; and certain of its programming and electronic media businesses, such as the Television Food Network, serve subscribers and viewers nationwide.

     Important factors in the success of the Company's broadcasting and publishing businesses have been its strong local news focus, targeted local advertising sales efforts, investment in advanced technology and emphasis on cost control. The resulting strength of its media franchises presents attractive opportunities for future growth and for realization of operating efficiencies. In addition to increasing the reach of its broadcasting operations and cable and satellite television networks through acquisitions and internal growth, the Company intends to develop new revenue sources that build on the existing strength of its brands and expertise and have broad regional or national appeal. See "Business".

     The Company was incorporated in the State of Delaware in 1994 as the successor to Old PJC, which was incorporated in Rhode Island in 1884. The principal executive offices of the Company are located at 75 Fountain Street, Providence, Rhode Island 02902, telephone number (401) 277-7000.

     BACKGROUND; REORGANIZATION. Pursuant to the transactions described below, on October 5, 1995, the Company acquired its joint venture partner's 50% interest in the King Stations which were owned and operated by KHC, a subsidiary of Old PJC, and disposed of all its cable operations. Such transactions were as follows: (i) Old PJC acquired its joint venture partner's interest (the "Kelso Buyout") in KHC, which at the time of such acquisition held all of the capital stock of KBC, (ii) Old PJC contributed all of its non-cable businesses (including all of the outstanding capital stock of KHC) to the Company, its wholly-owned subsidiary, and the Company assumed all of the liabilities related thereto (the "Contribution"), (iii) Old PJC distributed one share of Class A Common Stock and Class B Common Stock to the holder of each share of Old PJC's Class A Common Stock and Class B Common Stock, respectively (the "Distribution", and together with the Contribution, the "Spin-Off"), and (iv) Old PJC, which following the Spin-Off held only Old PJC's cable television businesses and assets (the "Old PJC Cable Business"), merged (the "Merger") with and into Continental. Immediately prior to the Kelso Buyout, Continental purchased all of the stock of King Videocable Company, a Washington corporation and wholly-owned subsidiary of KBC, which held all of the cable television assets and business of KHC and KBC (the "King Cable Purchase"). As a result of these transactions, the Company, in substance, became successor to Old PJC, in the same lines of business, simultaneously disposing of its cable operations.

     In connection with, and as part of the Spin-Off, the Company, with certain exceptions, assumed and agreed to hold Continental, as successor by merger to Old PJC, harmless from all of Old PJC's liabilities arising from its non-cable businesses, and Old PJC, with certain exceptions, in turn agreed to hold the Company harmless from liabilities arising from the Old PJC Cable Business, which liabilities were assumed by Continental pursuant to the Merger. See
"Business -- Background and Reorganization".

                                USE OF PROCEEDS


     The net proceeds from the Offerings, at assumed initial public offering prices of $16.00 per share in the Underwritten Offering and at an assumed offering price of $14.96 per share in the Direct Placement, are estimated to be $111.9 million ($127.9 million if the Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discount in the Underwritten Offering and estimated expenses of the Offerings. The Company intends to use the net proceeds of the Offerings to repay a portion of the indebtedness outstanding under its revolving credit facility established pursuant to a Credit Agreement dated as of October 5, 1995 (the "Credit Agreement") with a syndicate of commercial banks. The Credit Agreement provides for a term loan of $75 million and a revolving credit facility of up to $300 million. The amount outstanding under the revolving credit facility as of March 31, 1996 was $188 million and the stipulated interest rate provided for under the revolving credit facility at such date was 6.5% per annum for the first $165 million principal amount and 8.25% for the remaining $23 million principal amount then outstanding. Credit availability under the revolving credit facility decreases quarterly commencing December 31, 1996 until its final maturity on June 30, 2004. See "Management's Discussion of Financial Condition and Results of Operations" and Note 10 of the Company's consolidated financial statements. The Company used the revolving credit and term loan facilities to finance the Kelso Buyout, to pay certain income taxes due as a result of the King Cable Purchase and for certain other corporate purposes.


                                DIVIDEND POLICY

     The Company paid cash dividends in each of 1994 and 1995 on all outstanding shares of Class A Common Stock and Class B Common Stock in an amount equal to $0.25 per share (after giving effect to the Stock Split). In the first quarter of 1996, the Company paid a cash dividend of $.06 per share (after giving effect to the Stock Split). In addition, the Company paid a special dividend (the "Special Dividend") equal to $0.19 per share (after giving effect to the Stock Split) prior to the consummation of the Offerings. Purchasers of shares of Class A Common Stock in the Offerings will not be entitled to receive the Special Dividend.

     The Company has no intention of paying any cash dividends on the Class A Common Stock or the Class B Common Stock for the foreseeable future following consummation of the Offerings. The Company intends to reevaluate this dividend policy in the event the proposed US West Merger is not consummated or should other circumstances change. The payment of future dividends will be at the discretion of the Company's Board of Directors and will be dependent upon a variety of factors, including the Company's future earnings, financial condition and capital requirements and restrictions in applicable financing and other agreements. See "Business -- Restrictions in Certain Agreements".

                                    DILUTION


     At March 31, 1996, the Common Stock had a net tangible book value (deficit) per share of $(2.83). Net tangible book value (deficit) per share is equal to the Company's total tangible assets (total assets less intangible assets, consisting primarily of licenses and goodwill) less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the Offerings at an assumed initial public offering price of $16.00 per share in the Underwritten Offering and at an assumed offering price of $14.96 per share in the Direct Placement and the application of the estimated net proceeds therefrom to repay indebtedness, the pro forma net tangible book value of the Company at March 31, 1996 would have been $3.3 million, or $0.07 per share. This represents an immediate increase in net tangible book value of $2.90 per share to existing stockholders and an immediate dilution in net tangible book value of $15.93 per share to the purchasers of the Class A Common Stock in the Underwritten Offering and an immediate dilution of $14.89 per share to the purchasers of Class A Common Stock in the Direct Placement. The following table gives effect to the Stock Split and illustrates the per share dilution that would have occurred if the Offerings had been consummated on March 31, 1996:



                                                           UNDERWRITTEN
                                                             OFFERING           DIRECT PLACEMENT
                                                        ------------------     ------------------
Assumed initial public offering price per share........             $16.00                 $14.96
  Net tangible book value per share prior to the
     Offerings......................................... $ (2.83)               $ (2.83)
  Increase in net tangible book value per share
     attributable to price paid by purchasers of Class
     A Common Stock in the Offerings................... $  2.90                $  2.90
                                                         ------                 ------
Pro forma net tangible book value per share after the
  Offerings............................................             $ 0.07                 $ 0.07
                                                                    ------                 ------
Dilution in net tangible book value per share to
  purchasers of Class A Common Stock in the
  Offerings............................................             $15.93                 $14.89
                                                                    ======                 ======


- ---------------


(1) As described herein under "Risk Factors -- Shares Eligible for Future Sale", the Company currently estimates that approximately $7.7 million of Class A Common Stock could be issued in 1996 to participants in the Company's existing Stock Incentive Plans in the event of the consummation of the proposed US West Merger as adjustments required pursuant to the terms of such plans. The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans of the effective time of the US West Merger. See "Business -- Background; Reorganization".

                                 CAPITALIZATION


     The following table sets forth the capitalization on a consolidated basis of the Company at March 31, 1996, and as adjusted to reflect (i) the sale in the Underwritten Offering of 7,125,000 shares of Class A Common Stock at an assumed initial public offering price of $16.00 per share, (ii) the sale in the Direct Placement of 450,000 shares of Class A Common Stock at an assumed offering price of $14.96 per share and (iii) the application of the estimated net proceeds thereof as described under "Use of Proceeds". This table should be read in conjunction with the historical financial statements of the Company, including the notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Historical Financial Statements".



                                                                          AT MARCH 31, 1996
                                                                     ----------------------------
                                                                     HISTORICAL       AS ADJUSTED
                                                                     ----------       -----------
                                                                     (DOLLARS IN THOUSANDS EXCEPT
                                                                           PER SHARE DATA)
Current installments of long-term debt.............................   $    100         $     100
                                                                      --------          --------
Long-term debt, less current installments:
  Revolving credit and term loan facility..........................   $263,000         $ 151,078
  Industrial Revenue Bonds.........................................      9,700             9,700
                                                                      --------          --------
          Total long-term debt, less current installments..........    272,700           160,778
Stockholders' equity:
  Class A common stock, par value $1.00 per share; authorized
     180,000,000 shares; issued and outstanding 17,333,550 shares,
     historical, and 24,908,550 shares, as adjusted(1).............     17,333            24,908
  Class B common stock, par value $1.00 per share; authorized
     46,825,000 shares; issued and outstanding 21,067,650 shares...     21,068            21,068
  Additional paid-in capital.......................................         88           104,435
  Retained earnings................................................    206,310           206,310
  Unrealized loss on securities held for sale, net.................       (837)             (837)
                                                                      --------          --------
     Total stockholders' equity....................................    243,962           355,884
                                                                      --------          --------
                                                                      $516,662         $ 516,662
                                                                      ========          ========


- ---------------


(1) The Company amended its Certificate of Incorporation on May 10, 1996 to decrease the number of authorized shares of Class A Common Stock from 180,000,000 to 150,000,000. The number of shares of Class A Common Stock issued and outstanding on a historical basis does not include shares currently issuable upon exercise of options and units outstanding under the Company's Options Plans and RSU. Such number also does not include approximately $7.7 million of Class A Common Stock that could be issued in 1996 to participants in the Company's existing Stock Incentive Plans in the event of the consummation of the proposed US West Merger as adjustments required pursuant to the terms of such plans. See "Risk Factors -- Shares Eligible for Future Sale" and "Business -- Background; Reorganization". The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans at the effective time of the US West Merger.

                            SELECTED FINANCIAL DATA

     SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA. The following selected consolidated historical financial data has been derived from the consolidated financial statements of the Company. The Statement of Operations Data for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the Balance Sheet Data as of the same dates have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The Statement of Operations Data for the three months ended March 31, 1995 and 1996 and the balance sheet data as of March 31, 1996 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified in its entirety by reference to the consolidated financial statements of the Company and notes thereto. As more fully discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Company, among other transactions, disposed of its cable operations and completed the Kelso Buyout on October 5, 1995. The results of operations for 1995 include the results of operations of KHC since January 1, 1995 with adjustments for the consolidation of KHC. As a result of these transactions, the Company's historical results of operations and financial condition for the years 1991 through 1994 are not comparable to 1995 and 1996.

                                                                     HISTORICAL
                                      -------------------------------------------------------------------------
                                                                                                (UNAUDITED)
                                                                                             THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                     MARCH 31,
                                      ----------------------------------------------------   ------------------
                                        1991       1992       1993       1994       1995      1995       1996
                                      --------   --------   --------   --------   --------   -------   --------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Broadcasting......................  $ 39,381   $ 43,281   $ 45,506   $ 54,024   $180,547   $38,904   $ 43,381
  Publishing........................   118,169    120,516    124,914    127,893    128,491    30,300     30,125
  Programming and Electronic
    Media...........................        --         --         --      2,300      3,468       525      1,608
                                      --------   --------   --------   --------   --------   -------   --------
      Total revenues................   157,550    163,797    170,420    184,217    312,506    69,729     75,114
                                      --------   --------   --------   --------   --------   -------   --------
Expenses:
  Operating and administrative
    expenses:
    Broadcasting....................    36,597     37,884     38,296     39,949    116,128    28,000     31,073
    Publishing, excluding newspaper
      consolidation and
      restructuring costs...........   101,770     97,204    103,597    107,425    113,683    27,889     27,381
    Programming and Electronic
      Media.........................        --         --         --      2,582      5,132       898      4,989
    Corporate.......................    10,442     14,072     14,632     10,889     12,363     3,550      3,136
                                      --------   --------   --------   --------   --------   -------   --------
      Total.........................   148,809    149,160    156,525    160,845    247,306    60,337     66,579
  Depreciation and amortization.....    20,909     20,549     20,613     19,983     33,969     7,935      9,845
  Stock-based compensation..........     8,923      2,641      5,735     15,138      2,387     1,498     11,730
  Pension expense (income)..........      (590)    (1,762)       756       (173)     1,236        44        214
                                      --------   --------   --------   --------   --------   -------   --------
      Total.........................   178,051    170,588    183,629    195,793    284,898    69,814     88,368
  Newspaper consolidation and
    restructuring costs(1)..........     3,400      2,335         --         --     14,222       102      1,150
                                      --------   --------   --------   --------   --------   -------   --------
      Total expenses................   181,451    172,923    183,629    195,793    299,120    69,916     89,518
                                      --------   --------   --------   --------   --------   -------   --------
Operating income (loss).............   (23,901)    (9,126)   (13,209)   (11,576)    13,386      (187)   (14,404)
Interest expense....................   (10,102)    (6,455)    (2,578)    (2,426)   (11,395)   (2,747)    (5,084)
Equity in loss of affiliates........        --    (12,705)    (8,763)   (13,380)    (7,835)   (1,272)    (1,595)
Other income, net...................    31,072     46,104      2,182      6,103      4,797       616      1,364
                                      --------   --------   --------   --------   --------   -------   --------
Income (loss) from continuing
  operations before income taxes....    (2,931)    17,818    (22,368)   (21,279)    (1,047)   (3,590)   (19,719)

                                                                     HISTORICAL
                                                                                                (UNAUDITED)
                                                                                             THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                     MARCH 31,
                                        1991       1992       1993       1994       1995      1995       1996
                                      -------    -------    -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Income tax expense (benefit)........     3,616     11,816     (6,097)     1,950      3,956      (784)    (4,834)
                                       -------    -------    -------
Income (loss) from continuing
  operations........................  $ (6,547)  $  6,002   $(16,271)  $(23,229)  $ (5,003)  $(2,806)  $(14,885)
                                       =======    =======    =======
Income (loss) from continuing
  operations per share..............  $  (0.17)  $   0.16   $  (0.42)  $  (0.61)  $  (0.13)  $ (0.07)  $  (0.39)
                                       =======    =======    =======
Dividends paid per share............  $   0.20   $   0.21   $   0.23   $   0.25   $   0.25   $  0.06   $   0.06
                                       =======    =======    =======
Number of shares used in per share
  calculation.......................    39,516     38,711     38,386     38,197     38,507    38,110     38,400
                                       =======    =======    =======
OTHER DATA:
EBITDA(2):
  Broadcasting......................  $  2,784   $  5,397   $  7,210   $ 14,075   $ 64,419   $10,904   $ 12,308
  Publishing........................    16,399     23,312     21,317     20,468     14,808     2,411      2,744
                                       -------    -------    -------
    EBITDA excluding programming and
      electronic media and corporate
      expenses......................    19,183     28,709     28,527     34,543     79,227    13,315     15,052
  Programming and Electronic
    Media...........................        --         --         --       (282)    (1,664)     (373)    (3,381)
  Corporate.........................   (10,442)   (14,072)   (14,632)   (10,889)   (12,363)   (3,550)    (3,136)
                                       -------    -------    -------
    Total EBITDA....................  $  8,741   $ 14,637   $ 13,895   $ 23,372   $ 65,200   $ 9,392   $  8,535
                                       =======    =======    =======

                                                       AT DECEMBER 31,                            (UNAUDITED)
                                 ------------------------------------------------------------     AT MARCH 31,
                                   1991         1992         1993         1994         1995           1996
                                 --------     --------     --------     --------     --------     ------------
                                                            (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Total assets.................  $594,098     $793,433     $775,685     $724,713     $707,230       $703,713
  Net assets of discontinued
    cable television operations
    included in total assets...    54,184      400,639      402,819      369,790           --             --
  Long-term debt (including
    current installments)......    73,112      263,609      280,106      260,761      244,098        272,800
  Stockholders' equity.........   399,938      391,967      359,575      285,887      263,239        243,962

- ---------------
(1) Includes Newspaper Consolidation Costs totaling $7,422 incurred in 1995 in connection with the Newspaper Consolidation, Newspaper Restructuring Costs totaling $6,800 incurred in 1995 and $1,150 incurred in the three months ended March 31, 1996 in connection with the Newspaper Restructuring and severance costs totaling $3,400 and $2,335 incurred in 1991 and 1992, respectively associated with the consolidation from 30 to 13 of the Company's regional circulation centers ("RCC Consolidation Costs").

(2) "EBITDA" is defined by the Company as operating income (loss) plus RCC Consolidation Costs, Newspaper Consolidation Costs, Newspaper Restructuring Costs, depreciation, amortization, stock-based compensation and pension expense (income). EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with GAAP as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

     SUPPLEMENTAL PRO FORMA FINANCIAL DATA. The following table presents supplemental pro forma financial data for the years ended December 31, 1994 and 1995, and the three months ended March 31, 1995 and 1996, as if the Spin-Off, Merger and Kelso Buyout had occurred on January 1, 1994. Supplemental pro forma financial data is presented because the Company believes such data is more meaningful than historical financial data in comparing 1995 and 1996 results of operations with 1994 because such pro forma data includes KHC's operations, and excludes discontinued cable operations for all periods presented. Although the Company did not consolidate the results of KHC's operations for accounting purposes until after the Kelso Buyout, the Company has managed these operations since the completion of the King Acquisition in February 1992. This supplemental pro forma financial data, which is unaudited, consolidates the historical results of operations of the Company and KHC, after giving effect to the supplemental pro forma adjustments and eliminations described in footnote (1) below, for all periods presented. This data is not necessarily indicative of the results of operations that would have actually been obtained had the transactions referred to above been consummated on January 1, 1994, nor is it indicative of the results of operations that may be obtained in the future. Such financial data should be read in conjunction with "-- Selected Consolidated Historical Financial Data", "-- Broadcasting Business -- Summary of Financial Results", "-- Publishing Business -- Summary of Financial Results" and
"-- Programming and Electronic Media Business -- Summary of Financial Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", and is qualified in its entirety by reference to the consolidated financial statements of the Company and KHC and respective notes thereto, included elsewhere in this Prospectus.

                                                          SUPPLEMENTAL PRO FORMA (UNAUDITED)(1)
                                                         ----------------------------------------
                                                             YEARS ENDED       THREE MONTHS ENDED
                                                            DECEMBER 31,           MARCH 31,
                                                         -------------------   ------------------
                                                           1994       1995      1995       1996
                                                         --------   --------   -------   --------
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Broadcasting.........................................  $171,083   $180,547   $38,904   $ 43,381
  Publishing...........................................   127,893    128,491    30,300     30,125
  Programming and Electronic Media.....................     2,300      3,468       525      1,608
                                                         --------   --------   -------   --------
       Total revenues..................................   301,276    312,506    69,729     75,114
                                                         --------   --------   -------   --------
Expenses:
  Operating and administrative expenses:
     Broadcasting......................................   113,449    116,128    28,000     31,073
     Publishing, excluding Newspaper Consolidation
       Costs(2) and Newspaper Restructuring Costs(3)...   107,425    113,683    27,889     27,381
     Programming and Electronic Media..................     2,914      5,132       898      4,989
     Corporate.........................................    13,074     12,363     3,550      3,136
                                                         --------   --------   -------   --------
       Total...........................................   236,862    247,306    60,337     66,579
  Depreciation and amortization(1).....................    41,219     39,585     9,807      9,845
  Stock-based compensation.............................    15,138      2,387     1,498     11,730
  Pension expense......................................       303      1,236        44        214
                                                         --------   --------   -------   --------
       Total...........................................   293,522    290,514    71,686     88,368
  Newspaper Consolidation Costs and Newspaper
     Restructuring Costs...............................        --     14,222       102      1,150
                                                         --------   --------   -------   --------
       Total expenses..................................   293,522    304,736    71,788     89,518
                                                         --------   --------   -------   --------
Operating income (loss)................................     7,754      7,770    (2,059)   (14,404)
Interest expense(1)....................................   (17,971)   (19,573)   (4,893)    (5,084)
Equity in loss of affiliates(4)........................    (5,054)    (7,835)   (1,272)    (1,595)
Other income (expense), net............................     2,601      4,797       616      1,364
                                                         --------   --------   -------   --------
Loss from continuing operations before income taxes....   (12,670)   (14,841)   (7,608)   (19,719)
Income taxes expense (benefit)(1)......................     6,466         52    (1,888)    (4,834)
                                                         --------   --------   -------   --------
Loss from continuing operations........................  $(19,136)  $(14,893)  $(5,720)  $(14,885)
                                                         ========   ========   =======   ========
Loss from continuing operations per share..............  $  (0.50)  $  (0.39)  $  (.15)  $   (.39)
Number of shares used in per share calculation.........    38,197     38,507    38,110     38,400
                                                         ========   ========   =======   ========

                                                          SUPPLEMENTAL PRO FORMA (UNAUDITED)(1)
                                         (UNAUDITED)    ------------------------------------------
                                         COMBINED(5)                               THREE MONTHS
                                          YEAR ENDED    YEARS ENDED DECEMBER           ENDED
                                         DECEMBER 31,            31,                 MARCH 31,
                                         ------------   ---------------------    -----------------
                                             1993         1994         1995       1995      1996
                                         ------------   --------     --------    -------  --------
                                                              (IN THOUSANDS)
CERTAIN FINANCIAL DATA:
Revenues:
  Broadcasting..........................   $147,846     $171,083     $180,547    $38,904  $ 43,381
  Publishing............................    124,914      127,893      128,491     30,300    30,125
  Programming and Electronic Media......         --        2,300        3,468        525     1,608
                                           --------     --------     --------    -------  --------
       Total revenues...................    272,760      301,276      312,506     69,729    75,114
                                           ========     ========     ========    =======  ========
EBITDA(6):
     Broadcasting.......................   $ 43,014     $ 57,634     $ 64,419    $10,904  $ 12,308
     Publishing.........................     21,317       20,468       14,808      2,411     2,744
                                           --------     --------     --------    -------  --------
     EBITDA excluding programming and
       electronic media and corporate
       expenses.........................     64,331       78,102       79,227     13,315    15,052
     Programming and Electronic Media...         --         (614)      (1,664)      (373)   (3,381)
     Corporate..........................    (17,346)     (13,074)     (12,363)    (3,550)   (3,136)
                                           --------     --------     --------    -------  --------
          Total EBITDA..................   $ 46,985     $ 64,414     $ 65,200    $ 9,392  $  8,535
                                           ========     ========     ========    =======  ========
Broadcast Cash Flow(7)..................   $ 42,620     $ 59,492     $ 66,274    $11,219  $ 12,364
Capital expenditures....................     14,683       13,617       15,276      3,578     3,008

- ---------------

(1) The Supplemental Pro Forma results of operations consolidate KHC's results of operations for 1994 with those of the Company in order for the Company's results of operations during 1994 to be comparable with 1995 and 1996. To effect this consolidation, adjustments were made to consolidate and eliminate the minority interest in KHC for 1994. In addition, pro forma adjustments were made for all periods presented to reflect the Spin-Off, the Kelso Buyout and the Merger as if those transactions had occurred on January 1, 1994. No pro forma adjustments were required for 1996. The pro forma adjustments and elimination entries are as follows:

                                                                         (UNAUDITED)
                                                               INCREMENTAL AMOUNT TO ARRIVE AT
                                                                SUPPLEMENTAL PRO FORMA AMOUNTS
                                                             ------------------------------------
                                                                 YEARS ENDED         THREE MONTHS
                                                                DECEMBER 31,            ENDED
                                                             -------------------      MARCH 31,
       LINE ITEM IN HISTORICAL FINANCIAL STATEMENTS           1994        1995           1995
- -----------------------------------------------------------  -------     -------     ------------
                                                                        DEBIT (CREDIT)
                                                                        (IN THOUSANDS)
Pro Forma Adjustments
Depreciation and amortization
  Additional amortization expense as a result of the
     "step-up" in basis in acquired assets of KHC..........  $ 7,488     $ 5,616       $  1,872
Interest expense
  Additional interest expense assuming beginning debt as a
     result of the transactions at January 1, 1994 was
     approximately $225 million with an average interest
     rate of approximately 8.1%............................    6,852       8,178          2,146
Income tax expense (benefit)
  Incremental income tax expense (benefit) from above
     adjustments...........................................  $(3,827)    $(3,904)      $ (1,104)
                                                             =======     =======     ==========
Elimination Entries
Operating and administrative expenses
  Eliminate management fees paid to the Company from KHC
     included in KHC continuing operating expenses ($1,481
     was allocated to discontinued operations in 1994).....  $(2,044)          *              *
Other income (expense)
  Eliminate management fees paid to the Company from KHC...  $ 3,525           *              *
Equity in income (loss) of affiliates
  Eliminate the Company's equity in loss of KHC............  $(8,326)          *              *
Income tax expense (benefit)
  Eliminate income tax effects of above eliminations.......  $  (500)          *              *
                                                             =======     =======     ==========

- ---------------
 * Elimination entries are not shown for 1995 because KHC was consolidated in the Company's audited financial statements for that year.

(2) Newspaper Consolidation Costs are those costs totaling $7,422 incurred in 1995 in connection with the Newspaper Consolidation.

(3) Newspaper Restructuring Costs are estimated severance costs totaling $6,800 incurred in 1995 and $1,150 incurred in the three months ended March 31, 1996 in connection with the Newspaper Restructuring.

(4) Equity in loss of affiliates consists of equity in loss of affiliates in the Programming and Electronic Media Business of $4,545, and $6,796 in 1994 and 1995, respectively, and $1,072 and $1,265 for the three months ended March 31, 1995 and 1996, respectively, and also consists of equity in loss of Linkatel Pacific, LP, an investment of the Company which is held for sale, of $509, and $1,039 for 1994, and 1995, respectively, and $200 and $330 for the three months ended March 31, 1995 and 1996, respectively.

(5) The 1993 certain financial data combine KHC's financial data for 1993 with those of the Company in order to be comparable with the other periods presented. Management fees of $1,584 paid to the Company from KHC included in KHC operating expenses have been eliminated in such combination.

(6) "EBITDA" is defined by the Company as operating income (loss), plus Newspaper Consolidation Costs, Newspaper Restructuring Costs, depreciation, amortization, stock-based compensation and pension expense. EBITDA is not intended to represent cash flow from operations and should not be considered as an alternative to operating or net income computed in accordance with GAAP as an indicator of the Company's operating performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in its industry.

(7) "Broadcast Cash Flow" is defined by the Company as Broadcasting EBITDA plus corporate expense allocations for the Broadcasting Business plus program rights amortization less program rights payments. Corporate expense allocations to the Broadcasting Business were $514, $773, and $703 for 1993, 1994, and 1995, respectively, and $209 and $172 for the three months ended March 31, 1995 and 1996, respectively. Program rights amortization was $17,899, $18,924, and $17,318 for 1993, 1994 and 1995, respectively, and
    $4,269 and $4,379 for the three months ended March 31, 1995 and 1996, respectively. Program rights payments were $18,807, $17,839, and $16,166 for 1993, 1994 and 1995, respectively, and $4,163 and $4,495 for the three months ended March 31, 1995 and 1996, respectively.

BROADCASTING BUSINESS -- SUMMARY OF FINANCIAL RESULTS (HISTORICAL)

     The following table sets forth historical operating results for the Broadcasting Business for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996.

                                                                  HISTORICAL
                                            ------------------------------------------------------
                                                                                  (UNAUDITED)
                                                                                  THREE MONTHS
                                                                                     ENDED
                                               YEARS ENDED DECEMBER 31,            MARCH 31,
                                            ------------------------------    --------------------
                                             1993       1994        1995        1995        1996
                                            -------    -------    --------    --------    --------
                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues:
  National................................  $19,475    $24,487    $ 91,125    $ 18,208    $ 19,792
  Local and regional......................   27,180     32,909     106,054      23,646      26,922
  Other...................................    5,510      4,924      11,572       2,982       3,279
  Agency commissions......................   (6,659)    (8,296)    (28,204)     (5,932)     (6,612)
                                            -------    -------    --------    --------    --------
Net revenues..............................   45,506     54,024     180,547      38,904      43,381
                                            -------    -------    --------    --------    --------
Expenses:
  Operating and administrative expenses...   38,296     39,949     116,128      28,000      31,073
  Depreciation and amortization...........    8,682      7,856      21,884       4,916       6,735
                                            -------    -------    --------    --------    --------
          Total expenses..................   46,978     47,805     138,012      32,916      37,808
                                            -------    -------    --------    --------    --------
Operating income (loss)...................  $(1,472)   $ 6,219    $ 42,535    $  5,988    $  5,573
                                            =======    =======    ========    ========    ========
OTHER DATA:
  EBITDA(1)...............................  $ 7,210    $14,075    $ 64,419    $ 10,904    $ 12,308
     EBITDA as a percentage of net
       revenues...........................       16%        26%         36%         28%         28%
  Corporate expense allocations...........       94        364         703         209         172
  Program rights amortization.............    7,674      7,356      17,318       4,269       4,379
  Program rights payments.................   (7,296)    (6,760)    (16,166)     (4,163)     (4,495)
                                            -------    -------    --------    --------    --------
  Broadcast Cash Flow(2)..................  $ 7,682    $15,035    $ 66,274    $ 11,219    $ 12,364
                                            =======    =======    ========    ========    ========

- ---------------
(1) See footnote (2) to "Selected Financial Data -- Selected Consolidated Historical Financial Data" for a definition of, and certain matters relating to, EBITDA.

(2) "Broadcast Cash Flow" is defined by the Company as Broadcasting EBITDA plus corporate expense allocations for the Broadcasting Business plus program rights amortization less program rights payments.

BROADCASTING BUSINESS -- SUMMARY OF FINANCIAL RESULTS (SUPPLEMENTAL PRO FORMA)

     The following table sets forth supplemental pro forma operating results for the Broadcasting Business for the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996. This table also sets forth combined 1993 data as described in footnote (5) to "Selected Financial Data -- Supplemental Pro Forma Financial Data". For comparative purposes, supplemental pro forma amounts consolidate the results of KHC's broadcasting operations as if the Kelso Buyout occurred on January 1, 1994 and give effect to the adjustments and eliminations described in footnote (1) to "Selected Financial Data -- Supplemental Pro Forma Financial Data".

                                                             SUPPLEMENTAL PRO FORMA (UNAUDITED)
                                         (UNAUDITED)     -------------------------------------------
                                           COMBINED
                                          YEAR ENDED     YEARS ENDED DECEMBER     THREE MONTHS ENDED
                                         DECEMBER 31,             31,                 MARCH 31,
                                         ------------    ---------------------    ------------------
                                             1993          1994         1995       1995       1996
                                         ------------    --------     --------    -------    -------
                                                           (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues:
  National.............................    $ 74,503      $ 88,691     $ 91,125    $18,208    $19,792
  Local and regional...................      82,657        96,268      106,054     23,646     26,922
  Other................................      12,972        12,538       11,572      2,982      3,279
  Agency commissions...................     (22,286)      (26,414)     (28,204)    (5,932)    (6,612)
                                           --------      --------     --------    -------    -------
Net revenues...........................     147,846       171,083      180,547     38,904     43,381
                                           --------      --------     --------    -------    -------
Expenses:
  Operating and administrative
     expenses..........................     104,832       113,449      116,128     28,000     31,073
  Depreciation and amortization(1).....      23,337        29,019       27,500      6,788      6,735
                                           --------      --------     --------    -------    -------
          Total expenses...............     128,169       142,468      143,628     34,788     37,808
                                           --------      --------     --------    -------    -------
Operating income.......................    $ 19,677      $ 28,615     $ 36,919    $ 4,116    $ 5,573
                                           ========      ========     ========    =======    =======
OTHER DATA:
  EBITDA(2)............................    $ 43,014      $ 57,634     $ 64,419    $10,904    $12,308
     EBITDA as a percentage of net
       revenues........................          29%           34%          36%        28%        28%
  Corporate expense allocations........         514           773          703        209        172
  Program rights amortization..........      17,899        18,924       17,318      4,269      4,379
  Program rights payments..............     (18,807)      (17,839)     (16,166)    (4,163)    (4,495)
                                           --------      --------     --------    -------    -------
  Broadcast Cash Flow(3)...............    $ 42,620      $ 59,492     $ 66,274    $11,219    $12,364
                                           ========      ========     ========    =======    =======

- ---------------

(1) Depreciation and amortization for combined 1993 excludes the effects of any pro forma adjustments for the step-up in basis in acquired assets of KHC from the Kelso Buyout.

(2) See footnote (6) to "Selected Financial Data -- Supplemental Pro Forma Financial Data" for a definition of, and certain matters relating to, EBITDA.

(3) "Broadcast Cash Flow" is defined by the Company as Broadcasting EBITDA plus corporate expense allocations for the Broadcasting Business plus program rights amortization less program rights payments.

PUBLISHING BUSINESS -- SUMMARY OF FINANCIAL RESULTS

     The Publishing segment was not affected by the Spin-Off, the Merger or the Kelso Buyout. Therefore, the following table includes only certain historical operating and other data for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996:

                                                                HISTORICAL
                                        ----------------------------------------------------------
                                                                                   (UNAUDITED)
                                                                               THREE MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,               MARCH 31,
                                        ----------------------------------     -------------------
                                          1993         1994         1995        1995        1996
                                        --------     --------     --------     -------     -------
                                                          (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues:
  Advertising.........................  $ 93,087     $ 95,079     $ 93,671     $21,740     $21,547
  Circulation.........................    31,028       30,888       32,151       7,889       8,139
  Other...............................       799        1,926        2,669         671         439
                                        --------     --------     --------     -------     -------
                                         124,914      127,893      128,491      30,300      30,125
Operating and administrative expenses
  before Newspaper Consolidation
  Costs(1) and Newspaper Restructuring
  Costs(2)............................   103,597      107,425      113,683      27,889      27,381
Depreciation..........................    11,426       11,198       10,850       2,717       2,664
                                        --------     --------     --------     -------     -------
Operating income (loss) before
  Newspaper Consolidation Costs and
  Newspaper Restructuring Costs.......     9,891        9,270        3,958        (306)         80
Newspaper Consolidation Costs and
  Newspaper Restructuring Costs.......        --           --      (14,222)       (102)     (1,150)
                                        --------     --------     --------     -------     -------
Operating income (loss)...............  $  9,891     $  9,270     $(10,264)    $  (408)    $(1,070)
                                        ========     ========     ========     =======     =======
OTHER DATA:
EBITDA(3).............................  $ 21,317     $ 20,468     $ 14,808     $ 2,411     $ 2,744
                                        ========     ========     ========     =======     =======
Average net paid circulation:
  Daily...............................   187,700      183,900      179,000     180,700     169,500
  Sunday..............................   268,900      267,100      259,800     262,200     251,300

- ---------------
(1) "Newspaper Consolidation Costs" are those costs totaling $7,422 incurred in 1995 in connection with the Newspaper Consolidation.

(2) "Newspaper Restructuring Costs" are estimated severance costs totaling $6,800 incurred in 1995 and $1,150 incurred in the three months ended March 31, 1996 in connection with the Newspaper Restructuring.

(3) See footnote (2) to "Selected Financial Data -- Selected Consolidated Historical Financial Data" for a definition of, and certain matters relating to, EBITDA.

PROGRAMMING AND ELECTRONIC MEDIA BUSINESS -- SUMMARY OF FINANCIAL RESULTS

     The Programming and Electronic Media Business was not significantly affected by the Spin-Off, the Merger or the Kelso Buyout. As such, the following tables present the historical results of the Company's wholly-owned entities and the Company's share of the equity in loss of affiliates comprising this segment:

                                                                   HISTORICAL
                                               ---------------------------------------------------
                                                                                   (UNAUDITED)
                                                                                THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,           MARCH 31,
                                               -----------------------------    ------------------
                                                1993       1994       1995       1995       1996
                                               -------    -------    -------    -------    -------
                                               (DOLLARS IN THOUSANDS)
OPERATING DATA:
Revenues.....................................  $    --    $ 2,300    $ 3,468    $   525    $ 1,608
Operating expenses(1)........................       --      2,582      5,132        898      4,989
Depreciation.................................       --         33        167         30        226
                                               -------    -------    -------    -------    -------
Operating loss...............................  $    --    $  (315)   $(1,831)   $  (403)   $(3,607)
                                               =======    =======    =======    =======    =======
EQUITY IN LOSS OF AFFILIATES:
  AHN (2)....................................  $    --    $    --    $(1,835)   $    --    $    --
  TVFN.......................................   (1,391)    (3,848)    (4,177)    (1,022)      (783)
  Peapod, L.P................................       --         --       (460)        --       (302)
  Partner Stations Network, L.P..............       --       (697)      (324)       (50)      (180)
                                               =======    =======    =======    =======    =======
     Total equity in loss of affiliates......  $(1,391)   $(4,545)   $(6,796)   $(1,072)   $(1,265)
                                               =======    =======    =======    =======    =======
OTHER DATA:
EBITDA(3)....................................  $    --    $  (282)   $(1,664)   $  (373)   $(3,381)
                                               =======    =======    =======    =======    =======

- ---------------
(1) Operating expenses for 1994 on a Supplemental Pro Forma (unaudited) basis are $2.9 million, an increase of $0.3 million over historical operating expenses, due to inclusion in Supplemental Pro Forma of the operation of NorthWest Cable News, which was owned by KHC.

(2) AHN was consolidated with the Company's results of operations effective January 1, 1996.

(3) See footnote (2) to "Selected Financial Data -- Selected Consolidated Historical Financial Data" for a definition of, and certain matters relating to, EBITDA.

     Programming and Electronic Media operating businesses include:

                                              CUMULATIVE                     CUMULATIVE
                                               AMOUNTS                        AMOUNTS
                                               INVESTED      OWNERSHIP %      INVESTED      OWNERSHIP %
                                               THROUGH          AS OF         THROUGH          AS OF
                                              MARCH 31,       MARCH 31,       MAY 31,         MAY 31,
                                                 1996           1996            1996           1996
                                              ----------     -----------     ----------     -----------
                                              (DOLLARS IN THOUSANDS)
CONSOLIDATED BUSINESSES:
AHN(1)......................................   $ 17,750           59%         $ 35,250           65%
NWCN........................................      6,300          100%            6,800          100%
Rhode Island Horizons.......................        900          100%            1,000          100%
                                               --------                       --------
     subtotal...............................     24,950                         43,050
                                               --------                       --------
INVESTMENTS IN AFFILIATES:
TVFN(2).....................................     17,650           24%           44,700           46%
Peapod, L.P.(3).............................      5,338           17%            6,338           15%
Partner Stations Network, L.P.(4)...........      1,810           16%            1,810           16%
                                               --------                       --------
     subtotal...............................     24,798                         52,848
                                               --------                       --------
OTHER:
  StarSight Telecast, Inc...................      5,939            5%            5,939            5%
                                               --------                       --------
Total investments...........................   $ 55,687                       $101,837
                                               =======                        ========

- ---------------
(1) AHN was consolidated into the Company's results of operations as of January 1, 1996. The Company has agreed to invest an additional $19.5 million through the first quarter of 1997 upon the achievement of certain operating milestones, including entering into carriage agreements and meeting certain revenue and ratings objectives.
(2) The Company expects to invest an additional $22.5 million for the remainder of 1996. TVFN became a consolidated subsidiary effective May 14, 1996.
(3) Peapod, L.P. ("Peapod") is an existing interactive grocery ordering and delivery service.
(4) Partner Stations Network, L.P. ("PSN") is a limited partnership formed to develop and produce broadcast television programming.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL


     The following analysis of the financial condition and results of operations of the Company should be read in conjunction with the Company's audited consolidated financial statements and notes thereto and the unaudited "Selected Financial Data -- Selected Consolidated Historical Financial Data" and "-- Supplemental Pro Forma Financial Data" included elsewhere in this Prospectus.


     The Company's businesses are concentrated principally in broadcast television, the publication of the Providence Journal, and in programming and electronic media ventures. The Company's broadcast television revenues, which comprised approximately 57.8% of total revenues in both 1995 and for the three months ended March 31, 1996, are derived substantially from local and national advertising and, to a lesser extent, from network compensation for the broadcast of network programming. The Company's publishing revenues, which represented approximately 41.1% and 40.1% of total revenues in 1995 and for the three months ended March 31, 1996, respectively, are derived primarily from advertising and, to a lesser extent, paid circulation. Revenues from the programming and electronic media ventures, which comprised approximately 1.1% and 2.1% of total revenues in 1995 and for the three months ended March 31, 1996, respectively, are principally derived from subscriptions, service fees and advertising.

     The Company's revenues historically have been slightly higher in the fourth quarter of the year and EBITDA has been significantly higher during such period, primarily attributable to increased expenditures by advertisers. Revenues and EBITDA excluding programming and electronic media and corporate expenses for the fourth quarter of 1995 amounted to approximately 28.4% and 36.8%, respectively, of the Company's total revenues and EBITDA excluding programming and electronic media and corporate expenses, respectively.

     Broadcasting operating costs, which include primarily employee compensation, programming, production and promotion, represented 47.0% and 46.7% of the total operating and administrative costs of the Company during 1995 and the first three months of 1996, respectively. Publishing's operating costs, principally labor and newsprint costs, represented 46.0% and 41.1% of the Company's total operating and administrative costs during 1995 and the first three months of 1996, respectively.

RECENT DEVELOPMENTS

     Subsequent to March 31, 1996, the following significant events have occurred:

     Litigation


     On January 17, 1995 a declaratory judgment action was brought by Cable LP against Old PJC, among other parties, claiming that a subsidiary of Colony had breached a right of first refusal entitling Cable LP to purchase a general partnership interest in a cable system Colony had transferred to Continental in connection with the Merger Agreement. A final declaratory judgment in this action in favor of Cable LP was entered on May 21, 1996. Such judgment requires, among other matters, Dynamic and Colony to negotiate on a price to transfer Dynamic's interest in the general partnership to Cable LP. See
"Business -- Legal Proceedings" for a more detailed description of this legal proceeding.



     The Merger Agreement provides that if, as a result of such litigation, Continental is required to convey its interest, at the time of any such conveyance the Company will pay Continental an amount equal to the sum of (i) the amount (if any) by which the consideration received in connection with the conveyance is less than $115 million plus (ii) the taxes which would be payable assuming the purchase price for such interest equaled $115 million. The Company has appealed this judgment and moved to stay the effect of the judgment during the pendency of the appeal. On June 10, 1996 a hearing was held on the Company's motion to stay. At such hearing the judge declined to grant or deny the Company's motion to stay at this time. The Company is unable to predict at this time what the ultimate outcome of this litigation might be. In accordance with applicable accounting principles, should any loss resulting from this litigation ultimately prove to be probable and reasonably estimatable, such loss, at that time, would result in a charge to stockholders' equity to reflect the estimated decrease in the net book value of the cable assets disposed of in 1995 pursuant to the Merger Agreement. Such a charge could have a material effect upon the Company's financial condition. If any payment obligations are ultimately required under the terms of the Merger Agreement, it is currently anticipated such payments could be up to $40 million and could have a material effect upon the Company's liquidity position. It is currently contemplated that any such payment would be funded by borrowings under the Company's revolving credit facility. See "-- Liquidity and Capital Resources."

     Increased Ownership Interest in Television Food Network, G.P.

     On May 14, 1996 the Company purchased the equity partnership interests held by Landmark Programming, Inc. ("Landmark") and Scripps Howard Publishing, Inc. ("Scripps"), two of the partners of TVFN, for respective purchase prices of approximately $12.7 million and $11.4 million. Prior to such purchase, Landmark and Scripps each owned a 10.8% and 9.7% general partnership interest in TVFN. The agreements with each of Landmark and Scripps contain covenants by such parties not to compete with TVFN and its affiliates for a period of one year following such purchase. The Company's investment in TVFN through May 31, 1996, including these purchases and funding of its share of operating losses, totaled $44.7 million, which represents an equity interest of approximately 46%. Following these recent purchases, the Company now holds three of the five voting seats on the management committee of TVFN. As a result of such purchases, TVFN became a controlled subsidiary of the Company and, effective May 14, 1996, was consolidated into the Company's results of operations. The Company is pursuing a proposed transaction to purchase all of the equity partnership interest held by a third partner which would increase its ownership percentage in TVFN to approximately 55% and result in control of four of the five voting seats on the management committee. The Company estimates its additional investment in TVFN for the third partner's equity interest plus funding of the Company's share of operating losses of TVFN will total approximately $22.5 million for the remainder of 1996.

     Increased Ownership Interest in America's Health Network

     On May 9, 1996 the Company increased its investment in AHN to $35.3 million, which represents an equity interest of approximately 65%. The Company does not anticipate any additional funding of its share of operating losses for the remainder of 1996 but is committed to investing an additional $19.5 million by the first quarter of 1997 upon the achievement of certain operating milestones, including entering into carriage agreements and meeting certain revenue and ratings objectives.

     Execution of a Local Marketing Agreement with KONG in Seattle, Washington

     As part of the Company's LMA strategy, in May 1996 the Company entered into a 10-year LMA with KONG, which holds a permit to construct a television station in the Seattle, Washington market, and has an option to purchase the station at an agreed upon exercise price. The option to purchase the station is exercisable by either the Company or KONG after such time as the FCC permits ownership of two television stations in a single market. The present duopoly rules prohibit attributable interests in two television stations in the same DMA. Although the FCC is currently reviewing ownership rules, there can be no assurance that the FCC will change or repeal the duopoly rules. See "Business -- Licensing and Regulation." Under this LMA, the Company will spend approximately $2.0 million for equipment in the first year and, once operational, will provide annual programming and marketing services to the LMA Station pursuant to which the Company will receive all advertising revenues. If the option to purchase the station is not exercised, the Company is required to make annual payments to KONG of approximately $0.4 million in years one through five of the contract term and $0.7 million in years six through ten of the contract term.

REORGANIZATION

     On October 5, 1995, Old PJC completed the acquisition of its joint venture partner's interest in KHC through the Kelso Buyout for $265 million, including transaction fees, completed the Spin-Off and, following the Spin-Off, at which point it held only Old PJC's cable television businesses and assets, Old PJC was merged with and into Continental. Immediately prior to the Kelso Buyout, Continental purchased for $405 million all of the stock of KVC, an indirect wholly-owned cable subsidiary of KHC. As a result of these transactions, the Company, in substance, became successor to Old PJC, in the same lines of business, simultaneously disposing of its cable operations, and in connection with the Kelso Buyout, acquired the 50% interest in the King Stations that it did not previously own.

DISPOSAL OF CABLE OPERATIONS

     Gross proceeds from the disposal of the cable operations discussed above consisted of a combination of Continental stock, which was received directly from Continental by Old PJC's shareholders in connection with the Merger, assumption of a portion of Old PJC's debt by Continental and cash. The total combined consideration amounted to approximately $1.4 billion (including $405 million from the sale of KVC). The accounting for this transaction was to treat the disposal of the cable operations as if the Company had spun off its cable operations to shareholders, which the Company believes more appropriately reflects the substance of the transaction. Accordingly, the excess of the gross proceeds over the net assets of the discontinued cable operations less income taxes, which amounted to $582.5 million, is reflected in the consolidated statement of stockholders' equity for the year ended December 31, 1995. The receipt by the Old PJC shareholders of the Continental shares, valued at $584.8 million, is recorded as a "deemed distribution" in the consolidated statement of stockholders' equity.

     The loss from operations of the disposal of the discontinued cable business is not reflected in the 1995 results of operations because loss on disposal of that business, including estimated loss during the 1995 phase-out period, was recognized in the fourth quarter of 1994. The loss from operations and disposal of discontinued wholly-owned cable operations (excluding KHC's discontinued cable operation) in 1994 amounted to $36.6 million, of which $34.8 million reflected severance and transaction costs and $1.8 million reflected the estimated loss from cable operations through the disposal date, net of allocated interest of $20.7 million.

     In connection with the Merger, the Company agreed to indemnify Continental from any and all liabilities arising from the non-cable television businesses and is responsible for all federal and state income tax liabilities for periods ending on or before the closing date of the Merger. See "Business -- Background; Reorganization".

KELSO BUYOUT

     The Kelso Buyout as discussed above and in Note 3(a) of the consolidated financial statements, was effected in the fourth quarter of 1995. As illustrated below, the excess of the purchase price over the net book value of assets acquired, including deferred taxes, was $206.7 million, of which approximately $88.0 million was allocated to identifiable intangibles and the remainder to goodwill together to be amortized over an average life of approximately 30 years.

     In connection with the Kelso Buyout, assets acquired and liabilities assumed were as follows (in thousands):

        Assets acquired...................................................  $243,186
        Goodwill and other intangibles....................................  $206,740
        Liabilities assumed...............................................  $184,926
        Cash paid.........................................................  $265,000

     The primary business of KHC is broadcast television and, prior to the sale to Continental of KVC, also included cable television. Prior to the Kelso Buyout, the Company reported its 50% investment in KHC under the equity method of accounting and provided management services to KHC. Audited financial statements of KHC as of December 31, 1994 and for each of the years in the two-year period then ended are presented elsewhere in this Prospectus.

CONSOLIDATED RESULTS OF OPERATIONS

SUPPLEMENTAL PRO FORMA RESULTS OF OPERATIONS

     The supplemental pro forma financial data discussed below is presented as if the Spin-Off, Merger and Kelso Buyout had occurred on January 1, 1994. Supplemental pro forma data is presented because the

Company believes such data is more meaningful than historical financial data in comparing 1995 and 1996 results of operations with 1994 because such pro forma data includes KHC operations and excludes discontinued cable operations for all periods presented. Although the Company did not consolidate the results of KHC's operations for accounting purposes until after the Kelso Buyout, the Company has managed these operations since the completion of the King Acquisition in February 1992. This supplemental pro forma financial data consolidates the historical results of operations of the Company and KHC, after giving effect to the supplemental pro forma adjustments and eliminations described in footnote
(1) to the table "Supplemental Pro Forma Financial Data" included in "Selected Financial Data", for all periods presented. This data is not necessarily indicative of the results of operations that would have actually been obtained had the transactions referred to above been consummated on January 1, 1994, nor is it indicative of the results of operations that may be obtained in the future. Such financial data should be read in conjunction with "Selected Financial Data", "-- Broadcasting Business -- Summary of Financial Results", "-- Publishing Business -- Summary of Financial Results" and "-- Programming and Electronic Media -- Summary of Financial Results" and is qualified in its entirety by reference to the consolidated financial statements of the Company and KHC and respective notes thereto included elsewhere in this Prospectus.

SUPPLEMENTAL PRO FORMA THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO SUPPLEMENTAL PRO FORMA THREE MONTHS ENDED MARCH 31, 1995

  Consolidated (Supplemental Pro Forma)

     Consolidated revenues for the three months ended March 31, 1996 were $75.1 million, an increase of 7.7%, compared to $69.7 million for the three months ended March 31, 1995. Broadcasting revenues contributed significantly to the increase in consolidated revenues with an increase of 11.6% in the 1996 period to $43.4 million from $38.9 million in the 1995 period due to increased advertising rates as a result of improved ratings, local market growth, and, for the Portland station, increased political advertising revenue. Publishing contributed substantially the same revenue in the three months ended March 31, 1996 as in the prior year with $30.1 million for the 1996 period and $30.3 million for the 1995 period. Operations in Programming and Electronic Media are in the early development phase and contributed $1.6 million in revenue in the 1996 period compared to $0.5 million in the 1995 period.

     Consolidated operating and administrative expenses increased 10.4% to $66.6 million in the three months ended March 31, 1996 from $60.3 million in the three months ended March 31, 1995. This increase was due primarily to the consolidation of AHN in 1996 described below, which contributed $2.6 million of the $4.1 million increase in Programming and Electronic Media operating expenses, to $5.0 million in the 1996 period from $0.9 million in the 1995 period. Broadcasting operating and administrative expenses increased 11.1% to $31.1 million in the 1996 period from $28.0 million in the 1995 period due primarily to the incremental costs of a start-up news operation in Honolulu. Publishing operating and administrative expenses decreased 1.8% in the 1996 period to $27.4 million from $27.9 million in the 1995 period, as savings totaling $1.5 million generated by net payroll decreases from the Newspaper Consolidation, the discontinuance of a local shopper, and the elimination of a Sunday magazine more than offset an increase of $1.0 million in newsprint costs. Corporate operating and administrative expenses declined 13.9% to $3.1 million from $3.6 million due to savings from corporate restructurings associated with the cable operations disposed of in the fourth quarter of 1995.

     In the three months ended March 31, 1996, the Company recorded an $11.4 million charge (of which $10.1 million related to the IUP) to continuing operations and a $5.4 million (pre-tax) charge to discontinued operations to reflect the vested portion of an estimated $20.5 million accounting adjustment to stock-based compensation plans. The difference of $3.7 million will be charged to operations over the remaining vesting period of the plans, primarily in the second and third quarters of 1996. See "-- Stock-Based Compensation Payouts".

     In 1995 the Company reorganized the staffing of the Providence Journal and targeted a reduction of 100 employees through early retirement and voluntary separation packages offered to selected groups of employees and if necessary, involuntary terminations (the "Newspaper Restructuring"). As a result of a greater than anticipated response to the early retirement and voluntary separation programs, the Company recorded an additional $1.1 million charge to its operations in the three month period ended March 31, 1996. The Newspaper Restructuring is expected to be completed by the second quarter of 1996 and, when fully implemented, result in annual savings of $6.0 million and a net full-time equivalent ("FTE") reduction of 110 employees, or approximately 9% of the Publishing work force. Substantially all costs will be paid from the Company's pension plans (in which plan assets exceed plan obligations). The following table illustrates the current status of the restructuring accrual by component (in millions):

                                                                               OUTPLACEMENT
                                                              EMPLOYEE           & OTHER
                                                           SEVERANCE COSTS        COSTS         TOTAL
                                                           ---------------     ------------     -----
Balance at December 31, 1995.............................       $ 6.5             $  0.3        $ 6.8
  Charge to first quarter operations.....................         1.1                 --          1.1
  Utilization of accrual.................................        (0.1)              (0.1)        (0.2)
                                                                -----              -----        -----
Balance at March 31, 1996................................       $ 7.5             $  0.2        $ 7.7
                                                                =====              =====        =====

     Consolidated depreciation and amortization expense for the 1996 period was relatively even with the 1995 period at $9.8 million, including the pro forma adjustment of approximately $1.9 million included in the 1995 period attributable to the step-up in carrying value of the intangible assets acquired in the Kelso Buyout.

     Other income, net increased $0.8 million to $1.4 million from $0.6 million due to interest income received from the notes receivable from the Lowell Sun Publishing Company and Lowell Sun Realty Company (the "Lowell Sun Companies").

     As a result of the additional stock-based compensation expense, additional Newspaper Restructuring charges, and consolidation of AHN, loss from continuing operations for the three months ended March 31, 1996 was $14.9 million compared to $5.7 million on a supplemental pro forma basis for the same period in 1995.

     Consolidated EBITDA, excluding Programming and Electronic Media and corporate expenses, increased 13.5% to $15.1 million in the first quarter of 1996 from $13.3 million in the first quarter of 1995. Broadcasting experienced 12.8% EBITDA growth in the three months ended March 31, 1996 to $12.3 million from $10.9 million in the 1995 period. Publishing EBITDA increased $0.3 million, or 12.5%, in the 1996 period to $2.7 million from $2.4 million in the 1995 period. Primarily because of the consolidation of the results of operations of AHN in 1996, the Programming and Electronic Media Business EBITDA was a loss of $3.4 million in the three months ended March 31, 1996 compared to a loss of $0.4 million in the three months ended March 31, 1995.

  Broadcasting (Supplemental Pro Forma)

     The Broadcasting Business in the first quarter of 1996 consisted of nine Stations and two LMA Stations. KING (Seattle), KGW (Portland), and WHAS (Louisville) contributed approximately 41.8%, 19.4% and 11.2%, respectively, of the first quarter 1996 EBITDA of the Company's stations. No other station represented more than 10% of the segment's 1996 first quarter EBITDA.

     Broadcasting revenues grew 11.6% in the three months ended March 31, 1996 to $43.4 million compared to revenues for the three months ended March 31, 1995 of $38.9 million. Revenue growth was particularly strong in Seattle (9.1%); Portland (12.3%); Charlotte (20.6%); Albuquerque (17.9%); Honolulu (28.3%); and Boise (11.2%). National advertising revenues increased 8.8% to $19.8 million in the 1996 period from $18.2 million in the 1995 period principally as a result of market growth and increased advertising rates from improved ratings in Seattle, Portland and Charlotte. Local and regional advertising revenues exhibited 14.0% growth in the 1996 period to $26.9 million from $23.6 million for the same period in 1995. In addition to the improved ratings in Seattle and Portland, the increase in local and regional revenues was also attributable to political advertising revenue of $0.6 million in the three months ended March 31, 1996 from a special U.S. Senate race in Portland and the affiliation switch in Honolulu to NBC, leading to an increased share of local business in that market.

     Operating and administrative expenses increased 11.1% to $31.1 million in the three months ended March 31, 1996 from $28.0 million in the three months ended March 31, 1995, a change of $3.1 million. This increase primarily reflects the incremental costs of a start-up news operation and promotional expenses in Honolulu (required by KHNL's affiliation switch from Fox to NBC on January 1,
1996). Depreciation and amortization expense was relatively unchanged, at $6.7 million in the 1996 period compared to $6.8 million in the 1995 period. The 1995 period includes a pro forma adjustment of $1.9 million to reflect the increased amortization associated with the step-up in carrying value of intangible assets acquired in the Kelso Buyout.

     As a result of revenue growth outpacing cost increases, operating income increased 36.6% to $5.6 million in the 1996 period from $4.1 million in the 1995 period. Similarly, EBITDA for Broadcasting increased 12.8% to $12.3 million in the 1996 period from $10.9 million in the 1995 period. EBITDA margin for the 1996 period and the 1995 period was 28% of Broadcasting net revenues. Broadcast Cash Flow, which represents Broadcasting EBITDA adjusted to add back corporate expense allocations plus program rights amortization less program rights payments, grew 10.7% to $12.4 million in the 1996 period from $11.2 million in the 1995 period.

  Publishing (Supplemental Pro Forma and Historical)

     The Publishing Business was unaffected by the Spin-Off, the Merger or the Kelso Buyout. Therefore, the results of operations for the Publishing Business are identical on both a "Supplemental Pro Forma" and "Historical" basis.

     Publishing revenues for the three months ended March 31, 1996 remained relatively even at $30.1 million, compared with $30.3 million for the three months ended March 31, 1995. Advertising revenues remained substantially the same at $21.5 million in the 1996 period and $21.7 million in the 1995 period. As a result of the Newspaper Consolidation, average daily circulation for the three months ended March 31, 1996 approximated 169,500, a decrease of 6.2% from an average of 180,700 for the three months ended March 31, 1995. Average Sunday circulation for the quarter was 251,300, down by 4.2% from 262,200 for the same period last year, largely because of increased prices. Despite the decline in circulation levels, circulation revenues of $8.1 million in the three months ended March 31, 1996 were 2.5% ahead of circulation revenues of $7.9 million for the three months ended March 31, 1995 as a result of price increases. While circulation levels declined as a result of the Newspaper Consolidation, the Company believes that certain readers of the Providence Journal who were purchasing both the morning and afternoon newspapers have continued to read the consolidated newspaper. As a result, the Company believes that the readership levels that the Company offered to advertisers remained relatively constant immediately following the Newspaper Consolidation. Moreover, a recent independent study conducted by Belden Associates on behalf of the Company has indicated that both daily and Sunday readership has remained constant over the past three years with daily readership fluctuating between 54% to 58% of the total adults in the market and Sunday readership remaining between 68% to 70% of total adults in the market. In addition, management is making efforts to increase circulation levels through expanded local coverage and continued improvement in content and customer service. There can be no assurance, however, that management will be successful in these efforts.

     Operating and administrative expenses decreased 1.8% in the 1996 period to $27.4 million from $27.9 million in the 1995 period, a decrease of $0.5 million. Payroll savings from the Newspaper Consolidation, the elimination of a Sunday magazine, and reduced costs from the discontinuance of a local shopper each saved $0.5 million in the three months ended March 31, 1996, which more than offset the increase in newsprint costs of $1.0 million in the 1996 period compared to the 1995 period.

     As a result of a greater than anticipated response to the early retirement and voluntary separation programs, the Company recorded an additional $1.1 million charge to operations in the three months ended March 31, 1996 associated with the Newspaper Restructuring. The Company expects annual savings from the restructuring to be approximately $6.0 million. Substantially all costs will be paid by the Company's pension plans (in which plan assets exceed plan obligations) in 1996.

     Due primarily to the additional $1.1 million additional restructuring charge, operating loss for the 1996 period was $1.1 million compared to $0.4 million in the 1995 period.

     As a result of cost savings, however, EBITDA increased 12.5% to $2.7 million in the three months ended March 31, 1996 from $2.4 million in the three months ended March 31, 1995.

  Programming and Electronic Media (Supplemental Pro Forma and Historical)

     The Programming and Electronic Media Business was unaffected by the Spin-Off, the Merger or the Kelso Buyout for each of the periods in the three months ended March 31, 1996 and 1995. Therefore, the results of operations for the Programming and Electronic Media Business are identical on both a "Supplemental Pro Forma" and "Historical" basis.

     Through the three months ended March 31, 1996, the Company continued to fund its share of the operations of Television Food Network and America's Health Network. Effective January 1, 1996, the Company consolidated its investment in AHN (which launched on March 25, 1996), which it previously had accounted for under the equity method of accounting, reflecting the Company's decision to expand its holdings in this entity.

     The operations in the Programming and Electronic Media Business are in the early development phase and contributed $1.6 million in revenue in the three months ended March 31, 1996 and $0.5 million in revenue in the three months ended March 31, 1995. Operating and administrative expenses, as a result of the consolidation of AHN and start-up operations of NorthWest Cable News, increased to $5.0 million for the three months ended March 31, 1996, compared to $0.9 million in the same period last year. Consequently, operating losses were $3.6 million in the three months ended March 31, 1996, compared with $0.4 million in the three months ended March 31, 1995. Equity in loss of affiliates increased slightly to $1.3 million in the 1996 period from $1.1 million in the 1995 period.

SUPPLEMENTAL PRO FORMA 1995 COMPARED TO SUPPLEMENTAL PRO FORMA 1994

  Consolidated (Supplemental Pro Forma)

     Consolidated revenues increased by 3.7% in 1995 to $312.5 million from $301.3 million in 1994. Broadcasting revenues contributed significantly to the increase in consolidated revenues with an increase of 5.5% in 1995 to $180.5 million from $171.1 million in 1994 due to increased advertising revenue resulting from improved ratings and local market growth. Publishing contributed substantially the same revenue in 1995 as in the prior year with $128.5 million for 1995 compared with $127.9 million in 1994. The operations in the Programming and Electronic Media Business, which are in the early development phase, contributed $3.5 million in revenue in 1995 compared to $2.3 million in 1994.

     Consolidated operating and administrative expenses increased 4.4% to $247.3 million in 1995 from $236.9 million in 1994, primarily as a result of the increased costs in Publishing. Broadcasting operating and administrative expenses increased 2.4% to $116.1 million in 1995 from $113.4 million in 1994. Publishing operating and administrative expenses increased 5.9% in 1995 to $113.7 million from $107.4 million in 1994. This increase was the result of a 45% increase in the average price per ton of newsprint paid by the Company, which caused a $6.5 million increase in newsprint costs in 1995 compared to 1994. Operating expenses for the development stage businesses in the Programming and Electronic Media Business increased to $5.1 million in 1995 from $2.9 million in 1994 primarily due to expenses associated with the launching of the Company's cable network, NorthWest Cable News.

     In 1995, the Company recorded a $7.4 million charge in connection with the Newspaper Consolidation and a $6.8 million charge at year end in connection with the Newspaper Restructuring. The combined impact of both of these efforts is expected to reduce the number of employees by approximately 170 full-time equivalents (net of 24 additional full-time equivalents) and, when fully implemented, to generate estimated annual cost savings of approximately $10 million.

     Stock-based compensation expense, which relates to the Company's Stock Incentive Plans, declined $12.7 million to $2.4 million in 1995 from $15.1 million in 1994 primarily due to the freezing of the IUP in 1994 and the establishment of a reserve in 1994 for cash payments to be made pursuant to such plan in 1995. See also "-- Liquidity and Capital Resources" regarding possible additional payments under these plans.

     Consolidated depreciation and amortization expense decreased $1.6 million from $41.2 million in 1994 to $39.6 million in 1995. Included in supplemental pro forma depreciation and amortization for both 1994 and 1995 is approximately $7.5 million associated with the step-up in the carrying value of intangible assets (with an average life of 30 years) acquired in the Kelso Buyout.

     The increase of $2.8 million in equity in losses of affiliates from 1994 is a result of the investment by the Programming and Electronic Media Business in start-up businesses, America's Health Network and Peapod. Other income (expense), net increased $2.2 million to $4.8 million in 1995 from $2.6 million in 1994, principally due to recognition in 1995 of $2.4 million in interest income from a note receivable with the Lowell Sun Companies. Interest income received in 1994 and 1993 had been used to create a reserve against the principal of the note receivable in those years. Included in other income (expense) are the operating results of the Company's ancillary garage operation, which are not material to the Company's results of operations.

     Income tax expense decreased from $6.5 million in 1994 to $0.1 million in 1995 primarily due to a $6.0 million additional tax provision recorded in 1994 relating principally to interest on settlements and contingencies related to income tax liabilities identified during Internal Revenue Service examinations. Effective tax rates for 1995 and 1994 were unfavorably affected by non-deductible amortization of certain intangibles acquired. Loss from continuing operations for 1995 was $14.9 million compared with $19.1 million in 1994 reflecting the factors discussed above.

     Consolidated EBITDA was relatively flat at $65.2 million and $64.4 million in 1995 and 1994, respectively. Broadcasting experienced 11.8% EBITDA growth in 1995 to $64.4 million compared to $57.6 million in 1994. The growth in Broadcasting EBITDA was offset by a $5.7 million decline in Publishing EBITDA that was primarily the result of the 45% increase in newsprint prices. In Programming and Electronic Media, EBITDA was a loss of $1.7 million in 1995 and $0.6 million in 1994, largely as a result of development stage expenses.

  Broadcasting (Supplemental Pro Forma)

     The Company's Broadcasting revenues grew 5.5% in 1995. Revenues attributable to national advertisers increased 2.7% to $91.1 million in 1995 from $88.7 million in 1994. This modest increase occurred despite a slight weakening of the economy in the fourth quarter of 1995 as well as the unfavorable effects of large advance sales of advertising by the major networks which reduced national advertiser demand for spot advertising at the Company's Stations. Revenues attributable to local and regional advertisers grew 10.2% in 1995, increasing from $96.3 million in 1994 to $106.1 million in 1995, due to improved ratings and market growth.

     Operating and administrative expenses increased 2.4% to $116.1 million in 1995 from $113.4 million in 1994, an increase of $2.7 million. This increase reflects the incremental costs of a start-up news operation in Honolulu (required by KHNL's affiliation switch from Fox to NBC on January 1, 1996) and the offsetting impact of cost containment policies at the Stations. Depreciation and amortization expense decreased 5.2% to $27.5 million in 1995 from $29.0 million in 1994, a change of $1.5 million. Included in supplemental pro forma depreciation and amortization is approximately $7.5 million annually associated with the step-up in carrying value of intangible assets (with an average life of 30 years) resulting from the Kelso Buyout.

     As a result of revenue growth and reduced costs, operating income increased 29.0% to $36.9 million in 1995 from $28.6 million in 1994. Likewise, EBITDA for the Broadcasting Business increased 11.8% to $64.4 million in 1995 from $57.6 million in 1994. Broadcast Cash Flow also grew 11.4% to $66.3 million in 1995 from $59.5 million in 1994. Operating income improved 29.0% in 1995. Increases in EBITDA were particularly strong at the Company's Seattle, Portland, Louisville, and Albuquerque Stations.

  Publishing (Supplemental Pro Forma and Historical)

     Prior to June 5, 1995, the Company published a Sunday newspaper, and both a morning daily newspaper (Monday through Saturday) and an afternoon daily newspaper (Monday through Friday). As discussed previously, in response to changing readership preferences and declining circulation, primarily in the afternoon daily newspaper, and in an attempt to permanently reduce the Company's cost basis, the Company effected the Newspaper Consolidation, and now publishes a morning only daily Providence Journal-Bulletin (Monday through Saturday) in addition to The Providence Sunday Journal.

     Publishing revenues in 1995 of $128.5 million were relatively flat with 1994 revenues of $127.9 million. Advertising revenues declined slightly in 1995 to $93.7 million from $95.1 million in 1994 due to a continuing lackluster Rhode Island economy. Advertising linage declined from 2.0 million in 1994 to 1.9 million in 1995. Despite the decline in circulation levels as a result of the Newspaper Consolidation, circulation revenues of $32.2 million in 1995 were 4.2% ahead of 1994 circulation revenues of $30.9 million as a result of rate increases in 1994 and 1995.

     Operating and administrative expenses increased 5.9% in 1995 to $113.7 million primarily due to newsprint price increases of $6.5 million in 1995. The average price per ton of newsprint paid by the Company increased 45% in 1995. Publishing has implemented several newsprint conservation programs to offset these price increases, including, among others, reducing the page width of the newspaper and strict control of newspaper waste. Due to recent market trends in price increase withdrawals, the Company believes that if such trends continue, newsprint prices could decrease somewhat in 1996. In implementing the Newspaper Consolidation, the Company incurred costs of $7.4 million which include early retirement and voluntary separation costs totaling $4.9 million affecting approximately 80 employees and $2.5 million for promotion, training, and other costs of the conversion. Annual savings from the Newspaper Consolidation are estimated to be approximately $4 million. As previously discussed, the Company also implemented the Newspaper Restructuring at the end of 1995 in an effort to improve efficiencies. Under the plan, the Company targeted a reduction in workforce of approximately 100 full time equivalents through a combination of early retirement and voluntary separation assistance plans. Newspaper Restructuring Costs in an amount equal to $6.8 million were recorded in the fourth quarter of 1995 relating to salaries, benefits, and payroll taxes associated with the restructuring. Annual savings from the Newspaper Restructuring are estimated to be approximately $6 million.

     Primarily due to the Newspaper Consolidation Costs, Newspaper Restructuring Costs and increases in newsprint costs, the Publishing Business had a $10.3 million operating loss in 1995 compared to $9.3 million of operating income in 1994.

     Principally as a result of the increase in newsprint costs, EBITDA declined to $14.8 million in 1995 from $20.5 million in 1994. Substantially all of the Restructuring Costs as well as the early retirement benefits offered in the Newspaper Consolidation, together totaling approximately $10.6 million, are expected to be paid from the Company's pension plan (the plan assets of which exceed plan obligations), thereby minimizing the impact on cash flow of the Publishing Business.

  Programming and Electronic Media (Supplemental Pro Forma and Historical)

     The Programming and Electronic Media Business was not significantly affected by the Spin-Off, the Merger or the Kelso Buyout. The only difference between "Historical" and "Supplemental Pro Forma" results of operations for the Programming and Electronic Media Business is an additional $0.3 million of operating expenses included in 1994 on a supplemental pro forma basis attributable to the operations of NorthWest Cable News, which was previously owned by KHC. Therefore, the results of operations and financial condition of the Programming and Electronic Media Business are substantially identical on both a "Supplemental Pro Forma" and "Historical" basis.

     In December 1995, the Company launched the NorthWest Cable News channel, which provides 24-hour news service to cable television viewers in Washington, Oregon, and Idaho, and in May 1995, launched Rhode Island Horizons, the Company's electronic on-line information service. The Company made new investments in America's Health Network, a 24-hour health channel that was launched on March 25, 1996, and Peapod, an existing interactive grocery ordering and delivery service. During 1995, the Company also continued to fund its share of its investment in Television Food Network and PSN. In addition, the Company has fully subleased the satellite transmission capacity it had previously leased. In 1995, the Company grouped these investments together in a new business segment called "Programming and Electronic Media" (originally called "Programming and New Media"). Currently, the Company wholly owns and operates NorthWest Cable News and Rhode Island Horizons and has significant equity investment positions in the other entities.

     The operations in the Programming and Electronic Media Business are in the early development phase and contributed $3.5 million in revenue in 1995 compared to $2.3 million in 1994. Operating expenses for the Programming and Electronic Media Business increased to $5.1 million in 1995 from $2.9 million in 1994 primarily due to expenses associated with the launching of NorthWest Cable News. As a result of high start-up costs associated with an early development phase business, the operating loss of the Programming and Electronic Media Business was $1.8 million in 1995 and $0.3 million in 1994. The increase of $2.3 million in the Programming and Electronic Media equity in losses of affiliates from 1994 is a result of start-up costs incurred by America's Health Network and Peapod.

CERTAIN FINANCIAL DATA -- SUPPLEMENTAL PRO FORMA 1994 COMPARED TO COMBINED 1993

  Consolidated (Supplemental Pro Forma/Combined)

     Consolidated revenues increased by 10.4% in 1994 to $301.3 million from $272.8 million. Broadcasting revenues accounted for most of the consolidated revenue increase, a 15.8% growth in revenues to $171.1 million in 1994 from $147.8 million in 1993. Publishing revenues grew slowly at 2.4% to $127.9 million in 1994 from $124.9 million in 1993 reflecting a continuing recession in the local economy serviced by the Publishing Business. The Programming and Electronic Media Business began developing its operating services in 1994 and generated $2.3 million in revenue.

     Consolidated EBITDA grew 37.0% to $64.4 million in 1994 from $47.0 million in 1993 primarily due to a 34.0% increase in Broadcasting EBITDA. Broadcasting EBITDA increased to $57.6 million in 1994 compared to $43.0 million in 1993. Publishing EBITDA declined slightly to $20.5 million in 1994 from $21.3 million in 1993. Corporate overhead declined $4.2 million in 1994 to $13.1 million from $17.3 million in 1993 primarily due to consolidation and allocation of shared services.

  Broadcasting (Supplemental Pro Forma/Combined)

     Broadcasting revenues grew 15.8% in 1994 to $171.1 million from $147.8 million in 1993. Revenues attributable to national advertisers grew 19.1% in 1994 to $88.7 million from $74.5 million in 1993 reflecting nationwide economic improvement. Local and regional revenues exhibited strong growth in 1994 of 16.5%, due to improved ratings and market growth. Contributing to revenue growth in 1994 were changes in certain network affiliations, increased market share for the three stations that were Fox affiliates during 1994 and advertising revenue generated by the 1994 Winter Olympics carried by NBC.

     Operating and administrative expenses increased 8.2% to $113.4 million in 1994 from $104.8 million in 1993, a change of $8.6 million. This increase is a result of program development and promotional incentive programs to increase market share. Depreciation and amortization expense increased to $29.0 million in 1994 from $23.3 million in 1993 primarily as a result of pro forma depreciation and amortization in 1994 of approximately $7.5 million associated with the step-up in carrying value of intangible assets (with an average life of 30 years) resulting from the Kelso Buyout.

     As a result of revenue growth and reduced costs, operating income increased to $28.6 million in 1994 from $19.7 million in 1993. Similarly, EBITDA for Broadcasting increased 34.0% in 1994 to $57.6 million from $43.0 million in 1993. Broadcast Cash Flow increased 39.7% in 1994 to $59.5 million from $42.6 million in 1993.

CONSOLIDATED HISTORICAL RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

     The results of operations on an historical basis for each of the periods in the three months ended March 31, 1996 and 1995 are not significantly different than those presented on a supplemental pro forma basis, except that the results on a supplemental pro forma basis in the 1995 period include pro forma adjustments as follows:

  Incremental Amount to Arrive at Supplemental Pro Forma Amounts:

                                                                          DEBIT (CREDIT)
                                                                    ---------------------------
                                                                                       THREE
                                                                                      MONTHS
                                                                      AFFECTED      ENDED MARCH
                                                                      BUSINESS       31, 1995
                                                                    ------------    -----------
                                                                      (DOLLARS IN THOUSANDS)
Line Item in Historical Financial Statements
  Depreciation and amortization
     Additional amortization expense as a result of the
       "step-up" in basis in acquired assets of KHC                 Broadcasting      $1,872
  Interest expense
     Additional interest expense assuming beginning debt as a
       result of the transactions at January 1, 1994 was $225
       million with an average interest rate of 8.1%                Consolidated      $2,146
  Income tax expense (benefit)
     Incremental income tax expense (benefit) from above
       adjustments                                                  Consolidated     $(1,104)

     After considering the effects of these adjustments, historical results of operations on both a consolidated basis and a segment basis for each of the periods in the three months ended March 31, 1995 and 1996 exhibited the same trends as those discussed previously on a "Supplemental Pro Forma" basis. As a result of such trends and the previously discussed additional Newspaper Restructuring charges and additional stock-based compensation charges, consolidated net loss for the three months ended March 31, 1996 was $17.3 million compared to $3.1 million for the three months ended March 31, 1995.

HISTORICAL 1995 COMPARED TO HISTORICAL 1994

     The consolidated historical financial data discussed below is derived from the audited consolidated financial statements of the Company for the years ended December 31, 1993, 1994, and 1995 summarized above in the table "Selected Financial Data -- Selected Consolidated Historical Financial Data". As a result of the Kelso Buyout, 1995 results include the results of operations of KHC since January 1, 1995. As a result of the Spin-Off, the Merger and the Kelso Buyout, the Company's results of operations and financial condition for the years 1991 through 1994 are not comparable to 1995 and 1996.

     The discussion of historical results of operations which follows is presented for the consolidated results of operations and the Broadcasting segment for the years ended December 31, 1993, 1994 and 1995. The Publishing Business and the Programming and Electronic Media Business for these years were not significantly affected by the Spin-Off, the Merger and the Kelso Buyout. Consequently, the historical trends for these segments are the same as those presented above under "Supplemental Pro Forma", and therefore are not repeated here. A comparison of 1994 to 1993 on a historical basis for Publishing Business and the Programming and Electronic Media Business is, however, included.

     Consolidated (Historical)

     As discussed above, 1995 results include the consolidation of KHC's operations since January 1, 1995. Prior to the Kelso Buyout, the Company recorded the investment in KHC under the equity method of accounting. Consequently, the significant increases in comparing historical Broadcasting revenues, Broadcasting operating and administrative expenses, Broadcasting operating income, interest expense and income taxes are attributable to the consolidation of KHC's operations in 1995. The Company's 50% ownership interest in

KHC's net operations included in the equity in loss of affiliates amounted to $8.3 million and $7.2 million for 1994 and 1993, respectively. Management fees from KHC, which were eliminated in consolidation in 1995, amounted to $3.5 million in each of the years 1994 and 1993, and are included in other income, net. As a result of the consolidation of KHC's operations in 1995 and the related changes in equity in loss of affiliates and other income, net loss from continuing operations for 1995 was $5.0 million compared with $23.2 million in 1994.

     Loss from the discontinued cable business is not reflected in 1995 because loss on disposal of that business, including estimated loss during the 1995 phase-out period, was recognized in the fourth quarter of 1994. The loss from the operations and disposal of discontinued wholly-owned cable operations (excluding KHC's discontinued cable operation) in 1994 amounted to $36.6 million of which $34.8 million reflected severance and transaction costs and $1.8 million reflected the loss from cable operations, net of allocated interest of $20.7 million and loss during the phase-out period.

     Net loss for 1995 was $9.6 million which includes an extraordinary charge of $2.1 million related to the early extinguishment of debt. Net loss, including the loss for discontinued operations of $36.6 million was $59.8 million in 1994.

     Broadcasting (Historical)

     The primary difference between "Historical" and "Supplemental Pro Forma" results of operations for the Broadcasting Business in 1995 and 1994 is attributable to (i) an adjustment increasing amortization expense by $5.6 million in 1995 and $7.5 million in 1994 in connection with the step-up in carrying value of intangible assets resulting from the Kelso Buyout and (ii) consolidation of KHC broadcast operations. See footnote (1) to "Selected Financial Data -- Supplemental Pro Forma Financial Data". Historical depreciation and amortization increased $14.0 million in 1995 to $21.9 million from $7.9 million in 1994 as a result of the consolidation of KHC and additional amortization expense of $1.9 million associated with the step-up in carrying values from the Kelso Buyout. Broadcasting's historical revenue and operating and administrative expenses for 1995 compared to 1994 exhibited the same trends as those discussed on a "Supplemental Pro Forma" basis. As a result of these trends, the consolidation of KHC's operations, and the fluctuations discussed above, Broadcasting Business operating income increased to $42.5 million in 1995 from $6.2 million in 1994.

HISTORICAL 1994 COMPARED TO HISTORICAL 1993

     Consolidated (Historical)

     Historical consolidated revenues increased 8.1% to $184.2 million in 1994 from $170.4 million in 1993. Broadcasting revenues grew 18.7% to $54.0 million from $45.5 million due to a national improvement in the economy. Publishing revenues grew slowly at 2.4% to $127.9 million in 1994 from $124.9 million in 1993 reflecting a continuing recession in the local economy serviced by the Publishing Business. The Programming and Electronic Media Business began its early stage development operating services in 1994 and generated $2.3 million in revenue. Operating and administrative expenses increased 2.7% on a consolidated basis to $160.8 million in 1994 from $156.5 million in 1993 primarily due to $2.6 million in start-up costs associated with new operations of the Programming and Electronic Media Business. Stock-based compensation under the Company's Stock Incentive Plans increased $9.4 million to $15.1 million in 1994 from $5.7 million in 1993 primarily due to payments required to be made under the terms of such plans as a result of a 40% increase in the valuation of the Company resulting from the Kelso Buyout, the Spin-Off and the Merger, as determined by an independent appraiser. Depreciation and amortization declined slightly to $20.0 million in 1994 from $20.6 million in 1993 due to reduced capital spending. Other income, net increased $3.9 million from $2.2 million in 1993 to $6.1 million in 1994. A valuation adjustment resulting in an approximate $2.7 million loss associated with the Company's garage operation was recorded in 1993. Increases in losses from affiliates of $4.6 million were primarily due to an increase of $1.1 million in the Company's share of KHC's net operations (including discontinued operations) and a $2.5 million increase in the Company's share of TVFN losses. Including the $6.0 million provision for income tax settlements and contingencies in 1994 discussed earlier, loss from continuing operations declined $6.9 million to $23.2 million in 1994 from $16.3 million in 1993.

     As previously discussed, the loss from the operations and disposal of discontinued wholly owned cable operations in 1994 amounted to $36.6 million. The loss in 1993 from discontinued cable operations of $6.4 million includes $19.8 million in allocated interest expense.

     Net loss for 1994, including the $36.6 million loss for discontinued operations, was $59.8 million. Net loss for 1993, including a $1.6 million extraordinary gain associated with the early extinguishment of debt, was $21.1 million.

  Broadcasting (Historical)

     Broadcasting historical revenues grew 18.7% in 1994 to $54.0 million from $45.5 million in 1993 reflecting national economic improvement and local market growth. Operating and administrative expenses on an historical basis increased 4.2% to $39.9 million from $38.3 million. Historical depreciation declined to $7.9 million in 1994 from $8.7 million in 1993 due to reduced capital spending coupled with assets becoming fully depreciated. As a result of revenue growth exceeding cost increases, the Broadcasting Business had operating income of $6.2 million on a historical basis for 1994 compared to an operating loss of $1.5 million in 1993.

  Publishing (Historical)

     Publishing revenues grew 2.4% in 1994 to $127.9 million from $124.9 million in 1993. The decline in advertising linage from 2.1 million in 1993 to 2.0 million in 1994 was offset by 3% rate increases. As a result, advertising revenue increased 2.1% in 1994 to $95.1 million from $93.1 million in 1993. Circulation revenues declined slightly to $30.9 million from $31.0 million in 1993 primarily as a result of the decline in the average net paid daily circulation from 187,700 in 1993 to 183,900 in 1994, particularly in the afternoon daily newspaper. Operating and administrative expenses increased 3.7% in 1994 to $107.4 million from $103.6 million in 1993, primarily due to $2.3 million of costs associated with development efforts in 1994 related to a weekly "shopper" and expanded information services and systems conversion costs of $1.0 million. Depreciation and amortization remained relatively flat with $11.2 million in 1994 and $11.4 million in 1993. As a result of the above factors, operating income for Publishing declined 6.1% to $9.3 million in 1994 from $9.9 million in 1993 and EBITDA declined 3.8% to $20.5 million in 1994 from $21.3 million in 1993.

  Programming and Electronic Media (Historical)

     The Programming and Electronic Media Business began developing its operating services in 1994 and generated $2.3 million in revenue. Operating expenses for the start-up of businesses in the Programming and Electronic Media Business amounted to $2.6 million in 1994. Equity in losses of affiliates of this segment increased $3.2 million primarily due to costs incurred in developing operations at TVFN and PSN.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its working capital, debt service, capital expenditures and dividend requirements primarily through cash provided by its operating activities. Significant acquisitions or investments have historically been funded primarily through long-term debt borrowings under credit facilities. It is currently contemplated that any payment obligation resulting from the litigation described under "Business -- Legal Proceedings" could be up to $40 million, and would be funded by the Company through borrowings under the Company's revolving credit facility. Any payment obligation resulting from such litigation could have a material effect on the Company's liquidity position. The following table sets forth summary information from the Company's Consolidated Statement of Cash Flows for the years ended December 31, 1993, 1994, and 1995 and the three months ended March 31, 1995 and 1996 included elsewhere in this Prospectus:

                                                                                   (UNAUDITED)
                                                                                  THREE MONTHS
                                              YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                                           -------------------------------     -------------------
                                             1993       1994       1995          1995       1996
                                           --------   --------   ---------     --------   --------
                                                           (DOLLARS IN THOUSANDS)
Cash flows provided by (used in)
  continuing operations..................  $ 23,383   $ 24,927   $  11,975     $  9,281   $ (6,286)
                                           ========   ========   =========     ========   ========
Cash flows provided by (used in)
  investing activities:
  Kelso Buyout, less cash acquired.......  $     --         --   $(261,422)          --         --
  Investments in affiliates..............    (5,783)    (6,555)    (23,647)      (2,150)   (12,503)
  Property, plant, and equipment.........   (11,597)    (6,481)    (15,276)      (3,578)    (3,008)
  Cash proceeds from sale of cable
     operations, net of taxes paid(1)....        --         --     693,058           --         --
  (Increase) decrease in investment in
     cable operations through disposal
     date................................    (4,528)    24,838     (66,459)       7,806         --
  Proceeds from sale of assets...........     1,073        594       8,739           --         --
  Other..................................    (2,800)     3,086         (58)          --         --
                                           --------   --------   ---------     --------   --------
          Total..........................  $(23,635)  $ 15,482   $ 334,935        2,078    (15,511)
                                           ========   ========   =========     ========   ========
Cash flows provided by (used in)
  financing activities:
  Net borrowings (repayments)............  $ 18,847   $(19,345)  $(313,215)      (7,505)    28,702
  Payments for television programming
     rights financed.....................    (7,296)    (6,760)    (16,166)      (4,163)    (4,495)
  Dividends paid.........................    (8,872)    (9,711)     (9,706)      (2,422)    (2,441)
  Purchases and adjustments to basis of
     treasury stock......................    (2,387)    (4,291)     (7,353)          --         --
  Other..................................        --         --      (1,702)          --          3
                                           --------   --------   ---------     --------   --------
          Total..........................  $    292   $(40,107)  $(348,142)    $(14,090)  $ 21,769
                                           ========   ========   =========     ========   ========

- ---------------
(1) Represents $405,000 from the sale of KVC plus $410,000 assumption of New Cable Indebtedness (as defined below) less taxes of $121,942.

CASH FLOWS FROM OPERATIONS

     The following table discusses cash flows from operations in a manner which identifies significant cash inflows and outflows. It is intended to enhance the reader's understanding of, and reconciles EBITDA to, the cash flows from operations as presented in the Company's consolidated statement of cash flows for the year ending December 31, 1995 and the three months ended March 31, 1996 included elsewhere in this Prospectus.

     Consolidated cash flows provided by (used in) operations can be analyzed as follows:

                                                             YEAR ENDED         (UNAUDITED)
                                                            DECEMBER 31,     THREE MONTHS ENDED
                                                                1995           MARCH 31, 1996
                                                          ----------------   ------------------
                                                                 (DOLLARS IN THOUSANDS)
    EBITDA:
      Broadcasting......................................      $ 64,419            $ 12,308
      Publishing (excluding Newspaper Consolidation
         Costs and Newspaper Restructuring Costs).......        14,808               2,744
      Programming and Electronic Media..................        (1,664)             (3,381)
      Corporate.........................................       (12,363)             (3,136)
                                                              --------            --------
         Total..........................................        65,200               8,535
      Program rights amortization.......................        17,318               4,379
      Interest paid.....................................       (12,500)             (4,700)
      Income taxes (paid) received, net.................       (12,679)              4,100
      Other working capital items.......................        (6,765)             (6,300)
                                                              --------            --------
         Cash flow from operations before one-time cash
           payouts......................................        50,574               6,014
    One-time cash payouts:
      IRS and state tax settlements(1)..................       (15,023)             (3,500)
      Stock-based compensation payouts in connection
         with incentive stock unit plan liquidation (see
         discussion below)..............................       (20,633)                 --
      Payment of working capital and other cable-related
         disposal adjustments(2)........................            --              (8,800)
      Cash paid related to Newspaper Consolidation
         Costs(3).......................................        (2,943)                 --
                                                              --------            --------
         Cash flow provided by (used in) operations.....      $ 11,975            $ (6,286)
                                                              ========            ========

- ---------------
(1) "IRS settlements" relates to amounts paid in connection with final settlements reached with the Internal Revenue Service and applicable states relating to examinations of the Company's income tax returns for the years 1984 through 1989.

(2) Includes working capital and other basis adjustments in disposal of cable operations of $4.3 million and approximately $4.5 million in cash paid for severance costs associated with such cable operations.

(3) Cash portion of Newspaper Consolidation Costs. See discussion of such costs in "Selected Financial Data -- Supplemental Pro Forma Financial Data" and
    Note 8 of the Company's consolidated financial statements.

     As discussed previously, EBITDA on a supplemental pro forma consolidated basis for 1995 was relatively even with the prior year. However, 1995 EBITDA compared to combined 1993 EBITDA increased 38.8% with 50% growth in Broadcasting from 1993 to 1995. EBITDA for the KHC broadcasting operations acquired amounted to $46.3 million in 1995, $43.5 million in 1994 and $35.8 million in 1993.
Supplemental pro forma EBITDA for the years ended December 31, 1994 and 1995 (as well as combined 1993) and the three months ended March 31, 1995 and 1996, including KHC's broadcasting operations, are as follows:

                                                     (UNAUDITED)
                                                SUPPLEMENTAL PRO FORMA           (UNAUDITED)
                                                 YEARS ENDED DECEMBER         THREE MONTHS ENDED
                                                         31,                      MARCH 31,
                                  COMBINED      ----------------------      ----------------------
                                    1993          1994          1995         1995           1996
                                  --------      --------      --------      -------        -------
                                                       (DOLLARS IN THOUSANDS)
EBITDA:
  Broadcasting..................  $ 43,014      $ 57,634      $ 64,419      $10,904        $12,308
  Publishing....................    21,317        20,468        14,808        2,411          2,744
  Programming and Electronic
     Media......................        --          (614)       (1,664)        (373)        (3,381)
  Corporate.....................   (17,346)      (13,074)      (12,363)      (3,550)        (3,136)
                                  --------      --------      --------      -------        -------
          Total.................  $ 46,985      $ 64,414      $ 65,200      $ 9,392        $ 8,535
                                  ========      ========      ========      =======        =======

Stock-Based Compensation Payouts


     Stock-based compensation payouts identified above totaling $20.6 million relate to cash paid to participants in the liquidation of 85% of the units in the IUP Plan. An additional $6.6 million of this liability was settled in shares of Class A Common Stock. Amounts paid to participants in the IUP and for the remaining units previously were to be adjusted if, upon the occurrence of a public offering of Continental class A common stock or certain other events, the value of Continental class A common stock was greater or less than the price attributed to such shares at the time 85% of the units were liquidated. A similar adjustment was applicable to certain other stock-based compensation plans of the Company. See footnote 2 to the table "Aggregate SAR Exercises in Fiscal Year 1995 and Fiscal Year-End SAR Values" set forth herein under "Management -- Executive Compensation". As a result of the proposed US West Merger, the value of the Continental class A common stock has been re-defined by the Compensation Committee of the Company's Board of Directors as the amount received by the holders of Continental's class A common stock (the holders of which include the shareholders of the Company that were shareholders of Old PJC) upon consummation of the US West Merger or, if the merger agreement between Continental and US West is terminated, the average of the closing prices for Continental class A common stock during a specified trading period following listing of Continental's class A common stock. In the three months ended March 31, 1996, the Company recorded a charge to continuing operations of $11.4 million and a pre-tax charge to discontinued operations of $5.4 million to reflect the vested portion of an estimated $20.5 million accounting adjustment to the stock-based compensation plans. The difference of $3.7 million will be charged to operations over the remaining vesting period of the plans, primarily in the second and third quarters of 1996. The final amount of the adjustment is subject to the closing of the US West Merger, expected by the end of 1996. Following such adjustment and payout of any additional amounts, the IUP will be fully liquidated and terminated. The amount of the liquidation of the IUP, including the 15% retained units and the estimated aforementioned adjustments related to the US West Merger, could total $18.9 million. Such total would be payable approximately $4.3 million in shares of Class A Common Stock and the remainder in cash. In addition, approximately $3.4 million will be issued in shares of Class A Common Stock as similar adjustments under the Stock Incentive Plans other than the IUP. See "Risk Factors -- Shares Eligible for Future Sale" and "Business -- Background; Reorganization".


CASH FLOWS -- INVESTING AND FINANCING ACTIVITIES

Investments in Affiliates

     In addition to the Kelso Buyout, the Company made significant investments in the businesses in its Programming and Electronic Media segment in 1995. Investments in AHN and TVFN totaled $10.3 million and $5.2 million, respectively, in 1995. Investments in its interactive shopping venture, Peapod, totaled $5.3 million in 1995 and investments in PSN totaled $0.9 million in 1995. In 1995, the Company disposed of the Biltmore Hotel in Providence, Rhode Island, for approximately $7 million, which approximated net book value.

     Investments in TVFN totaled $5.0 million in the first three months of 1996. On May 14, 1996 the Company purchased the equity partnership interests held by Landmark and Scripps, two of the partners of TVFN, for respective purchase prices of approximately $12.7 million and $11.4 million. Prior to such purchase, Landmark and Scripps each owned a 10.8% and 9.7% general partnership interest in TVFN. The agreements with each of Landmark and Scripps contain covenants by such parties not to compete with TVFN and its affiliates for a period of one year following such purchase. The Company's investment in TVFN through May 31, 1996, including these purchases and funding of its share of operating losses, totals $44.7 million, which represents an equity interest of approximately 46%. Following these recent purchases, the Company now holds three of the five voting seats on the management committee of TVFN. As a result of such purchases, TVFN became a controlled subsidiary of the Company and, effective May 14, 1996, was consolidated into the Company's results of operations. The Company is pursuing a proposed transaction to purchase all of the equity partnership interest held by a third partner which would increase its ownership percentage in TVFN to approximately 55% and result in control of four of the five voting seats on the management committee. The Company estimates its additional investment in TVFN for the third partner's equity interest plus funding of the Company's share of operating losses of TVFN will total approximately $22.5 million for the remainder of 1996.

     Investments in AHN during the first three months of 1996 totaled $7.5 million. On May 9, 1996 the Company increased its investment in AHN to $35.3 million, which represents an equity interest of approximately 65%. The Company does not anticipate any additional funding of its share of operating losses for the remainder of 1996, but is committed to investing an additional $19.5 million by the first quarter of 1997 upon the achievement of certain operating milestones, including entering into carriage agreements and meeting certain revenue and ratings objectives.

  Merger and Kelso Buyout

     The Company's significant investing and financing activities in 1995 are primarily related to the consummation of the Merger and Kelso Buyout transactions. The cash flows of KHC's operations are included in the above table for 1995 since January 1, 1995, net of the effects of the acquired assets and liabilities of KHC.

     In connection with the Merger and Kelso Buyout transactions, Old PJC, prior to the Spin-Off, incurred indebtedness to a subsidiary of Continental in a principal amount of approximately $408 million (net of $2 million in certain costs shared with Continental) ("New Cable Indebtedness"). Prior to the Spin-Off, Old PJC used the proceeds of the New Cable Indebtedness, the $405 million provided by the sale of KVC and the Company Indebtedness (defined below) to (i) consummate the Kelso Buyout, (ii) to repay substantially all outstanding indebtedness of Old PJC and KHC in an aggregate amount of approximately $623 million, and (iii) to pay other costs associated with the transactions. Additional indebtedness (the "Company Indebtedness") required to meet the foregoing obligations, among others, was incurred by Old PJC and the Company in the principal amount of $105 million. Following the Spin-Off, the Company had no obligations or liabilities with respect to the New Cable Indebtedness, and Continental had no obligations or liabilities with respect to the Company Indebtedness. In connection with the sale of KVC, KBC paid approximately $121 million in taxes, which was funded by borrowings under the Company's credit facility in December 1995.

     The effects of the above transactions on consolidated long-term debt and consolidated stockholders' equity of the Company are illustrated in the following table comparing amounts immediately before the reorganization, disposal of cable operations and the Kelso Buyout (effectively, September 30, 1995) with balances as of December 31, 1995:

                                                                  AT                 AT
                                                            SEPTEMBER 30,       DECEMBER 31,
                                                                 1995               1995
                                                            --------------     --------------
                                                                 (DOLLARS IN THOUSANDS)
        Consolidated Long-Term Debt.......................     $337,400           $244,098
        Consolidated Stockholders' Equity.................      277,745            263,239
        Long-Term Debt to Equity Ratio....................         1.21                .93
                                                               ========           ========

     The Company's debt to equity ratio at March 31, 1996 was 1.12. During the three months ended March 31, 1996, the Company incurred $28.7 million of additional indebtedness to fund the investing activities described above and the one-time cash payments made in connection with the discontinued operations adjustments and IRS and state tax settlements discussed above.

Credit Facility

     The Company Indebtedness was incurred pursuant to the Credit Agreement, which consists of a $75 million term loan and a $300 million revolving credit facility. The amount of credit available as of March 31, 1996 under the revolving credit facility was approximately $112 million.

     The amount available to be borrowed under the Company's revolving credit facility decreases quarterly commencing December 31, 1996, with a final maturity on June 30, 2004. The amount available to be borrowed under the revolving credit facility decreases as follows (in thousands): 1996 -- $4,000; 1997 -- $10,500; 1998 -- $14,500; 1999 -- $21,500; 2000 -- $53,250; 2001 -- $65,750;
2002 -- $67,750; and 2003 -- $62,750. The indebtedness evidenced by the Credit Agreement is secured by guarantees from all of the principal subsidiaries of the Company and a first priority pledge of all such principal subsidiaries' capital stock. The Credit Agreement provides for borrowings indexed, as the Company may from time to time elect, to the Eurodollar rate, the certificate of deposit rate, or the "base" rate of the agent, plus the "spread" over such rates. The "spread" is determined by the ratio of the total debt of the Company to the operating cash flow of the Company (as defined by the Credit Agreement). The Credit Agreement contains customary events of default, financial covenants, covenants restricting the incurrence of debt (other than under the Credit Agreement), investments and encumbrances on assets and covenants limiting mergers and acquisitions. See "Business -- Restrictions in Certain Agreements". The Credit Agreement provides for the mandatory prepayment of amounts outstanding and a reduction in the commitment under certain circumstances.

     The Company has hedged against a portion of its liability for changes in interest rates on its revolving credit and term loan facilities described above through an interest rate swap agreement. The interest rate under the swap agreement is equal to 6.71% plus an applicable margin as defined in the revolving credit and term loan facility which effectively set the interest rate at December 31, 1995 at 8.1% on the first $200 million of outstanding debt. The Company recorded additional interest expense during 1995 and the three months ended March 31, 1996 of approximately $1.1 million and $0.5 million, respectively, which represents the excess of the swap agreement rate over the original contractual rate. The notional amounts under the agreement are as follows: $200 million in 1996, $175 million in 1997 and $150 million in 1998 and 1999.

Dividends and Treasury Stock

     Total gross dividends have been fairly constant over the past three years at $9.7 million in 1995 and 1994 and $8.9 million in 1993. The cash dividend declared per share in the three months ended March 31, 1996 was $0.06. Including the Special Dividend, total dividends paid in 1996 prior to the consummation of the Offerings will be equivalent to the aggregate dividend paid in 1995. See "Dividend Policy".

     As discussed in note 16 of the consolidated financial statements, additional consideration totaling $7.4 million was paid in 1995 to a former stockholder under the terms of a redemption agreement dated April 15, 1987 in connection with a treasury stock repurchase at that time.

Capital Expenditures

     Of the $15.3 million spent in 1995 on capital expenditures, $8.0 million was spent by Broadcasting, $3.2 million was spent by Publishing and $3.7 million was spent in Programming and Electronic Media. Broadcasting and Programming and Electronic Media capital expenditures consisted primarily of maintenance of existing broadcasting plant and equipment as well as approximately $2.1 million spent on advanced digital editing systems, with another $4 million to $5 million planned for such digital editing systems in 1996. Total capital expenditures planned for Broadcasting in 1996 are expected to be approximately $12.5 million, of which $2.5 million was spent in the first quarter of 1996. Publishing capital expenditures in 1995 of $3.2 million were related to information and prepress systems and equipment replacement. A similar amount of capital expenditures is planned for Publishing for 1996.

FUTURE FUNDING AND CAPITAL RESOURCES

     The Company anticipates that amounts available under its revolving credit facility and cash flow from operations will be sufficient to meet the liquidity requirements described above under "-- Liquidity and Capital Resources". To the extent that the Company makes significant acquisitions or investments or is required to meet significant liquidity requirements other than as described above, the Company may need to obtain additional financing. There can be no assurance that such additional financing will be available on terms acceptable to the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Statement encourages, but does not require, a fair value based method of accounting for stock-based compensation plans. SFAS No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by APB Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Company will continue to account for stock-based compensation costs under APB Opinion No. 25 and will provide the additional required disclosures relating to 1995 and 1996 stock options in its 1996 Annual Report.

     On January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying value or fair value less costs to sell. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's consolidated financial statements.

                                    BUSINESS
GENERAL

     The Company owns and operates nine network-affiliated television stations and provides or will provide programming and marketing services to three television stations under local marketing agreements in geographically diverse markets throughout the United States, publishes the largest daily newspaper in the Rhode Island and southeastern Massachusetts market, and produces diversified programming and interactive electronic media services. The Company's television broadcasting group reaches 5.6 million households, or 6% of all U.S. television households; its newspaper is the leading newspaper in its market in terms of advertising and circulation; and certain of its programming and electronic media businesses, such as the Television Food Network, serve subscribers and viewers nationwide.

     Important factors in the success of the Company's broadcasting and publishing businesses have been its strong local news focus, targeted local advertising sales efforts, investment in advanced technology and emphasis on cost control. The resulting strength of its media franchises presents attractive opportunities for future growth and for realization of operating efficiencies. In addition to increasing the reach of its broadcasting operations and cable and satellite television networks through acquisitions and internal growth, the Company intends to develop new revenue sources in a variety of media that build on the existing strength of its brands and expertise and have broad regional or national appeal.

     The Stations and the LMA Stations are located in markets ranging from the 12th to the 127th largest DMAs of the United States, with five such Stations and one LMA Station in the 50 largest DMAs. Five of the Stations are network affiliates of NBC, two are network affiliates of Fox, one is a network affiliate of ABC and one is a network affiliate of CBS. In 1995, EBITDA of the Broadcasting Business represented approximately 81% of the Company's EBITDA excluding programming and electronic media and corporate expenses. Eight of these nine Stations are VHF television stations. Two of the LMA Stations are affiliated with UPN. The Company's strategy in the Broadcasting Business is to increase viewership, advertising revenue and EBITDA primarily by capitalizing on its strong local news franchises, targeted marketing and local sales efforts, high quality, non-network programming and strict cost controls. For a discussion of the television industry generally, see "-- Industry Background".

     The Providence Journal is the leading newspaper in terms of advertising and circulation in its market of Rhode Island and southeastern Massachusetts. Average daily circulation levels for the three months ended March 31, 1996 following the consolidation of the morning and afternoon newspapers in June 1995 (see "-- Publishing") were approximately 169,500 for circulation Monday through Saturday and 251,300 for Sunday. The Company's strategy for the Publishing Business is to leverage the Providence Journal's comprehensive regional and local news coverage to generate increased readership, local advertising sales, and new revenue sources based on its strong brand recognition. The Company believes that the recent Newspaper Consolidation, reorganization of its staff, and effective cost controls will help contribute to improved operating results.


     The Company produces cable and satellite television programming and interactive and on-line electronic media services through its management role or ownership interest in a variety of content-driven entertainment and information businesses. The Company owns a 46% interest and participates in the management of Television Food Network, a cable television network that is distributed to approximately 16.5 million subscribers throughout the United States. The Company controls America's Health Network, with a 65% ownership interest, and owns all of the equity interest in NorthWest Cable News, both recently launched development stage cable programming network services. The Company also owns equity interests in a variety of interactive, on-line, and broadcast programming businesses. The Company's strategy in its programming ventures is to develop cable and satellite television programming networks, such as the Television Food Network, America's Health Network and NorthWest Cable News, with programming content based on topics or themes that the Company believes are of importance to a broad audience of potential viewers.

     The following table sets forth certain operating results and other financial data for each of the Company's business segments for the years ended December 31, 1994 and 1995 and for the three months ended March 31, 1996 presented on a supplemental pro forma basis and on a combined basis for 1993 as described under "Selected Financial Data -- Supplemental Pro Forma Financial Data".

                                                               SUPPLEMENTAL PRO FORMA (UNAUDITED)
                                                          --------------------------------------------
                                           COMBINED
                                          YEAR ENDED      YEARS ENDED DECEMBER
                                         DECEMBER 31,              31,                 (UNAUDITED)
                                         ------------     ---------------------     THREE MONTHS ENDED
                                             1993           1994         1995         MARCH 31, 1996
                                         ------------     --------     --------     ------------------
                                                            (DOLLARS IN THOUSANDS)
EBITDA(1):
  Broadcasting.........................    $ 43,014       $ 57,634     $ 64,419          $ 12,308
  Publishing...........................      21,317         20,468       14,808             2,744
     EBITDA excluding programming and
       electronic media and corporate
       expenses........................      64,331         78,102       79,227            15,052
  Programming and Electronic Media.....          --           (614)      (1,664)           (3,381)
  Corporate............................     (17,346)       (13,074)     (12,363)           (3,136)
                                           --------       --------     --------          --------
                                           $ 46,985       $ 64,414     $ 65,200          $  8,535
                                           ========       ========     ========          ========

- ---------------
(1) See footnote (2) to "Selected Financial Data -- Selected Consolidated Historical Financial Data" and footnote (5) to "Selected Financial
    Data -- Supplemental Pro Forma Financial Data" for a definition of, and certain matters relating to, EBITDA.

BROADCASTING

     OVERVIEW. The Stations generally are in markets that the Company believes will experience above-average economic growth in retail sales, EBI and population. The Stations are owned by subsidiaries of the Company and are typically located in the largest cities or state capitals of the states in which they operate. The Company's Stations and the LMA Stations are in geographically diverse regions of the United States, which reduces the Company's exposure to regional economic fluctuations. With the exception of the Company's flagship station, KING (Seattle), which accounted for approximately 19.2% and 17.7% of 1995 and the three months ended March 31, 1996 consolidated revenues, respectively, none of the Company's other Stations accounted for more than 10% of the Company's consolidated revenues for those periods. For the year ended December 31, 1995 net revenues, Broadcast Cash Flow and EBITDA attributable to the Broadcasting Business were $180.5 million, $66.3 million and $64.4 million, respectively, and for the three months ended March 31, 1996 were $43.4 million, $12.4 million, and $12.3 million, respectively.

     The following table sets forth general information for each of the Stations and the LMA Stations and the markets they serve, based on the Nielsen Station
Index as of May 1996. In February 1992, the Company completed the King
Acquisition and acquired a 50% joint venture interest in KHC, which indirectly owned the King Stations. The Company has operated the King Stations since such acquisition and in 1995 acquired 100% of the ownership of the King Stations in the Kelso Buyout. The Stations are listed in order of the ranking of their DMA.


                                                                                       NUMBER OF
                                                                                       COMMERCIAL
                                                                                       TELEVISION
                                              NETWORK       CHANNEL/        DMA         STATIONS        RANK IN      STATION
  MARKET AREA      STATION      STATUS      AFFILIATION     FREQUENCY     RANK(1)     IN MARKET(2)     MARKET(3)     SHARE(4)
- ---------------    -------     --------     -----------     ---------     -------     ------------     ---------     --------
Seattle, WA         KING        Owned         NBC              5/VHF         12             8                1           19%
                    KONG (6)     LMA          N/A                N/A         12             8               --           --
Portland, OR         KGW        Owned         NBC              8/VHF         24             8                1           17
Charlotte, NC       WCNC        Owned         NBC             36/UHF         28             8                3           10
Albuquerque/        KASA        Owned         Fox              2/VHF         48             6                4            7
Santa Fe, NM
Louisville, KY      WHAS        Owned         ABC             11/VHF         50             6                1           23
Honolulu, HI        KHNL        Owned         NBC             13/VHF         70             8                1           19
                    KFVE         LMA          UPN              5/VHF         70             8                -            -
Spokane, WA         KREM        Owned         CBS              2/VHF         74             4                2           18
Tucson, AZ          KMSB        Owned         Fox             11/VHF         80             6                4           10
                    KTTU         LMA          UPN             18/UHF         80             6                -            -
Boise, ID           KTVB        Owned         NBC              7/VHF        127             5                1           30



                         1995
                        MARKET
                      REVENUE(5)
                 ---------------------
                 STATION       $ (IN
  MARKET AREA     SHARE      MILLIONS)
- ---------------  -------     ---------
Seattle, WA          25%       $269.0
                     --         269.0
Portland, OR         22         144.9
Charlotte, NC        11         118.1
Albuquerque/         16          79.0
Santa Fe, NM
Louisville, KY       31          82.3
Honolulu, HI         19          63.7
                      -          63.7
Spokane, WA          27          42.8
Tucson, AZ           21          52.2
                      -          52.2
Boise, ID            40          26.0


- ---------------

(1) Ranking of DMA served by the Station among all DMAs, measured by the number of television households for the 1995-1996 broadcast year.
(2) Represents the number of television stations ("reportable stations") designated by Nielsen as "local" to the DMA, excluding public television stations and stations that do not meet minimum Nielsen reporting standards (weekly cumulative audience of less than 2.5%) for reporting in the Sunday through Saturday, 6:00 a.m. to 2:00 a.m. period ("sign-on to sign-off"). Does not include national cable channels or satellite stations. The number of reportable stations may change for each reporting period.

(3) Station's rank relative to other reportable stations, based upon the DMA rating as reported by Nielsen, 6:00 a.m. to 2:00 a.m., during the May 1996 measuring period. Data for KHNL and KMSB include KFVE and KTTU, respectively. Data for KING does not include KONG because the LMA for such LMA Station was entered into on May 14, 1996 and the Station is not yet operational.


(4) Represents the number of television households tuned to the Station as a percentage of the number of television households with sets in use for Sunday-Saturday 6:00 a.m. to 2:00 a.m. from the May 1996 Nielsen Station Index. Data for KHNL and KMSB include KFVE and KTTU, respectively. Data for KING does not include KONG because the LMA for such LMA Station was entered into on May 14, 1996 and the Station is not yet operational.

(5) Represents gross national, local, regional and political advertising revenues, excluding network and barter revenues, for all commercial television stations in the DMA, based on actual local market reporting, as estimated by BIA. Station share of 1995 market revenue for KHNL and KMSB includes revenues of KFVE and KTTU, respectively. Data for KING does not include KONG because the LMA for such LMA Station was entered into on May 14, 1996 and the Station is not yet operational.
(6) Data for KONG is not available because the station is not yet operational.


     BUSINESS AND OPERATING STRATEGY. The Company's strategy in the Broadcasting Business is to increase viewership, advertising revenue and EBITDA by capitalizing on its strong local news franchise, targeted marketing and local sales efforts, high quality, non-network programming and strict cost controls. This strategy has contributed to compound annual growth in the Company's net revenues and EBITDA in the Broadcasting Business, calculated on a supplemental pro forma basis as herein described, of 9.5% and 23.9%, respectively, from 1991 to 1995. In addition, EBITDA as a percentage of net revenues calculated on a supplemental pro forma basis have increased from 21.6% in 1991 to 35.7% in 1995. The components of the Company's Broadcasting Business strategy include the following:

     ENHANCE STRONG LOCAL NEWS FRANCHISES. The Company's Stations, other than the Fox-affiliated Stations, generally are the local news leaders and attempt to exploit the revenue potential associated with local news leadership. Most of such Stations lead their markets in terms of ratings for local news and the number of hours of local news broadcast per week. The Company has focused on enhancing each such Station's local market news programming franchise as the foundation to build significant audience share in such market. The Company's commitment to a strong local presence is particularly evidenced by the hours of local news programming that each such Station broadcasts per week. Local news programming is commercially valuable because of its high viewership level, the attractiveness to advertisers of the demographic characteristics of the typical news audience (allowing Stations generally to charge higher rates for advertising time) and the enhanced ratings of programming in time periods adjacent to the news. In addition, the Company believes that its strong local news programming has helped to differentiate each such Station from cable programming competitors, which generally do not provide such programming. At certain of such Stations, the Company has also created enhanced viewership through an emphasis on local weather trends through the use of advanced weather radar equipment.

     LEVERAGE LOCAL MARKET STRENGTH WITH ADDITIONAL LMAS. The Company plans to pursue opportunities to enter into LMAs in the DMAs in which the Company's Stations operate. The Company believes that LMAs enable the Company to take advantage of the economies of scale that are derived from operating a group of broadcast stations. By providing programming and marketing services to other stations in the DMAs where the Stations are located, the Company believes that it can increase revenue without incurring substantial incremental expenses and thereby increase operating margins. The Company also believes that there are benefits in terms of increased advertising revenue from LMA arrangements.

     MATCH ADVERTISERS TO AUDIENCES THROUGH TARGETED LOCAL SALES. The Company seeks to leverage its strong local presence to increase its advertising revenues and broadcast cash flow by expanding relationships with local and national advertisers and attracting new advertisers through targeted marketing techniques and carefully tailored programming. Each of the Company's Stations has developed high quality programming of local interest and periodically sponsors community events which the Company believes have generally proven successful in attracting incremental advertising revenues. In addition, the Company works closely with advertisers to develop campaigns that match specifically targeted audience segments with the advertisers' overall marketing strategies. With this information, the Company regularly refines its programming mix among network, syndicated and locally-produced programs in a focused effort to attract audiences with demographic characteristics desirable to advertisers.

     MAXIMIZE VIEWER SHARE THROUGH HIGH QUALITY NON-NETWORK PROGRAMMING. Each of the Company's Stations is focused on improving its syndicated and locally produced non-network programming to attract audiences with favorable demographic characteristics during dayparts which are not programmed by a Station's network. An important element in determining advertising rates is the Station's share among a particular demographic group which an advertiser may be targeting. The Company believes that through a cooperative approach to programming, it can generate incremental revenue by adjusting its programming mix to capture viewers of certain targeted demographic segments that meet the needs of valued advertisers. The Company focuses on purchasing cost-effective programming that will have long-term audience appeal and will be supported by syndicators with local promotion of the shows. For several of the Stations, such programming includes "Wheel of Fortune", "Jeopardy" and "The Oprah Winfrey Show", which are highly ranked, first-run syndicated programs.

     MAINTAIN EFFECTIVE COST CONTROLS AND LEVERAGE ECONOMIES OF SCALE. Each Station emphasizes strict control of its programming and operating costs as an essential factor in increasing broadcast cash flow. As a result of its ownership of a group of nine television Stations and its programming and marketing arrangements with the three LMA Stations, the Company is able to purchase syndicated programming at a discount (on a per Station basis) to the cost that any one of its Stations would incur as an individual purchaser of such programming and is able to purchase a variety of programming that might otherwise not be available to a single station. For example, the Company believes that it has the ability to enter into advantageous group programming purchases such as those with King World Productions, Inc. (syndicator of "The Oprah Winfrey Show", "Wheel of Fortune" and "Jeopardy"). As the provider of NBC network programming in five markets, the Company believes that its ability to enter into stable and favorable affiliation agreements with NBC is enhanced. Through strategic planning and annual budget processes, the Company continually seeks to identify and implement cost-saving opportunities at each of the Stations. In the early years of Station ownership, the Company's strategy is to build viewership through investment in high quality news and local programming. Once leadership is established in a market, however, the Company believes viewer loyalty can be maintained at a lower level of local programming and news expenditure. The strategic planning and budget processes are intended to insure that an early stage Station's programming investments are carefully monitored and that a mature Station's expenditures are reduced. In addition to cost reductions attributable to the natural life cycle of Stations under management, the Company also believes that personnel costs can be significantly reduced through investments in technology.

     The Company closely monitors the expenses incurred by each of the Stations and continually reviews the performance and productivity of Station personnel. The Company believes that it has been successful in reducing its costs without sacrificing revenues through efficient use of its available resources.

     CREATE OPERATING EFFICIENCIES THROUGH INVESTING IN TECHNOLOGY. The Company invests selectively in technology to increase operating efficiency, reduce Station operating expenses or gain a local market competitive advantage. Areas of focus include digital news production, editing and library systems, advanced weather radar equipment, and robotic cameras. The Company invested $2.1 million in 1995 and anticipates investing $11.5 million in capital expenditures in 1996 and 1997 to deploy AVID digital editing, production and server technology that will create a streamlined video production environment. The Company has entered into an agreement with AVID to test and deploy this advanced, digital technology. The Company believes that the use of AVID's digital equipment will result in cost savings and operating efficiencies when fully deployed at the Stations. To date, this technology is being used on a limited basis by KING (Seattle), KGW (Portland) and WHAS (Louisville). The Company's operations at NorthWest Cable News and KHNL (Honolulu) are entirely run with AVID technology. The Company is using its NorthWest Cable News facility in order to further test and refine such technology before deploying the technology at all of its Stations. The Company intends to invest on a cost-effective basis in the most up-to-date technology as it becomes available.

     BROADCASTING ACQUISITION STRATEGY. The Company plans to pursue favorable acquisitions of network-affiliated television stations where the Company believes it can successfully apply its operating strategy and where such stations can be acquired on attractive terms. The Company generally intends to review acquisition opportunities in growth markets, typically in the 75 largest DMAs in the nation, with what the Company believes to be advantageous business climates. In assessing acquisitions, the Company targets stations for which it has identified expense reductions and proposals for revenue enhancements that can be implemented upon acquisition. The Company does not presently have any agreements or understandings to acquire or sell any television stations.

THE STATIONS


     As used in the tables for each Station in the following section, unless otherwise indicated, (i) "Market revenue" represents gross advertising revenues, excluding network compensation and barter revenues, for all commercial television stations in the market, and for 1995 represents calendar year gross market revenue estimates, in each case as reported by BIA; (ii) "Market rank
(DMA)" is based on the Nielsen Station Index for February of the years indicated; (iii) "Total commercial competitors in market" is the total number of commercial television stations in the DMA calculated as set forth in footnote
(2) to the Station table appearing on page 44 of this Prospectus; (iv) "Station rank in market" is the Station's rank in the market based on its share of total viewing of commercial broadcast television stations in the market reported by Nielsen for the "sign-on to sign-off" time period and by BIA for the "early fringe" period, in each case for February of the years indicated; and (v) "Station audience share" is a Station's share of total viewing of commercial broadcast television stations in the market for the time periods referenced reported by Nielsen for the "sign-on to sign-off" time period and by BIA for the "early fringe" period, in each case for February of the years indicated. Depending on the Station, data is presented for either 4:00 p.m. to 8:00 p.m. or 3:00 p.m. to 7:00 p.m., which represents the four hour "early fringe" period immediately preceding "prime time" in the indicated market, during which period the Stations earn a substantial portion of their advertising revenue. For 1991 through 1993, "sign-on to sign-off" was reported on a 7:00 a.m. to 1:00 a.m. basis. Beginning in 1994, "sign-on to sign-off" was reported on a 6:00 a.m. to 2:00 a.m. basis. Nielsen has informed the Company that its data represents estimates only.


  KING: SEATTLE, WASHINGTON

     Market Overview. KING, an NBC affiliate, operates in the Seattle/Tacoma market, the 12th largest DMA in the nation, with approximately 1.5 million television households and a population of approximately 3.8 million. In 1995, approximately 71% of the population in the DMA subscribed to cable. In 1994, the market's metropolitan audience was of above-average affluence in the United States, with an average household EBI of approximately $49,400 as compared to the national average of $45,937. The Seattle economy has experienced steady economic and employment growth, with greater economic diversification in recent years. Major industries in the market include aerospace, biotechnology, forestry, software, telecommunications, transportation, retail and international trade. Major employers include The Boeing Company, Microsoft Corporation, Nordstrom, Inc., Alaska Airlines, Inc. and United Airlines, Inc. The television advertising revenue for the Seattle market is estimated to have been $269 million in 1995 as compiled by BIA.


     Station Performance and Strategy. KING is the leading television station in the Seattle market in terms of ratings. The Station, promoted as "KING-5", has been the leading station in the Seattle market in recent years, with significant share advantages over its competitors. KING is ranked first in the 4:00 p.m. to 8:00 p.m. daypart, a primarily non-network time period sold by the Station from which it realizes a substantial portion of its revenue. KING ranked first in the highly competitive Seattle market with an 19% audience share "sign-on to sign-off" (6:00 a.m. to 2:00 a.m., Pacific Time, Sunday through Saturday) as compared to its nearest competitor at 15%. KING is the leading station in terms of share during prime time (8:00 p.m. to 11:00 p.m., Pacific Time, Monday through Saturday, and 7:00 p.m. to 11:00 p.m., Pacific Time, Sunday) with a 23% rating in comparison to its nearest competitor at 17%. KING is ranked first in terms of ratings during nearly every news time period for all adults in the market and is ranked first during every news time period in the demographic category most valued by advertisers, adults between the ages of 25 and 54. KING has been an NBC affiliate since 1959, and its current affiliation agreement expires in 2001.



     The Company believes that KING has established a strong local presence through its news broadcasts that has enabled it to maintain its leading position in the market in terms of ratings and audience share. Based on the cumulative ratings for dayparts, 67% of the adults in the DMA watch the Station's 11:00 p.m. news broadcast for some period of time. KING airs 32 hours of news programming per week and promotes its broadcasts as "Coverage You Can Count On". KING has invested in weather tracking technology that enables the Station to provide advanced weather images and forecasts, and is the only station in the market with Doppler radar equipment.

     KING's programming strategy is to feature local news, programming and entertainment. KING airs its own program, "Evening Magazine", during the "access" daypart (7:00 p.m. to 8:00 p.m., Pacific time, Monday through Friday), which performs well against non-network syndicated programming at a lower cost. KING also features highly rated non-network syndicated programming including "The Oprah Winfrey Show" and "American Journal".

     KING's journalistic achievements have been recognized by its receipt of numerous national and regional awards. KING maintains a strong community focus, which is demonstrated through an unusually high level of locally-produced programming and public affairs programs and campaigns. The quality of these programs has earned KING various national and local awards in the areas of entertainment, news, education and public service.

     As part of the Company's LMA strategy, in May 1996 the Company entered into a 10-year LMA with KONG, which holds a permit to construct a television station in the Seattle, Washington market, and has an option to purchase the station at an agreed upon exercise price. The option to purchase the station is exercisable by either the Company or KONG after such time as the FCC permits ownership of two television stations in a single market. The present duopoly rules prohibit attributable interests in two television stations in the same DMA. Although the FCC is currently reviewing ownership rules, there can be no assurance that the FCC will change or repeal the duopoly rules. See "Business -- Licensing and Regulation." Under this LMA, the Company will spend approximately $2.0 million for equipment in the first year and, once operational, will provide annual programming and marketing services to the LMA Station pursuant to which the Company will receive all advertising revenues. If the option to purchase the station is not exercised, the Company is required to make annual payments to KONG of approximately $0.4 million in years one through five of the contract term and $0.7 million in years six through ten of the contract term.

     In order to extend its local franchise to viewers in its DMA and throughout the northwest, KING-5 provides portions of its news broadcasts for use by NorthWest Cable News in its programming.

                                                                                     MARKET/STATION DATA
                                                                       ------------------------------------------------
                                                                       1991       1992       1993       1994       1995
                                                                       ----       ----       ----       ----       ----
KING: SEATTLE, WASHINGTON
Market revenue (in thousands)......................................  $203,500   $223,900   $228,400   $260,400   $269,000
Market revenue growth over prior period............................      -5.0%      10.0%       2.0%      14.0%       3.3%
Market rank (DMA)..................................................        14         13         13         13         12
Television homes (in thousands)....................................     1,322      1,370      1,390      1,428      1,469
Total commercial competitors in market.............................         8          9          8          9          8
Station rank in market 6:00 a.m. to 2:00 a.m.......................         2          3          2          2          1
Station audience share 6:00 a.m. to 2:00 a.m.......................        17         17         18         17         18
Station rank in market 4:00 p.m. to 8:00 p.m.......................         2          1          1          1          1
Station audience share 4:00 p.m. to 8:00 p.m.......................        22         24         23         21         20

  KGW: PORTLAND, OREGON

     Market Overview. Portland, Oregon ranks as the 24th largest DMA in the nation, with approximately 933,400 television households in the DMA and a population of approximately 2.5 million. Approximately 61% of Portland's population subscribed to cable in 1995. The Portland market has experienced rapid population growth since 1990 of 2.5% on a compound annual basis. Average household EBI and average household retail sales in 1994 were $43,183 and $24,028, respectively. Portland maintains a balanced economy with services, wholesale/retail and manufacturing representing approximately 26%, 25% and 16% of total employment, respectively. Major employers include such high-technology companies such as Intel Corporation, Hewlett-Packard Company, Nike, Inc. and Tektronix, Inc., as well as Kaiser Permanente, the United States Government and the State of Oregon. The Company believes that the demographic characteristics of the Portland DMA make it an excellent national test market. Consequently, the Company believes that KGW derives incremental advertising revenues from advertisers seeking to test market new products.


     Station Performance and Strategy. KGW is the first-ranked station in the Portland market with an audience share, sign-on to sign-off, of 17% as of May 1996. KGW is a news leader in its market with 28 hours per week broadcast as compared to 25 and 21 hours per week for KGW's closest competitors. The Station provides the only Saturday morning newscast in the market. The Station has won numerous awards for news programming, including the "Best News Program" awarded by the Associated Press for 1994. KGW is the only station in the market to utilize a helicopter, which the Company believes provides that Station's newscasts with a distinct brand awareness in the market. In addition, the Station has 5 outdoor, robotically-controlled cameras mounted at various locations in the market which provide live video footage of areas of interest to viewers and are utilized during the weather sections of news broadcasts. KGW is also under a five-year contract which expires in 2000 with the Portland Trail Blazers basketball team to provide television coverage of 20 games per season and non-network playoff coverage. The Station's syndicated programming includes "Live with Regis and Kathie Lee", "The Oprah Winfrey Show", "Inside Edition" and "American Journal". KGW was first in terms of ratings in May 1996 for "Live with Regis and Kathie Lee" and "The Oprah Winfrey Show". KGW has been an NBC affiliate since 1959 and its current affiliation agreement expires in 2001.


     Television advertising revenues in the Portland area are estimated to have grown approximately 4.8% from approximately $138.2 million in 1994 to $144.9 million in 1995. KGW is estimated to have received approximately 22.2% of 1995 revenues compared with 23.1% and 19.6% for its two closest competitors. During 1995, political advertising for KGW totaled $1.2 million, which represented 36% of total estimated political advertising revenue in the market, compared with approximately 30% and 25% for each of its two closest competitors.

     KGW will shortly institute a free on-line service for its viewers which provides such data as weather, a video tour of the Station, and links to other on-line databases on the Internet. The Station has begun to solicit corporate advertising as a way to subsidize the operating cost of this on-line service.

     KGW participates in numerous community service sponsorships with local corporations as a means to promote viewer awareness and philanthropy. In conjunction with these programs, corporations underwrite KGW's production expenses and purchase airtime. KGW has helped to increase awareness of a number of civic programs and events, including anti-drug campaigns, environmental awareness programs and toy drives. The Station has also received numerous awards and recognition for its contributions to local schools and other learning institutions.

     Since 1993, KGW has made several investments in new technology such as robotic cameras, weather graphics systems, and AVID digital equipment. KGW expects to spend approximately $2.5 million in 1996 to complete the first phase of the Station's conversion to AVID's digital equipment, purchase three additional outdoor cameras and perform necessary equipment maintenance. The Company believes that the conversion to digital production and editing will improve operating efficiencies and reduce operating costs.

     In order to extend its local franchise to viewers in its DMA and throughout the northwest, KGW provides portions of its news broadcasts for use by NorthWest
Cable News in its programming.

                                                                                     MARKET/STATION DATA
                                                                     ----------------------------------------------------
                                                                       1991       1992       1993       1994       1995
                                                                     --------   --------   --------   --------   --------
KGW: PORTLAND, OREGON
Market revenue (in thousands)(1)...................................  $111,800   $119,900   $119,100   $138,200   $144,900
Market revenue growth over prior period............................      -7.9%       7.2%      -0.7%      16.0%       4.8%
Market rank (DMA)..................................................        27         27         27         27         25
Television homes (in thousands)....................................       821        846        868        890        920
Total commercial competitors in market.............................         6          6          5          7          8
Station rank in market 6:00 a.m. to 2:00 a.m.......................         1          3          3          3          2
Station audience share 6:00 a.m. to 2:00 a.m.......................        17         17         17         15         16
Station rank in market 4:00 p.m. to 8:00 p.m.......................         3          3          2          2          2
Station audience share 4:00 p.m. to 8:00 p.m.......................        15         15         17         17         16

  WCNC: CHARLOTTE, NORTH CAROLINA

     Market Overview. Charlotte, North Carolina is the 28th largest DMA in the nation, with approximately 802,000 television households and a population of approximately 2.1 million. The Charlotte market is experiencing substantial growth in population, retail sales and EBI. The Charlotte metropolitan area had an average household EBI of approximately $41,154 in 1994, average household retail sales of $22,056 in 1994 and experienced a 2.1% increase in the number of households from 1990 to 1994. Following the textile-related recessions of the 1980s, Charlotte has diversified its employment base away from a substantial dependence on the textile and apparel industry. Charlotte is one of the major banking centers in the United States, serving as the headquarters of First Union Corporation and NationsBank Corporation, with other important sectors in the market including transportation, communications, wholesale trade, health care and utilities. Charlotte had a low unemployment rate of 3.5% in 1995. Television advertising revenue in the market has experienced significant growth and is estimated to have been $118 million in 1995 and to have grown at a compound annual rate of 6.8% from 1991 to 1995.

     Station Performance and Strategy. As a UHF station competing against two VHF stations and five other UHF stations in the Charlotte market, WCNC increased its station audience share during 1991 through 1995 in comparison to the falling audience share for the three network stations in the market in the aggregate for the same period. As part of its positioning strategy, the Company negotiated with most cable systems in the DMA to carry WCNC's signal on the cable channel 6 position, which improves its competitive position as compared to its off-air channel 36 position. As a result, WCNC markets itself as NBC 6. Cable penetration in the DMA is 66%, with 69% penetration in metropolitan Charlotte. Mecklenburg County, in which Charlotte is located, has close to 76% cable penetration. WCNC's local news coverage distinguishes the Station with approximately 17 hours of local news broadcasts each week, with local news broadcast at 5:00 p.m. through 6:30 p.m. and 11:00 p.m. through 11:35 p.m. on weekdays and with Saturday and Sunday morning newscasts. The Station has begun the conversion to the use of digital technology in the production of its broadcasts and is deploying AVID equipment in the Station. The Company believes the use of such technology and equipment will improve operating efficiencies and reduce operating costs. The Station's inventory of syndicated programming includes "Wheel of Fortune" and "Jeopardy". WCNC has been an NBC affiliate since 1978, and its current affiliation agreement expires in 2001.

                                                                                       MARKET/STATION DATA
                                                                         ----------------------------------------------
                                                                         1991      1992      1993       1994       1995
                                                                         ----      ----      ----       ----       ----
WCNC: CHARLOTTE, NORTH CAROLINA
Market revenue (in thousands).........................................  $91,000   $94,900   $94,500   $105,700   $118,100
Market revenue growth over prior period...............................     12.5%      4.3%     -0.4%      11.9%      11.7%
Market rank (DMA).....................................................       31        31        30         29         28
Television homes (in thousands).......................................      734       745       759        775        794
Total commercial competitors in market................................        5         6         6          6          8
Station rank in market 6:00 a.m. to 2:00 a.m..........................        3         4         3          3          3
Station audience share 6:00 a.m. to 2:00 a.m..........................        9         9         9          8          9
Station rank in market 4:00 p.m. to 8:00 p.m..........................        4         4         4          5          3
Station audience share 4:00 p.m. to 8:00 p.m..........................        7         8         7          8          9

  KASA: ALBUQUERQUE/SANTA FE, NEW MEXICO

     Market Overview. KASA operates in the Albuquerque/Santa Fe market, the 48th largest DMA in the nation, with approximately 553,000 television households and a population of approximately 1,571,000. Approximately 59% of the population in the DMA subscribed to cable in 1995. The Albuquerque/Santa Fe market has had an average growth in retail sales of 14.0% from 1993 to 1994. In 1994, the market's average household EBI was $38,083. The Albuquerque/Santa Fe market has attracted a growing number of high technology companies such as Intel Corporation and is home to several research and military facilities such as Los Alamos National Laboratories, Intel Corporation, Lockheed Technical Operations, Honeywell, Inc. and Kirtland and Holloman Air Force Bases. Television advertising revenue in the market has experienced significant growth, and is estimated to have been $79 million in 1995 and to have grown at a compound annual rate of 13.8% from 1991 to 1995.

     Station Performance and Strategy. In April 1993, KASA converted from a UHF station to a VHF station, putting KASA on a par with its other network competitors. KASA's conversion to VHF and its concomitant signal expansion have spurred a 54% growth in its revenue for 1995 as compared to 1993. KASA has increased its overall revenue share by 12% since 1993. The Station's marketing inventory of syndicated programming includes "The Simpsons", "Fresh Prince" and "Roseanne". KASA has been a Fox affiliate since 1986 and its current affiliation agreement expires in 1998.

                                                                                        MARKET/STATION DATA
                                                                           --------------------------------------------
                                                                           1991      1992      1993      1994      1995
                                                                           ----      ----      ----      ----      ----
KASA: ALBUQUERQUE/SANTA FE, NEW MEXICO
Market revenue (in thousands)...........................................  $47,100   $52,700   $57,700   $74,100   $79,000
Market revenue growth over prior period.................................     -5.9%     11.9%      9.5%     28.4%      6.6%
Market rank (DMA).......................................................       51        50        49        50        49
Television homes (in thousands).........................................      517       512       522       530       541
Total commercial competitors in market..................................        8         7         6         7         5
Station rank in market 6:00 a.m. to 2:00 a.m............................        4         4         4         4         4
Station audience share 6:00 a.m. to 2:00 a.m............................        6         6         8         8         9
Station rank in market 3:00 p.m. to 7:00 p.m............................        4         4         4         4         4
Station audience share 3:00 p.m. to 7:00 p.m............................       10         9        11        12        10

  WHAS: LOUISVILLE, KENTUCKY

     Market Overview. Louisville, Kentucky is the 50th ranked DMA, with total television households of approximately 543,000 and a total population of approximately 1,438,000. Cable penetration in the DMA was 65% in 1995. Average household EBI and average retail sales for the Louisville market in 1994 were $41,673 and $21,680, respectively. Louisville's economy has been stable in recent years, with unemployment for the region at 4.2% versus the national average of 5.5%. The Louisville economy has a diverse employment base with 30.3% of the workforce in the service sector, 23.2% in wholesale and retail trade, 17.8% in manufacturing, and the remainder in construction, transportation, utilities, finance, real estate and the public sectors. Major employers in the Louisville market include United Parcel Service of America, Inc., General Electric Company, Ford Motor Company, Humana Inc., The Kroger Co., Columbia/HCA Healthcare Corporation and PNC Bank Corp.


     Station Performance and Strategy. WHAS is the market leader in Louisville, with a 31% share of television revenues and a 23% audience share between sign-on and sign-off as reported in the May, 1996 Nielsen Station Index. WHAS is promoted as "Kentuckiana's News Channel", serving portions of Kentucky and Indiana, and is ranked first in every revenue-critical news time period. The Station currently originates approximately 31 hours of local programming per week, compared to 26 and 22 hours originated by its two closest competitors. WHAS's strategy is to maintain its leading position in the market by (i) focusing on local programming, news and special events, (ii) providing syndicated and locally-originated programming that receives high audience ratings and (iii) extending the Station's strong local presence through community service.



     WHAS's syndicated programs include "Live with Regis and Kathie Lee", "The Oprah Winfrey Show", "Coach" and "M*A*S*H*", all of which ranked as or were tied for first place in their time periods in May, 1996. The Company believes that WHAS's exclusive coverage of the Kentucky Derby each year is an important factor in generating ratings and advertising in connection with the event and in terms of developing audience loyalty to the Station. In 1996, WHAS broadcast 40 hours of Kentucky Derby-related programming, which garnered substantial ratings and audience share. During the actual race in 1996, audience share increased to 82% in the DMA. This coverage includes live coverage of all races at Churchill Downs on the day of the Kentucky Derby, as well as coverage of the Kentucky Oaks and Triple Crown. The Station also successfully launched a Saturday morning news program in 1991, which generated an audience share of 41% as reported in the May, 1996 Nielsen Station Index. The Station has an exclusive contract with the Kentucky State Lottery through 1999 which provides WHAS with an additional revenue stream of approximately $1 million per year.

     WHAS is also a leader in philanthropic activities, which serves to promote viewer awareness and community service. The Station has also received numerous awards and recognition for its contributions to local schools and learning institutions.

     Since 1994, WHAS has made several investments in new technology such as robotic cameras, weather graphics systems, and AVID's digital equipment, which the Company believes will improve operating efficiencies and reduce operating costs.

                                                                                        MARKET/STATION DATA
                                                                          -----------------------------------------------
                                                                           1991      1992      1993      1994      1995
                                                                          -------   -------   -------   -------   -------
WHAS: LOUISVILLE, KENTUCKY
Market revenue (in thousands)...........................................  $65,900   $66,900   $73,100   $74,600   $82,300
Market revenue growth over prior period.................................      1.5%      1.5%      9.3%      2.1%     10.3%
Market rank (DMA).......................................................       50        49        50        49        50
Television homes (in thousands).........................................      521       525       520       533       539
Total commercial competitors in market..................................        5         5         5         5         6
Station rank in market 6:00 a.m. to 2:00 a.m............................        2         2         2         2         1
Station audience share 6:00 a.m. to 2:00 a.m............................       22        21        21        24        22
Station rank in market 4:00 p.m. to 8:00 p.m............................        1         3         1         1         1
Station audience share 4:00 p.m. to 8:00 p.m............................       24        21        24        28        26

  KHNL AND KFVE: HONOLULU, HAWAII

     Market Overview. Honolulu, Hawaii is the 70th largest DMA in the United States when ranked by number of television households, but is the 58th largest DMA when ranked by television advertising revenues. The Honolulu DMA comprises the entire State of Hawaii. The market has approximately 381,000 television households and a total population of approximately 1.2 million. The market is of above-average affluence with an average household EBI of $57,619 in 1994 as compared to the national average of $45,937. Cable penetration in the Honolulu DMA was 85% in 1995. Hawaii's chief employment sectors are tourism, retail, services, finance, insurance, defense, and government. Leading employers include the Department of the Navy, Hilton Hotels Corporation, Kaiser Corporation Health Plan, Aloha Airlines, ITT Sheraton Hotels and Bancorp Hawaii Inc.


     Station Performance and Strategy. On January 1, 1996, KHNL began a seven year affiliation contract with NBC, propelling KHNL to the leading position during prime time (7:00 p.m. to 10:00 p.m., Monday through Friday) with a 22.1% share among adults ages 25 to 54 as compared to 14.9% for its closest competitor. With this performance in prime time, KHNL outperformed the NBC national prime time average. KHNL plans to capitalize on its strength in prime time to promote continued growth in other broadcast time periods. Since its first newscast aired in April 1995, now promoted as "NBC Hawaii News 8", the KHNL news organization has evolved into a strong local news competitor. The Station now produces four hours of local news daily and has gained market share for every news broadcast category with its approach to newsgathering and presentation and the only all-digital newsroom in Hawaii. KHNL won an Emmy award for best newscast in 1995 in its region. KHNL's inventory of syndicated programming includes "Ricki Lake", "Geraldo" and "Entertainment Tonight".


     As a part of the Company's LMA strategy, the Company entered into an LMA with KFVE in May 1993 which has expanded the Company's audience reach, market revenue share, and combined ratings in the market. Under the LMA for KFVE, the Company provides programming and marketing services pursuant to which the Company receives all advertising revenues in exchange for funding the programming and most operating costs. The Company is required to pay a percentage of such revenues to KFVE (equal to approximately $748,000 in 1995). KFVE is affiliated with UPN. In 1994, the Company transferred the broadcast of University of Hawaii sporting events to KFVE. The current agreement expires in May 1997 and the Company is currently negotiating a renewal of the agreement. While the Company's owned and operated station, KHNL, and its LMA Station, KFVE, have separate identities in the market among viewers, the Company believes there are advantages to having two stations in the DMA and, at times, markets the two stations together to advertisers. For example, KFVE's exclusive contract for the University of Hawaii's sporting events provides KHNL with a promotional opportunity for the newscasts of KHNL. In addition, as a result of the Company's marketing efforts, these two stations when calculated together have garnered audience ratings and revenue shares that provide the Company with additional strength in the market. For example, during prime time, KFVE in May 1996 earned a 5.8% audience share among adults ages 25 to 54, in addition to KHNL's leading market share of 22.1%. KFVE's inventory of syndicated programming includes "The Simpsons", "Blossom", "Doogie Howser, M.D." and
"Coach".


                                                                                    MARKET/STATION DATA
                                                                  -------------------------------------------------------
                                                                   1991        1992        1993        1994        1995
                                                                  -------     -------     -------     -------     -------
KHNL/KFVE: HONOLULU, HAWAII
Market revenue (in thousands)...................................  $58,000     $60,800     $59,600     $67,600     $63,700
Market revenue growth over prior period.........................     -4.0%        4.8%       -2.0%       13.4%       -5.8%
Market rank (DMA)...............................................       70          71          70          70          69
Television homes (in thousands).................................      360         357         363         374         380
Total commercial competitors in market..........................        7           7           6           8           8
Station rank in market 6:00 a.m. to 2:00 a.m....................        3           3           3           3           2
Station audience share 6:00 a.m. to 2:00 a.m....................       15          16          15          14          15
Station rank in market 4:00 p.m. to 8:00 p.m....................        *           *           *           4           4
Station audience share 4:00 p.m. to 8:00 p.m....................        *           *           *          14          14

- ---------------
* Data not available for these years.


  KREM: SPOKANE, WASHINGTON

     Market Overview. KREM operates in the Spokane, Washington market, the 74th largest DMA in the nation, with approximately 366,250 television households and a population of 961,000. Cable penetration was 63% in 1995. The Spokane area had an average household EBI of $37,781 in 1994, with average retail sales per household of $21,762. EBI per household and retail sales grew 6.2% and 11.4%, respectively, in 1994 from 1993. Spokane's largest employer is the Fairchild Air Force Base and is not currently subject to closure. Other employers include health care, manufacturing and high technology companies.


     Station Performance and Strategy. KREM, a CBS affiliate, is the second ranked station in the Spokane DMA, sign-on to sign-off, with an 18% household share, compared to a 20% share for the number one station in the market. In the local news category, KREM, branded as "Your News Leader for the Inland Northwest", is the number one ranked news source for the Spokane area in the majority of news periods. In the May 1996 Nielsen ratings, KREM was the number two station in the market during the revenue critical 4:00 p.m. to 8:00 p.m., Monday through Friday, daypart with an audience share of 20%. KREM's news excellence has earned the Station numerous awards including three Emmy Awards in 1994 and most recently the prestigious Polk award for the Best Local Reporting in the country. In addition, the station's number one ranked "The Oprah Winfrey Show" and the popular ranked "Seinfeld" and "The Simpsons" syndicated programming are used by the Station to lead and follow KREM news programming. KREM has been a CBS affiliate since 1977 and its affiliation agreement expires in 1998. CBS is currently tied for the number one network in prime time in the Spokane market.


     In order to extend its local franchise to viewers in its DMA and throughout the northwest, KREM provides portions of its news broadcasts for use by NorthWest Cable News in its programming.

                                                                                        MARKET/STATION DATA
                                                                          -----------------------------------------------
                                                                           1991      1992      1993      1994      1995
                                                                          -------   -------   -------   -------   -------
KREM: SPOKANE, WASHINGTON
Market revenue (in thousands)...........................................  $30,200   $34,100   $37,100   $43,600   $42,800
Market revenue growth over prior period.................................     -0.3%     12.9%      8.8%     17.5%     -1.8%
Market rank (DMA)(1)....................................................       78        80        79        78        75
Television homes (in thousands).........................................        *         *       325       342       353
Total commercial competitors in market..................................        *         *         4         4         4
Station rank in market 6:00 a.m. to 2:00 a.m............................        *         *         1         1         2
Station audience share 6:00 a.m. to 2:00 a.m............................        *         *        23        32        19
Station rank in market 4:00 p.m. to 8:00 p.m............................        1         1         1         2         2
Station audience share 4:00 p.m. to 8:00 p.m............................       24        24        25        22        21

- ---------------
(1) Market rank (DMA) for 1991 and 1992 as reported by BIA.

  * Data unavailable for these years.


  KMSB AND KTTU: TUCSON/NOGALES, ARIZONA

     Market Overview. Tucson, Arizona is the 80th largest DMA in the United States when ranked by number of television households, but is the 67th largest DMA when ranked by television advertising revenues. The market has approximately 344,000 television households and population of approximately 887,000. Cable penetration was approximately 60% in 1995. Tucson's chief employers include federal, state and local government, aerospace manufacturing, health and the hospitality industry. The Tucson DMA had an average household EBI of $36,026 in 1994. In 1994, the Tucson market totaled approximately $7.6 billion in retail sales. EBI per household and retail sales grew 5.8% and 8.4%, respectively, in 1994 from 1993.


     Station Performance and Strategy. Acquired by the Company in 1985, KMSB has been a Fox affiliate since 1987 and its current affiliation agreement expires in 1998. As a part of the Company's LMA strategy, the Company entered into an LMA with KTTU in 1991, which has expanded the Company's audience reach, market revenue share, and combined ratings in the market. KTTU is affiliated with UPN. Under this LMA, the Company provides programming and marketing services pursuant to which the Company receives all advertising revenues in exchange for funding the programming and most operating costs. The Company is required to pay a fixed periodic fee (equal to approximately $420,000 in 1995) to the owner of KTTU. While the Company's owned and operated Station, KMSB, and its LMA Station, KTTU, have separate identities in the market among viewers, the Company markets the two stations together to advertisers. The result of the Company's marketing efforts is that these two stations when calculated together have garnered audience ratings and revenue shares that frequently are on par with or above certain of the three major networks. For example, KMSB and KTTU taken together are tied for first place during the 5:00 p.m. to 7:00 p.m. Monday through Friday daypart as measured among adults ages 18 to 49, an important demographic group for advertisers. During prime time in the market (7:00 p.m. to 10:00 p.m., Monday through Saturday, 6:00 p.m. to 10:00 p.m., Sunday), KMSB and KTTU together are ranked fourth in the market on a combined basis with a 14% audience share behind the network affiliates. From sign-on to sign-off, KMSB and KTTU taken together were in fourth place with 10% audience share, five share points behind its closest competitor.


     The Company believes that KMSB and KTTU produce local programming that is attractive to viewers and advertisers on a cost-effective basis. The Stations' inventory of syndicated programming includes, among other shows, "Home Improvement", "The Simpsons", "Entertainment Tonight" and "Star Trek: The Next Generation".

                                                                                        MARKET/STATION DATA
                                                                          -----------------------------------------------
                                                                           1991      1992      1993      1994      1995
                                                                          -------   -------   -------   -------   -------
KMSB/KTTU: TUCSON/NOGALES, ARIZONA
Market revenue (in thousands)...........................................  $35,900   $37,000   $41,000   $51,300   $52,200
Market revenue growth over prior period.................................     -3.2%      3.1%     10.8%     25.1%      1.8%
Market rank (DMA).......................................................       81        81        81        81        81
Television homes (in thousands).........................................      311       310       314       323       334
Total commercial competitors in market..................................        5         6         6         6         6
Station rank in market 6:00 a.m. to 2:00 a.m............................        4         4         4         4         4
Station audience share 6:00 a.m. to 2:00 a.m............................       12        12        12        11        13
Station rank in market 3:00 p.m. to 7:00 p.m............................        4         4         4         4         4
Station audience share 3:00 p.m. to 7:00 p.m............................       16        13        12        13        12

  KTVB: BOISE, IDAHO

     Market Overview. The Boise, Idaho market, the 127th largest DMA in the nation, serves approximately 185,000 television households and a total population of approximately 498,000. Cable penetration in the DMA was 54% in 1995. The Boise market has a diversified economy and serves as the seat of state and local government. Several major national and international corporations are headquartered in Boise. Among the companies that are headquartered in Boise are Albertson's, Inc., Boise Cascade Corporation, Micron Technology, Inc. and the J.R. Simplot Company. In addition, Hewlett-Packard has a large facility in Boise. The Mountain Home Air Force Base in nearby Mountain Home, with its 4,000 military and civilian employees, adds further diversification to the market. Other significant industries in the Boise market include high technology, manufacturing, retail and wholesale trade, agriculture, timber products and services industries. In 1994, the Boise market totaled approximately $4.7 billion in retail sales, with average household EBI of over $42,000 in 1994 and average retail sales per household of $25,495. EBI per household and retail sales grew 6.6% and 30.1%, respectively, in 1994 from 1993.

     Station Performance and Strategy. KTVB, an NBC affiliate, is Boise's first rated television station sign-on to sign-off, outranking its competition with news ratings and audience shares double that of its closest competitor. In May 1996, five out of KTVB's six Monday to Friday newscasts had a market share greater than 40%. An independent survey conducted by Frank N. Magid Associates in January 1996 indicated that 59% of the viewers in the Boise market preferred Channel 7's news programming to that of its competitors in the market. KTVB has been an NBC affiliate since 1953 and its current affiliation agreement expires in 2001.


     The Station has an active public affairs schedule and community service commitments with weekly viewpoint programs and quarterly town hall live telecasts, including sponsorship and broadcast coverage of important local events. The Station's news coverage and public service efforts have been regularly recognized by local and regional awards from such organizations as the Associated Press, the Idaho Press Club and the Idaho State Broadcasters Association. The Station's inventory of syndicated programming includes "The Oprah Winfrey Show" and "Entertainment Tonight".

     In order to extend its local franchise to viewers in its DMA and throughout the northwest, KTVB provides portions of its news broadcasts for use by NorthWest Cable News in its programming.

                                                                                        MARKET/STATION DATA
                                                                           --------------------------------------------
                                                                           1991      1992      1993      1994      1995
                                                                           ----      ----      ----      ----      ----
KTVB: BOISE, IDAHO
Market revenue (in thousands)...........................................  $17,300   $18,400   $20,100   $25,000   $26,000
Market revenue growth over prior period.................................     -3.3%      6.4%      9.2%     24.4%      4.0%
Market rank (DMA)(1)....................................................      136       142       135       131       125
Television homes (in thousands).........................................        *         *       158       168       177
Total commercial competitors in market..................................        *         *         4         4         5
Station rank in market 6:00 a.m. to 2:00 a.m............................        *         *         1         2         1
Station audience share 6:00 a.m. to 2:00 a.m............................        *         *        27        22        24
Station rank in market 3:00 p.m. to 7:00 p.m............................        1         1         1         1         1
Station audience share 3:00 p.m. to 7:00 p.m............................       31        34        37        36        37

- ---------------

(1) Market rank (DMA) for 1991 and 1992 as reported by BIA.
 *  Data unavailable for these years.

     NETWORK AFFILIATION AGREEMENTS AND RELATIONSHIPS. Each of the Stations is a party to an affiliation agreement with one of the four major networks giving the Station the right to rebroadcast programs transmitted by such network. The affiliation agreement for each of the NBC Stations expires in 2001 (except for the affiliation agreement for KHNL, which expires in 2002), while such agreements for each of the ABC, CBS and Fox Stations expire in 2000, 1998 and 1998, respectively. Each network has the right to terminate its respective affiliation agreement in the event of a material breach of such agreement by a Station and in certain other circumstances. Although the Company expects to continue to be able to renew its network affiliation agreements no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the Stations' affiliation agreements could have a material adverse effect on the Company's results of operations. See "Risk
Factors -- Reliance on Network Programming; Dependence on Network Affiliation".

     INDUSTRY BACKGROUND. Commercial television broadcasting began in the United States on a regular basis in the 1940s. There are a limited number of channels available for broadcasting in any one geographic area, and the license to operate a television station is granted by the FCC. Television stations that broadcast over the VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations that broadcast over the UHF band (channels above 13) of the spectrum because VHF channels usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only television receivers and the expansion of cable television systems have reduced the competitive advantage of television stations broadcasting over the VHF band.

     Television station revenues are primarily derived from local, regional and national advertising and, to a much lesser extent, from network compensation and revenues from studio rental and commercial production activities. Because broadcast television stations rely on advertising revenues, they are sensitive to cyclical changes in the economy. The size of advertisers' budgets, which are affected by broad economic trends, affect the broadcast industry in general and the revenues of individual broadcast television stations.

     Television stations in the country are grouped by Nielsen into approximately 210 generally recognized television markets that are ranked in size according to various formulae based upon actual or potential audience. Each market is designated as an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours.

     Nielsen, which provides audience measuring services, periodically publishes data on estimated audiences for television stations in the various television markets throughout the country. These estimates are expressed in terms of the percentage of the total potential audience in the market viewing a station (the station's "rating") and of the percentage of the audience actually watching television (the station's "share"). Nielsen provides such data on the basis of total television households and selected demographic groupings in the market. The specific geographic markets are called DMAs. Nielsen uses two methods of determining a station's rating and share. In larger geographic markets, ratings are determined by a combination of meters connected directly to selected television sets and weekly viewer-completed diaries of television viewing, while in smaller markets, ratings are determined by weekly diaries only. Of the markets in which the Company conducts its business, three are metered markets while the remaining markets are weekly diary markets.

     Historically, three major broadcast networks, NBC, ABC and CBS, dominated broadcast television. In recent years, Fox has effectively evolved into the fourth major network, although the hours of network programming produced by Fox for its affiliates are fewer than those produced by the other three major networks. In addition, UPN and WB recently have been launched as new television networks.

     The affiliation by a television station with one of the four major networks has a significant impact on the composition of the station's programming, revenues, expenses and operations. A typical affiliated station receives approximately 9 to 10 hours of each day's programming from the network. This programming, along with cash payments ("network compensation"), is provided to the affiliate by the network in exchange for a substantial majority of the advertising time sold during the airing of network programs. The network then sells this advertising time for its own account. The affiliate retains the revenues from time sold during breaks in and between network programs and during programs produced by the affiliate or purchased from non-network sources. In acquiring programming to supplement network programming, network affiliates compete primarily with other affiliates and independent stations in their markets. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would otherwise have been offered to local television stations. In addition, a television station may acquire programming through bartering arrangements. Under such arrangements, which are becoming increasingly popular with both network affiliates and independents, a national program distributor may receive advertising time in exchange for the programming it supplies, with the station paying no fee or a reduced fee for such programming.

     An affiliate of UPN or WB receives a smaller portion of each day's programming from its network compared to an affiliate of NBC, ABC, CBS or Fox. Currently, UPN and WB provide six and two hours of programming per day to their affiliates, respectively. As a result of the smaller amount of programming provided by their networks, affiliates of UPN or WB must purchase or produce a greater amount of their programming, resulting in generally higher programming costs. These stations, however, retain a larger portion of the inventory of advertising time and the revenues obtained therefrom than stations affiliated with the major networks, which may partially offset their higher programming costs.

     In contrast to a network-affiliated station, an independent station purchases or produces all of the programming that it broadcasts, generally resulting in higher programming costs, although the independent station is, in theory, able to retain its entire inventory of advertising time and all of the revenue obtained from the sale of such time. Barter and cash-plus-barter arrangements, however, have become increasingly popular among all stations.

     Broadcast television stations compete for advertising revenues primarily with other broadcast television stations and, to a lesser extent, with radio stations, cable system operators and programmers and newspapers serving the same market. Traditional network programming, and recently Fox programming, generally achieves higher audience levels than syndicated programs aired by independent stations. However, as greater amounts of advertising time become available for sale by independent stations and Fox affiliates in syndicated programs, those stations typically achieve a share of the television market advertising revenues greater than their share of the market's audience.

     Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenues because network-affiliated stations only competed with each other in local markets. Beginning in the 1980s, this level of dominance began to change as the FCC authorized more local stations and marketplace choices expanded with the growth of independent stations and cable television services.

     Cable television systems were first installed in significant numbers in the 1970s and were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming, although no single cable programming network regularly attains audience levels amounting to more than a small fraction of any of the major broadcast networks. The advertising share of cable networks increased during the 1970s and 1980s as a result of the growth in cable penetration (the percentage of television households that are connected to a cable system). Notwithstanding such increases in cable viewership and advertising, over-the-air broadcasting remains the dominant distribution system for mass market television advertising.

     The Company believes that the market shares of television stations affiliated with NBC, ABC and CBS declined during the 1980s primarily because of the emergence of Fox and certain strong independent stations and secondarily because of increased cable penetration. Independent stations have emerged as viable competitors for television viewership share, particularly as a result of the availability of first-run, network-quality programming. In addition, there has been substantial growth in the number of home satellite dish receivers and video cassette recorders, which has further expanded the number of programming alternatives available to household audiences.

     Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques, now in use with direct broadcast satellites and in development for cable and wireless cable, are expected to permit greater numbers of channels to be carried with existing bandwidth. These compression techniques, as well as other technological developments, are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized niche programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. The Company is unable to predict the effect that technological changes will have on the broadcast television industry or the future results of the Company's operations.

     COMPETITION. Competition in the television industry, including each of the markets in which the Stations and the LMA Stations compete, takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors material to a television station's competitive position include signal coverage and assigned frequency. The television broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on the Broadcasting Business.

     Audience. The Stations compete for audience on the basis of program popularity, which has a direct effect on advertising rates. A majority of the daily programming on the Stations is supplied by the network with which each Station is affiliated. In those periods, the Stations are totally dependent upon the performance of the network programs in attracting viewers. Each Station competes in non-network time periods based on the performance of its programming during such time periods, using a combination of self-produced news, public affairs and other entertainment programming, including news and syndicated programs, that such Station believes will be attractive to viewers.

     The Stations compete for television viewership share against local network-affiliated and independent stations, as well as against cable and alternate methods of television transmission. These other transmission methods can increase competition for a Station by bringing into its market distant broadcasting signals not otherwise available to the Station's audience and also by serving as a distribution system for non-broadcast programming originated on the cable system. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. To the extent cable operators elect to do so, their increased competition for local news audiences could have an adverse effect on the Company's advertising revenues.

     Other sources of competition for the Stations include home entertainment systems (including video cassette recorder and playback systems, videodiscs and television game devices), multipoint distribution systems, multichannel multipoint distribution systems, wireless cable, satellite master antenna television systems, and some low power, in-home satellite services. The Stations also face competition from high-powered direct broadcast satellite services, such as DIRECT-TV, which transmit programming directly to homes equipped with special receiving antennas or to cable television systems for transmission to their subscribers. The Company competes with these sources of competition both on the basis of service and product performance (quality of reception and number of channels that may be offered) and price (the relative cost to utilize these systems compared to television viewing).

     Programming. Competition for non-network programming involves negotiating with national program distributors or syndicators which sell first-run and rerun packages of programming. The Stations compete against in-market broadcast station competitors for exclusive access to off-network reruns (such as "Home Improvement") and first-run product (such as "The Oprah Winfrey Show") for exclusive access to those programs. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Competition for exclusive news stories and features is also endemic to the television industry. Such competition is generally on the basis of price.

     Advertising. Advertising rates are based upon the size of the market in which the Station operates, a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic makeup of the market served by the Station, the availability of alternative advertising media in the market area, aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. Advertising rates are also determined by a Station's overall ability to attract viewers in its market, as well as the Station's ability to attract viewers among particular demographic groups that an advertiser may be targeting. The Stations compete for advertising revenues with other television stations in their respective markets, as well as with other advertising media, such as newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail and local cable systems. Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets on the basis of the above factors as well as on the basis of advertising rates charged by competitors. Generally, a television broadcasting station in the market does not compete with stations in other market areas. The Stations are located in highly competitive markets.

PUBLISHING

     OVERVIEW. The Providence Journal is the leading newspaper in terms of advertising and circulation in its market of Rhode Island and southeastern Massachusetts. Average daily circulation levels for the three months ended March 31, 1996 following the Newspaper Consolidation in June, 1995 were approximately 169,500 for circulation Monday through Saturday and 251,300 for circulation on Sunday. According to a Belden Associates study, an average of approximately 58% and 69% of the 929,000 total adults in the market surveyed in the fourth quarter of 1995 read the daily Providence Journal-Bulletinand The Providence Sunday Journal, respectively, on a daily basis. In addition, according to this study, an average of approximately 77% and 87% of adults in the market who read any newspaper read the daily Providence Journal-Bulletin and The Providence Sunday Journal, respectively, on a daily basis. The Company believes that the Providence Journal, published daily since 1829, is the oldest continuously published daily newspaper in the United States. The Providence

Journal has received numerous awards over the years for its local and national coverage, including its fourth Pulitzer Prize in 1994.

     The Publishing Business generated approximately $128.5 million and $30.1 million in revenues in 1995 and for the three months ended March 31, 1996, respectively, or 41.1% and 40.1%, respectively, of consolidated operating revenues. Publishing EBITDA was $14.8 million and $2.7 million in 1995 and for the three months ended March 31, 1996, respectively, which represented 18.7% and 18.2%, respectively, of the Company's EBITDA excluding programming and electronic media and corporate expenses.

     BUSINESS AND OPERATING STRATEGY. The Company's publishing strategy is to leverage the Providence Journal's comprehensive regional and local news coverage to generate increased readership, local advertising sales, and new revenue sources based on its strong brand recognition. The Company believes that the recent consolidation of its daily newspapers, reorganization of its staff, and effective cost controls will help contribute to improved operating results.

     The Company's business and operating strategy for the Publishing Business includes the following key elements:

     ENHANCE STRONG LOCAL NEWS FRANCHISE. The Company has the largest local news gathering resources in its Rhode Island and southeastern Massachusetts market and, as a result, the Providence Journal provides high quality, local news and information that effectively serves its readers. The Company emphasizes a local focus in virtually every section of the Providence Journal with a commitment to editorial excellence that has earned it a high degree of reader loyalty and market penetration. The Providence Journal regularly features the following sections, among others, in which articles concerning local issues are published: Main News, Rhode Island, Suburban, Sports, Business, Lifebeat, Food, Hers, Travel/Society, Your Home and Classified. In order to reach and attract readers more effectively, the Company in 1995 began publishing more extensive regional sections in the Providence Journal that targeted the news and information needs of readers in seven geographic zones of its market. The Company is committing significant resources to these local sections, with 82 full-time equivalent newsroom employees out of a total of 295 focusing on news gathering for these sections. As a result of the Company's strategies to emphasize regionally-zoned news and information sections and to control operating costs, on June 5, 1995, the Company completed the Newspaper Consolidation in order to reallocate personnel to the regional editions and to reduce operating costs. A portion of the total annual savings is being used to enhance local news coverage.

     REORGANIZE SALES FORCE TO INCREASE CUSTOMER FOCUS. The Company emphasizes a targeted approach to its advertisers and has recently begun a reorganization of its sales force in an attempt to enhance its effectiveness in attracting advertising revenues and increasing EBITDA. Salespeople will be grouped in teams that are focused on categories of advertisers rather than on types of advertisements, as had been the Company's previous practice. For example, the Providence Journal will have teams of sales people focused on automobile dealers, professional services firms, national chains, travel companies, and help wanted advertisers, among other categories. The Company also intends to institute a new performance-based incentive compensation plan for its salespeople which will reward employees based on their contribution to EBITDA rather than to revenues. The Company believes that this reorganization, which it has entitled "World Class," will enable its sales force to better identify sales opportunities, be more responsive to advertiser needs, and operate more cost effectively.

     REDUCE OPERATING COSTS. The Company attempts to closely monitor expenses in its Publishing Business to control costs without sacrificing revenue opportunities. The Company seeks to reduce labor costs through investment in modern production equipment and the consolidation of operations and administrative activities. As a result of the Newspaper Consolidation, annual savings are estimated to be approximately $4 million. In an effort to reduce labor costs, the Company recently reorganized the staffing of the Providence Journal in the Newspaper Restructuring and offered retirement and voluntary separation packages to employees. As a result of personnel reductions achieved through these plans, the Company estimates that it will realize cost savings of approximately $6 million per year. In addition, the Company seeks to realize cost savings through emphasizing increased accountability for performance by its employees. The Company has also made efforts to reduce its newsprint costs, which in 1995 accounted for 18.9% of the Publishing Business' operating and administrative expenses and 8.7% of the Company's consolidated operating and administrative expenses. The Company has reduced the number of suppliers and entered into contracts with these suppliers resulting in favorable pricing and continuity of supply. The Company's cost control initiatives have included aggressive conservation efforts, including reducing the page width of the newspaper and strict control of newspaper waste.

     INCREASE REVENUES THROUGH RELATED PRODUCTS. The Publishing Business has developed a number of fax-on-demand services providing material ranging from old Providence Journal newspaper articles to current information on sports, weather and other subjects of general interest. The Publishing Business has also developed and expanded Journal Line, a voice information service that provides pre-recorded information in a variety of categories, including stock quotes, weather forecasts and sports scores; the New England Wire Service, that electronically provides editorial content to area newspapers; and Journal Telemarketing, a telemarketing sales division providing services to a range of customers. These products and services seek to exploit the additional potential of the strong local brand recognition of the Providence Journal. As part of its strategy to increase revenue and EBITDA, the Company anticipates introducing additional services in the future.

       MARKET OVERVIEW. The Providence Journal market area includes the entire state of Rhode Island as well as southeastern Massachusetts, an area that includes approximately 458,000 households and a population of 1.2 million. In the market area, 34% of the adults are college graduates compared to only 20% of all adults in the United States. Median household income for the market was $38,000 in 1995, which exceeded the national average by over $4,000. Retail sales in the market grew by 5% from 1990 through 1994 to reach total retail sales in 1994 of $9.8 billion.

     The economy of Providence Journal's market is comprised of a diversified industrial base, banking, educational institutions, financial services industry, health care and tourism. Major employers in the market include the state and federal government, the Diocese of Providence, Rhode Island Hospital, Texas Instruments Incorporated, Fleet Financial Group, Inc., General Dynamics, and Hasbro, Inc.

     SOURCES OF REVENUE. Substantially all of the Company's Publishing revenue is derived from advertising and circulation, with lesser amounts derived from electronic publishing, telemarketing and other sources. The following table sets forth the sources and amounts of the Company's Publishing revenue for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996:

                                          YEARS ENDED DECEMBER 31,
                         ----------------------------------------------------------      THREE MONTHS
                                                                                             ENDED
                               1993                 1994                 1995           MARCH 31, 1996
                         ----------------     ----------------     ----------------     ---------------
   SOURCE OF REVENUE      AMOUNT      %        AMOUNT      %        AMOUNT      %       AMOUNT      %
- ------------------------ --------   -----     --------   -----     --------   -----     -------   -----
                                                     (DOLLARS IN THOUSANDS)
Newspaper Advertising:
  Retail................ $ 57,935    46.4%    $ 58,880    46.0%    $ 56,795    44.2%    $12,678    42.1%
  Classified............   26,465    21.2       27,764    21.7       29,006    22.6       7,086    23.5
  General...............    8,687     7.0        8,435     6.6        7,870     6.1       1,783     5.9
Circulation.............   31,028    24.8       30,888    24.2       32,151    25.0       8,139    27.0
Development
  (New Ventures)........      799     0.6        1,926     1.5        2,669     2.1         439     1.5
                         --------   ------    --------   ------    --------   ------    --------  ------
          Total......... $124,914   100.0%    $127,893   100.0%    $128,491   100.0%    $30,125   100.0%
                         ========   ======    ========   ======    ========   ======    ========  ======

     NEWSPAPER ADVERTISING. Approximately 72.9% and 71.5% of the Providence Journal's 1995 and first quarter 1996 revenues, respectively, were derived from the sale of advertising (historically between 70% and 80% of the Providence Journal's revenues). Retail advertising appears throughout the Providence Journal and consists of display advertising from local merchants, such as grocery and department stores, and national retail advertisers that have local outlets. Classified advertising consists of display and text advertisements which are listed together in sequence by the nature of the advertisement, such as automobile, employment and real estate and appear in the classified section of the Providence Journal. National advertising is comprised of advertisements from national distributors and manufacturers that appear throughout the Providence Journal.

The Providence Journal also contains preprinted advertisements that are provided to the Providence Journal for distribution both in the Providence Journal and at times through the mail. Preprint advertising revenue is derived primarily from retail and national advertisers and accounted for approximately 20% of the total Providence Journal advertising revenue in 1995.

     The Providence Journal increased advertising rates for most major categories of retail and classified advertising by at least 3% in each of 1993, 1994 and 1995.

     CIRCULATION AND PRICING. The following table shows the average net paid daily, Saturday and Sunday circulation of the Providence Journal for the 52 weeks ended on the last Sunday in March in each of the years 1991 through 1994, as reported by the Audit Bureau of Circulation (the "Audit Bureau"), an independent agency that audits the circulation of most U.S. newspapers and magazines on an annual basis. To coincide with the Newspaper Consolidation, the auditing cycle at the "Audit Bureau" was changed to July 2, 1995, a 53-week period.

                          AVERAGE NET PAID CIRCULATION

                        52 WEEKS ENDED                       DAILY      SATURDAY      SUNDAY
    ------------------------------------------------------  --------    --------     --------
    March 31, 1991........................................   202,200     188,900      265,000
    March 29, 1992........................................   197,100     186,400      268,100
    March 28, 1993........................................   192,500     182,700      269,100
    March 27, 1994........................................   188,200     179,600      268,800
    July 2, 1995..........................................   184,100     177,000      264,300

The above numbers are before the Newspaper Consolidation of the morning and afternoon newspapers. Circulation levels as calculated by management for the three months ended March 31, 1996 were approximately 169,500 for daily circulation and 251,300 for Sunday circulation. Following the Newspaper Consolidation, management is currently making efforts to increase the circulation of the Providence Journal with emphasis on the local news and information provided in the seven regionally zoned sections of the newspaper. There can be no assurances, however, that circulation will increase as a result of these efforts.

     PRODUCTION AND RAW MATERIALS. In 1987, the Company began operations at its newly-constructed newspaper flexographic printing and distribution plant in Providence, Rhode Island. The use of flexography, a water-based printing process, improves printing quality and prevents newspaper ink from rubbing off onto the reader's hands. The facility is also equipped with computer control-driven systems, which shut down presses within five copies of the specified production number, thereby significantly reducing the number of unusable copies.

     Newsprint costs, which are the largest component of direct expenses, have in recent years accounted for between 13.0% and 19.3% of the Publishing Business' total operating and administrative expenses. In 1995 and the first quarter of 1996, the Providence Journal incurred total newsprint costs of $21.5 million and $5.3 million, respectively, or 18.9% and 19.3% of total Publishing Business operating and administrative expenses, respectively, and 8.7% and 8.0% of the Company's operating and administrative expenses, respectively, and used approximately 33,000 and 7,000 metric tons of newsprint, respectively. The Company reduced the number of newsprint suppliers to five from eight in 1992 and has entered into contracts with these suppliers resulting in favorable pricing and continuity of supply. The Providence Journal currently receives modest discounts off list price for newsprint supplies. Additional cost savings have been achieved by the implementation of quality controls. Although the Company's newsprint costs increased approximately 45% per metric ton in 1995, recently the major newsprint producers announced a withdrawal of their previously planned price increase. The Company has implemented measures in an attempt to offset the impact of future increases in newsprint prices, such as reducing the page width of the newspaper and strict control of newspaper waste. Any such future increases could have an adverse effect on the Company's results of operations.

     COMPETITION. The Providence Journal has five daily newspaper competitors in Rhode Island: The Times (Pawtucket, RI), Woonsocket Call, Daily News (Newport, RI), Westerly Sun, and Kent County Daily Times, each with net paid circulation levels under 20,000 in Rhode Island. The Providence Journal also encounters competition in varying degrees from Boston and other Massachusetts newspapers, nationally circulated newspapers, television, radio, magazines, electronic publishing services, and other advertising media, including direct mail advertising and yellow pages. The competition from electronic information services may be increased in the future as a result of the Telecommunications Act, which allows the Regional Bell Holding Companies to provide such services, subject to certain safeguards. The Providence Journal competes for readership primarily on the basis of local news content and, to a lesser extent, on the basis of the price charged for its daily and Sunday newspapers. The Providence Journal competes for advertising revenue based on its readership levels and its ability to provide quality display and classified advertising at a competitive price.

     NEWSPAPER INDUSTRY BACKGROUND. Newspaper publishing is the oldest and largest segment of the media industry, with total advertising expenditures on daily and weekly newspapers reported at $36.0 billion in 1995 according to the Newspaper Association of America (the "NAA"). Due to a focus on local news, newspapers remain the dominant medium for local advertising and in 1995, accounted for more than 48.0% of all local media advertising expenditures according to the NAA. In addition, newspapers continue to be the preferred medium for retail advertising that emphasizes the price of goods, in contrast to television which is generally used for image advertising.

     Advertising and, to a lesser extent, circulation, revenues are cyclical and dependent upon general economic conditions. Historically, increases in advertising revenues have corresponded with economic recoveries while decreases, as well as changes in the mix of advertising, have corresponded with general economic downturns and regional and local economic recessions.

     The State of Rhode Island has enacted legislation concerning the percentage of recycled content of newsprint which must be contained in the Providence Journal. For 1996, at least 22% of the Company's annual usage of newsprint must consist of recycled content. Such percentage increases to 31% and 40% in 1998 and 2001, respectively. The Rhode Island law does not require such minimum quantities in the event the price of recycled materials is more expensive than virgin newsprint or if recycled materials are not readily available for use by the Providence Journal. The Company is currently in compliance and intends to use its best efforts to comply with this law in the future.

PROGRAMMING AND ELECTRONIC MEDIA

     OVERVIEW. The Company produces cable television and satellite network programming and interactive and on-line electronic media services through its management role or ownership interest in a variety of content-driven entertainment and information businesses. The Company's approach to development of programming and interactive opportunities is to invest in or manage businesses that are extensions of its experience in the production of programming content or build on existing media franchises.

     BUSINESS AND OPERATING STRATEGY

     LEVERAGE EXISTING EXPERTISE IN PROGRAMMING AND OTHER CONTENT
DEPLOYMENT. Through its primary businesses in television broadcasting and newspaper publishing, the Company believes that it has developed expertise in creating entertaining informational programming and editorial content. The Company has invested in and operates certain businesses, such as the Television Food Network, America's Health Network and NorthWest Cable News, that capitalize on the Company's experience in this regard. As additional opportunities arise, the Company expects to review such projects and pursue such opportunities that best exploit or extend the capabilities of existing talent and resources.

     EMPHASIZE PROGRAMMING TOPICS WITH BROAD APPEAL. The Company's strategy in its programming businesses is to develop cable and satellite programming networks, such as the Television Food Network, America's Health Network and NorthWest Cable News, and broadcast programming content based on topics or themes that the Company believes are of importance to a broad audience of potential viewers. The Company believes that the focus of these investments on food, health, and local news is attractive to cable television subscribers. As the Company reviews additional opportunities, it plans to invest in such ventures that it believes have broad audience appeal.

     EXTEND AND ENHANCE EXISTING BRANDS AND CONTENT. The Company's strategy in developing cable and satellite network programming and interactive and on-line electronic media products, has been to create products and approaches that are closely related to the Company's existing brands and franchises. For example, NorthWest Cable News builds on the leading local news franchise of, and uses some of the programming resources available to, the Stations in Washington, Oregon and Idaho. In addition, Rhode Island Horizons, an on-line service, presents news, features and advertising displayed in the Providence Journal. Moreover, the Company maintains the right to link its investment in Peapod, an interactive grocery shopping service, to the operations of its Stations and cable television networks, including the Television Food Network. The Company also believes that the success of these ventures will serve to enhance the Company's existing broadcast and newspaper properties.

     MINIMIZE RISK THROUGH STAGED INVESTMENTS IN NEW OPPORTUNITIES. The Company attempts to take a staged approach to investing in start-up ventures by committing financial and managerial resources incrementally. The Company has initially provided its portion of the capital required to commence operations of a venture and has increased its investment and its managerial role at certain milestones in the businesses' development. Such milestones are dependent on the nature of the start-up business, but include identifying promising concepts, commissioning market research, establishing strategic relationship with other investors, negotiating contractual arrangements with key suppliers and evaluating early-stage financial results of specific projects.

     CABLE AND SATELLITE TELEVISION PROGRAMMING.

     The Company continually reviews opportunities to participate in the creation and development of new cable and satellite television programming services. The Company seeks to enter into partnerships and other relationships with companies or individuals having specialized expertise with regard to the content of the programming. The Company's practice is to play the leading role in the formation and management of the services and to increase its ownership interest when appropriate.


     TELEVISION FOOD NETWORK. As of March 31, 1996, the Company controlled a 24% interest in TVFN. TVFN, a general partnership consisting of eight media companies with cable television and/or programming holdings, was formed specifically to own and operate the Television Food Network, a 24-hour advertising-supported cable and satellite network service that provides television programming related to the preparation, enjoyment and consumption of food, as well as programs focusing on nutrition and topical news areas. The Television Food Network is distributed predominately through cable television operators to approximately 16.5 million subscribers throughout the United States. The Company is the managing general partner of the managing partner of TVFN and has invested approximately $17.7 million in TVFN through March 31, 1996. In addition, on May 14, 1996, the Company purchased the equity partnership interests held by Landmark and Scripps, two of the partners of TVFN, for respective purchase prices of approximately $12.7 million and $11.4 million. Prior to such purchase, Landmark and Scripps each owned a 10.8% and 9.7% general partnership interest in TVFN. The agreements with each of Landmark and Scripps contain covenants by such parties not to compete with TVFN and its affiliates for a period of one year following such purchase. Following such purchases, the Company holds 46% of the TVFN partnership interests and controls three of the five votes on the TVFN management committee. As a result of such purchases, TVFN became a controlled subsidiary of the Company and effective May 14, 1996, was consolidated into the Company's results of operations. The Company is continuing to negotiate with a third partner for the purchase of that partner's TVFN interest. If this negotiation is successfully concluded, the Company would directly or indirectly hold 55% of the TVFN partnership interests and would control four of the five votes on the TVFN management committee.


     Currently, the Television Food Network is the only 24-hour a day cable channel dedicated solely to broadcasting food-related programming. As a result, the Company believes that the Television Food Network has a unique opportunity to establish a leading brand name in a variety of media relating to food and its preparation. The Television Food Network's production operation enables the Television Food Network to produce the vast majority of its programming in 27,282 square feet of office space in New York City.

     The Television Food Network generated net revenues of $6.7 million in 1995, up $4.7 million from 1994. The Television Food Network's subscriber base grew 57% in 1995 to approximately 15.5 million from 9.9 million at year end 1994. At present, the Television Food Network has distribution agreements with 35 of the top 50 cable television multiple system operators ("MSOs") and is carried in 33 of the top 50 cable systems in the United States. The network is currently available at no charge to MSOs that place the Television Food Network on a basic or expanded service level; however, due to the changing programming marketplace, the Television Food Network will begin to institute subscriber fees along with enhanced marketing support in 1996. The Television Food Network believes that this initiative as well as the introduction of several on-air direct merchandising projects will become major sources of revenue for the network over the next five years.

     The Company believes that the quality of the Television Food Network's programming has generated strong ratings in comparison to other cable television networks. While the Company believes the network has broad appeal, the Television Food Network's strategy is to produce programming to reach a target audience of women, particularly young and working women, in order to attract advertisers. Advertisers generally consider women ages 25 to 54 to be one of the most economically attractive demographic groups. The network's audience composition is favorable due to its high percentage of working women. As a result, the Company is better able to charge advertisers premium rates to reach this favorable demographic group. The Television Food Network ranks as number 17 out of the 28 major cable and satellite programming networks in terms of the amount of time per week its viewers spend viewing the channel. Further, the Company believes that the Television Food Network viewers are highly interactive with the network as demonstrated by the approximately 2,500 letters per day it receives requesting recipes, critiquing the network, and writing to chefs and hosts. Since its inception in March 1996, the Television Food Network Internet site (http://www.foodtv.com) has averaged over 4,000 visits per day. These contacts have contributed to the Television Food Network's growing database of over 250,000 unduplicated names.

     A significant part of the network's strategy going forward is to tap into what the Company believes is the high interest and involvement of its viewers by creating and marketing merchandise related to the network, its programs and its talent. In 1996, the Television Food Network will introduce several on-air direct merchandising projects which allow the network to share in the revenues from the on-air sale of merchandise. The Company expects the product selection to include the Television Food Network branded items, products from third-party suppliers and advertisers. The Television Food Network is also beginning to produce cookbooks which focus on its most popular hosts and programs. The Company believes that the Television Food Network's programming results could be duplicated outside the United States and is currently exploring international expansion.

     AMERICA'S HEALTH NETWORK. The Company owns interests in AHN, the controlling entities of America's Health Network, that collectively represent a 65% equity interest in the development stage programming network service. It is anticipated that this interest will be reduced to between 56% and 62% in early 1997 through the exercise of certain options by investors in AHN Partners, L.P. America's Health Network is a 24-hour basic cable television programming service principally featuring viewer call-in programs designed for health-conscious adults who are active participants in their own health care and the health care of spouses, parents, and children. America's Health Network's "Ask the Doctor" programs are hosted by health care professionals whose responses to viewers' questions are extensively visualized using graphics, animations and illustrations. America's Health Network's programming also includes brief "Health Mall" segments during which health-related products are offered for sale to viewers, and "Health News" segments which provide daily updates on the areas of health, medicine, wellness and nutrition. In addition, a limited number of commercials from national and local advertisers are shown.


     America's Health Network launched its service on March 25, 1996. To date the Company believes that America's Health Network is available to approximately
1.2 million basic cable television subscribers in the United States. AHN has distribution agreements with MSOs that include affiliates of Cablevision Systems Corporation, Adelphia Communications Corporation and Greater Media Cablevision and also has agreements with two buying consortiums that represent small and mid-sized MSOs, Telesynergy Inc. and National Cable TV Cooperative to distribute America's Health Network. These organizations represent a subscriber base of over 16 million subscribers. The Company provided project management services to AHN in connection with the construction and build-out of America's Health Network's production center at Universal Studios and has agreed to sub-lease a transponder to AHN for five years. AHN has also assembled a group of strategic partners including the Mayo Foundation for Medical Education and Research ("Mayo" or "Mayo Clinic") and IVI Publishing, Inc. ("IVI"), Mayo's electronic publisher, which have entered into a


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

comprehensive and exclusive program content relationship with AHN. The Company believes that the strategic relationship with Mayo is an important factor in establishing credibility with subscribers as the Mayo Clinic has one of the most recognized names in medicine in the United States. AHN has also entered into an agreement in principle with Reuters Health Information Services, Inc. and the Massachusetts Medical Society, publisher of the New England Journal of Medicine, to produce the "Health News" segments and has exclusive rights to syndicate these segments.

     America's Health Network is housed in a 16,500 square foot production facility immediately adjacent to the Universal Studios Florida theme park in Orlando, Florida, and Universal Studios will recruit its theme park visitors to participate in America's Health Network's live productions. National Call Center, Inc., a wholly-owned subsidiary of Home Shopping Network, Inc., provides telemarketing, order processing, warehousing and fulfillment services related to the sale of merchandise on America's Health Network's "Health Mall" segments and through AHN's database marketing programs.

     NORTHWEST CABLE NEWS. To build on the Company's established local news franchises in Washington, Oregon and Idaho, the Company launched NorthWest Cable News, a 24-hour regional cable news network serving cable subscribers in the Pacific Northwest in December 1995. NorthWest Cable News is based in Seattle and combines state-of-the-art digital news-gathering and editing systems with resources of the Company's Stations located in Seattle, Portland, Spokane and Boise. NorthWest Cable News was developed as a result of research conducted by Frank M. Magid Associates that indicated that 95% of northwest United States cable television viewers are likely to watch a regional news cable network, with 86% of these prospective viewers likely to watch such a news cable network in addition to their local broadcast news program. NorthWest Cable News is currently available in approximately 1.3 million cable homes. NorthWest Cable News provides Pacific Northwest cable subscribers with 24-hour continuous news by combining the quality news teams of the Company's four northwestern Stations with NorthWest Cable News own bureaus located throughout the region. The Company's four Stations also help to promote NorthWest Cable News and increase viewers' overall awareness of the network.

  INTERACTIVE AND ON-LINE MEDIA.

     The Company continually reviews opportunities to participate in the creation and development of the interactive and on-line media. The Company seeks to enter into partnerships and other relationships with companies or individuals having specialized expertise in such media.

     RHODE ISLAND HORIZONS. During 1994, the Company entered into a two year agreement with Prodigy Services Company providing for the creation of Rhode Island Horizons, a local on-line service owned by the Providence Journal to be offered in conjunction with the national Prodigy service. The local on-line service includes news, features and advertising similar to that appearing in the Providence Journal. Rhode Island Horizons began operations in the second quarter of 1995. The Company currently has an Internet site (http://www.projo.com) and is negotiating with certain Internet providers to make Rhode Island Horizons fully available over the Internet.

     PEAPOD, L.P. As of March 31, 1996, the Company owned a 17.2% interest in Peapod, which provides an interactive computer on-line grocery ordering, shopping and delivery service in Chicago and San Francisco, with plans to expand into Boston and Providence. In April 1996, the Company invested an additional $1 million in Peapod in a private placement offering, following which the Company owned an approximate 14.5% equity interest. The Company maintains certain rights with regard to the expansion of Peapod into the Stations' markets and Providence, Rhode Island.

     STARSIGHT. The Company is a 4.85% investor in StarSight Telecast, Inc. ("StarSight"), a company engaged in developing and marketing an on-screen interactive television program guide designed to facilitate the identification, selection and recording of television programming. StarSight's shares are traded on the National Association of Securities Dealers Automated Quotation System under the symbol "SGHT".

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

  BROADCAST TELEVISION PROGRAMMING.

     The Company continually reviews opportunities to participate in the creation and development of broadcast television programming. The Company seeks to enter into partnerships and other relationships with companies or individuals having specialized expertise with regard to the content of the programming.

     The Company is a limited partner with four other television group broadcasters in PSN, a limited partnership formed in 1994 to develop and produce television programming for broadcast on their own stations and for potential national distribution to other television broadcast stations. The stations owned by PSN's five limited partners serve markets accounting for approximately 20% of the television households in the United States. Each of PSN's limited partners has a right of first access in its respective television markets to the programs produced by PSN. The Company believes PSN to be a cost-effective testing ground for new programs and a launch vehicle for successful syndicated programming. Before making a full-season commitment to production, PSN will conduct short trials on its partners' stations. Promising shows can then be introduced to a broader national audience. PSN has produced and is currently testing several programs. As of May 31, 1996, the Company's investment in PSN was approximately $1.8 million.

     COMPETITION

     CABLE TELEVISION AND SATELLITE NETWORK PROGRAMMING SERVICES. Competition in the cable television and satellite network programming services industry takes place on several levels: competition for distribution, competition for audience and advertisers and, to a lesser extent, competition for programming.

     Distribution. The Company's cable television and satellite network programming services compete for distribution with numerous other programming services and local television stations. There are currently over 50 nationally distributed cable television and satellite network programming services that compete for distribution over existing cable, wireless cable and satellite distribution systems with very limited distribution capacity. "Must-carry" and certain other rules may further limit distribution capacity. See "Licensing and Regulation". These systems carry established cable television and satellite network programming services such as CNN, USA, TBS, ESPN, TNT, Discovery, Lifetime and A&E, and are upgrading their facilities and enhancing their technological capabilities in order to carry additional services, many of which have been launched in the past several years, such as E!, The History Channel, ESPN2, Home & Garden, Outdoor Life and Speedvision, in addition to the Television Food Network, America's Health Network and NorthWest Cable News.

     Audience and Advertisers. The Company's cable television and satellite network programming services compete for audience on the basis of program popularity, which has a direct effect on advertising sales rates. Advertising rates are based upon the size of the demographic make-up of the network subscriber base that is reached, a program's popularity among the viewers an advertiser wishes to attract, the number of advertisers competing for the available time, the demographic make-up of the household subscriber base and availability of alternative advertising media in the market areas where the network is distributed, the aggressive and knowledgeable sales forces and the development of projects, features and programs that tie advertiser messages to programming. Advertising rates are also determined by a network's overall ability to attract viewers, especially among particular demographic groups that an advertiser may target. In the case of America's Health Network, program popularity has an additional effect on the sale of merchandise. The Company's networks compete for viewership share and advertising revenue against local, affiliated and independent television stations, other cable and satellite network programming services, local cable systems, broadcast television stations and networks, newspapers, radio, magazines, outdoor advertising, transit advertising, yellow page advertising and direct mail.

     Programming. The Company's networks compete on a limited basis for pre-produced programming with other cable television and satellite network programming services. This involves negotiating with national program owners, distributors and syndicators which sell first run and rerun packages of programming. While the effects of the Telecommunications Act on the Company's Programming and Electronic Media Business cannot be fully determined at this time, the Company believes that various provisions of the new law could

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create a favorable environment for the development and distribution of new programming and interactive services.

     INTERACTIVE AND ON-LINE MEDIA SERVICES. The market for interactive and on-line media services products is highly competitive and competition is expected to continue to increase significantly. The Company's interactive and on-line media services compete in varying degrees with commercial on-line services and various electronic media, including Internet and CD-ROM-distributed services. The Company's interactive and on-line media services also face indirect competition from more traditional media that vie for consumers' time and money, including cable television and satellite network programming services, local cable systems, broadcast television stations and networks, newspapers, radio and magazines.

     BROADCAST TELEVISION PROGRAMMING. The market for the development of broadcast television programming is extremely competitive. The Company's efforts in this regard compete directly with producers, syndicators and other broadcasters that produce programming for syndication and license.

LICENSING AND REGULATION

     The following is a brief discussion of certain provisions of the Communications Act, the Telecommunications Act and of FCC regulations and policies that affect the Broadcasting Business and the Programming and Electronic Media Business. Reference should be made to the Communications Act, FCC rules and the public notices and rulings of the FCC, on which this discussion is based, for further information concerning the nature and extent of FCC regulation of television broadcasting stations. The Publishing Business is not subject to extensive regulation.

     License Renewal, Assignments and Transfers. Television broadcasting licenses are currently for a maximum of five years and are subject to renewal upon application to the FCC. Pursuant to the Telecommunications Act, the FCC proposed to extend the maximum term to eight years for most television broadcast stations filing for license renewal in 1996 or later. The FCC prohibits the assignment of a license or the transfer of control of a broadcasting license without prior FCC approval. In determining whether to grant or renew a broadcasting license, the FCC considers a number of factors pertaining to the applicant, including compliance with limitations on alien ownership, common ownership of broadcasting, cable and newspaper properties, and compliance with character and technical standards. The Telecommunications Act, which has been enacted, but not yet fully implemented by the FCC, eliminates the comparative renewal process and simplifies license renewal. During certain limited periods when a renewal application is pending, petitions to deny a license renewal may be filed by interested parties, including members of the public. Such petitions may raise various issues before the FCC. The FCC is required to hold evidentiary, trial-type hearings on renewal applications if a petition to deny renewal raises a "substantial and material question of fact" as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity. The FCC is required to renew a broadcast license if the FCC finds that the station has served the public interest, convenience and necessity; there have been no serious violations by the licensee of either the Communications Act or the FCC's rules; and there have been no other violations by the licensee which taken together would constitute a pattern of abuse. If the incumbent licensee fails to meet the renewal standard, and it if does not show other mitigating factors warranting a lesser sanction, the FCC then has the authority to deny the renewal application and consider a competing application.

     Failure to observe FCC rules and policies, including, but not limited to, those discussed herein, can result in the imposition of various sanctions, including monetary forfeitures, the grant of short-term (i.e., less than the full eight years) license renewals or, for particularly egregious violations, the denial of a license renewal application or revocation of a license.

     While in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that the Company's licenses or the licenses of the owner-operators of the LMA Stations will be renewed at their expiration dates, or, if renewed, that the renewal terms will be for eight years. All of the Stations are presently operating under regular five-year licenses that expire on the following dates: December 1, 1996 (WCNC (Charlotte)); August 1, 1997 (WHAS (Louisville)); October 1, 1998 (KASA (Albuquerque/Santa Fe), KMSB (Tucson) and KTVB (Boise)); and February 1, 1999 (KING (Seattle), KGW (Portland), KHNL

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

(Honolulu) and KREM (Spokane)). In addition, the licenses for each of the LMA Stations, KFVE (Honolulu) and KTTU (Tucson) expire on February 1, 1999 and April 1, 1997, respectively. KONG holds a permit which expired on December 30, 1995 to construct a television station in the Seattle, Washington market. KONG applied for an extension in November, 1995, and on May 22, 1996, applied to co-locate its transmission facilities with KING. An FCC license is granted when a station commences on-air broadcasting, which is expected for KONG in the first quarter of 1997. The non-renewal or revocation of one or more of the Company's FCC licenses could have a material adverse effect on the Company's operations.

     Multiple Ownership Rules and Cross Ownership Restrictions. The FCC generally applies its ownership limits to "attributable" interests held by an individual, corporation, partnership or other association. In the case of corporations holding broadcast licenses, the interests of officers, directors and those who, directly or indirectly, have the right to vote 5% or more of the corporation's stock (or 10% or more of such stock in the case of insurance companies, mutual funds, bank trust departments and certain other passive investors that are holding stock for investment purposes only) are generally deemed to be attributable, as are positions as an officer or director of a corporate parent of a broadcast licensee. On a national level, pursuant to the Telecommunications Act, the FCC has eliminated the restrictions on the number of television stations in which a person or entity may have an attributable interest, but instead establishes a national television audience reach limit of 35%. The Telecommunications Act requires the FCC to conduct a rulemaking proceeding to determine whether the local "duopoly" television ownership rules should be retained, modified or eliminated. The present "duopoly" rules prohibit attributable interests in two or more television stations with overlapping service areas. The Telecommunications Act grandfathers existing LMAs and permits future LMAs that are in compliance with FCC rules as they may be adopted from time to time. The FCC may, however, consider the adoption of new restrictions on television LMAs, including the treatment of an LMA as an attributable interest in the future. Further, if the FCC were to find that a licensee of an LMA station failed to maintain control over its operations, the licensee of the LMA station and/or the station providing programming and marketing services could be subject to sanctions. While LMAs provide a financial benefit to the Company, LMAs permit stations that otherwise might "go dark" or operate marginally to add programming and public affairs coverage and contribute to diversity in their respective markets. The Telecommunications Act directs the FCC to extend its liberal waiver policy of the one-to-a-market restriction (allowing radio-television combinations) to the top 50 markets, consistent with the public interest, convenience and necessity.

     The statutory prohibition against television station/cable system cross-ownership is repealed in the Telecommunications Act, but the FCC's parallel cross-ownership rule remains in place. The FCC intends to conduct a proceeding on repeal of this cross-ownership restriction. The television station/daily newspaper cross-ownership prohibition in the FCC rule was not repealed by the Telecommunications Act. The FCC, however, intends to conduct a rulemaking proceeding on whether to repeal the restriction. The Telecommunications Act requires the FCC to review its ownership rules biennially as part of its regulatory reform obligations.

     Because of these multiple ownership rules and cross-ownership restrictions, unless or until these rules are modified or repealed, a purchaser of Class A Common Stock who acquires an attributable interest in the Company may violate the FCC's rules if that purchaser also has an attributable interest in other television or radio stations, or in daily newspapers, depending on the size and location of those radio or television stations or daily newspapers. Such a purchaser also may be restricted in the companies in which it may invest to the extent that those investments give rise to an attributable interest. If an attributable stockholder of the Company violates any of these ownership rules or if a proposed acquisition by the Company would cause such a violation, the Company may be unable to obtain from the FCC one or more authorizations needed to conduct the Broadcasting Business and may be unable to obtain FCC consents for certain future acquisitions.

     The Company is unable to predict the ultimate outcome of possible changes to these FCC rules and the impact such changes may have on its broadcasting operations.

     Alien Ownership. Under the Communications Act, broadcast licenses may not be granted to or held by any corporation having more than one-fifth of its capital stock owned of record or voted by non-U.S. citizens (including a non-U.S. corporation), foreign governments or their representatives (collectively, "Aliens"). The Communications Act also prohibits a corporation, without an FCC public interest finding, from holding a

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broadcast license if that corporation is controlled, directly or indirectly, by another corporation, or more than one-fourth of the capital stock of which is owned of record or voted by Aliens. The FCC has issued interpretations of existing law under which these restrictions in modified form apply to other forms of business organizations, including general and limited partnerships. As a result of these provisions, and without an FCC public interest finding, the Company, which serves as a holding company for its various television station licensee subsidiaries, cannot have more than 25% of its capital stock owned of record or voted by Aliens.

     Programming and Operation. The Communications Act requires broadcasters to serve the "public interest." Since the late 1970s, the FCC gradually relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station's community of license. Broadcast station licensees continue, however, to be required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. Complaints from viewers concerning a station's programming may be considered by the FCC when it evaluates license renewal applications, although such complaints may be filed, and generally may be considered by the FCC, at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things, children's television programming, political advertising, sponsorship identifications, contest and lottery advertising, obscene and indecent broadcasts, and technical operations, including limits on radio frequency radiation. In addition, broadcast licensees must develop and implement affirmative action programs designed to promote equal employment opportunities, and must submit reports to the FCC with respect to these matters on an annual basis and in connection with a license renewal application.

     Syndicated Exclusivity/Territorial Exclusivity. Effective January 1, 1990, the FCC reimposed syndicated exclusivity rules and expanded the existing network non-duplication rules. The syndicated exclusivity rules allow local broadcast stations to require that cable television operators black out certain syndicated, non-network programming carried on "distant signals" (i.e., signals of broadcast stations, including so-called superstations, that serve areas substantially removed from the local community). Under certain circumstances, the network non-duplication rule allows local broadcast network affiliates to demand that cable television operators black out duplicative network broadcast programming carried on more distant signals.

     Prime Time Access Rule. The FCC's prime time access rule (the "PTAR") also places programming restrictions on affiliates of "networks". The PTAR restricts affiliates of "networks" in the 50 largest television markets (as defined by the PTAR) from broadcasting more than three hours of network programming during the four hours of prime time. Five of the Stations are located in the nation's 50 largest television markets. In a Report and Order released on July 31, 1995, the FCC repealed the PTAR effective August 30, 1996. The Company cannot predict the effect any modification or elimination of the PTAR would have on the Company's programming or operations.

     Restrictions on Broadcast Advertising. The advertising of cigarettes on broadcast stations has been banned for many years. The broadcast advertising of smokeless tobacco products has more recently been banned by Congress. Certain Congressional committees have in the past examined legislative proposals to eliminate or severely restrict the advertising of beer and wine. The Company cannot predict whether any or all of such proposals will be enacted into law and, if so, what the final form of such law might be. The elimination of all beer and wine advertising would have an adverse effect on the Stations' revenues and operating income, as well as the revenues and operating income of other stations that carry beer and wine advertising.

     Other Programming Restrictions. The Telecommunications Act requires that any newly manufactured television set with a picture screen of 13 inches or greater be equipped with a feature designed to enable viewers to block all programs with a certain violence rating (the "v-chip"). The FCC, after consulting with the TV manufacturing industry, shall specify the effective date of this requirement, which may not be less than two years after enactment of the law. The FCC is directed to oversee the adoption of standards for this blocking technology. If the television industry has not voluntarily devised a violence rating system within one year, the FCC is directed to prescribe a rating system. Industry efforts to adopt a rating system similar to the motion picture rating system are now underway. The Company cannot predict whether the v-chip and a ratings system will have any significant effect on the operations of the Broadcasting Business.

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     Cable "Must-Carry" or "Retransmission Consent" Rights.  The 1992 Cable Act
requires television broadcasters to make an election to exercise either certain "must-carry" or "retransmission consent" rights in connection with the carriage of television stations by cable television systems in the station's local market. If a broadcaster chooses to exercise its must-carry rights, it may demand carriage on a specified channel on cable systems within its market, which, in certain circumstances, may be denied. Must-carry rights are not absolute, and their exercise is dependent on variables such as the number of activated channels on and the location and size of the cable system and the amount of duplicative programming on a broadcast station. If a broadcaster chooses to exercise its retransmission consent rights, it may prohibit cable systems from carrying its signal, or permit carriage under a negotiated compensation arrangement.

     On April 8, 1993, a three-judge panel of the United States District Court for the District of Columbia upheld the constitutionality of the must-carry provisions of the 1992 Cable Act. In 1994, the Supreme Court ruled that the must-carry provisions were "content neutral" and thus not subject to strict scrutiny and that Congress' stated interests in preserving the benefits of free, over-the-air local broadcast television, promoting the widespread dissemination of information from a multiplicity of sources and promoting fair competition in the market for television programming all qualify as important governmental interests. However, the Court remanded the case to a lower federal court with instructions to hold further proceedings with respect to evidence that lack of the must-carry requirements would harm local broadcasting. In late 1995, on remand, the three-judge panel of the United States District Court for the District of Columbia upheld the constitutionality of the must-carry requirements. The case is now again before the Supreme Court, with a decision likely in the first half of 1997. The Company cannot predict the effect of the outcome or the effect on the Company of this case.

     Proposed Legislation and Regulations. The FCC has proposed the adoption of rules for implementing Advanced Television ("ATV") in the United States. Implementation of ATV will improve the technical quality of over-the-air broadcast television. Under certain circumstances, however, conversion to ATV operations may reduce a station's geographical coverage area. The FCC is considering the implementation of a proposal that would allot a second broadcast channel to each regular commercial television station for ATV operation. Stations would be required to phase in their ATV operations on the second channel, with a three-year period to build necessary ATV facilities and a consecutive three-year period in which to begin operations. Such stations would be required to surrender their non-ATV channel 15 years after the commencement of the first three-year period. Implementation of ATV will impose additional costs on television stations providing the new service due to increased equipment and operating costs. The Company estimates that the adoption of ATV would require average capital expenditures of approximately $8-10 million per Station to provide facilities and equipment necessary to broadcast an ATV signal. The introduction of this new technology will require that consumers purchase new receivers (television sets) for ATV signals or, if available by that time, adapters for their existing receivers. The FCC has also proposed to assign to full-power ATV stations the channels currently occupied by LPTV stations, which could adversely affect the Company's LPTV channels. When the Telecommunications Act was passed, certain leaders in Congress asked the FCC to postpone issuing ATV licenses pending consideration of possible future legislation that might require broadcasters to bid at auction for ATV channels or which might require that the current conventional channels be returned to the government on an expedited schedule. In the course of the debate on the federal budget, some leaders in Congress have proposed various plans that might require the auctioning of the spectrum which broadcasters will need in order to provide ATV. Various plans for raising revenue also include provisions to require the auctioning of radio frequencies in bands which encompass those currently licensed for use by broadcasters, including those channels used for "auxiliary" purposes, such as remote pickups in electronic news gathering and studio-to-transmitter links. Hearings on spectrum auctions and usage were recently held by Congress. While the Company believes that the FCC will authorize ATV in the United States, the Company cannot predict when such authorization might be given or the effect such authorization might have on the Broadcasting Business. The Company cannot predict whether legislation requiring auctions for ATV spectrum will be enacted or the effect of such legislation.

     In addition, the FCC is conducting an inquiry to consider proposals to increase broadcasters' obligations under its rules implementing the Children's Television Act of 1990, which requires television stations to

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present programming specifically directed to the "educational and informational"
needs of children. Other matters that could affect the Stations include technological innovations affecting the mass communications industry such as technical allocation matters, including assignment by the FCC of channels for additional broadcast stations, low-power television stations and wireless cable systems and their relationship to and competition with full-power television broadcasting service.

     Congress and the FCC also have under consideration, or may in the future consider and adopt, new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of the Broadcasting Business and the Stations, result in the loss of audience share and advertising revenues of the Stations, and affect the Company's ability to acquire additional broadcast stations or finance such acquisitions. Such matters include, for example, (i) changes to the license renewal process; (ii) imposition of spectrum use or other governmentally imposed fees upon a licensee; (iii) proposals to expand the FCC's equal employment opportunity rules and other matters relating to minority and female involvement in broadcasting; (iv) proposals to increase the benchmarks or thresholds for attributing ownership interest in broadcast media; (v) proposals to change rules or policies relating to political broadcasting; (vi) technical and frequency allocation matters, including those relative to the implementation of ATV; (vii) proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages on broadcast stations; (viii) changes in the FCC's cross-interest, multiple ownership, alien ownership and cross-ownership policies; (ix) changes to broadcast technical requirements; and (x) proposals to limit the tax deductibility of advertising expenses by advertisers.

     The Company cannot predict what other matters might be considered in the future, nor can it judge in advance what impact, if any, the implementation of any of these proposals or changes might have on the Broadcasting Business.

     The foregoing does not purport to be a complete discussion of all of the provisions of the Communications Act, the Telecommunications Act, or other Congressional acts or the regulations and policies promulgated by the FCC thereunder. Reference is made to the Communications Act, the Telecommunications Act, other Congressional acts, such regulations, and the public notices promulgated by the FCC, on which the foregoing discussion is based, for further information. There are additional FCC regulations and policies, and regulations and policies of other federal agencies, that govern political broadcasts, public affairs programming, equal employment opportunities and other areas affecting the Station's businesses and operations.

SEASONALITY OF BUSINESSES

     The Company's revenues historically have been slightly higher in the fourth quarter of the year and EBITDA has been significantly higher during such period, primarily attributable to increased expenditures by advertisers. During 1995, 28.4% of the Company's revenues and 36.8% of the Company's EBITDA were earned in the fourth quarter in each case excluding programming and electronic media and corporate expenses.

EMPLOYEES

     As of March 31, 1996, the Company employed approximately 2,480 full-time equivalents, of which approximately 1,070 worked in the Broadcasting Business, approximately 1,230 worked in the Publishing Business, and the remainder of which worked in corporate headquarters and the Programming and Electronic Media Business. Approximately 32% of the Broadcasting Business employees are represented by a number of labor unions that are independent and unaffiliated among the Stations.

     Approximately 50% of the Publishing Business employees are represented by labor unions, mostly under existing collective bargaining agreements. The Providence Newspaper Guild and The Communications Workers of America, Local 33 collective bargaining agreements expire on December 31, 1996. No assurance can be given that new collective bargaining agreements will be entered into prior to the December 31, 1996 expiration dates. The Company has not experienced any significant work stoppages since 1973 when 425 employees in the Publishing Business represented by the Providence Newspaper Guild organized a work stoppage which lasted for a period of 13 days. Such work stoppage did not have a material impact on the

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financial condition and operations of the Publishing Business. The Newspaper
Printing Pressman's Union is in the fifth year of a ten-year contract. The International Brotherhood of Teamsters, Local 64, was elected on February 29, 1996 as the bargaining agent for 172 packaging department employees. Negotiation of a collective bargaining agreement is pending.

     The Company contributes to and maintains various employee benefit or retirement plans for eligible employees. The Company considers its relations with its employees to be good.

PROPERTIES

     The Company's corporate headquarters and various operating and administrative departments of the Broadcasting Business, the Publishing Business and the Programming and Electronic Media Business are located at 75 Fountain Street, Providence, Rhode Island, an historic building owned by the Company with 205,635 square feet of working space. Each of the Stations has local facilities consisting of owned or leased offices, studios, sales offices and transmitter and tower sites. The Company owns a number of production and storage facilities in Providence used for the Publishing Business, and leases various regional distribution centers and news and advertising offices.

     The Company believes that its properties are generally in good condition and are adequate and suitable for the operations of its businesses. None of the properties owned or leased by the Company is subject to a lien under the Credit Agreement or is individually material to the Company's operations. However, the cost to relocate any of the Stations' towers could be significant because zoning and other land use restrictions, as well as Federal Aviation Administration regulations, limit the number of suitable sites available in any geographic area.

LEGAL PROCEEDINGS

     On January 17, 1995, Cable LP brought a declaratory judgment action against Old PJC, Colony and Dynamic Cablevision of Florida, Inc., a wholly-owned subsidiary of Colony ("Dynamic") in the Circuit Court of the Eleventh Judicial Circuit in Dade County, Florida. Colony was a cable television subsidiary of Old PJC, which was transferred to Continental in connection with the Merger. This case relates to a partnership (the "Dynamic Partnership") in which Dynamic is the general partner with an 89.8% interest and Cable LP is the limited partner with a 10.2% interest. In this action, Cable LP claimed that (i) Dynamic was obligated to offer to sell Dynamic's general partnership interest to Cable LP before Old PJC entered into the Merger Agreement with Continental and (ii) Dynamic's offer to purchase Cable LP's limited partnership interest for $13.1 million triggered a right of first refusal entitling Cable LP to purchase the general partnership interest for $115 million. Cable LP sought a declaration by the court that the right of first refusal it is asserting applies.


     A motion to strike allegations of bad faith and breach of fiduciary duty against Old PJC, Colony and Dynamic was granted by the court, and an Answer to the Complaint and a Counterclaim was filed by them on March 16, 1995, seeking a declaratory judgment that Cable LP unreasonably refused consent to the transfer of the general partner's interest to Continental and that a purported transfer of Cable LP's interest in the Dynamic Partnership to a partnership to be managed by Adelphia Communications, Inc. violated Dynamic's right of first refusal under the Dynamic Partnership Agreement. The case was tried in December 1995. A declaratory judgment in this action in favor of Cable LP was entered on May 21, 1996, and requires, among other matters, Dynamic and Colony to negotiate on a price to transfer Dynamic's interest in the general partnership to Cable LP. The Company has appealed this judgment and moved to stay the effect of the judgment during the pendency of the appeal. On June 10, 1996 a hearing was held on the Company's motion to stay. At such hearing the judge declined to grant or deny the Company's motion to stay at this time.



     In the event that, as a result of such litigation, Dynamic is required to sell its interest in the Dynamic partnership to Cable LP, the Merger Agreement provides that the Company will pay to Continental simultaneously with the closing of such sale an amount equal to the sum of (i) the amount (if any) by which the consideration received by Dynamic for the sale of such interest is less than $115 million plus (ii) the taxes which would be payable assuming the purchase price for such interest equaled $115 million. The Company is unable to predict at this time what the ultimate outcome of this litigation might be. In accordance with applicable accounting principles, should any loss from this litigation ultimately prove to be probable and reasonably estimatable, such loss, at that time, would result in a charge to stockholders' equity to reflect the estimated decrease in the net book value of the cable assets disposed of in 1995 pursuant to the Merger

Agreement. Such a charge could have a material effect upon the Company's financial condition. If any payment obligations are ultimately required under the terms of the Merger Agreement, it is currently anticipated that such payments could be up to $40 million and could have a material effect upon the Company's liquidity position. It is currently contemplated that any such payment would be funded by borrowings under the Company's revolving credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company is a party to various other claims, legal actions and complaints arising in the ordinary course of business. In the Company's opinion, all such matters are adequately covered by insurance or, if not so covered, are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the consolidated financial position or results of operations of the Company.

BACKGROUND; REORGANIZATION

     Pursuant to the transactions described above under "The Company -- Background; Reorganization", on October 5, 1995, the Company, Old PJC and Continental completed the Kelso Buyout, the Spin-Off and the Merger. Immediately prior to the Kelso Buyout, Continental completed the King Cable Purchase. In connection with, and as part of the Spin-Off, the Company, with certain exceptions, assumed and agreed to hold Continental, as successor by merger to Old PJC, harmless from all of Old PJC's liabilities arising from its non-cable businesses, and Old PJC, with certain exceptions, in turn agreed to hold the Company harmless from liabilities arising from the Old PJC Cable Business, which liabilities were assumed by Continental pursuant to the Merger.

     The Merger and the Spin-Off were intended to qualify as tax-free reorganizations under the Code. In the event either the Merger or the Spin-Off are determined not to so qualify, such failure to qualify would result in Continental, the surviving entity in the Merger, recognizing gain equal to the excess of the fair market value of the shares of the Company's Common Stock received in the Spin-Off (the "Spin-Off Stock") distributed to Old PJC's stockholders over Old PJC's basis in the assets transferred to the Company in the Contribution. The Merger Agreement also provides that the Company will indemnify Continental for all federal and state income tax liabilities of Old PJC and its subsidiaries for periods ending on or before the Closing Date, including income tax liabilities resulting from any failure of the Spin-Off or the Merger to qualify as tax-free reorganizations under the Code, unless such failure to qualify is the result of certain actions by Continental. Continental and US West Media Group ("US West") recently announced that they had entered into an agreement pursuant to which Continental will be merged with and into US West (the "US West Merger"). As part of such transaction, US West has agreed that any failure of the Spin-Off and the Merger to qualify as tax-free reorganizations under the Code as a result of the transactions contemplated by the US West Merger would not give rise to an indemnification obligation by the Company under the Merger Agreement.

     In order to protect the tax-free nature of the Spin-Off and the Merger, for the one-year period ending on October 5, 1996, the Spin-Off Stock is subject to the Tax Lockup, which are legended transfer restrictions which prohibit all transfers, sales, assignments or other dispositions of Spin-Off Stock for value by the former Old PJC stockholders.

RESTRICTIONS IN CERTAIN AGREEMENTS

     Pursuant to the Contribution and Assumption Agreement entered into in connection with the Spin-Off, the Company agreed that until October 5, 1999, it would not (i) sell, transfer, assign or otherwise dispose of any material assets or (ii) declare, set aside or pay any dividend or other distribution (with certain exceptions) in respect of its capital stock, or redeem or otherwise acquire any of its capital stock, if, as a result of any such transaction, the Company would have a fair market value (determined on the basis of a sale on a private market, going concern basis, free and clear of all liabilities) of less than: (x) for the period to and including October 5, 1996, $200 million, (y) for the period from October 5, 1996 to and including October 5, 1997, $150 million and (z) for the period from October 5, 1997 to and including October 5, 1999, $50 million. The

Company may proceed with any transaction which would otherwise be prohibited by the foregoing if it provides security to Continental in form and amount reasonably acceptable to Continental.

     As part of the Merger, the Company entered into a noncompetition agreement pursuant to which the Company agreed that, until October 5, 1998, neither it nor any of its subsidiaries will (or will attempt to), on its own behalf or in the service or on behalf of others, (i) solicit for employment, interfere with or entice away any of the directors, officers, employees or agents of Continental or any person who at any time on or after January 1, 1994 was an officer or employee of the Company or its cable subsidiaries and who is employed by Continental following the Closing Date, (ii) subject to certain exceptions, engage in any manner in the operation (in specified geographic areas) of cable television systems providing the services provided by Old PJC and its cable subsidiaries (the "Restricted Business") at the Closing Date other than the business of developing or creating programming or (iii) use or permit Old PJC or the Company's name to be used in connection with any Restricted Business in specified geographic locations.

     The indebtedness under the Credit Agreement is guaranteed by the Company's principal subsidiaries, and is secured by pledges of the stock of such companies. The Credit Agreement contains various covenants, events of default and other provisions which could affect the Company's business, operating and acquisition strategies. Such covenants include specified financial covenants relating to debt and interest coverage and fixed charge ratios. In addition, the Credit Agreement (i) prohibits the creation of indebtedness in excess of (x) $45 million in the aggregate of pari passu and senior indebtedness and (y) $150 million in the aggregate of unsecured subordinated indebtedness; (ii) restricts the creation of liens; (iii) restricts the sale of assets, subject to certain restrictions and prepayment requirements; and (iv) limits (a) investments in existing or identified investments to $120 million in the aggregate and (b) investments in businesses involved in publishing, television stations and programming other than existing and qualified investments to $150 million in the aggregate, in each case subject to certain exceptions and conditions.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


                NAME                                   POSITION WITH COMPANY
                ----                                   ---------------------
Stephen Hamblett(1)..................  Chairman of the Board, Chief Executive Officer,
                                       Publisher and Director
Jack C. Clifford.....................  Executive Vice President-Broadcasting, Programming &
                                       Electronic Media
Howard G. Sutton.....................  Senior Vice President & General Manager-Publishing
John L. Hammond......................  Vice President-General Counsel & Chief Administrative
                                       Officer
Thomas N. Matlack....................  Vice President-Finance and Chief Financial Officer
John A. Bowers.......................  Vice President-Human Resources
John E. Hayes........................  Vice President-Television
Michael B. Isaacs....................  Vice President-Government and Corporate Relations
Paul H. McTear, Jr...................  Vice President-Finance and Business Development-
                                       Broadcasting, Programming and Electronic Media
Joel P. Rawson.......................  Vice President and Executive Editor
Joel N. Stark........................  Vice President-Publishing Development and Marketing
Harry Dyson..........................  Treasurer and Secretary
F. Remington Ballou(1)(2)............  Director
Henry P. Becton, Jr.(4)..............  Director
Fanchon M. Burnham(3)(4).............  Director
Kay K. Clarke(3).....................  Director
Peter B. Freeman(3)..................  Director
Benjamin P. Harris, III(3)...........  Director
Paul A. Maeder(3)....................  Director
Trygve E. Myhren(5)..................  Director
John W. Rosenblum(2).................  Director
W. Nicholas Thorndike(1)(2)..........  Director
John W. Wall(1)......................  Director
Patrick R. Wilmerding(1)(4)..........  Director


- ---------------
(1) Member of the Executive Committee
(2) Member of the Compensation Committee
(3) Member of the Audit Committee
(4) Member of the Nominating Committee
(5) Mr. Myhren resigned as President and Chief Operating Officer of the Company effective March 31, 1996, but will continue to serve on the Board of Directors of the Company.

     The Company has three classes of Directors, Class I, Class II and Class III, the terms of office of which will expire, respectively, at the annual meetings of stockholders in 1999, 1998 and 1997. The term of the current Class I Directors, Messrs. Hamblett, Wilmerding and Rosenblum and Ms. Burnham, will expire at the 1998 Annual Meeting of the Company. The term of the current Class II Directors, Messrs. Wall, Thorndike, Becton, Maeder and Myhren, will expire at the 1997 Annual Meeting of the Company. The term of the current Class III Directors, Messrs. Freeman, Ballou and Harris and Ms. Clarke, will expire at the 1999 Annual Meeting of the Company. Successors to any Directors whose terms are expiring are elected to three-year terms and hold office until their successors are elected and qualified. Executive officers of the Company are elected to serve until they resign or are removed or are otherwise disqualified to serve.

     STEPHEN HAMBLETT, 61, is Chairman of the Board of Directors and Chief Executive Officer of the Company and Publisher of the Providence Journal. He has served in such capacities since 1987. Mr. Hamblett was first employed by the Company in 1957 in its advertising department and has been continuously employed by the Company since that time, serving as Assistant Vice President for Administration, Vice President Marketing, Vice President Marketing and Corporate Development, Executive Vice President and President and Chief Operating Officer before assuming his current positions. He has been a Director of the Company since 1985. Mr. Hamblett also serves on the Board of Directors of the Associated Press, Continental and the Inter American Press Association.

     JACK C. CLIFFORD, 62, was appointed Executive Vice President-Broadcasting, Programming & Electronic Media on April 1, 1996. Prior to that, Mr. Clifford served as Vice President-Broadcasting since September 1995 and was Vice President-Broadcasting and Cable Television from 1982 to 1995. Mr. Clifford serves on the Board of Directors of StarSight.

     HOWARD G. SUTTON, 46, was appointed Senior Vice President & General Manager-Publishing on April 1, 1996. Prior to that, Mr. Sutton served as Vice President & General Manager since 1994 and Vice President-Administration since 1987.

     JOHN L. HAMMOND, 50, was appointed Vice President-General Counsel & Chief Administrative Officer on April 1, 1996. Mr. Hammond had been Vice President-Legal since October, 1992. Mr. Hammond was Vice President, General Counsel and Secretary of Landstar System, Inc. from 1989 to 1992. Prior to that, Mr. Hammond was employed by The Singer Company for ten years and was Deputy General Counsel at the time of his departure.

     THOMAS N. MATLACK, 31, was appointed Chief Financial Officer of the Company on April 1, 1996. Since September 1995, Mr. Matlack has been Vice
President-Finance. From 1992 to 1995, Mr. Matlack was Director-Financial Planning and Analysis of the Company. Prior to that, Mr. Matlack was employed by Houghton Mifflin Company in various strategic and financial positions and by Goldman, Sachs & Co.

     JOHN A. BOWERS, 43, has been Vice President-Human Resources since November, 1990. Prior to that time, Mr. Bowers served in various Human Resources positions with the Company and its subsidiaries since 1980.

     JOHN E. HAYES, 54, has been Vice President-Television since April 1, 1996. From 1992 to 1996, Mr. Hayes had been Vice President-Television of the Company's Broadcasting Division. Prior to that, Mr. Hayes had been President and General Manager of the Company's television station in Charlotte, North Carolina since 1989.

     MICHAEL B. ISAACS, 49, was appointed Vice President-Government and Corporate Relations on April 1, 1996. Prior to that, Mr. Isaacs has been Vice President-Government Affairs and Public Policy of the Company's Broadcasting and Telecommunications Division since 1994. From 1991 to 1994, Mr. Isaacs had been Director of Government Affairs & Public Policy.

     PAUL H. MCTEAR, JR., 47, has been Vice President-Finance and Business Development-Broadcasting, Programming and Electronic Media since April 1, 1996. Prior to that, Mr. McTear had been Vice President-Finance and Business Development of the Company's Broadcasting and Telecommunications Division since October 1, 1995. Mr. McTear had been Vice President-Finance and Business Affairs of the Company's Broadcasting and Cable Television Division since June 1995 and prior to that, was Executive Director-Finance of the Company's Broadcasting and Cable Television Division.

     JOEL P. RAWSON, 52, became Vice President and Executive Editor in January 1996. Prior to that, Mr. Rawson served as Deputy Executive Editor since 1989.

     JOEL N. STARK, 51, is currently Vice President-Publishing Development and Marketing, a position he has held since 1988.

     HARRY DYSON, 59, a certified public accountant, is currently Treasurer and Secretary, a position he has held since 1986.


     F. REMINGTON BALLOU, 67, is Chief Executive Officer of B. A. Ballou & Co. Inc., a jewelry manufacturing company, and served as its president from 1965 to 1995. Mr. Ballou has served as a Director of the Company since 1985. He is also a Director of Keyport Life Insurance Co. and Rhode Island Hospital Trust National Bank.


     HENRY P. BECTON, JR., 52, has been President and General Manager of WGBH Education Foundation, the operator of public television and radio stations in Massachusetts and producer of educational broadcast and non-broadcast programming and software, since 1984. Mr. Becton has been a Director of the Company since 1992 and currently serves as Chairman of the Nominating Committee of the Board of Directors. He is also a director of Becton Dickinson and Company and is a trustee or director of the following investment companies managed by Scudder, Stevens & Clark: Scudder Cash Investment Trust; Scudder California Tax Free Trust; Scudder Municipal Trust; Scudder State Tax Free Trust; Scudder Investment Trust; and Scudder Portfolio Trust.

     FANCHON M. BURNHAM, 51, has been a partner in the accounting firm of F.M. Burnham and Associates (formerly Brooks/Burnham) in Washington, D.C., since 1985. Ms. Burnham has been a Director of the Company since 1992.

     KAY K. CLARKE, 57, is President of Templeton, Ltd., a management consulting firm. Prior to that, Ms. Clarke was President of the Micromarketing Division and Senior Vice President-Business Development for ADVO, Inc., which she joined in 1990, from McGraw-Hill, Inc., where she was Executive Vice President. Ms. Clarke is also a director of Guardian Life Insurance Company of America, Age Wave, Inc. and Lumex, Inc. Ms. Clarke joined the Company's Board of Directors in 1995.

     PETER B. FREEMAN, 63, has been a Director of the Company since 1981 and currently serves as Chairman of the Audit Committee of the Board of Directors. During the past five years Mr. Freeman has been self-employed as a corporate director and trustee, including serving as a director of Blackstone Valley Electric Company, AMICA Mutual Insurance Company and AMICA Life Insurance Company, a trustee of Eastern Utilities Associates, as well as a trustee or director of the following investment companies managed by Scudder, Stevens &
Clark: Scudder Fund, Inc.; Scudder Institutional Fund, Inc.; Scudder Cash Investment Trust; Scudder California Tax Free Trust; Scudder Municipal Trust; Scudder State Tax Free Trust; Scudder Tax Free Money Fund; Scudder Tax Free Trust; Scudder Funds Trust; and Scudder Variable Life Investment Fund.


     BENJAMIN P. HARRIS, III, 59, has been a partner in the law firm of Edwards & Angell, Providence, Rhode Island, since 1969 and became a senior partner as of January 1, 1996. Mr. Harris has been a Director of the Company since 1985. Mr. Harris is also a director of The Providence Mutual Fire Insurance Company.


     PAUL A. MAEDER, 42, is Managing General Partner of Highland Capital Partners, Inc., where he manages the firm's technology investments. Before joining Highland in 1988, Mr. Maeder was a general partner at Charles River Ventures. Mr. Maeder is also a Director of AVID, The Dodge Group, SQA, Inc., HighGround Systems Inc. and PureSpeech, Inc. Mr. Maeder has been a Director of the Company since 1995.

     TRYGVE E. MYHREN, 59, was President and Chief Operating Officer of the Company from 1990 until his recent resignation effective March 31, 1996. From 1981 to 1988, Mr. Myhren was Chairman and Chief Executive Officer of American Television and Communications Corporation (now Time Warner Cable). Mr. Myhren was a member of the Board of Directors of the National Cable Television Association from 1980 to 1991 and served as its Chairman in 1986 and 1987. Prior to joining the Company, Mr. Myhren served as President and Chief Executive Officer of Myhren Media and General Partner of Arizona & Southwest Cable from 1989 to 1990. Mr. Myhren is currently a director of Advanced Marketing Services, Inc., Peapod, Cable Labs and Continental. Mr. Myhren has been a Director of the Company since 1994.

     JOHN W. ROSENBLUM, 52, became the Tayloe Murphy Professor of Business Administration at the Darden School of Business, University of Virginia, in 1993. From 1982 to 1993, Mr. Rosenblum was the Dean of the Darden School of Business. Mr. Rosenblum serves on the Board of Directors of Cadmus Communications Corp., Chesapeake Corporation, Comdial Corporation, Cone Mills Corporation and T. Rowe Price Associates. He has been a Director of the Company since 1992 and currently serves as Chairman of the Compensation Committee of the Board of Directors.

     W. NICHOLAS THORNDIKE, 63, has been a Director of the Company since 1984 and currently serves as Chairman of the Executive Committee of the Board of Directors. Mr. Thorndike serves as a corporate director or trustee of a number of organizations, including Bradley Real Estate, Inc., Courier Corporation, Data General, Eastern Utilities Associates and The Putnam Funds. He also serves as a trustee of Massachusetts General Hospital, having served as Chairman of the Board of Directors from 1987 to 1992 and President from 1992 to 1994. In February 1994 he accepted appointment as a successor trustee of private trusts in which he has no beneficial interest, and concurrently became, serving until October 1994, Chairman of the Board of Directors of two privately-owned corporations controlled by such trusts that filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in August 1994.

     JOHN W. WALL, 71, retired as Vice-Chairman of Rhode Island Hospital Trust National Bank ("Hospital Trust"), Providence, Rhode Island in 1986. Mr. Wall had been with Hospital Trust since 1946. He returned to Hospital Trust at management's request to serve as Chairman and Chief Executive Officer from 1991 to 1992. Since 1992 Mr. Wall has served as Vice-Chairman of Hospital Trust. Mr. Wall has served as a Director of the Company since 1975.

     PATRICK R. WILMERDING, 53, has been a Director of the Company since 1979. Mr. Wilmerding has been chairman of Private Signals, Inc., an import/export company, since 1994. Prior to that, he served as a Division Executive with The First National Bank of Boston. Mr. Wilmerding is a director of the Indian Opportunities Fund and a trustee of five U.S. business trusts managed by Martin Currie Investment Management Ltd.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

     The standing committees of the Board of Directors of the Company are an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee has authority to exercise substantially all authority of the Board of Directors with specific exceptions provided by law and the Company's By-Laws. The Audit Committee reviews the Company's audit plan, the scope of activities of the independent auditors and of internal auditors, the results of the audit after completion, and the fees for services performed during the year. The Audit Committee also recommends to the Board of Directors the firm to be appointed as independent auditors. During portions of some meetings this Committee meets with representatives of the independent auditors without any officers or employees of the Company present. The Compensation Committee administers the Company's Incentive Stock Plans and retirement and benefit plans, determines the compensation of key officers of the Company and authorizes and approves bonus-incentive compensation programs for executive personnel. The Nominating Committee considers and recommends to the Board of Directors nominees for possible election to the Board of Directors and considers other matters pertaining to the size and composition of the Board of Directors and its Committees.

COMPENSATION OF DIRECTORS


     The Board of Directors of the Company is comprised of thirteen Directors, one of whom is a salaried employee of the Company. Directors who are full-time employees of the Company receive no additional compensation for services rendered as a Director. The members of the Company's Board of Directors who are not officers of the Company ("Non-Employee Directors") receive an annual retainer of $10,000. In addition, each Non-Employee Director received a fee of $950 for each meeting attended in 1995, which amount was increased to $1,250 in 1996 as a result of the Board of Directors' decision to reduce from ten to six the number of meetings but increase their length from a half day to four full day meetings and strategic meetings in December and July lasting one full day and two full days, respectively. The Company also pays each Non-Employee Director a fee of $750 for each Committee meeting attended. In addition, the Chairmen of the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee of the Company's Board of Directors receive an annual retainer of $3,000, $2,500, $2,500 and $1,000, respectively. Directors who reside outside the Providence area are reimbursed for their travel expenses incurred in connection with attendance at meetings of the Company's Board of Directors. The Board of Directors recently adopted a resolution which requires Non-Employee Directors to own the equivalent of at least three times their annual compensation in shares of Common Stock.

     The Directors of the Company are participants in the Company's IUP Plan. At December 31, 1994, the Directors held 296,100 Stock Units (adjusted to give effect to the Stock Split) in the IUP. Upon the liquidation of eighty-five percent of the Stock Units in the IUP, which occurred prior to the consummation of the Merger, the Non-Employee Directors were paid an aggregate amount of $3,610,263 in a combination of cash and stock. The payout related to the liquidation of the remaining fifteen percent of the Stock Units in the IUP is anticipated in the second half of 1996. See footnote (2) to table, "Aggregated SAR Exercises in Last Fiscal Year and Year-End SAR Values".

     Each Non-Employee Director of the Company also participates in the Company's 1994 Non-Employee Director Stock Option Plan (the "Director Option Plan"). Under the Director Option Plan, an option to purchase 4,500 shares (adjusted to give effect to the Stock Split) of the Class A Common Stock is granted to each Non-Employee Director upon commencement of service on the Board of Directors. An option to purchase an additional 4,500 shares is granted to each such Director on October 1 of each subsequent year the Director Option Plan is in effect. The exercise price for each option is the fair market value of the Company's Class A Common Stock on the date of grant. Each option is exercisable one year following the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended December 31, 1995, 1994 and 1993 information regarding compensation paid by the Company and its predecessor, Old PJC, to the Chief Executive Officer and the Company's other four most highly compensated executive officers (the "Named Executive
Officers").
                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION(1)
                                     ANNUAL COMPENSATION          -------------------------
                             -----------------------------------  RESTRICTED   SECURITIES
  NAME AND PRINCIPAL                              OTHER ANNUAL      STOCK      UNDERLYING       ALL OTHER
       POSITION        YEAR   SALARY    BONUS    COMPENSATION(2)  AWARDS(3)   OPTIONS(#)(4)  COMPENSATION(5)
- ---------------------- ----- --------- --------  ---------------  ----------  -------------  ---------------
Stephen Hamblett...... 1995   $600,000 $390,000           --              --      67,500         $    702
  Chairman, Chief      1994    600,000  360,000           --              --      67,500              702
  Executive Officer    1993    600,000  360,000           --      $1,013,800          --           30,702
  and Publisher
Trygve E. Myhren(6)... 1995    500,000  325,000           --              --      51,750              702
  President and Chief  1994    500,000  300,000           --              --      51,750              702
  Operating Officer    1993    500,000  300,000      $51,949         762,200          --           25,702
Jack C. Clifford...... 1995    260,000  169,000           --              --      29,250              702
  Executive Vice       1994    260,000  171,000       47,481              --      24,750          544,702
                       1993    260,000  156,000                      407,000          --              702
  President-Broadcasting,
  Programming and
  Electronic Media
John A. Bowers........ 1995    180,000  117,000           --              --      18,000              702
  Vice President-      1994    180,000  108,000       52,544              --      15,750              702
  Human Resources      1993    180,000  108,000           --         273,800          --            9,702
John L. Hammond....... 1995    155,000  147,000(7)          --            --      18,000              702
  Vice                 1994    148,000   74,200(7)          --            --       4,500              702
  President-General
  Counsel & Chief      1993    140,000   56,000(7)          --       199,800          --           30,846
  Administrative
  Officer

- ---------------
(1) All participants, including the Named Executive Officers, in the Company's 1994 Employee Stock Option Plan (the "Employee Option Plan"), the Director Option Plan and the Company's Restricted Stock Unit Plan (the "Restricted Stock Unit Plan") previously were to receive additional payments in cash or shares of the Company's Class A Common Stock reflecting any increase in the price of Continental class A common stock established after a public offering thereof or in certain other circumstances. As a result of the proposed US West Merger, participants in these plans now may receive such additional payments based on the increased price of Continental class A common stock reflected in the proposed merger. See footnote (2) to table, "Aggregated SAR Exercises in Last Fiscal Year and Year-End SAR Values".

(2) This column includes the aggregate incremental cost to the Company of providing various perquisites and personal benefits. Includes automobile purchase allowances in 1994 for Mr. Clifford and Mr. Bowers of $21,702 and $31,540, respectively. During 1993, Mr. Myhren was granted an allowance to purchase a vehicle including tax reimbursement for $23,148.

(3) This column shows the market value of Restricted Stock Unit awards made pursuant to the Restricted Stock Unit Plan on October 1, 1993, the date of grant, to senior officers of the Company including the executives listed on the table above. Restricted stock units will be completely vested on October 1, 1996. The number of restricted stock unit holdings at the end of 1995 (adjusted for the Stock Split) were for Mr. Hamblett, 147,150 units; Mr. Myhren, 110,250 units; Mr. Clifford, 58,950 units; Mr. Bowers, 39,600 units; and Mr. Hammond, 28,800 units. The value of each unit as of December 31, 1995, based upon the most recent independent appraisal of the Class A Common Stock, is $11.27 (adjusted for the Stock Split). Dividends are added to the awards as and when declared, but have not been accrued in the listed valuation.

(4) Adjusted for the Stock Split.

(5) The amount shown for Mr. Clifford in 1994 includes a payout of $544,000 pursuant to a previous deferred bonus arrangement. The amounts shown for 1993 include Old PJC class A common stock granted in lieu of salary increases in 1993 to Mr. Hamblett, Mr. Myhren, and Mr. Bowers in the amounts of $30,000, $25,000 and $9,000, respectively. The remaining amounts shown in the table are amounts contributed under the Company's 401(k) Plan as described below under the caption "Retirement Benefits". The amount shown for Mr. Hammond in 1993 includes $30,142 in moving expenses.

(6) Resigned from the Company effective March 31, 1996. See "Change in Control and Termination of Employment Agreements" for a discussion of payments made to Mr. Myhren upon his resignation.

(7) Includes deferred compensation.

     The following table sets forth stock options granted on October 1, 1995 to the Named Executive Officers pursuant to the Employee Option Plan.

                     OPTION/SAR GRANTS IN FISCAL YEAR 1995
                                INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
- ---------------------------------------------------------------------------------    VALUE AT ASSUMED ANNUAL
                         NUMBER OF     PERCENT OF                                     RATES OF STOCK PRICE
                         SECURITIES   TOTAL OPTIONS                                     APPRECIATION FOR
                         UNDERLYING    GRANTED TO        EXERCISE                        OPTION TERM(3)
                          OPTIONS     EMPLOYEES IN        PRICE        EXPIRATION   -------------------------
         NAME            GRANTED(1)    FISCAL YEAR      ($/SH)(2)         DATE         5%             10%
         ----            ----------   -------------   --------------   ----------   --------       ----------
Stephen Hamblett.......   67,500            19%           $11.27         10/04/05   $478,500       $1,212,450
Trygve E. Myhren.......   51,750            14%            11.27         10/04/05    366,850          929,945
Jack C. Clifford.......   29,250             8%            11.27         10/04/05    207,350          525,395
John A. Bowers.........   18,000             5%            11.27         10/04/05    127,600          323,320
John L. Hammond........   18,000             5%            11.27         10/04/05    127,600          323,320

- ---------------
(1) The options are non-qualified stock options and become exercisable in four equal annual installments beginning October 1, 1996. All options become exercisable immediately upon a change of control (as defined in the Employee Option Plan). Adjusted for the Stock Split.

(2) The per share option exercise price represents the fair market value of the Company's Class A Common Stock at the date of grant, adjusted for the Stock Split. In accordance with the terms of the Employee Option Plan, the Committee used the most recent valuation by an independent appraisal firm as the basis to determine the fair market value since the Company's shares are not traded on a public market.

(3) The dollar amounts under these columns result from calculations at the 5% and 10% assumed appreciation rate set by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Class A Common Stock price. At the 5% and 10% assumed appreciation rate the price per share of the Company's Class A Common Stock would be $18.36 and $29.23, respectively, adjusted for the Stock Split.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                          SHARES                         UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                        ACQUIRED ON        VALUE      OPTIONS AT FISCAL YEAR-END(#)        AT FISCAL YEAR-END
         NAME           EXERCISE(#)(1)  REALIZED(2)   EXERCISABLE/UNEXERCISABLE(1)    EXERCISABLE/UNEXERCISABLE(2)
- ----------------------  -----------     -----------   -----------------------------   ----------------------------
Stephen Hamblett......        --               --          17,100/117,900                   $167,580/$493,920
Trygve E. Myhren......        --               --          51,750/ 51,750                    507,150/       0
Jack C. Clifford......     6,300          $61,740               0/ 47,700                          0/ 180,810
John A. Bowers........        --               --           4,050/ 29,700                     39,690/ 114,660
John L. Hammond.......        --               --           1,350/ 21,150                     13,230/  30,870

- ---------------
(1) Adjusted for the Stock Split.

(2) The amounts in these columns are calculated using the difference between the fair market value of the Company's Class A Common Stock at the end of the Company's 1995 fiscal year (using the most recent appraisal of the Class A Common Stock) and the option exercise prices.

                  AGGREGATED SAR EXERCISES IN FISCAL YEAR 1995
                         AND FISCAL YEAR-END SAR VALUES

                                STOCK UNITS       VALUE             NUMBER OF                 VALUE OF
            NAME               LIQUIDATED(1)   REALIZED(2)   RETAINED STOCK UNITS(1)   RETAINED STOCK UNITS(2)
- -----------------------------  -------------   -----------   -----------------------   -----------------------
Stephen Hamblett.............     563,400      $12,474,965            99,000                 $ 2,201,464
Trygve E. Myhren.............     305,100        4,720,747            54,000                     833,073
Jack C. Clifford.............     201,600        4,086,289            35,550                     721,110
John A. Bowers...............      71,100          759,366            12,600                     134,006
John L. Hammond..............          --               --                --                          --

- ---------------
(1) Adjusted for the Stock Split.

(2) Eighty-five percent of the Stock Units in the IUP were liquidated upon completion of an independent appraisal of the class A common stock of Old PJC with respect to Old PJC's non-cable assets (the "Company Appraisal"), which was completed prior to the Merger. Each of the Stock Units of an IUP participant was valued in an amount equal to the sum of (i) the price ascribed to a share of the Company's Common Stock as determined by the Company Appraisal and (ii) the price ascribed to a share of Continental Common Stock received by the Old PJC shareholders (the "Continental Merger Stock") on the date of the closing of the Merger, which was $19.40 per share (the "Continental Closing Share Value"). IUP participants received a combination of cash and Old PJC class A common stock, net of tax obligations, in the liquidation of eighty-five percent of the Stock Units. The Old PJC class A common stock received by IUP participants was exchanged for Continental Merger Stock and Class A Common Stock in connection with the Merger and the Spin-Off. The remaining obligations regarding the IUP, including the Stock Units that were not liquidated (the "Retained Stock Units") were transferred to and assumed by the Company. Each of the Retained Stock Units will be valued based upon the sum of (a) the fair market value of a share of Continental class A common stock determined as described below (the "Continental Share Value"), and (b) the value of the Common Stock previously determined in the Company Appraisal. The Retained Stock Units will be liquidated by payment in cash or Class A Common Stock to the IUP participants promptly after determination of the Continental Share Value. If the Continental Share Value is less than the Continental Closing Share Value at the time the Continental Share Value is determined, an amount equal to the shortfall shall be deducted from the amount paid with respect to the Retained Stock Units. Alternatively, if, at the time of such payment, the Continental Share Value is more than the Continental Closing Share Value, the IUP participants will be paid in cash or Class A Common Stock an amount equal to the incremental amount, if any, that would have been due each IUP participant had the Continental Share Value been used instead of the Continental Closing

Share Value in the valuation of Stock Units in connection with the liquidation of eighty-five percent of the Stock Units. At the time of such payment, all obligations regarding the IUP will have been finally and fully satisfied. A similar adjustment is applicable to the Company's other Stock Incentive Plans. Previously, the Continental Share Value was to be determined after the earlier of a public offering of Continental class A common stock or the issuance by Continental of shares of its capital stock for aggregate consideration of not less than $1 billion and, if neither event occurred within eighteen months of the closing of the Merger, the Continental Share Value was to be determined by independent appraisal. Since consummation of the Merger, Continental has agreed to merge with US West. Accordingly, pursuant to a resolution of the Compensation Committee of the Company's Board of Directors, the Continental Share Value has been re-defined as the amount received by the holders of Continental's class A common stock (which holders include the shareholders of the Company that were shareholders of Old PJC) upon consummation of the US West Merger or, if the merger agreement between Continental and US West is terminated, the average of the closing prices for Continental class A common stock during the last 20 trading days during the first 90 days after the later to occur of the following: (a) termination of the merger agreement between Continental and US West; or (b) listing of Continental's class A common stock on the NASDAQ National Market System or on a national securities exchange. The adjustments to the IUP and the other Stock Incentive Plans are part of the anticipated $320 million increase in the value of Continental class A common stock received by stockholders of Old PJC in the Merger assuming consummation of the US West Merger. Such $320 million increase has been estimated by the Company to be the difference between the value ascribed to the approximate 30.2 million shares of Continental class A common stock received by shareholders of Old PJC at the time of the Merger ($19.40 per share) and the value of such shares in the US West Merger (currently anticipated to be approximately $30.00 per share). The adjustments to the Stock Incentive Plans are based on such difference in value, and are being made by the Compensation Committee of the Company's Board of Directors under the terms of each such plan authorizing the Compensation Committee to make such adjustments as are appropriate to meet the intent of the plan in the event of an extraordinary transaction. The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans at the effective time of the US West Merger. See "Business -- Background; Reorganization".


RETIREMENT BENEFITS

                                          PENSION PLAN TABLE
EARNINGS CREDITED                                         YEARS OF SERVICE AT RETIREMENT
 FOR RETIREMENT                                   -----------------------------------------------
   BENEFITS                                          10           15           20           25
- ----------------                                  --------     --------     --------     --------
$ 150,000.......................................  $ 28,177     $ 42,265     $ 53,353     $ 70,442
   200,000......................................    38,177       57,265       76,353       95,442
   300,000......................................    58,177       87,265      116,353      145,442
   400,000......................................    78,177      117,265      156,353      195,442
   500,000......................................    98,177      147,265      196,353      245,442
   600,000......................................   118,177      177,265      236,353      295,442
   700,000......................................   138,177      207,265      276,353      345,442
   800,000......................................   158,177      237,265      316,353      395,442
   900,000......................................   178,177      267,235      356,353      445,442
 1,000,000......................................   198,177      297,265      396,353      495,442
 1,100,000......................................   218,177      327,265      436,353      545,442
 1,200,000......................................   238,177      357,265      476,353      595,442

     The Company maintains a retirement income plan (the "Pension Plan") which is a funded, qualified, non-contributory, defined benefit plan that covers all employees, including executive officers, of the Company and its subsidiaries. The Pension Plan provides benefits based on the participant's highest average salary for the 60 consecutive months within the ten years last served with the Company prior to retirement and the participant's length of service. The amounts payable under the Pension Plan are in addition to any Social Security benefit to be received by a participant. The Pension Plan benefit vests upon completion of five years of service with the Company.

     As of December 31, 1995, the Named Executive Officers have the following years of credited service calculated as set forth in the Pension Plan: Mr. Hamblett, 38 years; Mr. Myhren, 5 years; Mr. Clifford, 17 years; Mr. Bowers, 16 years; and Mr. Hammond, 3 years. For purposes of calculating their retirement benefit in the above table, the Supplemental Retirement Plan discussed below requires that Mr. Myhren and Mr. Clifford be deemed to have been employed by the Company since age 35. Under such plan, the resulting benefit for each of these two executive officers would be reduced by an amount which represents the estimate of benefits under the provisions of the Pension Plan based upon the executive officer's years of service with prior employers.

     The amounts shown in the table above have been calculated without reference to the maximum limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code") on benefits which may be paid, or on compensation that may be recognized, under a qualified defined benefit plan. The amounts include the estimated total annual retirement benefits that would be paid from the Pension Plan and, if applicable, the Excess Benefit Plan and the Supplemental Retirement Plan.

     The Company has established an Excess Benefit Plan to provide pension benefits for certain employees, including the Named Executive Officers. The Excess Benefit Plan provides that each participant will receive benefits thereunder equal to the difference between the amount such participant is entitled to receive under the Pension Plan and the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Code. Participants will be vested under the Excess Benefit Plan according to the same vesting provisions as the Pension Plan. The Excess Benefit Plan is unfunded.

     The Company has also established a Supplemental Retirement Plan to provide full retirement benefits (less an imputed benefit for service with previous employers) for any of the five top executive officers of the Company who retire as employees of the Company and who would not otherwise receive full pension benefits because of a shortened length of service with the Company. The Supplemental Retirement Plan is unfunded. "Covered Compensation" for the Named Executive Officers under the Supplemental Retirement Plan is the total of their salary and bonus payments shown in the Summary Compensation Table above.

     The Company has established the Journal Qualified Compensation Deferral Plan (the "401(k) Plan") to provide a savings incentive for employees. The 401(k) Plan involves a contribution of up to $10.50 per week by the Company for each participating employee and a matching contribution of $3 per week for each participant who deducts 2% to 15% of pre-tax income. Employees who have completed six months of service with the Company, including the Named Executive Officers, are eligible to participate in the 401(k) Plan.

CHANGE OF CONTROL AND TERMINATION OF EMPLOYMENT AGREEMENTS

     On October 11, 1993, the Company entered into change of control agreements with certain executives of the Company, including the Named Executive Officers, which agreements become effective upon a change in control of the Company (the "Change of Control Agreements"). Mr. Myhren's Change of Control Agreement was terminated effective March 31, 1996.

     In the event of a change of control, each of the agreements with Messrs. Hamblett, Myhren, Clifford and Bowers provides a three-year term of employment with responsibilities, compensation and benefits at least commensurate with those experienced by such officer during the prior six months. If terminated involuntarily, the individual is entitled to 299% of the highest annual base salary and average bonus received during the prior three years as a lump sum severance payment. The agreement with Mr. Hammond provides for a two-year term and severance of 150% of the highest annual base salary and average bonus received during the prior three years. In the event of a voluntary resignation, the agreement provides a severance benefit equal to six months of base salary. Dismissal of the officer for cause results in no severance payment to the individual.

     On October 11, 1993, in a supplemental letter agreement, the Company agreed to pay the Maximum Severance to Messrs. Hamblett, Myhren, Clifford and Bowers (or a lesser severance for certain other executives) in the event any of these executives were to be involuntarily terminated as a result of a corporate restructuring even if prior to a change of control. However, the Maximum Severance (or such lesser severance) will not apply in the case of termination for cause, for unsatisfactory performance or as a result of a reduction in staff for economic reasons. The Change of Control Agreements specify that if the Company seeks to retain the executive subsequent to the restructuring, even with diminished responsibilities, and such executive declines, a severance payment from the Company to the executive would be discretionary.

     The maximum amount that could be payable to all 20 executives pursuant to the Change of Control Agreements or supplemental letter agreements based upon the requisite percentage of base salary and bonus, in the event that each such executive were to be terminated because of a change of control of the Company, is approximately $11 million.

     On February 9, 1996, the Company entered into an agreement with Trygve E. Myhren in connection with his resignation effective March 31, 1996 as President and Chief Operating Officer. This agreement provided for severance payments of $2,434,100. In addition, this agreement provided that Mr. Myhren's 1994 grant of 51,750 stock options (adjusted for the Stock Split) under the Employee Option Plan would become fully vested and exercisable as of the Effective Date and that his 110,250 Stock Units (adjusted for the Stock Split) under the Restricted Stock Unit Plan would become fully vested and would be distributed to him in shares of the Company, net of tax obligations. The agreement also provided for Mr. Myhren to receive distributions under the IUP on the same basis as all other participants and that he would receive a retirement benefit of $143,735 per year commencing at age 65 pursuant to the Company's Supplemental Retirement Plan. The agreement also covers certain continuing relationships between Mr. Myhren and the Company. Mr. Myhren will continue to serve as a member of the Board of Directors of the Company and as the Company's representative on the Board of Directors of Peapod, L.P., in which the Company has an interest of approximately 14.5%. Also, Mr. Myhren will continue to serve on the Board of Directors of Continental as provided in the Merger Agreement. In addition, the agreement provides that in the event that Mr. Hamblett dies, becomes disabled or resigns prior to March 1, 1997, the Board of Directors of the Company has the right to recall Mr. Myhren to full-time employment as the Company's Chief Executive Officer. This recall arrangement is subject to termination by either party on thirty days' notice.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Committee of the Board of Directors of Old PJC performed the functions of the compensation committee since Old PJC did not have a separate committee for this function. The members of the Executive Committee during 1994 and 1995 were Messrs. Hamblett, Thorndike, Wall, Wilmerding and Mr. Henry D. Sharpe, Jr., who retired from the Board of Directors on May 8, 1996. Mr. Hamblett was the Chairman of the Board of Directors and Chief Executive Officer of Old PJC. The Compensation Committee of the Company is comprised entirely of non-employee Directors and held its first meeting in October 1995.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of May 31, 1996 (giving effect to the stock split) with respect to the shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of either class of Common Stock; (ii) each Director of the Company; (iii) each Named Executive Officer; and (iv) all Directors and executive officers of the Company as a group. The number of shares beneficially owned by each stockholder, Director or executive officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Class A Common Stock and/or Class B Common Stock listed as owned by such person or entity. When a person is a "co-trustee" or one of a number of Directors of a corporation that owns shares of the Company's Common Stock, he or she has shared voting and investment power.

                                                    PERCENTAGE                    PERCENTAGE
                                     NUMBER OF          OF         NUMBER OF          OF
                                     SHARES OF     OUTSTANDING     SHARES OF     OUTSTANDING
         NAME AND ADDRESS             CLASS A        CLASS A        CLASS B        CLASS B       AGGREGATE
       OF BENEFICIAL OWNER          COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK   VOTING POWER
- ----------------------------------  ------------   ------------   ------------   ------------   ------------
Rhode Island Hospital Trust
  National Bank(1)................    4,129,650        23.8%        5,664,150        26.9%          26.4%
  One Hospital Trust Tower
  Providence, RI 02903
Fiduciary Trust Company
  International(2)................    1,128,600         6.5%        1,405,800         6.7%           6.6%
  Two World Trade Center
  New York, NY 10048
Southland Communications, Inc. ...    1,087,200         6.3%          941,400         4.5%           4.8%
  127 Dorrance Street
  Providence, RI 02903
Helen D. Buchanan(3)..............    1,071,000         6.2%        1,011,600         4.8%           5.0%
  c/o Manasett Corporation
  127 Dorrance Street Providence,
  RI 02903
Murray S. Danforth, III(4)........    1,092,600         6.3%        1,038,600         4.9%           5.2%
  c/o Manasett Corporation
  127 Dorrance Street
  Providence, RI 02903
Esther E. M. Mauran(5)............    1,197,000         6.9%        1,080,900         5.1%           5.4%
  c/o Manasett Corporation
  127 Dorrance Street
  Providence, RI 02903
Frank Mauran(6)...................    2,006,100        11.6%        2,115,000        10.0%          10.3%
  c/o Manasett Corporation
  127 Dorrance Street
  Providence, RI 02903
Pauline C. Metcalf(7).............    1,359,000         7.8%        1,277,550         6.1%           6.4%
  c/o Manasett Corporation
  127 Dorrance Street
  Providence, RI 02903
Jane P. Watkins(8)................    1,058,850         6.1%        1,114,200         5.3%           5.4%
  c/o Manasett Corporation
  127 Dorrance Street
  Providence, RI 02903
NAME OF DIRECTOR/
  EXECUTIVE OFFICER(9)
- ----------------------------------
Stephen Hamblett..................      186,300         1.1%           66,600         0.3%           0.4%
F. Remington Ballou...............       20,700         0.1%           10,800         0.1%           0.1%
Henry P. Becton, Jr. .............        5,850         0.0%               --          --            0.0%
Fanchon M. Burnham(10)............      166,950         1.0%          169,200         0.8%           0.8%

                                                    PERCENTAGE                    PERCENTAGE
                                     NUMBER OF          OF         NUMBER OF          OF
                                     SHARES OF     OUTSTANDING     SHARES OF     OUTSTANDING
         NAME AND ADDRESS             CLASS A        CLASS A        CLASS B        CLASS B       AGGREGATE
       OF BENEFICIAL OWNER          COMMON STOCK   COMMON STOCK   COMMON STOCK   COMMON STOCK   VOTING POWER
- ----------------------------------     -----           ----          ------          ----           ----
Kay K. Clarke.....................           --          --                --          --             --
Peter B. Freeman..................      142,200         0.8%          180,000         0.9%           0.8%
Benjamin P. Harris, III...........       21,150         0.1%           21,600         0.1%           0.1%
Paul A. Maeder(11)................       81,000         0.5%          153,000         0.7%           0.7%
Trygve E. Myhren..................      168,750         1.0%               --          --            0.2%
John W. Rosenblum.................        6,300         0.0%               --          --            0.0%
W. Nicholas Thorndike(12).........    2,284,650        13.2%        2,429,550        11.5%          11.8%
John W. Wall......................       22,050         0.1%           32,400         0.2%           0.1%
Patrick R. Wilmerding(13).........      210,600         1.2%          271,800         1.3%           1.3%
John A. Bowers....................       11,700         0.1%               --          --            0.0%
Jack C. Clifford..................       38,700         0.2%               --          --            0.0%
John L. Hammond...................        1,350         0.0%               --          --             --
Directors and Executive Officers
  as a Group (24 Persons).........    3,382,200        19.5%        3,334,950        15.8%          16.5%

- ---------------
(1) Hospital Trust, as a fiduciary, possesses sole voting and investment power as to 314,550 shares of Class A Common Stock and 1,137,600 shares of Class B Common Stock and shared voting and investment power as to 3,815,100 shares of Class A Common Stock and 4,526,550 shares of Class B Common Stock under a number of wills, trusts and agency arrangements. A substantial majority of the shares so held are reflected elsewhere in this table, and include some of the shares reported as beneficially owned by Helen D. Buchanan, Frank Mauran, Esther E. M. Mauran, Pauline C. Metcalf and Jane P. Watkins. Also, Hospital Trust is a co-trustee of several trusts for the benefit of the family of the late Michael P. Metcalf holding 692,550 shares of Class A Common Stock and 855,000 shares of Class B Common Stock.

(2) Fiduciary Trust Company International holds shares and acts as trustee under trusts created by Henry D. Sharpe, Jr. and his wife, Peggy Boyd Sharpe, for the benefit of members of the Sharpe family and, in certain cases, designated charitable organizations. Fiduciary Trust Company International shares voting and investment power with Mr. Sharpe's children as to 135,000 shares of Class A Common Stock; as to all other shares, Fiduciary Trust Company International possesses sole voting and investment power.

(3)  Helen D. Buchanan is co-trustee with Hospital Trust and her daughter, Jane
     P. Watkins, of the Helen M. Danforth 1935 Trust, which holds 997,200 shares of Class A Common Stock and 997,200 shares of Class B Common Stock; is co-trustee with Hospital Trust of the Helen M. Danforth 1941 Trust, which holds 12,150 shares of Class B Common Stock; is one of the directors of two corporations holding 70,200 shares of Class A Common Stock and 2,250 shares of Class B Common Stock; and holds 3,600 shares of Class A Common Stock through a revocable trust.

(4) Murray S. Danforth, III owns 503,100 shares of Class A Common Stock and 472,500 shares of Class B Common Stock; is sole trustee of a trust for the benefit of his sister, which holds 508,500 shares of Class A Common Stock and 477,900 shares of Class B Common Stock; is co-trustee of a trust for the benefit of his sister which holds 73,800 shares of Class B Common Stock; is one of four co-trustees of the Murray S. Danforth, Jr. Grantor Trust No. 2 which holds 81,000 shares of Class A Common Stock and 5,400 shares of Class B Common Stock; and is co-trustee of the Manasett Corporation Retirement Plan, which holds 9,000 shares of Class B Common Stock.

(5) Esther E. M. Mauran is one of the Directors of Southland Communications, Inc., which owns the shares indicated in the foregoing table. In addition, Mrs. Mauran owns 109,800 shares of Class A Common Stock and 139,500 shares of Class B Common Stock.

(6) Frank Mauran, the husband of Esther E. M. Mauran, owns 18,000 shares of Class B Common Stock; is co-trustee with Hospital Trust (and another individual in one case) of several trusts created by

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

     Mrs. Mauran's father, George P. Metcalf, for the benefit of Mrs. Mauran and her sister, Pauline C. Metcalf, which trusts hold 1,587,600 shares of Class A Common Stock and 1,679,400 shares of Class B Common Stock; and is co-trustee of the Esther E. M. Mauran Family Trust, which holds 418,500 shares of Class A Common Stock and 417,600 shares of Class B Common Stock.

(7) Pauline C. Metcalf is one of the Directors of Southland Communications, Inc., which owns the shares indicated in the foregoing table. In addition, through a revocable trust, Ms. Metcalf owns 271,800 shares of Class A Common Stock and 336,150 shares of Class B Common Stock.

(8) Jane P. Watkins owns 52,650 shares of Class A Common Stock and 117,000 shares of Class B Common Stock; is a co-trustee with Hospital Trust and her mother, Helen D. Buchanan, of the Helen M. Danforth 1935 Trust, which holds 997,200 shares of Class A Common Stock and 997,200 shares of Class B Common Stock; and is co-trustee of a trust created by Mrs. Buchanan which holds 9,000 shares of Class A Common Stock.

(9) Includes maximum number of shares subject to purchase within sixty days upon the exercise of stock options and, for Mr. Myhren, Restricted Stock Units, as follows: Mr. Hamblett, 17,100; Mr. Myhren, 122,400; Mr. Ballou, 2,250; Mr. Becton, 2,250; Ms. Burnham, 2,250; Mr. Freeman, 2,250; Mr.
     Harris, 2,250; Mr. Rosenblum, 2,250; Mr. Thorndike, 2,250; Mr. Wall, 2,250; Mr. Wilmerding, 2,250; Mr. Bowers, 4,050; Mr. Hammond, 1,350; and Directors and Executive Officers as a Group, 176,400.

(10) Fanchon M. Burnham owns 52,650 shares of Class A Common Stock, 66,150 shares of Class B Common Stock, and holds vested options exercisable within sixty days to purchase an additional 2,250 shares of Class A Common Stock. She serves as a co-trustee of trusts for her brother, which hold 94,950 shares of Class A Common Stock and 85,050 shares of Class B Common Stock. In addition, Mrs. Burnham's children own a total of 17,100 shares of Class A Common Stock and 18,000 shares of Class B Common Stock.

(11) Paul A. Maeder is one of four co-trustees of the Murray S. Danforth, Jr. Grantor Trust No. 2 which holds 81,000 shares of Class A Common Stock and 5,400 shares of Class B Common Stock. He is co-trustee of two trusts, one for the benefit of Murray S. Danforth, III and the other for the benefit of Mr. Danforth's sister, with each trust holding 73,800 shares of Class B Common Stock.

(12) W. Nicholas Thorndike owns 64,800 shares of Class A Common Stock, 48,600 shares of Class B Common Stock, and holds vested options exercisable within sixty days to purchase an additional 2,250 shares of Class A Common Stock. He is a co-trustee of several trusts for the benefit of members of another family holding 1,130,400 shares of Class A Common Stock and 1,439,550 shares of Class B Common Stock. Mr. Thorndike is one of the Directors of Southland Communications, Inc., which owns the shares indicated in the foregoing table.

(13) Patrick R. Wilmerding owns 58,950 shares of Class A Common Stock, 129,600 shares of Class B Common Stock, and holds vested options exercisable within sixty days to purchase an additional 2,250 shares of Class A Common Stock. He is a co-trustee of several trusts for the benefit of his family holding 149,400 shares of Class A Common Stock and 142,200 shares of Class B Common Stock.

                              CERTAIN TRANSACTIONS

     The law firm of Edwards & Angell, of which Mr. Harris is a senior partner, regularly performs legal services for the Company. Edwards & Angell has acted as the Company's principal counsel for over 60 years.

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

                          DESCRIPTION OF CAPITAL STOCK


     The Company is currently authorized to issue 196,825,000 shares of capital stock consisting of: (i) 150,000,000 shares of Class A Common Stock, $1.00 par value per share, of which 17,336,700 shares were outstanding as of May 31, 1996, and 75,000,000 shares are reserved for issuance upon the exercise of the rights issued pursuant to the Rights Agreement (as defined herein) and (ii) 46,825,000 shares of Class B Common Stock, of which 21,067,650 shares were outstanding as of May 31, 1996 and 23,412,500 shares are reserved for issuance upon the exercise of rights issued pursuant to the Rights Agreement. In addition, the Company has 1,989,900 shares of Class A Common Stock reserved for issuance pursuant to options and units currently outstanding under the Option Plans and the RSU and 21,067,650 shares of Class A Common Stock reserved for issuance upon conversion of the Class B Common Stock.


     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation (the "Charter") and By-Laws is a summary, does not purport to be complete and is subject to detailed provisions of, and is qualified in its entirety by reference to, the Charter and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available as set forth under "Additional Information".

COMMON STOCK

     VOTING. The holders of Class A Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of the stockholders and the holders of Class B Common Stock are entitled to four votes per share held of record on all such matters. Except as set forth below and except as may otherwise be required by law, all actions submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting separately as a class, is required (i) to approve any amendment to the Charter that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and (ii) to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware ("DGCL").

     CONVERSION RIGHTS. Each share of Class B Common Stock is convertible at the holder's option at all times, without cost to the stockholder, into one share of Class A Common Stock. In addition, Class B Common Stock is subject to automatic conversion in the event of a purported transfer in violation of the transfer restrictions described below.

     DIVIDENDS AND OTHER DISTRIBUTIONS (INCLUDING DISTRIBUTIONS UPON LIQUIDATION). Each share of Class A Common Stock and Class B Common Stock are equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company), except that a dividend payable in shares of Class B Common Stock to holders of Class B Common Stock and in shares of Class A Common Stock to the holders of Class A Common Stock shall be deemed to be shared equally among both classes. No dividend shall be declared or paid in shares of Class B Common Stock except to holders of Class B Common Stock, but dividends may be declared and paid, as determined by the Board of Directors, in shares of Class A Common Stock to all holders of Common Stock.

     TRANSFERABILITY OF SHARES. The shares of Class A Common Stock offered hereby are freely transferable, subject to certain restrictions on resale imposed on affiliates of the Company and the Alien Ownership Restriction described below. Class B Common Stock is not transferable by a stockholder except to or among, principally, such holder's spouse, parents or a lineal descendant of a parent, certain trusts established for their benefit and beneficiaries thereof and certain entities, all of the outstanding ownership interests of which are owned by Permitted Transferees (collectively, "Permitted Transferees"). Further, any securities convertible into shares of Class B Common Stock or which carry a right to subscribe to or acquire shares of Class B Common Stock are subject to the transfer restrictions described above. Any purported transfer of Class B Common Stock other than to a Permitted Transferee shall be null and void and of no effect and the purported transfer by a holder of Class B Common Stock, other than to a Permitted Transferee, will result in the immediate and automatic conversion of such holder's shares of Class B Common Stock into shares of Class A Common Stock.

     ALIEN OWNERSHIP RESTRICTIONS. The Company's Charter restricts the ownership, voting and transfer of the Company's capital stock in accordance with the Communications Act and the rules and regulations of the FCC, to prohibit ownership of more than 25% of the Company's outstanding capital stock by or for the account of aliens (the "Alien Ownership Restriction"). Aliens include: (a) a person who is citizen of a country other than the United States; (b) an entity organized under the laws of a government other than the government of the United States or any state, territory or possession of the United States; (c) a government other than the government of the United States or of any state, territory, or possession of the United States; or (d) a representative of, or an individual or entity controlled by, any of the foregoing ("Alien"). No more than 25% of the Company's directors may be Aliens and Aliens cannot serve as officers of the Company.

     In addition, the Charter authorizes the Board of Directors of the Company to adopt such provisions as it deems necessary to enforce these prohibitions. The Company has established certain procedures and controls designed to determine the amount of capital stock owned at any time by Aliens and to restrict the right of transfer if the capital stock of the Company held by Aliens reaches 25%. Specifically, at the time shares of capital stock are presented for transfer, the Company's transfer agent will inquire as to whether the new shares are to be issued to or for the account of an Alien. If so, the new shares will be issued on a different form of share certificate, designated a "foreign share certificate." The transfer agent will keep the Company informed as to the volume of shares represented by such foreign share certificates.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Certain provisions of the DGCL and of the Charter and By-Laws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

     DELAWARE ANTI-TAKEOVER LAW. As a Delaware corporation, the Company is subject to the provisions of the DGCL, including Section 203. In general,
Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such time, the Board of Directors approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) at or subsequent to such time, the business combination is approved by both the Board of Directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.

     INCREASED STOCKHOLDER VOTE REQUIRED IN CERTAIN BUSINESS COMBINATIONS AND OTHER TRANSACTIONS AND RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF DIRECTORS. The Charter provides that in addition to any vote ordinarily required under Section 203 of the DGCL, the affirmative vote of (i) not less than two-thirds of the entire Board of Directors or (ii) if subsection (i) above is not fully complied with, the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors, would be required to approve certain business combinations.

     The Charter also empowers the Board of Directors, when voting with regard to any business combination, to take into account any factors that the Board of Directors determines to be relevant, including, without limitation, (i) the working conditions, job security or compensation of the employees of the Company and its subsidiaries, (ii) the short-term and long-term financial stability of the Company, (iii) the ability of the Company to publish an independent, high-quality, comprehensive newspaper and to freely conduct its other operations and those of its subsidiaries to the advantage of the customers and markets served, (iv) the economic strength, business reputation, managerial ability and recognized integrity of the party proposing the business combination and (v) the effects on the communities served by the Company's newspapers and by its other operations.

     The Charter requires the affirmative vote of holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors cast at a meeting of the stockholders called for the purpose to amend or repeal these business combination Charter provisions; however, if the adoption of the change is recommended to the stockholders by the vote of not less than two-thirds of the entire Board of Directors, then the Charter instead requires the vote, if any, required by the DGCL.

     SPECIAL MEETINGS OF STOCKHOLDERS. The By-Laws provide that special meetings of stockholders may be called by the Chairman of the Board of Directors, President or by order of the Board of Directors.

     CLASSIFIED BOARD OF DIRECTORS, REMOVAL OF DIRECTORS AND RELATED
MATTERS. The Charter and the By-Laws provide for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. At each annual meeting of stockholders, successors to the Directors whose terms expire at that annual meeting shall be elected for a three-year term, with each Director to hold office until a successor has been duly elected and qualified. As a result, approximately one-third of the Board of Directors will be elected each year. See "Management -- Executive Officers and Directors". Any director may be removed without cause only by the vote of at least 80% of the shares entitled to vote for the election of directors; provided, however, such 80% vote shall not be required for any such removal recommended to the stockholders by the vote of not less than two-thirds of the whole Board of Directors. The Charter and By-Laws require the affirmative vote of holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors cast at a meeting of the stockholders called for the purpose to amend or repeal these Charter provisions; however, if the adoption of the change is recommended to the stockholders by the vote of not less than two-thirds of the entire Board of Directors, then the Charter and By Laws instead require the vote, if any, required by the DGCL.

DIRECTOR LIABILITY AND INDEMNIFICATION

     The Charter and the By-Laws, taken together, provide that the Company shall, to the fullest extent permitted by the DGCL as then in effect, indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or other enterprise against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding. The Charter provides that no director of the Company will be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. This right to indemnification includes the right to receive payment of any expenses incurred by the person being indemnified in connection with such proceeding in advance of the final disposition of the proceeding consistent with applicable law as then in effect. All rights to indemnification conferred in the Charter shall be contract rights. The right of indemnification, including the right to receive payment in advance of expenses, conferred by the Charter and By-Laws are not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled. By reference to Delaware law, the Charter also specifies certain procedures, presumptions and remedies that apply with respect to the right to indemnification and the advancement of expenses provided for therein. The Charter requires the affirmative vote of holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes entitled to vote generally in the election of Directors to amend or repeal the Charter indemnification provisions.

RIGHTS AGREEMENT

     On May 8, 1996, the Company declared a dividend of one class A right (a "Class A Right") for each outstanding share of Class A Common Stock and one Class B right (a "Class B Right", and together with the

Class A Rights, the "Rights") for each outstanding share of Class B Common Stock. The dividend will be payable before the Offerings to stockholders of record on May 8, 1996 (the "Declaration Date"). Each Class A Right entitles the registered holder to purchase from the Company one share of Class A Common Stock of the Company at a price of $70 per share of Class A Common Stock (the "Class A Purchase Price"), subject to adjustment. Each Class B Right entitles the registered holder to purchase from the Company one share of Class B Common Stock of the Company at a price of $70 per share of Class B Common Stock (the "Class B Purchase Price", and together with the Class A Purchase Price, the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated May 8, 1996 (the "Rights Agreement") between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of (A) 15% or more of the Voting Power (as defined in the Rights Agreement) of the Common Stock or (B) 35% or more of the Voting Power of the Class A Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of either 15% or more of the Voting Power of the Common Stock or 35% or more of the Voting Power of the Class A Common Stock (the earlier of such dates being the "Distribution Date"), the Class A Rights and the Class B Rights will be evidenced, with respect to any of the Class A Common Stock certificates or Class B Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of the Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the applicable Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Class B Rights may only be transferred to Permitted Transferees (as such term is defined in the Rights Agreement).

     The Rights are not exercisable until the Distribution Date. The Rights will expire on May 7, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

     The Purchase Price payable, and the number of shares of Class A Common Stock, Class B Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, such Common Stock, (ii) upon the grant to holders of such Common Stock of certain rights or warrants to subscribe for or purchase such Common Stock at a price, or securities convertible into such Common Stock with a conversion price, less than the then-current market price of such Common Stock or (iii) upon the distribution to holders of such Common Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Common Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Class A Rights and Class B Rights and the number of shares of Class A Common Stock or Class B Common Stock issuable upon exercise of each such Right are also subject to adjustment in the event of a stock split of the Class A Common Stock or Class B Common Stock, as applicable, or a stock dividend on the Class A Common Stock or Class B Common Stock, as applicable, payable in the related Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

     In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company, which, at the time of such transaction, will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Class A Right and a Class B Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Class A Common Stock or Class B Common Stock, as applicable, having a market value of two times the exercise price of such Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the Voting Power of the Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Class A Common Stock or Class B Common Stock per related Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional share of Common Stock will be issued and in lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the Voting Power of the Common Stock or 35% or more of the Voting Power of the Class A Common Stock, the Board of Directors of the Company may redeem the rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds with respect to the Voting Power of the Common Stock described above to not less than 10% and with respect to the Voting Power of the Class A Common Stock to not less than 25%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Form 8-A dated May 8, 1996 and will be available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated in this Prospectus by reference.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock of the Company is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE


     The shares of Class A Common Stock sold by the Company in the Offerings will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company (as that term is defined in Rule 144 under the Securities Act), whose sales would be subject to certain limitations and restrictions described below.


     Upon completion of the Offerings, the Company will have outstanding 24,911,700 shares of Class A Common Stock and 21,067,650 shares of Class B Common Stock. Each share of Class B Common Stock is convertible into a share of Class A Common Stock at any time at the option of the holder. All of these shares, including the 7,125,000 shares sold in the Underwritten Offering, the 450,000 shares sold in the Direct Placement, the 1,989,900 shares of Class A Common Stock currently issuable upon exercise of options and units outstanding under the Option Plans and the RSU, as well as shares to be issued pursuant to the proposed Employee Stock Purchase Plan, will be tradable without restriction unless they are held by directors, executive officers or other affiliates of the Company. Any shares held by affiliates of the Company may be sold only if they are registered under the Securities Act or are sold pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (248,367 shares immediately after the Offerings) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of the Company, such stockholder's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. The Commission has recently proposed to amend Rule 144 to shorten each of the two-year and three-year holding periods by one year.



     In addition, in accordance with certain adjustments required pursuant to the terms of the Company's existing Stock Incentive Plans as a result of the proposed US West Merger, the Company believes that it will issue approximately $7.7 million of Class A Common Stock in the event of the consummation of the US West Merger. For additional information, see "Business -- Background; Reorganization", "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Stock Based Compensation Payouts" and footnote 2 to the table "Aggregated SAR Exercises in Fiscal Year 1995 and Fiscal Year-End SAR Values" set forth herein under "Management -- Executive Compensation." The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans at the effective time of the US West Merger.


     All but 11,700 shares of Class A Common Stock and all shares of Class B Common Stock currently outstanding are subject to the Tax Lockup, which restrictions prohibit all transfers, sales, assignments or other dispositions for value prior to October 5, 1996. See "Business -- Background; Reorganization." Of the 11,700 shares of Class A Common Stock not subject to the Tax Lockup, 9,450 shares are held by executive officers of the Company. In addition, the Company, each of the Company's directors and executive officers and each of the beneficial owners of more than 5% of the Class A Common Stock and Class B Common Stock (other than (i) Hospital Trust as to 900,000 shares of Class A Common Stock and Class B Common Stock over which Hospital Trust exercises sole or shared investment power under 64 wills, trusts and agency arrangements and (ii) Fiduciary Trust Company International as to 617,400 shares of Class A Common Stock and Class B Common Stock over which Fiduciary Trust Company International exercises sole or shared investment power under five wills, trusts and agency relationships) have agreed not to offer, sell, contract to sell or otherwise dispose of shares of Common Stock (or securities convertible into, or exchangeable or exercisable for, such shares) held by them (other than shares of Class A Common Stock offered hereby) for 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated acting on behalf of the Underwriters, subject to certain limited exceptions included in the

Purchase Agreement (as defined herein). Further, all employees who purchase Class A Common Stock in the Direct Placement have agreed to similar transfer restrictions for a period of 30 days after the date of this Prospectus.

     No prediction can be made as to the effect, if any, that market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Class A Common Stock prevailing from time to time. Future sales of substantial amounts of Class A Common Stock by existing stockholders could adversely affect the prevailing market price of the Class A Common Stock after the Offerings and the Company's ability to raise additional capital through the sale of equity securities or equity-related securities in the future at a time and price which it deems appropriate.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "Representatives"), severally has agreed to purchase, the aggregate number of shares of Class A Common Stock set forth opposite its name below.

                                                                            NUMBER OF
                                          UNDERWRITER                        SHARES
                                                                            ---------
        Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated.........................................
        Bear, Stearns & Co. Inc...........................................
        Donaldson, Lufkin & Jenrette Securities Corporation...............

                                                                            ---------
                     Total................................................  7,125,000
                                                                            =========

     In the Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Class A Common Stock being sold are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased under the Purchase Agreement.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock offered hereby to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share of Class A Common Stock, and that the Underwriters may
allow, and such dealers may reallow, a discount not in excess of $          per
share of Class A Common Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option to purchase up to an aggregate of 1,068,750 shares of Class A Common Stock at the initial public offering price, less the underwriting discount. Such option, which will expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter is of the 7,125,000 shares of Class A Common Stock initially purchased by the Underwriters.

     All but 11,700 shares of Class A Common Stock and all shares of Class B Common Stock currently outstanding are subject to the Tax Lockup, which restrictions prohibit all transfers, sales, assignments or other dispositions for value prior to October 5, 1996. See "Business -- Background; Reorganization". Of the 11,700 shares of Class A Common Stock not subject to the Tax Lockup, 9,450 shares are held by executive officers of the Company. In addition, the Company, each of the Company's directors and executive officers and each of the beneficial owners of more than 5% of the Class A Common Stock and Class B Common Stock (other than (i) Hospital Trust as to 900,000 shares of Class A Common Stock and Class B Common Stock over which Hospital Trust exercises sole or shared investment power under 64 wills, trusts and agency arrangements and (ii) Fiduciary Trust Company International as to 617,400 shares of Class A Common Stock and Class B Common Stock over which Fiduciary Trust Company International exercises sole or shared investment power under five wills, trusts and agency relationships) have agreed not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock (except for the shares offered hereby) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated acting on behalf of the Underwriters, subject to certain limited exceptions included in the Purchase Agreement. Further, all employees who purchase Class A Common Stock in the Direct Placement have agreed to similar transfer restrictions for a period of 30 days after the date of this Prospectus.


     In addition to the Underwritten Offering contemplated hereby, the Company is also offering an additional 450,000 shares of Class A Common Stock to eligible employees of the Company and its subsidiaries pursuant to the Direct Placement at a price per share equal to the initial public offering price per share for the Class A Common Stock less an amount equal to the underwriting discount per share.


     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price of the Class A Common Stock was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations, in addition to prevailing market conditions, were current market valuations of publicly-traded companies that the Company and the Underwriters believe to be reasonably comparable to the Company, an assessment of the Company's results of operations in recent periods, estimates of the business potential and earnings prospects of the Company, the current state of the Company's development and the current state of the Company's industry and the economy as a whole. The initial public offering price set forth on the cover of the Prospectus should not, however, be considered an indication of the actual value of the Class A Common Stock. Such price will be subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters have provided various investment banking services to the Company and certain of its subsidiaries.

                                 LEGAL MATTERS

     Certain legal matters relating to the shares of Class A Common Stock will be passed upon for the Company by Edwards & Angell, Providence, Rhode Island. Certain legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company by Covington & Burling, Washington, D.C. Certain legal matters in connection with the Underwritten Offering will be passed upon for the Underwriters by Brown & Wood, New York, New York. Partners and of-counsel attorneys of Edwards & Angell own 49,950 (adjusted for the Stock Split) shares of Common Stock. Benjamin P. Harris, III, a Director of the Company, is a senior partner of Edwards & Angell and beneficially owns 21,150 and 21,600 shares of the Class A Common Stock and the Class B Common Stock, respectively (adjusted for the Stock Split).

                                    EXPERTS

     The consolidated financial statements and schedule of The Providence Journal Company and Subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, appearing herein and elsewhere in this registration statement, given upon the authority of said firms as experts in accounting and auditing.

     The report of KPMG Peat Marwick, LLP covering the December 31, 1995 financial statements contains an explanatory paragraph that states that the Company completed the merger and related transactions with Continental Cablevision, Inc. and the Kelso Buyout on October 5, 1995 which resulted in the disposal of the

Company's cable operations, and the acquisition of the Company's joint venture partner's interest in King Holding Corp.

     The consolidated financial statements of King Holding Corp. and subsidiaries included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                            INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
FINANCIAL STATEMENTS OF THE COMPANY
THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheets, December 31, 1994 and 1995 and (Unaudited) March 31,
     1996.............................................................................   F-3
  Consolidated Statements of Operations for the Years Ended December 31, 1993, 1994,
     and 1995 and (Unaudited) Three Months Ended March 31, 1995 and 1996..............   F-4
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994,
     and 1995 and (Unaudited) Three Months Ended March 31, 1995 and 1996..............   F-5
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1993, 1994, and 1995 and (Unaudited) Three Months Ended March 31, 1996...........   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
FINANCIAL STATEMENTS OF THE COMPANY'S SIGNIFICANT UNCONSOLIDATED AFFILIATE
KING HOLDING CORP. AND SUBSIDIARIES*
  Independent Auditors' Report........................................................  F-31
  Consolidated Balance Sheet, December 31, 1994.......................................  F-32
  Consolidated Statements of Operations, for the Years Ended December 31, 1993 and
     1994.............................................................................  F-33
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993 and
     1994.............................................................................  F-34
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1993
     and 1994.........................................................................  F-35
  Notes to Consolidated Financial Statements..........................................  F-36


- ---------------
* King Holding Corp. was acquired and consolidated by the Company in 1995.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of The Providence Journal Company:

     We have audited the consolidated financial statements of The Providence Journal Company and Subsidiaries (the Company) as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of King Holding Corp. (a 50% owned investee company prior to October 5, 1995) as of December 31, 1994 and for each of the years in the two-year period then ended. The Company's investment in King Holding Corp. at December 31, 1994 was $76,829,000 and its equity in losses of King Holding Corp. was $7,244,000 and $8,325,000 for the years ended December 31, 1993 and 1994, respectively. The consolidated financial statements of King Holding Corp. were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Holding Corp. is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     As discussed more fully in Note 2 to the consolidated financial statements, the Company completed the Merger and related transactions with Continental Cablevision, Inc. and the Kelso Buyout on October 5, 1995 which resulted in the disposal of the Company's cable operations, and the acquisition of the Company's joint venture partner's interest in King Holding Corp.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Providence Journal Company and Subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP



Providence, Rhode Island

February 16, 1996, except for
Notes 2, 13 and 17 which are dated
March 4, 1996, February 27, 1996

and June 18, 1996, respectively.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                   DECEMBER 31,
                                                                -------------------    MARCH 31,
                                                                  1994       1995        1996
                                                                --------   --------   -----------
                                                                                      (UNAUDITED)
Current assets:
  Cash........................................................  $  1,319   $     87    $      59
  Accounts receivable, net of allowance for doubtful accounts
     of $1,950 in 1994 and $4,328 in 1995.....................    24,916     56,321       48,484
  Notes receivable, current...................................        --         --       17,726
  Television program rights, net..............................     4,699     16,536        9,767
  Federal and state income taxes receivable...................     1,661     24,146       30,905
  Deferred income taxes (note 9)..............................    20,526      7,112        7,112
  Inventory, prepaid expenses and other current assets........     4,593      5,019        6,432
                                                                --------   --------     --------
          Total current assets................................    57,714    109,221      120,485
Investments in affiliated companies (note 3)..................    83,407     22,171       17,164
Notes receivable (note 4).....................................    19,513     19,174        1,162
Television program rights, net................................     2,670      3,817        3,387
Property, plant and equipment, net (note 5)...................   130,287    171,649      177,916
License costs, goodwill and other intangible assets, net (note
  6)..........................................................    35,222    354,411      352,660
Other assets (notes 10 and 14)................................    26,110     26,787       30,939
Net assets of discontinued operations (note 2)................   369,790         --           --
                                                                --------   --------     --------
                                                                $724,713   $707,230    $ 703,713
                                                                ========   ========     ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................  $ 10,202   $ 16,837    $  10,926
  Accrued expenses and other current liabilities (note 7).....    92,840     49,504       49,952
  Current installments of long-term debt (note 10)............    13,588        100          100
  Current portion of television program rights payable (note
     11)......................................................     4,542     16,463       10,138
                                                                --------   --------     --------
          Total current liabilities...........................   121,172     82,904       71,116
Long-term debt (note 10)......................................   247,173    243,998      272,700
Television program rights payable (note 11)...................     2,822      5,509        4,519
Deferred income taxes (note 9)................................    11,944     52,298       52,298
Deferred compensation (note 13)...............................    11,287     10,204       10,234
Other liabilities (notes 13 and 14 )..........................    44,428     49,078       48,835
                                                                --------   --------     --------
          Total liabilities...................................   438,826    443,991      459,702
                                                                --------   --------     --------
Commitments and contingencies (notes 2, 3, 12, 14, 16 and 19)
Minority interest.............................................        --         --           49
                                                                --------   --------     --------
Stockholders' equity (notes 2 and 17):
  Class A common stock, par value $1.00 per share; authorized
     180,000,000 shares; issued 17,331,300 shares in 1995.....        --     17,331       17,333
  Class B common stock, par value $1.00 per share; authorized
     46,825,000 shares; issued 21,067,650 shares in 1995......        --     21,068       21,068
  Class A common stock, par value $2.50 per share; issued
     17,266,050 shares in 1994................................    43,165         --           --
  Class B common stock, par value $2.50 per share; issued
     21,276,450 shares in 1994................................    53,191         --           --
  Additional paid in capital..................................        --         65           88
  Retained earnings (note 2)..................................   196,874    226,028      206,310
  Unrealized gain (loss) on securities held for sale, net.....       105     (1,253)        (837)
  Treasury stock at cost-432,450 shares in 1994...............    (7,448)        --           --
                                                                --------   --------     --------
          Total stockholders' equity..........................   285,887    263,239      243,962
                                                                --------   --------     --------
                                                                $724,713   $707,230    $ 703,713
                                                                ========   ========     ========

          See accompanying notes to consolidated financial statements

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                            THREE MONTHS
                                                                                                ENDED
                                                 YEARS ENDED DECEMBER 31,                     MARCH 31,
                                         ----------------------------------------     -------------------------
                                            1993           1994           1995           1995           1996
                                         ----------     ----------     ----------     ----------     ----------
                                                                                             (UNAUDITED)
Revenues:
  Broadcasting.........................  $   45,506     $   54,024     $  180,547     $   38,904     $   43,381
  Publishing advertising...............      93,886         97,006         96,340         22,411         21,986
  Publishing circulation...............      31,028         30,887         32,151          7,889          8,139
  Programming and Electronic Media.....          --          2,300          3,468            525          1,608
                                         ----------     ----------     ----------     ----------     ----------
         Total net revenues............     170,420        184,217        312,506         69,729         75,114
                                         ----------     ----------     ----------     ----------     ----------
Expenses:
  Operating............................      84,925         77,543        161,283         40,426         43,528
  Selling, general and
    administrative.....................      71,600         83,302         86,023         19,911         23,051
  Newspaper consolidation and
    restructuring costs (note 8).......          --             --         14,222            102          1,150
  Stock-based compensation.............       5,735         15,138          2,387          1,498         11,730
  Depreciation and amortization........      20,613         19,983         33,969          7,935          9,845
  Pension expense (income).............         756           (173)         1,236             44            214
                                         ----------     ----------     ----------     ----------     ----------
         Total expenses................     183,629        195,793        299,120         69,916         89,518
                                         ----------     ----------     ----------     ----------     ----------
Operating income (loss)................     (13,209)       (11,576)        13,386           (187)       (14,404)
Other income (expense):
  Interest expense (notes 2 and 10)....      (2,578)        (2,426)       (11,395)        (2,747)        (5,084)
  Equity in loss of affiliated
    companies (note 3).................      (8,763)       (13,380)        (7,835)        (1,272)        (1,595)
  Management fees from related parties
    (note 3)...........................       3,781          3,525             --             --             --
  Other income (expense), net..........      (1,599)         2,578          4,797            616          1,364
                                         ----------     ----------     ----------     ----------     ----------
         Total other expense, net......      (9,159)        (9,703)       (14,433)        (3,403)        (5,315)
                                         ----------     ----------     ----------     ----------     ----------
Loss from continuing operations before
  income tax expense (benefit).........     (22,368)       (21,279)        (1,047)        (3,590)       (19,719)
Income tax expense (benefit) (note
  9)...................................      (6,097)         1,950          3,956           (784)        (4,834)
                                         ----------     ----------     ----------     ----------     ----------
Loss from continuing operations........     (16,271)       (23,229)        (5,003)        (2,806)       (14,885)
Discontinued operations (note 2):
  Loss from operations of discontinued
    segments, net of
    income tax benefits................      (6,413)        (1,798)            --             --             --
  Loss on disposal of segments, net of
    income tax benefits................          --        (34,764)            --             --         (3,578)
                                         ----------     ----------     ----------     ----------     ----------
Loss before extraordinary items........     (22,684)       (59,791)        (5,003)        (2,806)       (18,463)
Extraordinary items, net (note 10).....       1,551             --         (2,086)            --             --
                                         ----------     ----------     ----------     ----------     ----------
Loss before minority interests.........     (21,133)       (59,791)        (7,089)        (2,806)       (18,463)
Minority interests.....................          --             --         (2,559)          (299)         1,186
                                         ----------     ----------     ----------     ----------     ----------
Net loss...............................  $  (21,133)    $  (59,791)    $   (9,648)    $   (3,105)    $  (17,277)
                                         ==========     ==========     ==========     ==========     ==========
Net income (loss) per common share:
  From continuing operations...........  $    (0.42)    $    (0.61)    $    (0.13)    $    (0.07)    $    (0.39)
  From discontinued operations.........       (0.17)         (0.96)            --             --          (0.09)
  Extraordinary items..................        0.04             --          (0.05)            --             --
  Minority interests...................          --             --          (0.07)         (0.01)          0.03
                                         ----------     ----------     ----------     ----------     ----------
Net loss per common share..............  $    (0.55)    $    (1.57)    $    (0.25)    $    (0.08)    $    (0.45)
                                         ==========     ==========     ==========     ==========     ==========
Weighted average shares outstanding....  38,385,900     38,196,900     38,506,500     38,110,050     38,400,300
                                         ==========     ==========     ==========     ==========     ==========

          See accompanying notes to consolidated financial statements

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                         THREE MONTHS ENDED
                                                          YEARS ENDED DECEMBER 31,            MARCH 31,
                                                       -------------------------------   -------------------
                                                         1993       1994       1995        1995       1996
                                                       --------   --------   ---------   --------   --------
                                                                                             (UNAUDITED)
Operating activities:
  Net loss...........................................  $(21,133)  $(59,791)  $  (9,648)  $ (3,105)  $(17,277)
  Adjustments to reconcile net loss to cash flows
    provided by continuing operations:
    Extraordinary items..............................    (1,551)        --       2,086         --         --
    Discontinued operations..........................     6,413     36,562          --         --      3,578
    Minority interests...............................        --         --       2,559        299     (1,186)
    Depreciation and amortization....................    20,613     19,983      33,969      7,935      9,845
    Program rights amortization......................     7,674      7,356      17,318      4,269      4,379
    Equity in loss of affiliated companies...........     8,763     13,380       7,835      1,272      1,595
    Deferred income taxes............................    (4,846)    (3,258)     11,008       (262)        --
    Increase (decrease) in deferred compensation.....     5,767      7,740      (1,531)       792         30
  Changes in assets and liabilities, net of effects
    of acquisitions
    Accounts receivable..............................    (1,451)      (484)     (4,604)     9,641      7,837
    Inventories, prepaid expenses and other current
      assets.........................................      (660)    (1,868)    (34,870)      (778)    (7,578)
    Accounts payable.................................    (3,128)     2,545       1,172     (4,692)    (5,911)
    Accrued expenses and other current liabilities...     1,629       (697)    (15,095)    (5,606)    (3,104)
  Other, net.........................................     5,293      3,459       1,776       (484)     1,506
                                                       --------   --------   ---------   --------   --------
    Cash flows provided by (used in) continuing
      operations.....................................    23,383     24,927      11,975      9,281     (6,286)
                                                       --------   --------   ---------   --------   --------
Investing activities:
    Purchase of Kelso interest, less cash acquired
      $3,578.........................................        --         --    (261,422)        --         --
    Investment in securities held for sale...........    (5,551)        --        (397)        --         --
    Investments in and advances to affiliated
      companies......................................    (5,783)    (6,555)    (23,647)    (2,150)   (12,503)
    Additions to property, plant and equipment.......   (11,597)    (6,481)    (15,276)    (3,578)    (3,008)
    Collections on notes receivable..................     2,751      3,086         339
    Proceeds from sale of assets.....................     1,073        594       8,739
    Cash proceeds in sale of cable operations, net of
      taxes paid.....................................        --         --     693,058         --         --
    (Increase) decrease in discontinued operations
      through disposal date..........................    (4,528)    24,838     (66,459)     7,806         --
                                                       --------   --------   ---------   --------   --------
    Cash flows provided by (used in) investing
      activities.....................................   (23,635)    15,482     334,935      2,078    (15,511)
                                                       --------   --------   ---------   --------   --------
Financing activities:
    Proceeds from syndicated long-term debt..........    30,000         --     233,000         --     28,702
    Net increase in syndicate line of credit.........        --         --       1,298         --         --
    Proceeds from refinanced syndicated long-term
      debt...........................................        --         --      90,711         --         --
    Principal payments on long-term debt including
      prepayment penalty.............................   (11,153)   (19,345)   (638,224)    (7,505)        --
    Payments of debt issue costs.....................        --         --      (1,748)        --         --
    Payments on television program rights payable....    (7,296)    (6,760)    (16,166)    (4,163)    (4,495)
    Dividends paid...................................    (8,872)    (9,711)     (9,706)    (2,422)    (2,441)
    Issuance of Class A stock........................        --         --          46         --          3
    Purchases and adjustments to basis of treasury
      stock..........................................    (2,387)    (4,291)     (7,353)        --         --
                                                       --------   --------   ---------   --------   --------
    Cash flows provided by (used in) financing
      activities.....................................       292    (40,107)   (348,142)   (14,090)    21,769
                                                       --------   --------   ---------   --------   --------
Increase (decrease) in cash..........................        40        302      (1,232)    (2,731)       (28)
Cash at beginning of period..........................       977      1,017       1,319      4,897         87
                                                       --------   --------   ---------   --------   --------
Cash at end of period................................  $  1,017   $  1,319   $      87   $  2,166   $     59
                                                       ========   ========   =========   ========   ========

          See accompanying notes to consolidated financial statements

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                  CLASS A                CLASS B                                    UNREALIZED
                                                COMMON STOCK           COMMON STOCK       ADDITIONAL               GAIN (LOSS)
                                            --------------------   --------------------    PAID IN     RETAINED   ON SECURITIES
                                              SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL     EARNINGS   HELD FOR SALE
                                            ----------   -------   ----------   -------   ----------   --------   --------------
Balances at December 31, 1992.............  17,090,550   $42,726   21,451,950   $53,630    $     --    $296,381            --
 Treasury stock activity:
   Tender offer and other purchases.......          --        --           --        --          --         --             --
   Issuance of common stock from
     treasury.............................          --        --           --        --          --         --             --
 Conversion upon sale of Class B to Class
   A common stock.........................     168,300       421     (168,300)     (421)         --         --             --
 Dividends declared, $0.23 per share......          --        --           --        --          --     (8,872 )           --
 Net loss.................................          --        --           --        --          --    (21,133 )           --
                                            ----------   -------   ----------   -------    --------    --------        ------
Balances at December 31, 1993.............  17,258,850    43,147   21,283,650    53,209          --    266,376             --
 Purchases of treasury stock..............          --        --           --        --          --         --             --
 Conversion upon sale of Class B to Class
   A common stock.........................       7,200        18       (7,200)      (18)         --         --             --
 Dividends declared, $0.25 per share......          --        --           --        --          --     (9,711 )           --
 Cumulative effect of change in accounting
   principle (note 1(c))..................          --        --           --        --          --         --          5,120
 Net change in unrealized gain (loss).....          --        --           --        --          --         --         (5,015)
 Net loss.................................          --        --           --        --          --    (59,791 )           --
                                            ----------   -------   ----------   -------    --------    --------        ------
Balances at December 31, 1994.............  17,266,050    43,165   21,276,450    53,191          --    196,874            105
 Conversion upon sale of Class B to Class
   A common stock.........................      58,950       147      (58,950)     (147)         --         --             --
 Reissuance of treasury stock in
   connection with stock based
   compensation plans.....................          --        --           --        --       2,738         --             --
 Treasury stock adjustments to basis (note
   16)....................................          --        --           --        --          --         --             --
 Dividends declared $0.25 per share.......          --        --           --        --          --     (9,706 )           --
 Net change in unrealized gain (loss).....          --        --           --        --          --         --         (1,358)
 Excess of proceeds over net assets held
   for sale in disposal of cable
   operations (note 2)....................          --        --           --        --          --    582,510             --
 Deemed distribution to shareholders of
   Continental capital stock in connection
   with disposal of cable operations (note
   2).....................................          --        --           --        --          --    (584,769)           --
 Recapitalization in connection with PJC
   Spin-Off (notes 2 and 17)..............          --   (25,987)    (149,850)  (31,976)     (2,738)    50,767             --
 Exercised options........................       6,300         6           --        --          65         --             --
 Net loss.................................          --        --           --        --          --     (9,648 )           --
                                            ----------   -------   ----------   -------    --------    --------        ------
Balances at December 31, 1995.............  17,331,300    17,331   21,067,650    21,068          65    226,028         (1,253)
 Dividends declared $0.06 per share.......                                                              (2,441 )
 Net change in unrealized gain (loss).....                                                                                416
 Exercised options........................       2,250         2           --        --          23
 Net loss.................................                                                             (17,277 )
                                            ----------   -------   ----------   -------    --------    --------        ------
Balances at March 31, 1996 (unaudited)....  17,333,550   $17,333   21,067,650   $21,068    $     88    $206,310      $   (837)
                                            ==========   =======   ==========   =======    ========    ========        ======

                                              TREASURY STOCK
                                            ------------------
                                             SHARES    AMOUNT      TOTAL
                                            --------   -------   ---------
Balances at December 31, 1992.............   (45,000)  $ (770 )  $ 391,967
 Treasury stock activity:
   Tender offer and other purchases.......  (151,650)  (2,460 )     (2,460)
   Issuance of common stock from
     treasury.............................     4,500       73           73
 Conversion upon sale of Class B to Class
   A common stock.........................        --       --           --
 Dividends declared, $0.23 per share......        --       --       (8,872)
 Net loss.................................        --       --      (21,133)
Balances at December 31, 1993.............  (192,150)  (3,157 )    359,575
 Purchases of treasury stock..............  (240,300)  (4,291 )     (4,291)
 Conversion upon sale of Class B to Class
   A common stock.........................        --       --           --
 Dividends declared, $0.25 per share......        --       --       (9,711)
 Cumulative effect of change in accounting
   principle (note 1(c))..................        --       --        5,120
 Net change in unrealized gain (loss).....        --       --       (5,015)
 Net loss.................................        --       --      (59,791)
Balances at December 31, 1994.............  (432,450)  (7,448 )    285,887
 Conversion upon sale of Class B to Class
   A common stock.........................        --       --           --
 Reissuance of treasury stock in
   connection with stock based
   compensation plans.....................   282,600    4,867        7,605
 Treasury stock adjustments to basis (note
   16)....................................        --   (7,353 )     (7,353)
 Dividends declared $0.25 per share.......        --       --       (9,706)
 Net change in unrealized gain (loss).....        --       --       (1,358)
 Excess of proceeds over net assets held
   for sale in disposal of cable
   operations (note 2)....................        --       --      582,510
 Deemed distribution to shareholders of
   Continental capital stock in connection
   with disposal of cable operations (note
   2).....................................        --       --     (584,769)
 Recapitalization in connection with PJC
   Spin-Off (notes 2 and 17)..............   149,850    9,934           --
 Exercised options........................        --       --           71
 Net loss.................................        --       --       (9,648)
Balances at December 31, 1995.............        --       --      263,239
 Dividends declared $0.06 per share.......                          (2,441)
 Net change in unrealized gain (loss).....                             416
 Exercised options........................                              25
 Net loss.................................                         (17,277)
Balances at March 31, 1996 (unaudited)....        --   $   --    $ 243,962

          See accompanying notes to consolidated financial statements.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Description of Business and Basis of Consolidation

     The consolidated financial statements present the financial position and results of operations of The Providence Journal Company ("Registrant") and its subsidiaries (collectively the "Company"). Registrant is the successor to Providence Journal Company ("Old PJC") which reorganized itself, acquired all of its joint venture partner's interest in King Holding Corp. ("KHC"), and disposed of its cable operations on October 5, 1995 in a series of transactions as described in Note 2. The Company is a diversified communications company with operations and investments in several media and electronic communications businesses. The principal areas of the Company's activities are television broadcasting ("Broadcasting"), newspaper publishing ("Publishing") and programming and electronic media ventures ("Programming and Electronic Media"). Prior to the consummation of the Merger (defined below) and other transactions described below, these businesses were conducted by Old PJC which was also engaged in the ownership and operation of cable television systems ("PJC Cable Business").

     All significant intercompany balances and transactions have been eliminated and appropriate minority interests have been recorded in consolidation. The results of operations for KHC have been consolidated in the accompanying statements of operations since January 1, 1995 with appropriate adjustments for minority interests for the period from January 1, 1995 to October 5, 1995 the date of the Kelso Buyout, as discussed in Note 3.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  (b) Cash

     The Company has a cash management program whereby outstanding checks in excess of cash in the concentration account are not accounted for as reductions of cash until presented to the bank for payment. At December 31, 1994 and 1995, the Company reclassified $2,805 and $2,162 respectively, of net outstanding checks to accounts payable.

     Supplemental cash flow information is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                        -----------------------------------
                                                         1993          1994          1995
                                                        -------       -------       -------
    Income taxes paid during the year (excluding IRS
      settlements, see Note 9)........................  $ 9,815       $ 2,588       $12,679
                                                        -------       -------       -------
    Interest paid during the year (including amounts
      allocated to discontinued operations), net of
      amounts capitalized.............................  $20,285       $20,911       $47,891
                                                        -------       -------       -------
    Obligations incurred for acquisition of television
      program rights (non-cash transactions)..........  $ 5,898       $ 6,627       $21,520
                                                        -------       -------       -------

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     In connection with the acquisition of the joint venture partner's interest in King Holding Corp. in 1995, assets acquired and liabilities assumed were as follows:

        Assets acquired...................................................  $243,186
                                                                            --------
        Goodwill and other intangibles....................................  $206,740
                                                                            --------
        Liabilities assumed...............................................  $184,926
                                                                            ========

  (c) Investments

     Investments in Affiliates

     Investments in affiliates in which the Company has significant influence (generally ownership of 20% to 50% of voting stock) and investments in partnerships are accounted for using the equity method. Other investments (generally ownership of less than 20% of voting stock) are carried at the lower of cost or net realizable value. The following investments are accounted for under the equity method as of December 31, 1995:

         Television Food Network, G.P.
         America's Health Network
         Peapod, L.P.
         Partner Stations Network, L.P.
         Linkatel Pacific, L.P.

     Effective January 1, 1996, the results of America's Health Network's operations have been consolidated with the Company to reflect the Company's decision to maintain a controlling majority interest.

     Information about these investments is presented in Note 3.

     Investments in Marketable Equity Securities

     Investments in marketable equity securities consist of one common stock investment, StarSight Telecast, Inc., in which the Company owns approximately 5% of the outstanding common stock. This marketable equity security is included in other assets on the accompanying consolidated balance sheets.

     Prior to January 1, 1994, marketable equity securities were stated at cost. Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this standard, the Company's marketable equity securities are considered to be "held for sale" and unrealized gains and losses, net of the related tax effect, are recorded as a separate component of stockholders' equity. A decline in the market value of any marketable equity security below cost that is deemed other than temporary results in an adjustment to the cost basis of the security which is charged to the consolidated statement of operations.

     At December 31, 1994 and 1995, the cost of marketable equity securities totaled and $5,552 and $5,949, respectively; fair market value totaled and $5,727 and $3,861 respectively.

  (d) Inventories

     Inventories, principally comprising raw materials, are stated at the lower of cost or market. Cost is determined principally on the last-in, first-out
(LIFO) basis. Replacement cost of inventories was $1,945 and $2,806 at December 31, 1994 and 1995, respectively.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

  (e) Television Program Rights

     Television program rights acquired under license agreements are recorded as assets at the gross value of the related liabilities at the time the programs become available for showing. The rights are amortized using accelerated methods over the term of the applicable contract. Amortized costs are included in operating expenses in the accompanying consolidated statements of operations.

     Program rights classified as a current asset represent the total amount estimated to be amortized within a year. Related liabilities due to licensers are classified as current or long-term in accordance with the payment terms.

     Television program rights are reviewed periodically for impairment and, if necessary, adjusted to estimated net realizable value.

  (f) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred; significant improvements are capitalized. The Company provides for depreciation using the straight-line method over the following estimated useful lives:

    Buildings and improvements..............................................  2 - 45 years
    Machinery and equipment.................................................  3 - 15
    Furniture and fixtures..................................................  5 - 11
    Broadcast equipment.....................................................  6 - 15

     When the Company determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset. Fair value is determined by independent appraisal, if an active market exists for the related asset. Otherwise, fair value is estimated through forecasts of expected cash flows.

  (g) License Costs, Goodwill and Other Intangible Assets

     License costs and other intangible assets are stated at cost. Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company provides for amortization using the straight-line method over periods ranging from 5 to 40 years.

     The Company periodically reviews its intangible assets to determine whether any impairment has occurred. The Company assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the operating cash flows (earnings before income taxes, depreciation, and amortization) of the operation.

  (h) Income Taxes

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

  (i) Pension and Other Postretirement Benefits

     The Company has defined benefit pension plans covering substantially all employees of Publishing and certain employees of Broadcasting. The plans are funded in accordance with the requirements of the Employee Retirement Income Security Act.

     The Company sponsors a defined life insurance and medical plan for its newspaper and one of its broadcast operations, respectively. The plans are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other than Pensions".

  (j) Derivative Financial Instruments

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments are only used to manage interest rate risks.

     The Company has entered into an interest rate swap agreement which is accounted for as a hedge of the obligation and, accordingly, the net swap settlement amount is recorded as an adjustment to interest expense in the period incurred (see note 10). Gains and losses upon settlement of a swap agreement are deferred and amortized over the remaining term of the agreement.

  (k) Net Loss Per Share

     Net loss per share is based on the weighted average number of Class A and Class B shares of common stock outstanding. Restricted stock units and stock options are both considered common stock equivalents. Common stock equivalents were anti-dilutive for all periods in which the common stock equivalents were outstanding.

  (l) Stock-Based Compensation

     Effective January 1, 1996, the Company will adopt SFAS No. 123, "Accounting for Stock-Based Compensation." The Statement encourages, but does not require, a fair value based method of accounting for stock-based compensation plans. SFAS No. 123 allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method prescribed by APB Opinion No. 25. For those entities electing to use the intrinsic value based method, SFAS No. 123 requires pro forma disclosures of net income and earnings per share computed as if the fair value based method had been applied. The Company intends to continue to account for stock-based compensation costs under APB Opinion No. 25 and will provide the additional required disclosures relating to 1995 and 1996 stock options in its 1996 Annual Report.

  (m) Unaudited Interim Consolidated Financial Statements

     The consolidated financial statements as of and for the three months ended March 31, 1995 and 1996 are unaudited; however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

NOTE 2 -- REORGANIZATION AND DISCONTINUED CABLE OPERATIONS

  (a) Reorganization

     On October 5, 1995, Old PJC completed the acquisition of the 50% interest in King Holding Corp. ("KHC") held by an unrelated third party for $265 million, including $5 million in transaction fees (the "Kelso Buyout"), completed the transfer of all non-cable operations from Old PJC to the Company in a

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

substantially tax-free reorganization pursuant to which the shares of capital stock of the Company were distributed to the shareholders of Old PJC (the "PJC Spin-Off"), and, following the PJC Spin-Off, at which point it held only Old PJC's cable television businesses and assets, Old PJC was merged ("the Merger") with and into Continental Cablevision, Inc. ("Continental"). Immediately prior to the Kelso Buyout, Continental purchased for $405 million all of the stock of King Videocable Company ("KVC"), a wholly owned subsidiary of King Broadcasting Company ("KBC"), which is wholly owned by KHC. As a result of these transactions, the Company, in substance, became successor to Old PJC, in the same lines of businesses, simultaneously spinning off its cable subsidiaries to its shareholders who then merged them into Continental.

     Proceeds from the disposal of the cable operations discussed above consisted of a combination of Continental stock, which was received directly from Continental by Old PJC's shareholders in connection with the Merger, assumption of a portion of the Old PJC's debt by Continental (see Note 10), and cash. The total combined consideration amounted to approximately $1.4 billion (including the $405 million from the sale of KVC). The excess of the proceeds over the net assets of the discontinued cable operations was $582,510 and is reflected in the consolidated statement of stockholders' equity. The receipt by the Old PJC Shareholders of the Continental shares, valued at $584,769, is recorded as a deemed distribution to shareholders in the statement of stockholders' equity.

     The Merger agreement between Old PJC and Continental provides that the total combined consideration received from the disposal of the Company's cable operations will be adjusted for certain working capital items of the cable operations acquired by Continental. On March 4, 1996, the Company agreed to pay Continental $4,250 in full settlement of this working capital adjustment which was accrued in the accompanying balance sheet as of December 31, 1995 and included in discontinued operations of 1995.

     In connection with the Merger, the Company agreed to indemnify Continental from any and all liabilities arising from the non-cable television businesses, and is responsible for all federal and state income tax liabilities for periods ending on or before the closing date.

  (b) Discontinued Cable Operations

     The results of operations of the cable television segment, the cellular system and the paging subsidiary have been reported as discontinued in the accompanying consolidated statements of operations. Prior year financial statements have been reclassified to present these businesses as discontinued operations. Operating results of these discontinued operations were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                      -------------------------------------
                                                        1993          1994          1995
                                                      ---------     ---------     ---------
    Revenues........................................  $ 177,417     $ 177,953     $ 148,268
    Costs and expenses..............................   (185,998)     (180,597)     (154,741)
    Equity in income of affiliate...................      1,413         2,417         1,373
                                                      ---------     ---------     ---------
    Loss before income taxes........................     (7,168)         (227)       (5,100)
    Income tax (expense) benefit....................        755        (1,571)       (2,017)
                                                      ---------     ---------     ---------
    Net loss........................................  $  (6,413)    $  (1,798)    $  (7,117)
                                                      =========     =========     =========

     The net loss for discontinued operations in 1995 was accrued in 1994 as part of the costs to dispose of the cable operations. No amounts were required to be recorded in the loss from operations of discontinued segments in the consolidated statement of operations for 1995.

     Loss from operations of discontinued segments includes allocated interest expense totaling $19,807, $20,674 and $17,265 (excluding $12,380 allocated to KVC operations) in 1993, 1994 and 1995, respectively.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

Interest allocated to discontinued segments was limited to the associated interest on debt that was repaid in connection with the Merger. The estimated loss on disposal of segments in 1994 of $34,764, which is net of income tax benefits of $8,038, includes severance packages, transaction costs and a provision for loss during the phase-out period.

     In addition, in 1994 the Company sold its remaining cellular system investment and its paging subsidiary. As a result of these transactions, the Company recorded gains of $1,390 (net of phase-out period operating losses and income taxes).

     Included in discontinued operations is a 50% equity investment in Copley/Colony, Inc. ("Copley/ Colony"), a joint venture between Colony Communications, Inc. ("Colony") (a subsidiary of Old PJC) and Copley Press Electronics Company ("Copley"), engaged in cable television operations. In connection with the Merger agreement with Continental, in May, 1995 Copley sold all of its interests in Copley/Colony to Colony for a fixed aggregate purchase price of $47,790 in cash. As a result, Colony owned all of the outstanding shares of Copley/Colony at the time of the Merger with Continental.

     The net assets of the cable television businesses acquired by Continental are presented in the accompanying consolidated balance sheets as "net assets of discontinued operations" prior to the disposal. Discontinued assets acquired consisted primarily of plant and equipment, and intangible assets. Liabilities assumed consisted primarily of accounts payable and accrued expenses.

NOTE 3 -- INVESTMENTS IN AFFILIATED COMPANIES

  (a) King Holding Corp.

     The Kelso Buyout as discussed in Note 2 (a), was recorded in the fourth quarter of 1995 as a step acquisition under the purchase method of accounting. The excess of the purchase price over the net book value of assets acquired including deferred taxes was $206,740, of which approximately $88,000 was allocated to identifiable intangibles and the remainder to goodwill, together to be amortized over an average life of approximately 30 years.

     The following table presents unaudited pro forma summary results of operations as if the Kelso Buyout and Merger had occurred on January 1, 1994, and accordingly, include adjustments for additional amortization and interest expense and related income tax benefits. It does not purport to be indicative of what would have actually occurred had the acquisition occurred on January 1, 1994 nor is it indicative of results which may occur in the future:

                                                                     PRO FORMA (UNAUDITED)
                                                                     YEARS ENDED DECEMBER
                                                                              31,
                                                                     ---------------------
                                                                       1994         1995
                                                                     --------     --------
    Revenues.......................................................  $301,276     $312,506
    Loss from continuing operations................................   (19,136)     (14,893)
    Net loss.......................................................  $(19,136)    $(16,979)
                                                                     ========     ========
    Net loss per common share......................................  $  (0.50)    $  (0.44)
                                                                     ========     ========

     Prior to the acquisition of all outstanding interests, the Company received annual governance fees and management fees from KHC totaling $3,781 and $3,525 in 1993 and 1994 respectively, which had been included in management fees from related parties. The Company charged KHC $330 and $1,130 for accounting services in 1993 and 1994, respectively, and was also reimbursed $2,842 and $3,240 by KHC for expenses in its capacity as manager in 1993 and 1994, respectively. In 1995, the annual governance, management, and accounting fees and expenses reimbursed have been eliminated in consolidation.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     Summary combined information for King Holding Corp. as of December 31, 1994 and for each of the years in the two year period then ended is summarized below:

                                                                                   1994
                                                                                 ---------
    Current assets..............................................                 $  39,978
    Current liabilities.........................................                   (48,804)
                                                                                   -------
      Working capital deficiency................................                    (8,826)
    Property, plant and equipment, net..........................                    58,131
    Intangible and other assets.................................                   138,453
    Net assets of discontinued operations.......................                   255,902
    Long-term liabilities.......................................                  (289,669)
                                                                                   -------
      Net assets................................................                 $ 153,991
                                                                                   =======

                                                                    1993           1994
                                                                  --------       ---------
    Revenues....................................................  $102,340       $ 117,059
                                                                  --------       ---------
    Operating income............................................  $ 16,371       $  24,776
                                                                  --------       ---------
    Income from continuing operations...........................  $    900       $   7,263
                                                                  --------       ---------
    Loss from discontinued operations, net......................  $(15,389)      $ (23,915)
                                                                  --------       ---------
      Net loss..................................................  $(14,489)      $ (16,652)
                                                                  ========       =========

  (b) Television Food Network, G.P.

     As of December 31, 1995, the Company, controlled a 21% interest in Television Food Network, G.P. ("TVFN"). The partnership was formed specifically to own and operate the Television Food Network channel. TVFN is a 24-hour advertising supported network service that provides television programming related to the preparation, enjoyment and consumption of food, as well as programs focusing on nutrition and topical news areas. TVFN is a general partnership consisting of eight media companies with cable television, broadcast television and programming holdings. TVFN is distributed predominantly through cable television stations to approximately 15.5 million subscribers throughout the United States. The Company is the general partner in the managing partner of TVFN and has invested approximately $17,650 through March 31, 1996.

     Effective March 1994 the Company entered into a sub-lease agreement with TVFN for use of the Company's C-band primary transponder. The lease is effective through March 1999. The Company recorded $1,700 and $1,090 in rental revenue from TVFN in 1994 and 1995, respectively.

  (c) America's Health Network

     During 1995, the Company invested $10,250 in America's Health Network ("AHN"), a development stage cable programming network service intending to provide health-related information and products. The channel launched on March 25, 1996 with 750,000 subscribers. The Company's Board of Directors has approved additional investments up to $12,000, expected to made in 1996. In early 1996, AHN, Inc. was reorganized and became America's Health Network, L.L.C. ("AHN LLC"), a limited liability corporation which is the general partner in AHN Partners, L.P. ("AHN Partners"), a limited partnership formed to carry on the operations of the network. The Company's total investment through March 31, 1996 is $17,750 and its interest in AHN is approximately 59%. Effective January 1, 1996, the results of AHN's operations have been consolidated with the Company. Prior to January 1, 1996, the Company accounted for this investment under the equity method of accounting at which time control was considered temporary.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     The Company also entered into a sub-lease agreement with AHN for use of the Company's C-band primary transponder. The lease term is from November 1, 1995 through October 31, 2000. The Company recorded revenue of $410 related to this agreement during 1995.

  (d) Peapod, L.P.

     On July 27, 1995, the Company purchased a 17.1% interest in Peapod, L.P., which currently provides an interactive computer on-line grocery ordering, shopping and delivery service in Chicago and San Francisco and will expand such services to Boston and Providence in 1996. Total investments in the partnership during 1995 were $5,335. The Company has committed to invest an additional $1,000 in 1996 as part of a $15 million private placement. No additional investments have been committed to.

Summary Financial Information -- TVFN, AHN, and Peapod, L.P

     Summary combined financial information for TVFN, AHN and Peapod L.P., as of December 31, 1994 and 1995 and for the years ended December 31, 1994 and 1995 is presented below. Information for 1993 presented below is for TVFN only:

                                                                        1994         1995
                                                                      --------     --------
    Current assets......................................              $  8,511     $ 14,935
    Current liabilities.................................                (2,489)      (8,418)
                                                                      --------     --------
      Working capital...................................                 6,022        6,517
    Property, plant and equipment, net..................                 6,052        7,996
    Intangible and other assets.........................                 3,356       11,248
    Long-term liabilities...............................                  (373)      (3,009)
                                                                      --------     --------
      Net assets........................................              $ 15,057     $ 22,752
                                                                      ========     ========

                                                           1993         1994         1995
                                                          -------     --------     --------
    Revenues............................................  $    13     $ 10,307     $ 22,579
                                                          -------      -------      -------
    Operating loss......................................  $(6,526)    $(25,513)    $(31,863)
                                                          -------     --------     --------
      Net loss..........................................  $(6,648)    $(25,223)    $(31,614)
                                                          =======     ========     ========

  (e) Partner Stations Network, L.P.

     The Company is a limited partner with four other television group broadcasters in Partner Stations Network, L.P. ("PSN"). PSN was formed in 1994 to develop and produce television programming for broadcast on their own stations and for potential national distribution to other television broadcast stations. Each of the limited partners has a 16% interest and the general partner, Lambert Television Management, Inc. has a 20% interest. Through December 31, 1995, the Company has invested $1,810.

  (f) Linkatel Pacific, L.P.

     In July 1993, the Company, through its wholly-owned subsidiary Colony/Linkatel Networks, Inc., invested in Linkatel Pacific, L.P. (a development stage enterprise), with two other communications companies. The Company has a 45% limited interest in the partnership, which was formed to pursue the development of alternative access networks. Through December 31, 1995, the Company has invested $6,531 in Linkatel Pacific, L.P. The Company intends to sell this investment in 1996 for an amount at least equal to the amounts invested to date, although no firm commitments are in place as of December 31, 1995.

     Linkatel Pacific, L.P.'s net loss approximated $1,262 and $2,319 for the years ended December 31, 1994 and 1995. Net assets approximated $7,367 and $9,088 as of December 31, 1994 and 1995.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 4 -- NOTES RECEIVABLE

     In September 1990, the Company advanced the Lowell Sun Publishing Company and Lowell Sun Realty Company (collectively the "Lowell Sun Companies") $25,650 and agreed to provide a $6,500 revolving credit facility. The loan and revolving credit facility which were originally due in March 1996 are subject to a forbearance until January 2, 1997. Amounts outstanding bear interest at a floating rate of prime plus 1.25%. The advance is collateralized by all assets of the Lowell Sun Companies and an interest in Lowell Sun Companies stock. The principal balance receivable at December 31, 1994 and 1995 was $23,675 and $23,575, respectively.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, at cost, consist of the following at December 31:

                                                                     1994           1995
                                                                   --------       --------
    Land.........................................................  $ 17,054       $ 24,338
    Machinery and equipment......................................    78,503         84,733
    Buildings and improvements...................................    75,608        116,790
    Broadcast equipment..........................................    38,307        104,147
    Furniture and fixtures.......................................    39,871         45,076
    Construction in progress.....................................     1,564          1,445
                                                                   --------       --------
                                                                    250,907        376,529
    Less accumulated depreciation................................   120,620        204,880
                                                                   --------       --------
                                                                   $130,287       $171,649
                                                                   ========       ========

     Depreciation expense on property, plant and equipment used in continuing operations totaled $16,964, $16,617 and $22,346 in 1993, 1994 and 1995, respectively.

NOTE 6 -- INTANGIBLE ASSETS

     As of December 31, 1994 and 1995, intangible assets consist of:

                                                                       1994         1995
                                                                      -------     --------
    Goodwill........................................................  $28,219     $166,594
    Licenses........................................................    1,303      165,836
    Advertiser Relations............................................   41,395       88,595
    Other...........................................................      307          411
                                                                      -------     --------
              Total.................................................  $71,224     $421,436
                                                                      =======     ========

     Amortization expense on intangible assets charged to continuing operations totaled $3,649, $3,366 and $11,623 in 1993, 1994, and 1995, respectively.
Accumulated amortization on intangible assets totaled $36,002 and $67,025 at December 31, 1994 and 1995, respectively. See also Note 3.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 7 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Significant components of accrued expenses and other current liabilities consisted of the following amounts at December 31:

                                                                        1994        1995
                                                                       -------     -------
    Accrued costs on disposal of the cable television segment........  $35,075     $12,278
    Deferred compensation............................................   31,266       4,806
    Accrued interest.................................................    7,263         872
    Salaries, wages and other employee benefits......................    7,033      11,626
    Unearned revenue.................................................    4,024       3,709
    Newspaper restructuring..........................................       --       6,800
    Other............................................................    8,179       9,413
                                                                       -------     -------
                                                                       $92,840     $49,504
                                                                       =======     =======

NOTE 8 -- NEWSPAPER CONSOLIDATION AND RESTRUCTURING COSTS

  (a) Newspaper Consolidation Costs

     Included in the 1995 consolidated statement of operations are one-time charges related to the consolidation of the Company's afternoon newspaper (The Evening Bulletin) with the morning newspaper (The Providence Journal). This consolidation was effective June 5, 1995 and resulted in the publishing of Providence Journal-Bulletin, a morning newspaper. This consolidation is referred to as the Newspaper Consolidation. In connection with the Newspaper Consolidation, the Company offered early retirement benefits and voluntary separation assistance to affected employees. As of December 31, 1995, 61 employees accepted early retirement benefits and 19 employees accepted voluntary separation amounting to a charge to operations of approximately $3,826 and $1,071, respectively, including benefits. In addition, the Company incurred costs of approximately $2,525 for promotion, training, and other costs of the conversion. The early retirement benefits will be paid from the Company's retirement plans. As of December 31, 1995 approximately $700 remains unpaid under the voluntary separation plans. This amount is expected to be paid in 1996.

  (b) Newspaper Restructuring Costs

     During the fourth quarter of 1995, management approved a plan of reorganization and restructuring of most departments of Publishing in an effort to improve efficiencies (the "Newspaper Restructuring"). Under the plan, the Company has targeted a reduction in workforce of approximately 100 full time equivalents through a combination of early retirement and voluntary and involuntary separation assistance plans. Of the 100 full time equivalents, approximately 62 are from the news and operations departments with the remainder coming from other departments. Salaries and related payroll taxes associated with these reductions amounted to approximately $6,800 and has been included as a restructuring charge in the accompanying consolidated statement of operations for 1995. In the three months ended March 31, 1996, the Company recorded an additional charge to operations of approximately $1,150 relating to early retirement costs and voluntary separation benefits in connection with this Newspaper Restructuring. The Newspaper Restructuring is expected to be completed by the second quarter of 1996. Early retirement and voluntary separation benefits will be paid out of the Company's pension plans (in which plan assets exceed plan obligations) and all other costs are expected to be paid out in 1996.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 9 -- FEDERAL AND STATE INCOME TAXES

     Income tax expense (benefit) has been allocated as follows:

                                                              1993        1994        1995
                                                             -------     -------     ------
    Continuing operations..................................  $(6,097)    $ 1,950     $3,956
    Operations of discontinued segments....................     (755)      1,571      2,017
    Loss on disposal of segments...........................       --      (8,038)        --
    Extraordinary items....................................      799          --       (417)
    Stockholders' equity...................................       --          70       (905)
                                                             -------     -------     ------
                                                             $(6,053)    $(4,447)    $4,651
                                                             =======     =======     ======

     Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                            CURRENT     DEFERRED      TOTAL
                                                            -------     --------     -------
    Year ended December 31, 1993:
      U.S. Federal........................................  $  (879)    $ (4,886)    $(5,765)
      State...............................................     (372)          40        (332)
                                                            -------     --------     -------
                                                            $(1,251)    $ (4,846)    $(6,097)
                                                            =======     ========     =======
    Year ended December 31, 1994:
      U.S. Federal........................................  $ 5,855     $ (3,258)    $ 2,597
      State...............................................     (647)          --        (647)
                                                            -------     --------     -------
                                                            $ 5,208     $ (3,258)    $ 1,950
                                                            =======     ========     =======
    Year ended December 31, 1995:
      U.S. Federal........................................  $(8,523)    $ 11,162     $ 2,639
      State...............................................    1,471         (154)      1,317
                                                            -------     --------     -------
                                                            $(7,052)    $ 11,008     $ 3,956
                                                            =======     ========     =======

     During 1995, the Company paid $15,023 in additional taxes and interest in final settlement with the Internal Revenue Service ("IRS") relating to examinations of its income tax returns for the years 1984 through 1989. In anticipation of the interest on these settlements and in providing for various contingencies on income tax exposures identified during on-going examinations, the Company recorded additional income tax expense of $6,000 in 1994.

     During 1994, the Company also agreed to a settlement in connection with the IRS initiative for settlement of intangible asset issues. Consequently, deferred tax liabilities previously recorded for uncertainties related to income taxes in connection with prior purchase business combinations were adjusted to reflect the revised tax basis resulting from the settlement of these intangible asset issues. As a result of these adjustments, deferred tax liabilities and goodwill associated with the purchase business combinations were reduced by approximately $12,500.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     Income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax loss from continuing operations as a result of the following:

                                                              1993        1994        1995
                                                             -------     -------     ------
    Computed "expected" tax benefit........................  $(7,605)    $(7,235)    $ (356)
    Increase (decrease) in income taxes resulting from:
      Reserve for tax contingencies and interest on
         settlements.......................................       --       6,000         --
      Equity in net loss of affiliates.....................    2,463       2,831        623
      State and local income taxes, net of federal income
         tax...............................................     (219)       (427)       804
      Rehabilitation credit................................   (1,248)         --         --
      Amortization of goodwill.............................      271         231      2,223
      Other, net...........................................      241         550        662
                                                             -------     -------     ------
                                                             $(6,097)    $ 1,950     $3,956
                                                             =======     =======     ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:

                                                                       1994         1995
                                                                     --------     --------
    Gross deferred tax assets:
      Deferred compensation........................................  $ 14,915     $  5,678
      State net operating loss carryforwards.......................     3,252        3,329
      Investment and other reserves................................     5,117        5,535
      Self-insurance reserves......................................     1,027        1,357
      Vacation accrual.............................................       702          935
      Postretirement benefits......................................     1,897        3,767
      Accounts receivable, principally due to allowance for
         doubtful accounts.........................................       438        1,163
      Accrued costs on disposal of segments........................     7,021        2,968
      Other........................................................     3,510        3,765
                                                                     --------     --------
              Total gross deferred tax assets......................    37,879       28,497
              Less valuation allowance.............................    (3,252)      (3,329)
                                                                     --------     --------
              Net deferred tax assets..............................    34,627       25,168
                                                                     --------     --------
    Gross deferred tax liabilities:
      Plant and equipment, principally due to differences in
         depreciation
         and capitalized interest..................................   (15,477)     (29,771)
      Net intangibles, principally due to differences in basis.....    (4,140)     (33,288)
      Prepaid pension costs........................................    (4,016)      (3,544)
      Partnership investment.......................................      (486)        (213)
      Other........................................................    (1,926)      (3,538)
                                                                     --------     --------
              Total gross deferred tax liabilities.................   (26,045)     (70,354)
                                                                     --------     --------
              Net deferred tax asset (liability)...................  $  8,582     $(45,186)
                                                                     ========     ========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible, or the recovery of taxes paid in the carryback period. Based upon

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

certain assumptions, such as the scheduled reversal of deferred tax liabilities, available taxes in the carryback period, projected future taxable income, (the realizaton of which there can be no assurance) in determining management has determined that it is more likely than not that the deferred tax assets will be realized.

     The valuation allowance for deferred tax assets as of December 31, 1994 and 1995 was $3,252 and $3,329. The net change in the total valuation allowance was an increase of $394 in 1993, a decrease of $1,283 in 1994, and an increase of $77 in 1995. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

     At December 31, 1995, the Company had net operating loss carryforwards for state income tax purposes of approximately $59,401 which are available to offset future state taxable income, if any, expiring in various years ending in 2007.

NOTE 10 -- LONG-TERM DEBT

     At December 31, 1994 and 1995, long-term debt consists of the following:

                                                                       1994         1995
                                                                     --------     --------
    Revolving credit and term loan facility at rates of interest averaging
      7.2% in 1995.................................................  $     --     $234,298
    Revolving credit and term loan facility at rates of interest averaging
      5.8% and 7.52% in 1994 and 1995, repaid October 1995.........   243,655           --
    Industrial Revenue Bonds ("IRB") payable at various rates of
      interest averaging 3.5% payable through December 2022........     9,900        9,800
    Note payable at an annual rate of interest equal to 18% payable
      through April 2002, retired in July 1995.....................     7,123           --
    Other..........................................................        83           --
                                                                     --------     --------
              Total long-term debt.................................   260,761      244,098
    Less current installments......................................    13,588          100
                                                                     --------     --------
              Long-term debt, excluding current installments.......  $247,173     $243,998
                                                                     ========     ========

     Scheduled principal payments on outstanding debt total $244,098 and are due as follows: IRB payments of $100 in each of the years 1996 through 2000. Thereafter scheduled principal payments on the IRB continue at $100 annually until increasing to $200 in 1998 through 2005; to $300 in 2006 through 2010; to $400 in 2011 through 2014; to $500 in 2015 through 2017; to $600 in 2018 through
2019; to $700 in 2020 and 2021, and a final payment of $800 in 2022. Of the revolver and term loan outstanding at December 31, 1995, $75,000 is a term loan with a balloon payment due in 2004. The revolver commitment decreases quarterly on a schedule commencing December 31, 1996 in accordance with the Credit Agreement as described below.

     Costs of obtaining debt financing have been deferred and are being amortized using the straight-line method over the period of the related debt. Deferred financing costs totaled $7,097 and $1,748 at December 31, 1994 and 1995, respectively. Accumulated amortization at December 31, 1994 and 1995 aggregated $1,876 and $50, respectively. On October 5, 1995 the Company refinanced its debt in connection with the transactions described in Note 2. Accordingly, unamortized deferred financing costs of $4,554 associated with the debt refinanced was written off and allocated to discontinued operations in the fourth quarter of 1995.

     On October 5, 1995, in connection with the transactions discussed in Note 2, Old PJC (net of $2 million in certain costs shared with Continental), prior to the PJC Spin-Off, incurred indebtedness to a subsidiary of Continental in a principal amount of approximately $408 million ("New Cable Indebtedness"). Prior to the

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

PJC Spin-Off, Old PJC used the proceeds of the New Cable Indebtedness, the $405 million provided by the sale of KVC and the Registrant Indebtedness (defined below) to (i) consummate the Kelso Buyout (ii) to repay substantially all outstanding indebtedness of Old PJC and KHC in an aggregate amount of approximately $623 million, and (iii) to pay other costs associated with the transactions discussed in Notes 2 and 16. Additional indebtedness (the "Company Indebtedness") required to meet the foregoing obligations, among others, was incurred by Old PJC and the Company in the principal amount of $105 million. Following the PJC Spin-Off, the Company had no obligations or liabilities with respect to the New Cable Indebtedness, and Continental had no obligations or liabilities with respect to the Company Indebtedness. In connection with the sale of KVC, KBC paid approximately $121 million in taxes.

     The Company Indebtedness was incurred pursuant to a Credit Agreement entered into by the Company on October 5, 1995 (the "Credit Agreement"). The Credit Agreement, consists of a $75,000 term loan and a $300,000 revolving credit facility. The $75,000 term loan provided for under the Credit Agreement is due 2004. The revolving credit facility provides for under the terms of the Credit Agreement decreases by the following amounts in the years indicated:
1996-$4,000; 1997-$10,500; 1998-$14,500; 1999-$21,500; 2000-$53,250;
2001-$65,750; 2002-$67,750; 2003- $62,750. The indebtedness evidenced by the
Credit Agreement is secured by guarantees from all of the material subsidiaries of the Company and a first priority pledge of all such material subsidiaries' capital stock. The Credit Agreement provides for borrowings indexed, as the Company may from time to time elect, to the Eurodollar rate, the certificate of deposit rate, or the "base" rate of the agent, plus the "spread" over such rates. The "spread" will be determined by the ratio of the total debt of the Company to the operating cash flow of the Company (as defined by the Credit Agreement).

     The Credit Agreement contains customary events of default, financial covenants, covenants restricting the incurrence of debt (other than under the Credit Agreement), investments and encumbrances on assets and covenants limiting mergers and acquisitions. The Credit Agreement provides for the mandatory prepayment of amounts outstanding and a reduction in the commitment under certain circumstances.

     In July, 1995, the Company retired its 18% note payable for $8,734. The loss on the early retirement of this debt amounted to $2,086 (net of income taxes of $417) and is included as an extraordinary item in the Company's consolidated statement of operations.

     In January 1993, the Company retired an industrial revenue bond with a face value of $9,500 for $7,150. The gain resulting from this transaction, totaling $1,551 net of tax, has been presented as an extraordinary item in the 1993 statement of operations. These retirements were funded through additional borrowings under the revolving credit and term loan facility.

     In November 1992, the Company entered into an interest rate swap agreement to reduce the impact of changes in interest rates on its revolving credit and term loan facilities described above. The interest rate under the swap agreement is equal to 6.71% plus an applicable margin as defined in the revolving credit and term loan facility which presently sets the fixed interest rate at 8.1% on the first $200,000 of outstanding debt. The Company recorded additional interest expense during 1993, 1994 and 1995 totaling approximately $6,883, $4,880, and $1,121, respectively, which represents the excess of the swap agreement rate over the original contractual rate. In accordance with certain covenants under the Credit Agreement, the Company will maintain its existing interest rate swap arrangements with The First National Bank of Chicago through December 31, 1999.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     The notional amounts and respective periods covered under the interest rate swap agreement are as follows:

                        AMOUNT                                      PERIOD
                     -----------                    ---------------------------------------
    $200,000......................................   December 30, 1992 -- December 30, 1996
    $175,000......................................   December 30, 1996 -- December 30, 1997
    $150,000......................................   December 30, 1997 -- December 30, 1999

     The Company is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement, however, the Company does not anticipate nonperformance under the agreement.

NOTE 11 -- TELEVISION PROGRAM RIGHTS PAYABLE

     Television program rights payable consist of the gross value of cash payments due on the acquisition of program rights as well as amounts due in the amount of approximately $3,805 at December 31, 1995 for programs purchased through barter transactions. Future cash payments total $18,167 and are due in the following years: 1996 -- $12,658; 1997 -- $3,128; 1998 -- $1,814; and
1999 -- $567. The barter obligations are scheduled to be fulfilled in 1996.

NOTE 12 -- OPERATING LEASES

     The Company has certain noncancelable operating leases with renewal options for land, buildings, machinery and equipment. Future minimum lease payments under noncancelable operating leases are due in the following years:
1996 -- $6,037; 1997 -- $5,362; 1998 -- $4,711; 1999 -- $4,253; 2000 -- $4,229;
and thereafter -- $15,228. Gross rental expense for the years ended December 31, 1993, 1994 and 1995, was $2,173, $5,167 and $5,993, respectively.

     Future minimum rental income under noncancelable satellite subleases is as follows: 1996 -- $4,030; 1997 -- $4,030; 1998 -- $3,220; 1999 -- $1,923; and
2000 -- $900. Sublease satellite rental income totaled $2,100 and $3,349 in 1994 and 1995 and is included in Programming and Electronic Media revenue. There was no sublease satellite rental income in 1993.

NOTE 13 -- STOCK-BASED COMPENSATION PLANS

  (a) Incentive Compensation Plans

     The Company has a deferred incentive compensation plan which is administered by the Compensation Committee of the Board of Directors. The expense under this plan was $5,330, $12,747, and $773 in 1993, 1994 and 1995, respectively. As of December 31, 1994 and 1995, the amounts accrued under this plan equaled $31,266 and $4,806 respectively. On September 29, 1995, the Company liquidated 85% of the units in the Company's deferred incentive compensation units plan (the "IUP Plan") which was paid in cash and stock totaling $27,233.

  (b) Restricted Stock Unit Plan

     During 1993, the Company established a Restricted Stock Unit Plan for certain key executives. Participants were awarded restricted stock units with each unit being equivalent to one share of Class A Common Stock. Restricted stock units, including additional units accrued as a result of dividends and reinvested dividends, will be 100% vested at the end of three years from the date of the award. Upon vesting, the restricted stock units will be paid out, net of taxes, in actual shares of Class A Common Stock. Participants will be offered an opportunity to defer such payout. Vesting is accelerated for death, total disability, termination other than for cause, and for retirement (pro-rata). In connection with the disposal of

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

its cable operations, the Company fully vested 115,650 units of which 60,300 units were paid in cash and stock totaling $1,653 prior to the Merger. In connection with the reorganization and transactions described in Note 2, and as provided under the terms of the plans, the number of units awarded to participants holding units immediately after the closing of the transaction were adjusted upward by a factor of approximately 2.3876 (the "Conversion Factor") in order to preserve the economic value of the outstanding units. In connection with the Plan, a total of 730,800 Class A shares (after considering the Conversion Factor) have been reserved. As of December 31, 1994 and 1995, 299,700 units and 567,450 (after the Conversion Factor), respectively, were issued and outstanding. Compensation expense, included in continuing operations, totaled $405, $2,400, and $1,173 during 1993, 1994 and 1995, respectively.

  (c) Stock Option Plans

     Effective October 1, 1994, the Board of Directors of the Company adopted the "1994 Employee Stock Option Plan" and the "1994 Non-Employee Director Stock Option Plan", (The "Option Plans"). The Option Plans were approved by the stockholders of the Company at its Annual Meeting in 1995. The Option Plans will remain in effect until the earlier of October 1, 1999 or termination of the aforementioned Option Plans by the Board of Directors of the Company.

     Under the terms of the Option Plans, key employees recommended by the Compensation Committee of the Board of Directors (or by any other committee appointed by the Board consisting of two or more non-employee Directors) and all 12 non-employee directors, are eligible to receive grants of stock options. The maximum number of shares of Class A Common Stock that can be used for purposes of the Option Plans is 1,867,500. Shares may be awarded from authorized and unissued shares or from treasury shares, as determined by the Compensation Committee.

     Options granted under the "1994 Employee Stock Option Plan" are exercisable in four equal annual installments beginning one year after the grant date. Options under the "1994 Non-Employee Director Stock Option Plan" are exercisable on the first anniversary date of the grant. Options granted under both plans have a term of ten years.

     Upon a "Change of Control" as defined in the Option Plans, all options granted will become immediately vested and exercisable. In 1994, 286,650 options were granted, at an exercise price of $17.11. In 1995, an additional 27,000 options were granted to the non-employee directors, and an additional 349,200 options were granted to key employees at an exercise price of $11.27. In connection with the reorganization and transactions described in Note 2, and as provided under the terms of the plans, the option exercise price on the 286,650 options issued in 1994 were adjusted to $1.471 in order to preserve the economic value of the outstanding options. During 1995, 6,300 options were exercised at an exercise price of $1.471. As of December 31, 1995, there were 656,550 options outstanding of which 81,900 are exercisable.

     Amounts paid to participants in the liquidation of 85% of the IUP Plan and the remaining units in the IUP Plan, may be adjusted if, upon the occurrence of a public offering of Continental Class A Common Stock or certain other events, the value of Continental Class A Common Stock was greater or less than the price attributed to such shares at the time 85% of the units were liquidated. A similar adjustment is applicable to certain options and units issued prior to the Merger in the Option Plans and the Restricted Stock Unit Plan. As a result of a planned merger of Continental with and into USWest Media Group (the "USWest/ Continental Merger"), jointly announced by these entities on February 27, 1996, participants in these plans may receive the adjustment as additional payments in cash or stock reflecting the increase in the price of Continental Class A Common Stock since the Merger. In the three months ended March 31, 1996, the Company recorded a charge to continuing operations of $11,397 and a charge to discontinued operations of $5,421 (pre-tax) to reflect the vested portion of an estimated $20,530 adjustment to the stock-based compensation plans. The difference of $3,712 will be charged to operations over the remaining vesting period

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

of the plans, primarily in the second and third quarters of 1996. The final amount of additional consideration is subject to the closing of the US West Merger, expected by the end of 1996. The amount of the liquidation of the IUP, including the 15% retained units and the estimated $14.0 million adjustment related to the US West Merger, totals $18.9 million which would be payable to participants in the IUP, of which payment of approximately $4.3 million will be in shares of Class A Common Stock and the remainder will be paid in cash. Following the payout of any additional consideration, the IUP Plan will be fully liquidated and terminated.

NOTE 14 -- PENSIONS AND OTHER EMPLOYEE BENEFITS

       (a) Defined Benefit Pension Plans

     The Company has three noncontributory defined benefit retirement plans (including one funded by KHC acquired in the Kelso Buyout). The Company's funding policy for the defined benefit plans is to contribute such amounts as are deductible for federal income tax purposes. Benefits are based on the employee's years of service and average compensation immediately preceding retirement.

     The funded status of the defined benefit plans is as follows:

                                                                    1994           1995
                                                                  --------       ---------
    Actuarial present value of benefit obligations:
      Vested benefit obligations................................  $(49,956)      $ (86,502)
                                                                  --------       ---------
      Accumulated benefit obligations...........................  $(54,169)      $ (91,968)
                                                                  --------       ---------
    Projected benefit obligations...............................  $(71,227)      $(109,985)
    Plan assets at fair value (primarily corporate equity and
      debt securities, government securities and real estate)...    89,106         132,779
                                                                  --------       ---------
         Excess of plan assets over projected benefit
           obligations..........................................  $ 17,879       $  22,794
                                                                  --------       ---------

     The assumptions used in the above valuations are as follows:

                                                                    1994           1995
                                                                    ----           ----
    Discount rate...............................................    7.5 %          7.0 %
    Rate of increase in compensation levels.....................    5.0 %          4.5 %

     Certain changes in the items shown above are not recognized as they occur, but are amortized systematically over subsequent periods. Unrecognized amounts to be amortized and amounts included in the consolidated balance sheets are shown below:

                                                                      1994          1995
                                                                     -------       -------
    Unrecognized net loss..........................................  $(8,336)      $(2,874)
    Unrecognized net transition asset being amortized principally
      over 18 years................................................   11,956        10,727
    Unrecognized prior service cost due to plan amendment..........   (3,504)       (3,029)
    Prepaid pension cost (included in other assets)................   17,763        17,970
                                                                     -------       -------
              Excess of plan assets over projected benefit
                obligations........................................  $17,879       $22,794
                                                                     =======       =======

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     The components of 1993, 1994 and 1995 pension expense (income) and the assumptions used as determined by the plans' actuary, are as follows:

                                                       1993           1994           1995
                                                      -------       --------       --------
    Service cost....................................  $ 1,971       $  2,017       $  3,185
    Interest cost...................................    5,022          5,093          7,480
    Actual return on plan assets....................   (8,681)         2,724        (25,674)
    Net amortization of unrecognized net assets and
      deferrals.....................................      691        (11,304)        15,041
                                                      -------       --------       --------
      Pension expense (income)......................  $  (997)      $ (1,470)      $     32
                                                      =======       ========       ========

                                                        1993           1994           1995
                                                        ----           ----           ----
    Discount rate...................................    7.5 %          7.5 %          7.5 %
    Rate of increase in compensation levels.........    5.0            5.0            5.0
    Expected long-term rate of return on assets.....    8.5            8.5            8.5

     The effects of the special termination benefits of $3,701 and curtailment gain of $531 associated with the Newspaper Consolidation and early retirement program are included in the Newspaper Consolidation Costs discussed in Note 8
(a).

  (b) Defined Contribution Plan

     The Company contributes to defined contribution plans based on the amount of each employee's plan contribution, not to exceed a predetermined amount as defined by each plan. The total expense of these plans was $1,086, $1,150 and $1,312 in 1993, 1994 and 1995, respectively.

  (c) Other Postretirement Benefit Plans

     In addition to the Company's defined benefit pension plans, one of Broadcasting stations provides postretirement medical benefits to its group of employees. The Registrant provides postretirement life insurance benefits to substantially all of its employees. These plans are non-contributory and are not funded.

     The Company's accrued postretirement benefit cost as of December 31, 1994 and 1995 was $3,086 and $3,461, respectively, consisting primarily of accumulated postretirement benefit obligations for retirees. Net periodic postretirement benefit cost for 1993, 1994 and 1995 totaled $252, $300 and $204, respectively, consisting primarily of interest costs.

     For measurement purposes relating to the medical plan, a medical trend rate of 13.0% was used grading to 6.0% by the year 2002. A 1% change in the medical trend rate does not result in a material impact to the Company's reported postretirement benefits. The discount rate used in determining the accumulated postretirement benefit obligation for the medical and life insurance plans was 7.5% and 7.0 % in 1994 and 1995, respectively.

  (d) Supplemental Retirement Plan

     The Company maintains an unfunded supplemental retirement plan which provides supplemental benefits to a select group of senior management employees. At December 31, 1994 and 1995, the vested benefit obligation was $1,220 and $3,933, respectively, and the accumulated benefit obligation was $3,437 and $4,684, respectively. The projected benefit obligation totaled $5,799 and $6,065, respectively, at December 31, 1994 and 1995.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     The net periodic pension cost for 1993, 1994, and 1995 was $1,501, $997 and $1,000, respectively, consisting of service and interest costs. An assumed discount rate of 7.5% and 7.0% and compensation level increase rate of 5.0% and 4.5% were used in determining the benefit obligations at December 31, 1994 and 1995, respectively.

  (e) Change in Control Agreements

     In October, 1993, the Company executed various management agreements which only become effective upon a change-in-control of the Company. The terms of the agreements vary, with the maximum agreement providing a three year term of employment with responsibilities, compensation, and benefits at least commensurate as those during the prior six (6) months. If terminated involuntarily, the individuals are entitled to a maximum of 299% of their highest base pay and average bonus received during the prior three years as a lump sum severance payment. In a supplemental agreement, executed in October 1993, the Company committed to paying the severance stated above in the event an individual was involuntarily terminated as a result of corporate restructuring, even if prior to a change-in-control.

NOTE 15 -- DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

  (a) Current Assets and Liabilities

     The carrying amount of cash, trade receivables, trade accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

  (b) Notes Receivable

     The fair values of the Company's notes receivable are based on the amount of future cash flows associated with each instrument, discounted using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same maturities.

  (c) Long-Term Debt and Obligations for Television Program Rights

     The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate, for similar debt instruments of comparable maturity.

     The fair value of obligations for television program rights are based on future cash flows, discounted using the Company's current borrowing rate, over the term of the related contract.

  (d) Interest Rate Swaps

     The fair value of interest rate swaps is the amount at which they could be settled, based on estimates obtained from dealers. At December 31, 1994 settlement approximated a $9,400 receivable to the Company. The amount of payment required to settle outstanding interest rate swaps at December 31, 1995 approximated $8,000.

  (e) Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

     The estimated fair value of the Company's financial instruments are summarized as follows:

                                               AT DECEMBER 31, 1994        AT DECEMBER 31, 1995
                                              -----------------------     -----------------------
                                              CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                               AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                              --------     ----------     --------     ----------
    Notes receivable........................  $ 19,513      $  19,513     $ 19,174      $  19,174
                                              ========      =========     ========      =========
    Long-term debt..........................  $260,761      $ 263,430     $244,098      $ 244,098
                                              ========      =========     ========      =========
    Television program rights payable.......  $  7,364      $   6,458     $ 21,972      $  20,467
                                              ========      =========     ========      =========

NOTE 16 -- COMMITMENTS AND CONTINGENCIES

     The Company has outstanding payment commitments for broadcast television programming totaling $45,511 at December 31, 1995, which under the licensing agreements are not yet available for showing. Such programming becomes available at various times over the years 1996 through 2000, at which point the Company records the asset and related liability.

     The Company has various talent contract commitments primarily with its newscast employees covering up to three years together totaling $28,743.

     The Company has insurance programs for workers' compensation, general liability, auto and certain health coverages which comprise a form of self-insurance. The Company's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. In addition, the Company is self-insured for environmental hazards. An estimate for claims incurred but not paid is accrued annually.

     The Company has a letter of credit commitment in an amount not to exceed $12,000 in support of industrial revenue bonds of a wholly-owned subsidiary.

     In 1987, the Company repurchased approximately 8% of its outstanding shares of common stock from an unaffiliated party with a provision that additional consideration be paid to the unaffiliated party in the event of a significant change in ownership of the Company. The Company paid this unaffiliated party approximately $7,353 on October 5, 1995 in full settlement of the redemption agreement, and has recorded the additional consideration in the consolidated statement of stockholders' equity.

     On August 12, 1994, Department of Insurance regulators seized control of Confederation Life Insurance Company. The Company's Qualified Compensation Deferral Plan has an investment contract with Confederation Life Insurance Company. The contract was entered into in 1991 and was scheduled to mature on January 2, 1996. As a result of the seizure, the value of the contract as of August 11, 1994, has been frozen at $3,840. The Company has agreed to guarantee the difference between the amount eventually paid by the regulators and the contract value on the seizure date. To date this amount cannot be quantified but is not expected to have a material effect on the consolidated financial position or results of operations of the Company.

     On January 17, 1995, Cable LP I, Inc. ("Cable LP") brought a declaratory judgment action against Old PJC, Colony and Dynamic Cablevision of Florida, Inc., a wholly-owned subsidiary of Colony ("Dynamic"), in the Circuit Court of Dade County, Florida. Colony was a cable television subsidiary of Old PJC, which was transferred to Continental in connection with the Merger. This case relates to a partnership (the "Dynamic Partnership"), in which Dynamic is the general partner with an 89.8% interest, and Cable LP is the limited partner with a 10.2% interest. In this action, Cable LP claimed that Dynamic was obligated to offer to sell Dynamic's general partnership interest to Cable LP before Old PJC entered into the Merger Agreement with Continental. Cable LP further claims that Dynamic's offer to purchase Cable LP's limited partnership interest for $13.1 million triggered a right of first refusal entitling Cable LP to purchase the general partnership

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

interest for $115 million. Cable LP seeks a declaration by the court that the right of first refusal it is asserting applies.

     Old PJC, Colony and Dynamic made a motion to strike allegations of bad faith and breach of fiduciary duty filed against them, which motion was granted by the court, and they filed an Answer to the Complaint and a Counterclaim on March 16, 1995. In their counterclaim, Colony and Dynamic seek a declaratory judgment that Cable LP unreasonably refused consent to the transfer of the general partner's interest to Continental and that a purported transfer of Cable LP's interest in the Dynamic Partnership to a partnership to be managed by Adelphia Communications, Inc. violated Dynamic's right of first refusal under the Dynamic Partnership Agreement. The case was tried with testimony given on December 11 through December 13, 1995 with final arguments heard on January 12, 1996.

     In the event that, as a result of such litigation, Dynamic is required to sell its interest in the Dynamic partnership to Cable LP, the Merger Agreement provides that the Company will pay to Continental simultaneously with the closing of such sale an amount equal to the sum of (i) the amount (if any) by which the consideration received by Dynamic for the sale of such interest is less than $115 million plus (ii) the taxes which would have been payable assuming the purchase price for such interest equaled $115 million. See Note 19 (Subsequent Events).

NOTE 17 -- STOCKHOLDERS' EQUITY


     In connection with a proposed initial public offering of shares of Class A common stock, the Company's Board of Directors approved a 450 for 1 split of its issued and outstanding common stock Effective June 18, 1996. Such stock split has been reflected throughout these financial statements.


     The Company has two classes of common stock: Class A and Class B. Each class has the same rights and privileges, except that Class A common stock is entitled to one vote per share, whereas Class B common stock is entitled to four votes per share. In addition, the transfer of Class B common stock is limited to "Permitted Transferees" only, otherwise the shares convert to Class A common stock upon sale. In connection with the Merger agreement, trading of all shares is restricted for a period of one year from the date of the closing.

     Effective September 26, 1990, pursuant to a shareholder rights agreement, the Company issued to shareholders one common stock right for each share of Class A or Class B common stock then outstanding. The right entitles the holder to purchase one share of Class A or Class B common stock at a purchase price of $77.78 per share. Upon the occurrence of certain events, as defined in the rights agreement, the Board of Directors may order the exchange of three common shares for each right held. The shareholder rights agreement was terminated in connection with the closing under the Merger Agreement. A substantially similar agreement was entered into by the Company.

     Treasury stock at December 31, 1994, consisted of 288,450 Class A shares and 144,000 Class B shares. In connection with the PJC Spin-off, all treasury stock was canceled as of the effective time of the closing.

NOTE 18 -- BUSINESS SEGMENT INFORMATION

     The Company primarily operates in Broadcasting, Publishing, and Programming and Electronic Media. Broadcasting consists of nine owned network-affiliated television stations and two television stations for which the Company provides programming and marketing service for under local marketing agreements ("LMA"s) serving the following markets: Seattle, Portland, Charlotte, Albuquerque, Louisville, Honolulu, Spokane, Tucson, and Boise. Prior to the Kelso Buyout, Broadcasting consisted of five stations (including one station under an LMA). Publishing consists primarily of the publication and sale of the major daily newspaper serving Rhode Island and parts of southeastern Massachusetts. The Programming and Electronic Media segment consists of wholly owned subsidiaries or equity investments in cable television programming networks,

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

electronic and interactive media, programming ventures, and other electronic media. It currently consists of the Company's investments in AHN and TVFN (cable programming networks); interactive media investments: Peapod and StarSight; its electronic on-line information service, Rhode Island Horizons; its broadcast programming venture: Partner Stations Network; and its recently launched cable news network: NorthWest Cable News Network ("NWCN"). NWCN is a 24-hour regional cable news network serving cable subscribers in the Pacific Northwest. It was launched on December 18, 1995 and currently reaches 1.2 million subscribers.

     Operating results and other financial data for the principal business segments of the Company for 1993, 1994 and 1995 are presented in the table which follows. Operating income (loss) by business segment is total revenue less operating expenses. Other income (expense), income taxes and extraordinary items have all been excluded from the computation of operating income (loss) by segment. Identifiable assets by business segment are those assets used in Company operations in each segment. Capital expenditures are reported exclusive of acquisitions.

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

                                                                   1993       1994       1995
                                                                 --------   --------   --------
Revenues:
  Broadcasting.................................................  $ 45,506   $ 54,024   $180,547
  Publishing...................................................   124,914    127,893    128,491
  Programming and Electronic Media.............................        --      2,300      3,468
                                                                 --------   --------   --------
                                                                 $170,420   $184,217   $312,506
                                                                 ========   ========   ========
Operating income (loss):
  Broadcasting.................................................  $ (1,472)  $  6,219   $ 42,535
  Publishing...................................................     9,891      9,270    (10,264)
  Programming and Electronic Media.............................        --       (315)    (1,831)
  Corporate....................................................   (21,628)   (26,750)   (17,054)
                                                                 --------   --------   --------
                                                                 $(13,209)  $(11,576)  $ 13,386
                                                                 ========   ========   ========
Identifiable assets
Broadcasting...................................................  $106,992   $ 84,278   $502,024
  Publishing...................................................   162,848    161,743    152,890
  Programming and Electronic Media:
     Investments in affiliated companies.......................     3,786      2,708     17,315
     Other.....................................................     1,312      8,364     10,719
  Discontinued operations, net.................................   396,707    369,790         --
  Investments in affiliates -- Other...........................    86,451     80,699      4,856
  Other........................................................    17,589     17,131     19,426
                                                                 --------   --------   --------
                                                                 $775,685   $724,713   $707,230
                                                                 ========   ========   ========
Depreciation and amortization:
  Broadcasting.................................................  $  8,682   $  7,856   $ 21,884
  Publishing...................................................    11,426     11,198     10,850
  Programming and Electronic Media.............................        --         33        167
  Other........................................................       505        896      1,068
                                                                 --------   --------   --------
                                                                 $ 20,613   $ 19,983   $ 33,969
                                                                 ========   ========   ========
Capital expenditures
  Broadcasting.................................................  $  1,368   $  1,587   $  7,951
  Publishing...................................................     9,962      2,356      3,200
  Programming and Electronic Media.............................        --      1,138      3,670
  Other........................................................       267      1,400        455
                                                                 --------   --------   --------
                                                                 $ 11,597   $  6,481   $ 15,276
                                                                 ========   ========   ========

                THE PROVIDENCE JOURNAL COMPANY AND SUBSIDIARIES

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 IS
                                   UNAUDITED)

NOTE 19 -- SUBSEQUENT EVENTS (UNAUDITED)

     Subsequent to March 31, 1996, the following significant events have occurred:

  (a) Litigation


     On January 17, 1995, as discussed in Note 16, a declaratory judgment action was brought by Cable L.P. I, Inc. ("Cable LP") against Old PJC, among other parties, claiming that a subsidiary of Colony Communications, Inc., a wholly-owned subsidiary of Old PJC ("Colony") had breached a right of first refusal entitling Cable LP to purchase a general partnership interest in a cable system Colony had transferred to Continental in connection with the Merger Agreement. A final judgment in this action in favor of Cable LP was entered on May 21, 1996. Such judgment requires, among other matters, Dynamic and Colony to negotiate on a price to transfer Dynamic's interest in the general partnership to Cable LP.



     The Company has appealed this judgment and moved to stay the effect of the judgment during the pendency of the appeal. On June 10, 1996 a hearing was held on the Company's motion to stay. At such hearing the judge declined to grant or deny the Company's motion to stay at this time. The Company is unable to predict at this time what the ultimate outcome of this litigation might be. In accordance with applicable accounting principles, should any loss resulting from this litigation ultimately prove to be probable and reasonably estimable, such loss, at that time, would result in a charge to stockholders' equity to reflect the estimated decrease in the net book value of the cable assets disposed of in 1995 pursuant to the Merger Agreement. Such a charge could have a material effect upon the Company's financial condition. If any payment obligations are ultimately required under the terms of the Merger Agreement, it is currently anticipated that such payments could be up to $40,000 and could have a material effect upon the Company's liquidity position.


  (b) Increased Ownership Interest in Television Food Network, G.P.


     On May 14, 1996 the Company purchased the equity partnership interests held by Landmark Programming, Inc. ("Landmark") and Scripps Howard Publishing, Inc. ("Scripps"), two of the partners of TVFN, for respective purchase prices of approximately $12,650 and $11,400. Prior to such purchase, Landmark and Scripps each owned a 10.8% and 9.7% general partnership interest in TVFN. The agreements with each of Landmark and Scripps contain covenants by such parties not to compete with TVFN and its affiliates for a period of one year following such purchase. The Company's investment in TVFN through May 31, 1996, including these purchases and funding of its share of operating losses, totaled $44.7 million, which represents an equity interest of approximately 46%. Following these recent purchases, the Company now holds three of the five voting seats on the management committees of TVFN. As a result of the purchases, TVFN became a controlled subsidiary of the Company and, effective May 14, 1996, was consolidated into the Company's results of operations. The Company is pursuing a proposed transaction to purchase all of the equity partnership interest held by a third partner which would increase its ownership percentage in TVFN to approximately 55% and result in control of four of the five voting seats on the management committee. The Company estimates its additional investment in TVFN for the third partner's equity interest plus funding of the Company's share of operating losses of TVFN will total approximately $22,500 for the remainder of 1996.

                          INDEPENDENT AUDITORS' REPORT

King Holding Corp.:

     We have audited the consolidated balance sheet of King Holding Corp. and subsidiaries (the Company) as of December 31, 1994 and the related consolidated statements of operations, stockholders' equity, and of cash flows for each of the two years in the period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of King Holding Corp. and subsidiaries at December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


/S/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
February 10, 1995

                      KING HOLDING CORP. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1994
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      1994
                                                                                    --------
ASSETS
Current Assets:
  Cash and cash equivalents.......................................................  $  3,578
  Accounts receivable, net........................................................    26,801
  Film and syndication rights, current portion....................................     7,995
  Prepaid expenses and other current assets.......................................     1,604
                                                                                    --------
          Total current assets....................................................    39,978
                                                                                    --------
Property and Equipment, net.......................................................    58,131
                                                                                    --------
Other Assets:
  Film and syndication rights, long-term portion..................................       787
  Deferred financing costs, net...................................................    10,625
  Intangible assets, net..........................................................   124,070
  Long-term pension asset.........................................................     2,927
  Other assets....................................................................        44
                                                                                    --------
          Total other assets......................................................   138,453
                                                                                    --------
Net Assets of Discontinued Operations.............................................   255,902
                                                                                    --------
                                                                                    $492,464
                                                                                    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt...............................................  $ 28,804
  Current portion of film and syndication rights..................................     7,753
  Accounts payable and other accrued expenses.....................................    12,247
                                                                                    --------
          Total current liabilities...............................................    48,804
Long-term Obligations:
  Long-term debt..................................................................   265,245
  Film and syndication rights obligations.........................................     1,501
  Deferred income taxes...........................................................    17,202
  Other...........................................................................     5,721
                                                                                    --------
          Total liabilities.......................................................   338,473
                                                                                    --------
Commitments and Contingencies
Stockholders' Equity:
  Common stock, Class A; $0.10 par value; 200 shares authorized issued and
     outstanding..................................................................        --
  Common stock, Class B (nonvoting); $0.10 par value; 240,000 shares authorized;
     211,000 issued and outstanding...............................................        21
  Additional paid in capital......................................................   210,314
  Accumulated deficit.............................................................   (56,344)
                                                                                    --------
          Total stockholders' equity..............................................   153,991
                                                                                    --------
                                                                                    $492,464
                                                                                    ========

          See accompanying notes to consolidated financial statements

                      KING HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                           1993         1994
                                                                         --------     --------
Revenues:
  Gross broadcast revenue..............................................  $117,967     $135,177
  Less agency commissions..............................................    15,627       18,118
                                                                         --------     --------
          Net revenues.................................................   102,340      117,059
                                                                         --------     --------
Costs and Expenses:
  Operating............................................................    44,005       48,734
  Selling, general and administrative..................................    25,233       27,179
  Management and other fees paid to related parties....................     2,034        2,624
  Depreciation and amortization........................................    14,697       13,746
                                                                         --------     --------
          Total........................................................    85,969       92,283
                                                                         --------     --------
Operating income.......................................................    16,371       24,776
Other income (expense):
  Interest expense, net of allocation to discontinued operations.......    (8,972)      (8,694)
  Other, net...........................................................       288           24
                                                                         --------     --------
          Total other expense..........................................    (8,684)      (8,670)
                                                                         --------     --------
Income from continuing operations before income taxes..................     7,687       16,106
Income tax provision...................................................     6,787        8,843
                                                                         --------     --------
Income from continuing operations......................................       900        7,263
Loss from discontinued cable operations, net of taxes..................   (15,389)     (11,837)
Provision for loss on discontinued cable operations during phaseout
  period, net of taxes.................................................        --      (12,078)
                                                                         --------     --------
          Net loss.....................................................  $(14,489)    $(16,652)
                                                                         ========     ========
Net loss per common share:
  Income from continuing operations....................................  $   4.26     $  34.38
  Discontinued operations..............................................    (72.86)     (113.23)
                                                                         --------     --------
Net loss per common share..............................................  $ (68.60)    $ (78.85)
                                                                         ========     ========
Weighted average shares outstanding....................................   211,198      211,198
                                                                         ========     ========

          See accompanying notes to consolidated financial statements

                      KING HOLDING CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

                                                                           1993         1994
                                                                         --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income from continuing operations....................................  $    900     $  7,263
  Adjustments to reconcile income from continuing operations to net cash flows provided by continuing operating activities:
     Depreciation and amortization.....................................    14,697       13,746
     Loss on disposal of fixed assets..................................        --          464
     Compensation costs related to warrant bonuses.....................       335           --
     Deferred income taxes.............................................        18         (746)
     Changes in assets and liabilities:
     Accounts receivable...............................................    (4,695)      (3,116)
     Prepaid expenses and other current assets.........................       905          533
     Accounts payable and other accrued expenses.......................       838        2,491
     Other, net........................................................       575        2,595
     Film rights assets and liabilities................................    (1,286)         489
                                                                         --------     --------
          Total adjustments............................................    11,387       16,456
                                                                         --------     --------
          Net cash flows provided by continuing operating activities...    12,287       23,719
                                                                         --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment...................................    (3,086)      (7,136)
  Increase in other assets, net........................................      (250)          --
  Net decrease in investments in discontinued operations...............     7,238        7,113
                                                                         --------     --------
          Net cash provided by (used in) investing activities..........     3,902          (23)
                                                                         --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of notes payable............................................   (16,000)     (20,951)
                                                                         --------     --------
          Net cash used in financing activities........................   (16,000)     (20,951)
                                                                         --------     --------
Increase in cash and cash equivalents..................................       189        2,745
Cash and cash equivalents, beginning of year (including cash and cash
  equivalents included in net assets of discontinued operations).......       687          876
                                                                         --------     --------
Cash and cash equivalents, end of year:
  Continuing operations................................................       833        3,578
  Included in net assets of discontinued operations....................  $     43     $     43
                                                                         ========     ========

          See accompanying notes to consolidated financial statements

                      KING HOLDING CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)

                                           COMMON STOCK         ADDITIONAL                        TOTAL
                                        -------------------      PAID-IN       ACCUMULATED     STOCKHOLDERS'
                                        CLASS A     CLASS B      CAPITAL         DEFICIT          EQUITY
                                        -------     -------     ----------     -----------     ------------
BALANCE AT DECEMBER 31, 1992..........   $  --       $  21       $ 209,979      $ (25,203)       $184,797
  Compensation costs related to
     warrant bonuses..................                                 335                            335
  Net loss............................                                            (14,489)        (14,489)
                                         -----       -----       ---------      ---------        --------
BALANCE AT DECEMBER 31, 1993..........      --          21         210,314        (39,692)        170,643
  Net loss............................                                            (16,652)        (16,652)
                                         -----       -----       ---------      ---------        --------
BALANCE AT DECEMBER 31, 1994..........   $  --       $  21       $ 210,314      $ (56,344)       $153,991
                                         =====       =====       =========      =========        ========

          See accompanying notes to consolidated financial statements.

                      KING HOLDING CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business -- King Holding Corp. (the "Company") owns and operates certain television stations and cable television properties throughout the central and western United States and Hawaii. The Company was formed as a joint venture between the Providence Journal Company and subsidiaries ("Providence Journal") and an investment banking organization (the "Investor Stockholder"). The Providence Journal and Investor Stockholder each own a 50% interest in the Company. On February 25, 1992, the Company acquired the outstanding capital stock of King Broadcasting Company ("KBC"), the parent company of King Videocable Company ("KVC"), for a purchase price of approximately $364,000 plus assumed liabilities aggregating $183,000 (the "Acquisition"). The Acquisition has been accounted for as a purchase, and accordingly, the accompanying consolidated statements of operations, stockholders' equity, and cash flows include the operations of the Company and its subsidiaries commencing February 25, 1992. The purchase price was funded through the initial capitalization of the Company and proceeds received from debt financing with a syndicate of banks (see Note 5). As part of the initial capitalization of the Company, the Providence Journal was awarded a warrant allowing for the purchase of 2,012 shares of Class B nonvoting common stock at $.10 per share.

     During 1994 the Company entered into a plan to dispose of its Cable operations (see Note 2).

  Summary of Significant Accounting Policies

     Basis of Presentation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The accompanying consolidated financial statements differ from those previously issued by the Company due to the reporting of its discontinued cable operations (see Note 2). All significant transactions between the consolidated entities have been eliminated (see Note 9).

     Revenue Recognition -- Revenues from broadcast activities are recognized as advertisements are broadcast. Revenues from cable activities are recognized as the services are provided.

     Investment in Nonconsolidated Partnerships -- The Company has made certain investments in media partnerships as a limited and general partner with voting interests of approximately 10% and 50%, respectively. These investments are accounted for using the equity method and are included in net assets of discontinued operations. Income attributable to the Company's proportional share of the partnership earnings is reported within other expense.

     Allowance for Doubtful Accounts -- The allowance for doubtful accounts related to continuing operations at December 31, 1994 aggregated $1,200.

     Property and Equipment -- Property and equipment are recorded at cost, or in the case of property and equipment acquired as a result of the Acquisition, at appraised fair value at the date of purchase. Cable system betterments, including materials, labor and interest, are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, generally three to twenty years.

     In 1993, due to provisions of the Cable Television Consumer Protection and Competition Act of 1992 ("Cable Act") which effectively transferred ownership of wiring and additional outlets installed in a customer's residence, KVC accelerated the depreciation of these items based upon the estimated customer churn rate and expensed all costs of installation and wiring in the home as incurred effective January 1, 1993. The charge recorded in December 1993 related to these items aggregated $4,607 and is reflected in discontinued operations.

                      KING HOLDING CORP. AND SUBSIDIARIES

     Deferred Financing Costs -- Costs of obtaining debt financing have been deferred and are being amortized using the straight-line method over the amortization period of the related debt (ten years). Included in such costs are $12,000 of fees paid to the Company's stockholders to assist in the arrangement of the financing. Accumulated amortization at December 31, 1994 aggregated $4,201.

     Intangible Assets -- Intangible assets are recorded at their appraised fair value at the date of Acquisition. Amortization is provided using the straight-line method over the estimated useful lives of the related assets, generally fifteen to forty years. The Company evaluates the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future undiscounted operating cash flows. The Company also evaluates the amortization periods of the intangible assets to determine whether events or circumstances warrant revised estimates of useful lives.

     Film and Syndication Rights -- Assets and liabilities related to film and syndication rights are recorded at cost, when the related film or television series is available for broadcast. Film rights assets are amortized using principally accelerated methods, based on the anticipated value of each film showing and the number of anticipated showings. Syndication rights are amortized ratably over the term of the series expected showing.

     Cash and Cash Equivalents -- The Company considers all short-term, highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

     Supplemental cash flow information for the years ended December 31, 1993 and 1994 is as follows:

                                                                        1993        1994
                                                                       -------     -------
    Cash paid for interest...........................................  $25,453     $25,165
    Cash paid for income taxes.......................................    3,021       4,736

     Income Taxes -- Deferred income taxes are provided to recognize temporary differences between book and tax bases of the Company's assets and liabilities and the effects of credits and other items not yet recognized for tax purposes.

     Interest Rate Swaps -- The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Derivative financial instruments are used only to manage well-defined interest rate risks.

     The Company has entered into interest rate swap agreements which are accounted for as a hedge of the obligation and accordingly, the net swap settlement amount is recorded as an adjustment to interest expense in the period incurred. Gains and losses upon settlement of a swap agreement are deferred and amortized over the remaining term of the agreement.

     Net Loss Per Common Share -- Net loss per common share is computed using the weighted average number of common shares outstanding during the year.

     Reclassifications -- The accompanying statements of cash flows have been reclassified to present cash flows from discontinued operations in investing activities.

2. DISCONTINUED OPERATIONS (INFORMATION SUBSEQUENT TO FEBRUARY 10, 1995 IS UNAUDITED)

     In November 1994, the Providence Journal entered into an agreement with Continental Cablevision, Inc. ("Continental") whereby Continental would acquire all of the Providence Journal's cable operations, both wholly and partly owned. Under the terms of the agreement, as modified in August 1995 (the "August Modification"), in an integrated transaction, KBC sold its entire interest in KVC to Continental for proceeds which approximated $405 million. Simultaneously with this transaction, the Providence Journal acquired the remaining 50% interest in the Company held by the Investor Stockholder, thus becoming sole owner of the

                      KING HOLDING CORP. AND SUBSIDIARIES

Company. Immediately thereafter, the remaining cable operations of the Providence Journal were merged into Continental in accordance with the terms of the agreement in a tax-free transaction.

     Prior to the August Modification, the transaction had been structured to qualify as a tax-free exchange effected through a distribution of assets to the shareholders, which would have resulted in no gain or loss for the Company. Accordingly, the Company provided for the anticipated operating losses of KVC through the expected date of its disposal in the Company's 1994 financial statements. The provision for loss during the phase-out period, recorded by the Company during 1994, including allocated interest of $18,258, net of taxes was $12,078. Proceeds of the transaction were used to repay all of the Company's existing longterm debt and to settle the outstanding interest rate swaps.

     The net assets of KVC have been segregated in the accompanying consolidated balance sheets as "net assets of discontinued operations". Net assets to be acquired consist primarily of property and equipment, and intangible assets. Such amounts have been reported net of costs and expenses expected to be incurred through the disposal date.

     The results of operations of KVC have been reported as discontinued operations in the accompanying consolidated statements of operations. Prior year financial statements have been reclassified to conform to the current year presentation. The condensed statements of operations relating to the discontinued cable operations are presented below:

                                                                     1993          1994
                                                                   ---------     ---------
    Revenues.....................................................  $  83,538     $  84,174
    Costs and expenses...........................................   (106,342)     (101,261)
                                                                   ---------     ---------
    (Loss) before income taxes...................................    (22,804)      (17,087)
    Income tax benefit...........................................      7,415         5,250
                                                                   ---------     ---------
              Net (loss).........................................  $ (15,389)    $ (11,837)
                                                                   =========     =========

3. PROPERTY AND EQUIPMENT

     Property and equipment of continuing operations consisted of the following at December 31:

                                                                                  1994
                                                                                --------
    Land and buildings........................................................  $ 40,225
    Broadcast equipment.......................................................    30,352
    Office equipment..........................................................     2,979
    Leasehold improvements....................................................     1,207
    Construction-in-process...................................................     4,343
                                                                                --------
              Total...........................................................    79,106
    Less accumulated depreciation and amortization............................   (20,975)
                                                                                --------
    Property and equipment -- net.............................................  $ 58,131
                                                                                ========

                      KING HOLDING CORP. AND SUBSIDIARIES

4. INTANGIBLE ASSETS

     Intangible assets of continuing operations consisted of the following at December 31:

                                                                                  1994
                                                                                --------
    FCC license agreements....................................................  $ 59,780
    Goodwill..................................................................    28,774
    Advertiser relations......................................................    47,200
    Other.....................................................................     7,669
                                                                                --------
              Total...........................................................   143,423
    Less accumulated amortization.............................................   (19,353)
                                                                                --------
    Intangible assets -- net..................................................  $124,070
                                                                                ========

5. FINANCING AGREEMENTS

     The Company has a credit agreement (the "Credit Agreement") with a syndicate of banks which consists of a revolving credit facility, "swing" loans (as defined), and a term loan.

     The revolving credit facility provides for borrowings of up to $50,000 of which $10,800 was outstanding on December 31, 1994. Borrowings outstanding under the facility are payable in full in February 2000. The term loan of $283,249 is payable in 32 quarterly installments commencing in March 1994.

     "Swing" loans are available to the Company from the lead bank of the syndicate. "Swing" loans are available up to a maximum aggregate borrowing level of $5,000 at any one time, and are generally subject to the same repayment terms as the revolving credit facility.

     Borrowings under the Credit Agreement bear interest at either a bank's CD rate plus an applicable margin (as defined), the LIBOR rate plus the applicable margin or an alternate base rate determined as the greater of a bank's prime rate, the Federal Funds rate plus 1/2% or a secondary market determined rate plus 1 1/4% all determined at the Company's option. At December 31, 1994, the interest rate on the revolving credit facility was 7.375%. During 1994, interest rates on the term loan ranged between 4.88% and 7.75%, based on the one and three month LIBOR rates, respectively.

     In connection with the Credit Agreement, the Company is required to pay an annual fee of 3/8 of 1% of the average daily unused availability under the revolving credit facility. In addition, the Company is required to pay the lead bank an annual fee of 3/8 of 1% of the average daily unused "swing" loan availability. Such fees aggregated $187, $194 in 1993 and 1994, respectively.

     The Credit Agreement contains certain limitations on additional indebtedness, capital expenditures, payments to affiliates and disposition of assets and requires the Company to maintain certain leverage and interest coverage ratios, all as defined in the Agreement.

     At December 31, 1994, long-term debt was due as follows: 1995 -- $28,804; 1996 -- 38,408; 1997 -- $38,408; 1998 -- $38,408; 1999 -- $28,804;
thereafter -- $121,217.

     In March 1992, the Company entered into two interest rate swap agreements to minimize interest rate risk on its revolving and term credit facilities described above and to access lower interest rates in certain markets. The interest rate under the swap agreements is equal to 7.23%, plus an applicable margin as defined in the revolving credit and term loan facility, which effectively sets the interest rate at 8.6%. The agreements expire March 25, 1999 and cover $250,000 of notional principal amount.

                      KING HOLDING CORP. AND SUBSIDIARIES

     The Company recorded additional interest expense during 1993 and 1994 totaling approximately, $9,915 and $7,427, respectively, which represents the excess of the swap agreement rate over the original contractual rate. The notional amounts and respective periods covered under the agreements are as follows:

                          AMOUNT
                        -----------
    $250,000...........................................  March 25, 1992 -- March 25, 1995
    $200,000...........................................  March 25, 1995 -- March 25, 1996
    $160,000...........................................  March 25, 1996 -- March 25, 1997
    $110,000...........................................  March 25, 1997 -- March 25, 1998
    $ 50,000...........................................  March 25, 1998 -- March 25, 1999

     The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements, however, the Company does not anticipate nonperformance under the agreement.

     KVC has been allocated interest (including amortization of deferred financing costs) of $19,054 and $18,224 for the years ended December 31, 1993 and 1994, respectively. Interest expense has been allocated to KVC based upon intercompany financing in connection with the Acquisition. The effective interest rate used in these allocations was 8.36% during these periods. The common stock and assets of the Company are pledged to collateralize all external financing arrangements.

6. EMPLOYEE BENEFIT PLANS

     In connection with the Acquisition described in Note 1, the Company assumed a defined benefit pension plan (the "Plan"). The Plan covers all qualified employees who meet certain employment service and age requirements and are not covered by union pension plans. Net periodic pension cost is comprised of the components listed below, as determined using the actuarial cost aggregate method. The Company's funding policy is to make annual contributions to the Plan in such amounts necessary to fund benefits provided by the Plan on the basis of information provided by the Plan's actuary.

     Consolidated net periodic pension cost without regard to the effect of the discontinued operations for the years ended December 31, 1993 and 1994 is as follows:

                                                                        1993        1994
                                                                       -------     -------
    Service cost for benefits earned during the period...............  $   852     $   908
    Interest cost on projected benefit obligation....................    1,804       1,896
    Return on Plan assets............................................   (2,481)        774
    Net deferral.....................................................      323      (3,030)
    Amortization of prior service cost...............................       --         (18)
                                                                       -------     -------
              Total..................................................  $   498     $   530
                                                                       =======     =======

                      KING HOLDING CORP. AND SUBSIDIARIES

     The following table sets forth the Plan's funded status and obligations at December 31, 1994 without regard to the effect of the discontinued operations:

                                                                                  1994
                                                                                --------
    Actuarial present value of accumulated benefit obligations, including vested benefits of $20,012..............................................  $(23,146)
                                                                                ========
    Projected benefit obligation..............................................  $(26,596)
    Plan assets at fair value, consisting of cash and equity securities.......    28,226
                                                                                --------
    Plan assets in excess of projected benefit obligation.....................     1,630
    Prior service cost........................................................      (176)
    Unrecognized net loss.....................................................     1,955
                                                                                --------
    Pension asset.............................................................  $  3,409
                                                                                ========

     The assumptions used in the above valuations are as follows:

                                                                             1993     1994
                                                                             ----     ----
    Discount rate..........................................................  7.5 %    7.5 %
    Rate of increase in compensation levels................................  5.0      5.0
    Expected long-term rate of return on assets............................  8.5      8.5

     In 1993, the Company instituted an employee savings plan (401(k) Plan) to provide benefits for substantially all employees of the Company meeting certain eligibility requirements. The plan requires the Company to match 25% of employee contributions, up to a maximum of 1% of covered compensation. Expense related to the plan without regard to the effect of the discontinued operations aggregated $228 and $252 for the years ended December 31, 1993 and 1994, respectively.

     Pension expense allocated to KVC pursuant to these plans aggregated $60 and $54 for 1993 and 1994, respectively. Further, prepaid pension costs with respect to the defined benefit plan of $457 and $384 have been allocated to KVC at December 31, 1993 and 1994, respectively.

7. INCOME TAXES

     The income tax provision for continuing operations recorded for the years ended December 31, 1993 and 1994 consists of the following:

                                                                          1993       1994
                                                                         ------     ------
    Currently payable:
      Federal..........................................................  $5,577     $8,103
      State............................................................     579      1,486
                                                                         ------     ------
              Total....................................................   6,156      9,589
                                                                         ------     ------
    Deferred:
      Federal..........................................................     651       (886)
      State............................................................     (20)       140
                                                                         ------     ------
              Total....................................................     631       (746)
                                                                         ------     ------
    Income tax provision -- net........................................  $6,787     $8,843
                                                                         ======     ======

                      KING HOLDING CORP. AND SUBSIDIARIES

     A reconciliation of the net income tax provision computed using the U.S.
federal statutory rate of 35% (34% in 1993) to pretax income from continuing operations was as follows:

                                                                          1993       1994
                                                                         ------     ------
    Computed "expected" tax expense....................................  $2,614     $5,637
    Amortization of goodwill...........................................   1,800      1,850
    State and local taxes, net of federal tax benefit..................     362      1,057
    Enacted future rate change.........................................   1,880        362
    Other..............................................................     131        (63)
                                                                         ------     ------
    Effective tax......................................................  $6,787     $8,843
                                                                         ======     ======

     The significant components of deferred income tax provision attributable to income from continuing operations for the years ended December 31, 1993 and 1994 are as follows:

                                                                        1993        1994
                                                                       -------     -------
    Deferred income tax (exclusive of the effects of other
      components below)..............................................  $(1,950)    $(4,899)
    (Increase) decrease in alternative minimum tax...................      701       3,845
    State net operating loss benefit, net of federal tax.............       --         244
    Federal net operating loss benefit...............................       --          64
    Enacted future rate change.......................................    1,880          --
                                                                       -------     -------
    Total deferred tax provision (benefit)...........................  $   631     $  (746)
                                                                       =======     =======

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1994 are presented below:

                                                                                  1994
                                                                                 -------
    Deferred tax assets:
      Accounts receivable, principally due to allowance for doubtful
         accounts..............................................................  $   279
      Film and syndication rights, principally due to different accounting
         methods...............................................................      511
      Compensated absences, principally due to accrual for financial reporting
         purposes..............................................................      212
      Net operating loss carryforwards.........................................       13
      Alternative minimum tax credit carryforwards.............................       --
      Other....................................................................    1,186
                                                                                 -------
    Gross deferred tax assets..................................................    2,201
                                                                                 -------
    Deferred tax liabilities:
      Property and equipment, principally due to basis differences.............   17,778
      Retirement plan, principally due to accrual for financial reporting
         purposes..............................................................    1,256
      Enacted future rate increases............................................       --
      Other....................................................................      369
                                                                                 -------
    Gross deferred tax liabilities.............................................   19,403
                                                                                 -------
    Net deferred tax liabilities...............................................  $17,202
                                                                                 =======

     At December 31, 1994, the Company has net operating loss carryforwards of $75,000 for state income tax purposes which are available to offset future state taxable income, if any, through 2009. Approximately $54,000 of these net operating loss carryforwards were present at Acquisition and, due to uncertainty of eventual realization, a full valuation reserve was provided against these assets at that time. Should these net

                      KING HOLDING CORP. AND SUBSIDIARIES
operating loss carryforwards be realized in the future, the effect would be to reduce the recorded value of certain intangible assets.

8. COMMITMENTS

     Film and Syndication Rights -- The Company has entered into certain film and syndication rights' agreements which allow for showings of certain programs over various periods. At December 31, 1994, film and syndication rights liabilities related to programs available for broadcast are due as follows:

            1995........................................................  $7,753
            1996........................................................     787
            1997........................................................     487
            1998........................................................     189
            1999........................................................      38
            Thereafter..................................................      --
                                                                          ------
                      Total.............................................  $9,254
                                                                          ======

     In addition, the Company has entered into film and syndication rights' agreements covering programs not yet available for broadcast. No asset or liability related to these programs has been reflected in the financial statements. At December 31, 1994, the Company had executed contracts aggregating $36,745 (net of deposits) for programs not yet available for broadcast.

     Operating Leases -- The Company leases office and other facilities under operating leases expiring at various dates through 2004. At December 31, 1994, minimum payments required under noncancelable leases with terms in excess of one year for continuing operations are as follows:

            1995........................................................  $  888
            1996........................................................     880
            1997........................................................     812
            1998........................................................     567
            1999........................................................     309
            Thereafter..................................................     899
                                                                          ------
              Total.....................................................  $4,355
                                                                          ======

     Rent expense under operating leases from continuing operations aggregated $383 and $490 for the years ended December 31, 1993 and 1994, respectively.

9. RELATED-PARTY TRANSACTIONS

     The Company has entered into a management agreement (the "Management Agreement") with the Providence Journal, under the terms of which the Providence Journal will operate and manage the Company's cable systems and KBC's television stations through February 1997. The Management Agreement provides for a base management fee of $2,525 per year and payment of bonuses based on operating cash flow (as defined in the Management Agreement) at the end of each fiscal year for managing both the Company and KBC. No bonus was earned during 1994 and 1993. In addition, the Management Agreement provides for the awarding of certain warrant bonuses, both on an annual and cumulative basis, based on operating cash flow at the end of defined periods. Through December 31, 1994, the Providence Journal had been awarded warrant bonuses providing for the purchase of 1,552 shares, of the Company's Class B nonvoting common stock at $0.10 per share. Compensation expense recorded related to these warrant issuances aggregated $335 in 1993. Based upon the purchase and sale agreement (See note 2) whereby the Providence Journal will buy out the

                      KING HOLDING CORP. AND SUBSIDIARIES

Investor Stockholder for a fixed price, it is not probable that the Providence Journal will exercise any outstanding warrants and accordingly, the Company has not recorded compensation expense during 1994.

     The Providence Journal is also entitled to compensation for out-of-pocket costs incurred in its capacity as manager of the cable systems for which the Company reimbursed the Providence Journal $2,842 and $3,844 during 1993, and 1994, respectively.

     The Company is also obligated to pay the Providence Journal an annual $1,000 governance fee, in advance, on December 20 of each year.

     The Company entered into a consulting and advisory services agreement (the "Services Agreement") with the Investor Stockholder. Under the terms of the Services Agreement, the Company is obligated to pay the Investor Stockholder an annual fee of $1,000, in advance, on January 1 of each year.

     For the years ended December 31, 1993 and 1994, KVC has been allocated expenses under the terms of the Management Agreement, and other related fees discussed above, aggregating $2,034 and $1,901, respectively.

10. FAIR VALUE DISCLOSURE

     Current Assets and Liabilities -- The carrying amount of cash, trade receivables, trade accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

     Long-term Debt -- The fair values of each of the Company's long-term debt instruments are based on the amount of future cash flows associated with each instrument discounted using current borrowing rates for similar debt instruments of comparable maturity. The fair value of long-term debt approximated carrying value at December 31, 1994.

     Interest Rate Swaps -- The fair value of interest rate swaps is the amount at which they could be settled based on estimates obtained from dealers. The amount required to settle outstanding interest rate swaps at December 31, 1994 approximated $3,575 (gain).

11. COMMITMENTS AND CONTINGENCIES

     The Company is the defendant in a number of legal actions, the outcome of which management believes, based upon the advice of counsel, will not have a material effect on the Company's financial position or results of operations.

     The Company has outstanding letter of credit commitments amounting to $756 as of December 31, 1994.

     In October 1992, the Congress of the United States passed the Cable Act. As a result of the Cable Act, several cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. The Company has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. The Company has reviewed the notifications as well as the disputed rates and has accrued for amounts it believes it may be required to refund. Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

===============================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              ------------------

            TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................    12
The Company...........................    18
Use of Proceeds.......................    19
Dividend Policy.......................    19
Dilution..............................    20
Capitalization........................    21
Selected Financial Data...............    22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    32
Business..............................    51
Management............................    84
Principal Stockholders................    94
Certain Transactions..................    96
Description of Capital Stock..........    97
Shares Eligible for Future Sale.......   102
Underwriting..........................   104
Legal Matters.........................   105
Experts...............................   105
Available Information.................   106
Index to Financial Statements.........   F-1


================================================================================
================================================================================

                                7,125,000 SHARES
                                    [LOGO]

                                 THE PROVIDENCE
                                JOURNAL COMPANY

                              CLASS A COMMON STOCK
                          ---------------------------

                              P R O S P E C T U S

                          ---------------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                                         , 1996

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]
                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 21, 1996

PROSPECTUS
- ----------

                                 450,000 SHARES


      THE PROVIDENCE                 [LOGO]                 JOURNAL COMPANY
                              CLASS A COMMON STOCK
                               ($1.00 PAR VALUE)

                            ------------------------


     All of the 450,000 shares of Class A Common Stock, $1.00 par value (the "Class A Common Stock"), offered hereby are being offered by The Providence Journal Company (the "Company") to eligible employees of the Company and its subsidiaries in this public offering (the "Direct Placement") at a price per share equal to $14.96, the initial public offering price per share for the Class A Common Stock in the underwritten offering described below (the "Underwritten Offering" and, together with the Direct Placement, the "Offerings") less an amount equal to the underwriting discount per share in such Underwritten Offering. Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price for the Class A Common Stock in the Underwritten Offering will be between $15.00 and $17.00 per share. See "Plan of Distribution" for information relating to the determination of the initial public offering price. As a condition to any sale hereunder, an employee must agree not to offer, sell, contract to sell or otherwise dispose of any shares of Class A Common Stock (or securities convertible into or exchangeable or exercisable for, such shares) for a period of 30 days after the date of this Prospectus.


     Upon consummation of the Offerings, the Company's authorized and outstanding capital stock will consist of Class A Common Stock and Class B Common Stock, $1.00 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"). The rights of the holders of the Common Stock are identical, except that each share of Class B Common Stock entitles the holder to four votes per share, while each share of Class A Common Stock entitles the holder to one vote per share. The Class A Common Stock and Class B Common Stock vote as a single class on substantially all matters, except as otherwise required by law. The Class B Common Stock is convertible at any time at the election of the holder on a share-for-share basis into Class A Common Stock, and automatically converts into Class A Common Stock under certain circumstances involving a transfer. See "Description of Capital Stock".

     In addition to the Direct Placement contemplated hereby, the Company is also issuing and selling through certain underwriters (the "Underwriters") 7,125,000 shares of Class A Common Stock in the Underwritten Offering. See "Plan of Distribution".

     The shares of Class A Common Stock have been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol "PRJ".

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is        ,1996.

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]

                                   [GRAPHICS]

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]


     NO PRIOR PUBLIC MARKET FOR CLASS A COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offerings, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price of the Class A Common Stock will be determined by negotiations among the Company and the Underwriters in the Underwritten Offering and may not be indicative of the price at which the Class A Common Stock will trade after the Offerings. See "Plan of Distribution" for a discussion of the factors considered in determining the initial public offering price of the Class A Common Stock. There can be no assurance that any active public market for the Class A Common Stock will develop or be sustained after the Offerings, or that the market price of the Class A Common Stock will not decline below the initial public offering price. The trading price of the Class A Common Stock may fluctuate significantly based upon a number of factors, including actual or anticipated business performance, announcements by the Company or changes in general industry or securities market conditions. See "Plan of Distribution".


     DIVIDEND POLICY. The Company has no intention of paying any cash dividends on the Class A Common Stock or the Class B Common Stock for the foreseeable future following consummation of the Offerings. The Company intends to reevaluate this dividend policy in the event the proposed US West Merger is not consummated or should other circumstances change. The payment of future dividends will be at the discretion of the Company's Board of Directors and will be dependent upon a variety of factors, including the Company's future earnings, financial condition and capital requirements, the ability to obtain dividends or advances from its subsidiaries and restrictions in applicable financing and other agreements. See "Dividend Policy".

     RESTRICTIONS IN CERTAIN AGREEMENTS. As part of the Merger, the Company agreed that until October 5, 1999, without the prior consent of Continental, it would not dispose of any material assets or declare or pay any dividend or distribution on its capital stock if, as a result of such transaction, the fair market value of the Company (determined as described herein under "Business -- Restrictions in Certain Agreements") would be less than certain specified amounts. In addition, the Company agreed to certain non-competition and employee non-solicitation restrictions related to the disposed cable operations for a three-year period ending October 5, 1998.

     The credit agreement of the Company and its principal subsidiaries contains various covenants, events of default and other provisions that could affect the Company's business, operating and acquisition strategies. Such provisions include requirements to maintain compliance with certain financial ratios and limitations on the ability of the Company and its principal subsidiaries to make acquisitions or investments without the consent of the lenders, to incur indebtedness, to make dividend and other restricted payments and to take certain other actions. In addition, such indebtedness is secured by pledges of the stock of the Company's principal subsidiaries. See "Business -- Restrictions in Certain Agreements".


     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offerings, the Company will have outstanding 24,911,700 shares of Class A Common Stock and 21,067,650 shares of Class B Common Stock. All of the shares of Class B Common Stock are convertible into shares of Class A Common Stock on a share-for-share basis at any time at the option of the holder. Shares held by affiliates of the Company may be sold only if they are registered under the Securities Act or are sold pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. All but 11,700 shares of Class A Common Stock and all shares of Class B Common Stock currently outstanding are subject to legended transfer restrictions imposed to protect the tax-free nature of the Spin-Off and the Merger, which restrictions prohibit all transfers, sales, assignments or other dispositions for value prior to October 5, 1996 (the "Tax Lockup"). See "Business -- Background; Reorganization". Of the 11,700 shares of Class A Common Stock not subject to the Tax Lockup, 9,450 shares are held by executive officers of the Company. In addition, each of the Company's directors and executive officers and each of the beneficial owners of more than 5% of the Class A Common Stock and Class B Common Stock (other than
(i) Rhode Island Hospital Trust National Bank ("Hospital Trust") as to 900,000 shares of Class A Common Stock and Class B Common Stock over which Hospital Trust exercises sole or shared investment power under 64 wills, trusts and agency arrangements and (ii) Fiduciary Trust Company International as to 617,400 shares of Class A Common Stock and Class B

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]


Common Stock over which Fiduciary Trust Company International exercises sole or shared investment power under five wills, trusts and agency relationships) have agreed not to offer, sell, contract to sell or otherwise dispose of such shares (or securities convertible into, or exchangeable or exercisable for, such shares) for 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated acting on behalf of the Underwriters. See "Plan of Distribution". Further, all employees who purchase Class A Common Stock in the Direct Placement have agreed to similar transfer restrictions for a period of 30 days after the date of this Prospectus. Up to an additional 1,989,900 shares of Class A Common Stock are currently issuable upon exercise of options and units outstanding under the Option Plans and the RSU. Further, the Company intends to implement an employee stock purchase plan following consummation of the Offerings under which participants may purchase Class A Common Stock through periodic payroll deductions and the reinvestment of dividends (the "Employee Stock Purchase Plan").


     In addition, in accordance with certain adjustments required pursuant to the terms of the Company's existing Stock Incentive Plans as a result of the proposed US West Merger, the Company believes that it will issue approximately $7.7 million of Class A Common Stock in the event of the consummation of the US West Merger. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Stock Based Compensation Payouts" and footnote 2 to the table "Aggregated SAR Exercises in Fiscal Year 1995 and Fiscal Year-End SAR Values" set forth herein under "Management -- Executive Compensation." The actual number of shares of Class A Common Stock to be issued will depend on the fair market value of the Class A Common Stock determined in accordance with the terms of such plans at the effective time of the US West Merger.

     In addition, the Company may finance a portion of the cost of future acquisitions through additional issuances of Class A Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Class A Common Stock and the Company's ability to raise capital through an offering of Class A Common Stock.

     See "Shares Eligible for Future Sale".


     DILUTION. Purchasers of shares of Class A Common Stock in the Underwritten Offering and the Direct Placement will incur immediate and substantial dilution in net tangible book value of $15.93 and $14.89, respectively, per share of Class A Common Stock based on an assumed initial public offering price of $16.00 per share in the Underwritten Offering and an assumed offering price of $14.96 per share in the Direct Placement. See "Dilution".

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]

                              PLAN OF DISTRIBUTION


     The Company is offering the 450,000 shares of Class A Common Stock offered hereby to eligible employees of the Company and its subsidiaries at a price per share equal to $14.96, the initial public offering price per share for the Class A Common Stock in the Underwritten Offering less an amount equal to the underwriting discount per share.


     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Company has also agreed in the Underwritten Offering to sell to each of the underwriters named therein (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "Representatives"), severally has agreed to purchase, an aggregate of 7,125,000 shares of Class A Common Stock.

     In the Purchase Agreement, the Underwriters named therein have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to such Purchase Agreement if any of the shares of Class A Common Stock being sold are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased under the Purchase Agreement.

     The Representatives have advised the Company that the Underwriters propose to offer the shares of Class A Common Stock offered in the Underwritten Offering to the public initially at a public offering price of $16.00 and to certain
dealers at such price less a concession not in excess of $          per share of
Class A Common Stock, and that the Underwriters may allow, and such dealers may
reallow, a discount not in excess of $          per share of Class A Common
Stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has granted to the Underwriters an option in the Underwritten Offering to purchase up to an aggregate of 1,068,750 shares of Class A Common Stock at the initial public offering price, less the underwriting discount. Such option, which will expire 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of the option shares that the number of shares to be purchased initially by that Underwriter is of the 7,125,000 shares of Class A Common Stock initially purchased by the Underwriters.

     All but 11,700 shares of Class A Common Stock and all shares of Class B Common Stock currently outstanding are subject to the Tax Lockup, which restrictions prohibit all transfers, sales, assignments or other dispositions for value prior to October 5, 1996. See "Business -- Background; Reorganization". Of the 11,700 shares of Class A Common Stock not subject to the Tax Lockup, 9,450 shares are held by executive officers of the Company. In addition, the Company, each of the Company's directors and executive officers and each of the beneficial owners of more than 5% of the Class A Common Stock and Class B Common Stock (other than (i) Hospital Trust as to 900,000 shares of Class A Common Stock and Class B Common Stock over which Hospital Trust exercises sole or shared investment power under 64 wills, trusts and agency arrangements and (ii) Fiduciary Trust Company International as to 617,400 shares of Class A Common Stock and Class B Common Stock over which Fiduciary Trust Company International exercises sole or shared investment power under five wills, trusts and agency relationships) have agreed not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock (except for the shares offered hereby) for a period of 180 days after the date of this Prospectus without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated acting on behalf of the Underwriters, subject to certain limited exceptions included in the Purchase Agreement. Further, all employees who purchase Class A Common Stock in the Direct Placement have agreed to similar transfer restrictions for a period of 30 days after the date of this Prospectus.

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]

     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price of the Class A Common Stock was determined by negotiations between the Company and the Representatives in the Underwritten Offering. Among the factors considered in such negotiations, in addition to prevailing market conditions, were current market valuations of publicly-traded companies that the Company and the Underwriters believe to be reasonably comparable to the Company, an assessment of the Company's results of operations in recent periods, estimates of the business potential and earnings prospects of the Company, the current state of the Company's development and the current state of the Company's industry and the economy as a whole. The initial public offering price should not, however, be considered an indication of the actual value of the Class A Common Stock. Such price will be subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters have provided various investment banking services to the Company and certain of its subsidiaries.

                                 LEGAL MATTERS

     Certain legal matters relating to the shares of Class A Common Stock will be passed upon for the Company by Edwards & Angell, Providence, Rhode Island. Certain legal matters under the Communications Act and the rules and regulations promulgated thereunder by the FCC will be passed upon for the Company by Covington & Burling, Washington, D.C. Certain legal matters in connection with the Underwritten Offering will be passed upon for the Underwriters by Brown & Wood, New York, New York. Partners and of-counsel attorneys of Edwards & Angell own 49,950 (adjusted for the Stock Split) shares of Common Stock. Benjamin P. Harris, III, a Director of the Company, is a senior partner of Edwards & Angell and beneficially owns 21,150 and 21,600 shares of the Class A Common Stock and the Class B Common Stock, respectively (adjusted for the Stock Split).

                                    EXPERTS

     The consolidated financial statements and schedule of The Providence Journal Company and Subsidiaries as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP and Deloitte & Touche LLP, independent auditors, appearing herein and elsewhere in this registration statement, given upon the authority of said firms as experts in accounting and auditing.

     The report of KPMG Peat Marwick, LLP covering the December 31, 1995 financial statements contains an explanatory paragraph that states that the Company completed the merger and related transactions with Continental Cablevision, Inc. and the Kelso Buyout on October 5, 1995 which resulted in the disposal of the Company's cable operations, and the acquisition of the Company's joint venture partner's interest in King Holding Corp.

     The consolidated financial statements of King Holding Corp. and subsidiaries included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Commission's office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Suite 1300, Seven World Trade Center, New York, New York 10048) and Chicago (Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act, which may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees, and to which reference is hereby made.

                [ALTERNATE PAGE FOR DIRECT PLACEMENT PROSPECTUS]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................    12
The Company...........................    18
Use of Proceeds.......................    19
Dividend Policy.......................    19
Dilution..............................    20
Capitalization........................    21
Selected Financial Data...............    22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    32
Business..............................    51
Management............................    84
Principal Stockholders................    94
Certain Transactions..................    96
Description of Capital Stock..........    97
Shares Eligible for Future Sale.......   102
Plan of Distribution..................   104
Legal Matters.........................   105
Experts...............................   105
Available Information.................   106
Index to Financial Statements.........   F-1


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                 450,000 SHARES

                                      LOGO

                                 THE PROVIDENCE
                                JOURNAL COMPANY

                              CLASS A COMMON STOCK


                          ---------------------------

                              P R O S P E C T U S

                          ---------------------------

                                         , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the Offerings described in this Registration Statement. All amounts are estimated except the registration, NASD and New York Stock Exchange fees.



    Registration Fee.........................................................  $   47,587
    NASD Fee.................................................................      14,300
    New York Stock Exchange Listing Fee......................................      84,000
    Printing Expenses........................................................     450,000
    Accounting Fees and Expenses.............................................     175,000
    Direct Placement.........................................................     275,000
    Legal Fees and Expenses..................................................     300,000
    Transfer Agent and Registrar -- Fees and Expenses........................       5,500
    Blue Sky Fees and Expenses...............................................      20,000
    Miscellaneous............................................................      28,613
                                                                               ----------
    Total....................................................................  $1,400,000
                                                                               ==========



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  (a) Exhibits


EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
- ------   ------------------------------------------------------------------------------------
 1       Form of Purchase Agreement (previously filed).
 2.1     Agreement and Plan of Merger dated as of November 18, 1994 by and among Continental
         Cablevision, Inc., Providence Journal Company, The Providence Journal Company, King
         Holding Corp. and King Broadcasting Company, as amended and restated as of August 1,
         1995 (incorporated by reference to Exhibit 2.1 of the Registrant's Registration
         Statement on Form S-4 (File No. 33-57479)).
 2.2     Contribution and Assumption Agreement (incorporated by reference to Exhibit 2.2 of the Registrant's Registration Statement on Form S-4 (File No. 33-57479)).
 3.1     Certificate of Incorporation of The Providence Journal Company (previously filed).
 3.2     Bylaws of The Providence Journal Company (previously filed).
 4       Credit Agreement dated as of October 5, 1995 among Providence Journal Company, The
         Providence Journal Company, Fleet National Bank, as Administrative Agent, The First
         National Bank of Boston, The Chase Manhattan Bank, N.A., Chemical Bank and The
         Toronto Dominion Bank, as Managing Agents, and the other lenders named therein
         (incorporated by reference to Exhibit 4 of Registrant's Current Report on Form 8-K
         dated October 5, 1995).
 4.1     Form of Rights Agreement between The Providence Journal Company and The First
         National Bank of Boston, as Rights Agent (incorporated by reference to Exhibit 4.1 of Registrant's Current Report on Form 8-K dated May 8, 1996).
 5       Opinion of Edwards & Angell.
10.1     The Providence Journal Company 1994 Employee Stock Option Plan, as amended
         (previously filed).
10.2     The Providence Journal Company 1994 Non-Employee Director Stock Option Plan, as
         amended (previously filed).
10.3     Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit
         10.5 of the Registrant's Registration Statement on Form S-4 (File No. 33-57479)).
10.4     Form of Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit
         10.2 of the Registrant's Registration Statement on Form S-4 (No. 33-57479) dated
         August 31, 1995).

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
- ------   ------------------------------------------------------------------------------------
10.5     Incentive Stock Units Plan as amended and restated on December 31, 1993
         (incorporated by reference to Exhibit 10.1 of the Registrant's Registration
         Statement on Form S-4 (File No. 33-57479)).
10.6     Form of Change of Control Agreement (incorporated by reference to Exhibit 10.6 of the Registrant's Registration Statement on Form S-4 (File No. 33-57479)), together with list of all executive officers who are a party to such agreements and the details in which such documents differ from the form of the document as so filed.
10.7     Stock Purchase Agreement dated as of January 18, 1995 between Providence Journal
         Company and Kelso Investment Associates IV, L.P., Kelso Partners IV, L.P. and Kelso
         Equity Partners II, L.P. (incorporated by reference to Exhibit 10.8 of the
         Registrant's Registration Statement on Form S-4 (File No. 33-57479)).
10.8     Separation Agreement and Release between The Providence Journal Company and Trygve
         E. Myhren dated February 9, 1996. (incorporated by reference to Exhibit 10.6 of the
         Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
10.9     Affiliation Agreement dated November 3, 1994, between Registrant and National
         Broadcasting Company, Inc. as to KING-TV (previously filed).
10.10    Partnership Interest Purchase and Sale Agreement dated April 2, 1996 between the
         Company and Landmark Programming, Inc. (previously filed).
10.11    Partnership Interest Purchase and Sale Agreement dated April 2, 1996 between the
         Company and Scripps Howard Publishing, Inc. (previously filed).
21       Subsidiaries of the Company (incorporated by reference to Exhibit 21 of the
         Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
23.1     Consent of Edwards & Angell (included in Exhibit 5).
23.2     Independent Auditors' Consent and Report on Schedule of KPMG Peat Marwick LLP.
23.3     Independent Auditors' Consent and Report on Schedule of Deloitte & Touche LLP.
23.4     Consent of Belden Associates (previously filed).
24       Powers of Attorney (previously included on the signature page hereto).
27       Financial Data Schedule (incorporated by reference to Exhibit 27 of the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1995).
99.1     Schedule II -- Valuation and Qualifying Accounts and Reserves for the Years Ended
         December 31, 1993, 1994 and 1995 -- Registrant and Subsidiaries (previously filed).
99.2     Schedule II -- Valuation and Qualifying Accounts and Reserves for the Years Ended
         December 31, 1993 and 1994 -- King Holding Corp. and Subsidiaries (previously filed).
99.3     Belden Associates Market Study (filed in paper format under cover of Form SE pursuant to a continuing hardship exemption in accordance with Rule 202 of
         Regulation S-T).


  (b) Financial Statement Schedules.

     II. Valuation and Qualifying Accounts and Reserve -- The Providence Journal Company and Subsidiaries (previously filed).

     II. Valuation and Qualifying Accounts and Reserve -- King Holding Corp. and Subsidiaries (previously filed).

     All other schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Providence, State of Rhode Island, on the 19th day of June, 1996.


                                          THE PROVIDENCE JOURNAL COMPANY


                                          By:       /S/ JOHN L. HAMMOND
                                             ---------------------------------
                                                      John L. Hammond
                                             Vice President--General Counsel &
                                                Chief Administrative Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on June 19, 1996 by the following persons in the capacities indicated.



                  SIGNATURE                              TITLE
- ---------------------------------------------  --------------------------
                        *                      Director; Chairman of the
- --------------------------------------------     Board and Chief
              Stephen Hamblett                   Executive Officer
                                                 (principal executive
                                                 officer)

                        *                      Vice President -- Finance
- --------------------------------------------     and Chief Financial
              Thomas N. Matlack                  Officer (principal
                                                 financial and accounting
                                                 officer)
                        *                      Director
- --------------------------------------------
             F. Remington Ballou

                        *                      Director
- ---------------------------------------------
            Henry P. Becton, Jr.

                        *                      Director
- ---------------------------------------------
             Fanchon M. Burnham

- ---------------------------------------------  Director
                Kay K. Clarke

                        *                      Director
- ---------------------------------------------
              Peter B. Freeman

                       *                       Director
- ---------------------------------------------
           Benjamin P. Harris, III

                        *                      Director
- ---------------------------------------------
               Paul A. Maeder

- ---------------------------------------------  Director
              Trygve E. Myhren

                  SIGNATURE                              TITLE
                  ---------                              -----

- ---------------------------------------        Director
              John W. Rosenblum

                        *                      Director
- ---------------------------------------
            W. Nicholas Thorndike


- ---------------------------------------        Director
                John W. Wall

                        *                      Director
- ---------------------------------------
            Patrick R. Wilmerding


*By:      /S/ JOHN L. HAMMOND
    --------------------------------------
              John L. Hammond
    Vice President-General Counsel & Chief
            Administrative Officer
              Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
- ------   ------------------------------------------------------------------------------------
 1       Form of Purchase Agreement (previously filed).
 2.1     Agreement and Plan of Merger dated as of November 18, 1994 by and among Continental
         Cablevision, Inc., Providence Journal Company, The Providence Journal Company, King
         Holding Corp. and King Broadcasting Company, as amended and restated as of August 1,
         1995 (incorporated by reference to Exhibit 2.1 of the Registrant's Registration
         Statement on Form S-4 (File No. 33-57479)).
 2.2     Contribution and Assumption Agreement (incorporated by reference to Exhibit 2.2 of the Registrant's Registration Statement on Form S-4 (File No. 33-57479)).
 3.1     Certificate of Incorporation of The Providence Journal Company (previously filed).
 3.2     Bylaws of The Providence Journal Company (previously filed).
 4       Credit Agreement dated as of October 5, 1995 among Providence Journal Company, The
         Providence Journal Company, Fleet National Bank, as Administrative Agent, The First
         National Bank of Boston, The Chase Manhattan Bank, N.A., Chemical Bank and The
         Toronto Dominion Bank, as Managing Agents, and the other lenders named therein
         (incorporated by reference to Exhibit 4 of Registrant's Current Report on Form 8-K
         dated October 5, 1995).
 4.1     Form of Rights Agreement between The Providence Journal Company and The First
         National Bank of Boston, as Rights Agent (incorporated by reference to Exhibit 4.1 of Registrant's Current Report on Form 8-K dated May 8, 1996).
 5       Opinion of Edwards & Angell.
10.1     The Providence Journal Company 1994 Employee Stock Option Plan, as amended
         (previously filed).
10.2     The Providence Journal Company 1994 Non-Employee Director Stock Option Plan, as
         amended (previously filed).
10.3     Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit
         10.5 of the Registrant's Registration Statement on Form S-4 (File No. 33-57479)).
10.4     Form of Restricted Stock Unit Grant Agreement (incorporated by reference to Exhibit
         10.2 of the Registrant's Registration Statement on Form S-4 (No. 33-57479) dated
         August 31, 1995).
10.5     Incentive Stock Units Plan as amended and restated on December 31, 1993
         (incorporated by reference to Exhibit 10.1 of the Registrant's Registration
         Statement on Form S-4 (File No. 33-57479)).
10.6     Form of Change of Control Agreement (incorporated by reference to Exhibit 10.6 of the Registrant's Registration Statement on Form S-4 (File No. 33-57479)), together with list of all executive officers who are a party to such agreements and the details in which such documents differ from the form of the document as so filed.
10.7     Stock Purchase Agreement dated as of January 18, 1995 between Providence Journal
         Company and Kelso Investment Associates IV, L.P., Kelso Partners IV, L.P. and Kelso
         Equity Partners II, L.P. (incorporated by reference to Exhibit 10.8 of the
         Registrant's Registration Statement on Form S-4 (File No. 33-57479)).
10.8     Separation Agreement and Release between The Providence Journal Company and Trygve
         E. Myhren dated February 9, 1996. (incorporated by reference to Exhibit 10.6 of the
         Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
10.9     Affiliation Agreement dated November 3, 1994, between Registrant and National
         Broadcasting Company, Inc. as to KING-TV (previously filed).
10.10    Partnership Interest Purchase and Sale Agreement dated April 2, 1996 between the
         Company and Landmark Programming, Inc. (previously filed).

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
- ------   ------------------------------------------------------------------------------------
10.11    Partnership Interest Purchase and Sale Agreement dated April 2, 1996 between the
         Company and Scripps Howard Publishing, Inc. (previously filed).
21       Subsidiaries of the Company (incorporated by reference to Exhibit 21 of the
         Registrant's Annual Report on Form 10-K for the year ended December 31, 1995).
23.1     Consent of Edwards & Angell (included in Exhibit 5).
23.2     Independent Auditors' Consent and Report on Schedule of KPMG Peat Marwick LLP.
23.3     Independent Auditors' Consent and Report on Schedule of Deloitte & Touche LLP.
23.4     Consent of Belden Associates (previously filed).
24       Powers of Attorney (previously included on the signature page hereto).
27       Financial Data Schedule (incorporated by reference to Exhibit 27 of the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1995).
99.1     Schedule II -- Valuation and Qualifying Accounts and Reserves for the Years Ended
         December 31, 1993, 1994 and 1995 -- Registrant and Subsidiaries (previously filed).
99.2     Schedule II -- Valuation and Qualifying Accounts and Reserves for the Years Ended
         December 31, 1993 and 1994 -- King Holding Corp. and Subsidiaries (previously filed).
99.3     Belden Associates Market Study (filed in paper format under cover of Form SE pursuant to a continuing hardship exemption in accordance with Rule 202 of
         Regulation S-T).



  (b) Financial Statement Schedules.



     II. Valuation and Qualifying Accounts and Reserve -- The Providence Journal Company and


Subsidiaries (previously filed).



     II. Valuation and Qualifying Accounts and Reserve -- King Holding Corp. and Subsidiaries (previously filed).



     All other schedules for which provisions are made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.